Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271929

Proxy Statement/Prospectus Supplement No. 1

(to the Proxy Statement/Prospectus dated August 14, 2023)

SUPPLEMENT TO

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS OF

GRAF ACQUISITION CORP. IV

PROSPECTUS FOR

18,281,647 SHARES OF COMMON STOCK OF GRAF ACQUISITION CORP. IV

(WHICH WILL BE RENAMED NKGEN BIOTECH, INC.)

In connection with the proposed business combination among Graf Acquisition Corp. IV, a Delaware corporation (“Graf”), Austria Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Graf, and NKGen Biotech, Inc., a Delaware corporation (“NKGen”), Graf filed a registration statement on Form S-4 (File No. 333-271929) (as amended, the “Registration Statement”), which included a preliminary proxy/statement prospectus, with the Securities and Exchange Commission (the “SEC”), which was declared effective by the SEC on August 14, 2023. Also on August 14, 2023, Graf filed the definitive proxy statement/prospectus (as supplemented to date, the “Proxy Statement/Prospectus”) relating to the special meeting of Graf’s stockholders to approve the proposed business combination (the “Special Meeting”). This Supplement No. 1, dated September 21, 2023 (this “Supplement”), updates and supplements the Proxy Statement/Prospectus.

This purpose of this Supplement is to update and supplement certain information contained in the Proxy Statement/Prospectus to (i) discuss an additional proposal to be voted at the Special Meeting, which, if approved, will amend Graf’s amended and restated certificate of incorporation and eliminate the limitation that Graf may not redeem public shares in an amount that would cause Graf to have net tangible assets to be less than $5,000,001, and (ii) reflect certain developments that occurred after the date of the Proxy Statement/Prospectus, including, among other things, the terms of additional financing transactions entered into by Graf and NKGen and the substitution of Alana McNulty as a director nominee in place of James A. Graf, who was initially named a director nominee in the Proxy Statement/Prospectus, but is now expected to become the interim Chief Financial Officer of New NKGen at Closing. Except as otherwise set forth below, the information set forth in the Proxy Statement/Prospectus remains unchanged. All paragraph and section references used herein refer to the Proxy Statement/Prospectus before any additions or deletions resulting from the revised disclosures, and capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Proxy Statement/Prospectus.

This Supplement is not complete without, and may not be utilized except in connection with, the Proxy Statement/Prospectus, including any supplements and amendments thereto. Any information in the Proxy Statement/Prospectus that is modified or superseded by the information in this Supplement shall not be deemed to constitute a part of the Proxy Statement/Prospectus except as modified or superseded by this Supplement. This Supplement should be read in conjunction with the Proxy Statement/Prospectus and if there is any inconsistency between the information in the Proxy Statement/Prospectus and this Supplement, you should rely on the information in this Supplement.

You should read carefully and in their entirety this Supplement and the Proxy Statement/Prospectus and all accompanying annexes and exhibits before voting your Common Stock. In particular, you should review and consider carefully the matters discussed under the heading “Risk Factors” beginning on page 56 of the Proxy Statement/Prospectus.

Neither the SEC nor any state securities commission has approved or disapproved of the Business Combination (as defined in the Proxy Statement/Prospectus) or the other transactions contemplated thereby, or passed upon the adequacy or accuracy of the disclosure in the Proxy Statement/Prospectus. Any representation to the contrary is a criminal offense.

This Supplement to the Proxy Statement/Prospectus is dated September 21, 2023.

NEW PROPOSAL TO BE VOTED ON AT THE SPECIAL MEETING

Graf is amending and supplementing the Proxy Statement/Prospectus to add the following proposal to the proposals to be presented to its stockholders at the Special Meeting. All references to the proposals to be voted on at the Special Meeting are hereby amended to include this proposal.

THE REDEMPTION LIMITATION AMENDMENT PROPOSAL

Overview

Graf is proposing to amend its Current Charter immediately prior to the Closing to eliminate the limitation that Graf may not redeem Public Shares in an amount that would cause Graf to have net tangible assets to be less than $5,000,001 (such limitation, the “Redemption Limitation” and the proposal, the “Redemption Limitation Amendment Proposal”).

Reasons for the Redemption Limitation Amendment Proposal

The purpose of the Redemption Limitation was to ensure that Graf would not be subject to the “penny stock” rules of the SEC as long as it met the Redemption Limitation, and therefore not be deemed a “blank check company” as defined under Rule 419 of the Securities Act because it complied with the NTA Rule. Graf is proposing to amend its Current Charter immediately prior to the Closing to remove the Redemption Limitation. The NTA Rule is one of several exclusions from the “penny stock” rules of the SEC and Graf believes that it can rely on another exclusion, namely the Exchange Rule. Therefore, Graf intends to rely on the exclusion from the penny stock rules set forth the Exchange Rule as a result of its securities being listed on the NYSE.

As disclosed in our IPO prospectus, Graf is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Under Rule 419 of the Securities Act the term “blank check company” means a company that (i) is a development stage company that has no specific business plan or purpose or has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies, or other entity or person; and (ii) is issuing “penny stock,” as defined in Rule 3a51-1 under the Exchange Act. Rule 3a51-1 sets forth that the term “penny stock” shall mean any equity security, unless it fits within certain enumerated exclusions including the NTA Rule and the Exchange Rule. Historically SPACs have relied upon the NTA Rule to avoid being deemed a penny stock issuer. The inclusion of the Redemption Limitation in the Current Charter was to ensure that through the consummation of a business combination, Graf would not be considered a penny stock issuer and therefore a blank check company if no other exemption from the rule was available.

The Exchange Rule excludes from the definition of “penny stock” a security that is registered, or approved for registration upon notice of issuance, on a national securities exchange, or is listed, or approved for listing upon notice of issuance on, an automated quotation system sponsored by a registered national securities association, that has established initial listing standards that meet or exceed the criteria in the rule. Graf’s securities are listed on the NYSE and have been listed on the NYSE since the consummation of its IPO. Graf believes that NYSE has initial listing standards that meet the criteria identified in the Exchange Rule and that it can therefore rely on this rule to avoid being treated as a penny stock. Therefore, the inclusion of the Redemption Limitation in the Current Charter is unnecessary. Further, the parties to the Merger Agreement expect to waive the related condition in the Merger Agreement requiring that Graf has not received valid redemption requests (that have not subsequently been withdrawn) from holders of the Public Shares in an amount that would cause Graf not to have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) prior to the Closing.

Votes Required for Approval

Approval of the Redemption Limitation Amendment Proposal requires the affirmative vote of the holders of at least 65% of the outstanding Common Stock entitled to vote thereon. The failure to vote, abstentions and broker non-votes have the same effect as a vote “AGAINST” the proposal.

As of the date of this Supplement, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need 2,525,844 Public Shares, or approximately 24.3% of the outstanding Public Shares currently held by the Public Stockholders of Graf to be voted in favor of the Redemption Limitation Amendment Proposal in order for it to be approved.

Recommendation of the Graf Board

THE GRAF BOARD UNANIMOUSLY RECOMMENDS THAT THE GRAF STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE REDEMPTION LIMITATION AMENDMENT PROPOSAL.

The existence of financial and personal interests of one or more of Graf’s directors may result in a conflict of interest on the part of such director(s) between what they may believe is in the best interests of Graf and its stockholders and what they may believe is best for himself or themselves in determining to recommend that stockholders vote for the proposals. See the section of the Proxy Statement/Prospectus entitled “The Business Combination Proposal — Interests of Graf’s Directors and Officers in the Business Combination” for a further discussion.

The Company has updated its proxy card and voting instruction form to reflect this new proposal. The proxy card or voting instruction form distributed with the original Proxy Statement/Prospectus remains valid with respect to the other proposals presented at the Special Meeting and stockholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they want to change or revoke their voting instructions on the other proposals; however, the previously submitted proxy cards and voting instruction forms will not be voted on the Redemption Limitation Amendment Proposal. As a result, even if you have already voted your shares, we strongly encourage you to read this Supplement and to vote on the Redemption Limitation Amendment Proposal. See “Voting and Submitting Your Proxy” below for additional information.

Recent Developments

Warrant Subscription Agreement

As previously disclosed, on September 19, 2023, Graf (to be renamed “NKGen Biotech, Inc.” (“New NKGen”) after the Closing) entered into a subscription agreement (the “Warrant Subscription Agreement”) with certain investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 1,999,998 warrants at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). The Subscribed Warrants will be exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants will be exercisable initially at $10.00 (the “First Tranche”), one-third of the Subscribed Warrants will be exercisable initially at $12.50 (the “Second Tranche”), and one-third of the Subscribed Warrants will be exercisable initially at $15.00 (the “Third Tranche”). The exercise price of each tranche will be subject to adjustment every 180 days after the Closing Date (the “Reset Date”), such that the reset exercise price (the “Reset Price”) of the First Tranche will be the higher of (A) the lower of (x) the volume-weighted average price of the common stock, par value $0.0001 per share, of New NKGen (the “Common Stock,” including the common stock of Graf prior to the Closing) during the 30 day period immediately prior to the Reset Date and (y) the exercise price on the previous Reset Date (or, on the first Reset Date, the original exercise price) (the lower of (x) and (y), the “Test Price”), and (B) $5.00 (the “Downside Protection Threshold Price”) (the higher of (A) and (B), the “Reset Price”). The exercise price of the Second Tranche will be reset to 125% of the Reset Price and the exercise price of the Third Tranche will be reset to 150% of the Reset Price. Additionally, beginning on the date that is 180 days after the Closing Date, if New NKGen issues shares of Common Stock or securities that are convertible into or exercisable for shares of Common Stock at an effective price per share less than the then existing Reset Price, subject to certain carve-outs, then the exercise price will be reset upon the consummation of such dilutive offering. The exercise price of the First Tranche will be reset to the higher of (A) the price of such dilutive offering and (B) the Downside Protection Threshold Price (the higher of (A) and (B), the “Dilutive Offering Reset Price”); the exercise price of the Second Tranche will be reset to 125% of the Dilutive Offering Reset Price; and the exercise price of the Third Tranche will be reset to 150% of the Dilutive Offering Reset Price.

In the event that the Test Price or Dilutive Offering Reset Price is less than the Downside Protection Threshold Price but is greater than or equal to $1.50, the Investor may, in its sole option, demand a cashless exchange of any singular tranche of the Subscribed Warrants and receive a number of shares of Common Stock (the “Warrant Shares”) equal to (i) the number of shares being exercised divided by (ii) (x) the Test Price or Dilutive Offering Reset Price (which shall not be less than $1.50) divided by (y) $1.50 (the “Downside Protection” and such Warrant Shares, the “Downside Protection Shares”). In the event that the Test Price or Dilutive Offering Reset Price is less than $1.50, then in addition to issuing the Downside Protection Shares, the Company will pay the Investor a cash amount equal to the product of (A) the difference between the Exercise Price and $1.50 multiplied by (B) the number of shares for which the Investor has demanded Downside Protection (the “Downside Protection Cash”). Demand of the Downside Protection is available for only one tranche of the Subscribed Warrants at a time. In the event that the exercise price of the other tranches would be below the Downside Protection Threshold Price on the Reset Date or consummation date of the dilutive offering, the exercise price of such other tranches will be reset to the Downside Protection Threshold Price.

If the Investor demands the Downside Protection, New NKGen will have the right, exercisable within two business days following the Investor’s demand of the Downside Protection, to repurchase the warrants for which Downside Protection is demanded for $1.75 in cash per warrant in lieu of issuing Downside Protection Shares and Downside Protection Cash (if applicable).

The Subscribed Warrants are also subject to customary transaction-based antidilution adjustments for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

The Warrant Subscription Agreement is expected to be consummated substantially concurrently with the Closing of the Business Combination. The consummation of the Warrant Subscription Agreement is conditioned on, among other things, (i) the satisfaction or waiver of all conditions precedent to the Business Combination and the substantially concurrent consummation of the Business Combination, (ii) the accuracy of all representations and warranties of Graf and the Investors in the Warrant Subscription Agreement, subject to certain bring-down standards, (iii) the satisfaction of all covenants, agreements, and conditions required to be performed by Graf and the Investors pursuant to the Warrant Subscription Agreements, (iv) the listing of New NKGen’s Common Stock, including the Warrant Shares, on the Nasdaq Stock Market, subject only to official notice of issuance, (v) except for certain carve-outs, the Business Combination Agreement shall not have been amended, modified, supplemented or waived in a manner reasonably expected to materially adversely affect the economic benefits that the Investor would reasonably expect to receive under the Warrant Subscription Agreement, (vi) the Lockup Agreement described in Graf’s definitive proxy statement/prospectus being in effect as of the Closing Date, and (vii) NKGen having entered into agreements with other investors for one or more private financings not to exceed $85 million which will have been consummated prior to the Closing. Additionally, if Graf does not sell $9,999,999 worth of Subscribed Warrants prior to the Closing Date, Graf will have no obligation to consummate the sale of the Subscribed Warrants. The Warrant Subscription Agreement provides customary registration rights to the Investors with respect to the Warrant Shares.

The description of the Warrant Subscription Agreement contained herein is not intended to be complete and is qualified in its entirety by reference to the full text of the Warrant Subscription Agreement, which is attached as Annex A hereto and is incorporated herein by reference.

Securities Purchase Agreement

As previously disclosed, on September 15, 2023, Graf entered into a securities purchase agreement (the “Securities Purchase Agreement”) with NKMAX, pursuant to which New NKGen agreed to issue and sell and NKMAX agreed to purchase, on Closing Date: (i) $10.0 million aggregate principal amount of New NKGen’s 5.0% / 8.0% convertible senior notes due 2027 (the “2027 Convertible Notes”), which shall be convertible into shares of New NKGen Common Stock, at NKMAX’s election, at a conversion price of $10.00 per share, subject to adjustment in accordance with the terms of the Securities Purchase Agreement; and (ii) one warrant for each of the 1,000,000 shares of New NKGen Common Stock underlying the 2027 Convertible Notes, each such warrant entitling its holder to purchase one share of New NKGen Common Stock at an exercise price of $11.50 per share (the “Senior Convertible Notes Warrants” and, together with 2027 Convertible Notes, the “2027 Convertible Securities”).

The 2027 Convertible Notes are general, unsecured obligations of New NKGen and will mature on the fourth anniversary of the Closing Date (the “Maturity Date”), unless earlier converted or repurchased. Holders may convert their 2027 Convertible Notes at their option at any time prior to the close of business on the business day immediately preceding the Maturity Date. The 2027 Convertible Notes will bear interest at a rate of either (a) 5.0% per annum if paid in cash (“Cash Interest”) or (b) 8.0% per annum if paid-in-kind (“PIK Interest”). Interest is payable or capitalized, semi-annually on each 6-month and one-year anniversary of the Closing Date, commencing on the first 6-month anniversary date of the Closing Date. PIK Interest shall apply for each period unless New NKGen elects to pay Cash Interest for such period.

If New NKGen undergoes a “fundamental change” (as defined in the Securities Purchase Agreement) or at any time after the two and a half year anniversary of the Closing Date, then, subject to certain conditions and except as described in the Securities Purchase Agreement, holders may require New NKGen to repurchase for cash all or any portion of their 2027 Convertible Notes at a repurchase price equal to 100% of the principal amount of the 2027 Convertible Notes to be repurchased, plus accrued and unpaid interest to, but excluding, the repurchase date.

The Securities Purchase Agreement includes customary covenants and sets forth certain events of default after which the 2027 Convertible Notes may be declared immediately due and payable and sets forth certain types of bankruptcy or insolvency events of default involving New NKGen, after which the 2027 Convertible Notes become automatically due and payable. The following events are considered “events of default” under the Securities Purchase Agreement:

•       default in any payment of interest on any 2027 Convertible Note when due and payable and the default continues for a period of 30 days;

•       default in the payment of principal of any 2027 Convertible Note when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

•       failure by New NKGen to comply with its obligation to convert the 2027 Convertible Notes in accordance with the Securities Purchase Agreement upon exercise of a holder’s conversion right, and such failure continues for five business days;

•       failure by New NKGen to give a fundamental change notice and such failure continues for five business days;

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•       failure by New NKGen to comply with its obligations in respect of any consolidation, merger or sale of assets, and such failure continues for ten business days;

•       failure by New NKGen to comply with any of the other agreements in the 2027 Convertible Notes or the Securities Purchase Agreement for 60 days after receipt of written notice of such failure from the holders of at least 25% in principal amount of the 2027 Convertible Notes then outstanding;

•       default by New NKGen or any of its significant subsidiaries (as defined in the Securities Purchase Agreement) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed with a principal amount in excess of $50,000,000 (or its foreign currency equivalent), in the aggregate of New NKGen and/or any of New NKGen’s significant subsidiaries, whether such indebtedness now exists or shall hereafter be created, (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such debt when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to New NKGen by the holders of at least 25% in aggregate principal amount of the 2027 Convertible Notes then outstanding in accordance with the Securities Purchase Agreement;

•       certain events of bankruptcy, insolvency or reorganization of New NKGen or any of New NKGen’s significant subsidiaries;

•       the rendering of certain uninsured judgment, decree or order in excess of $50,000,000 (excluding amounts subject to indemnification from third parties for which the third party has acknowledged liability) against New NKGen or any of its subsidiaries and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order, or (ii) such judgment, decree or order shall not have been satisfied, stayed, vacated or discharged within 30 days from entry; and

•       any representation or warranty of New NKGen or any of its subsidiaries in any transaction document (as defined in the Securities Purchase Agreement) to which it is a party or in any certificate, financial statement or other document delivered by New NKGen or such subsidiary in connection with the Securities Purchase Agreement proves to have not been true and correct in any material respect at the time it was made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

If certain bankruptcy and insolvency-related events of default occur with respect to New NKGen, the principal of, and accrued and unpaid interest on, all of the 2027 Convertible Notes then outstanding shall automatically become due and payable. If an event of default with respect to the 2027 Convertible Notes, other than certain bankruptcy and insolvency-related events of default with respect to New NKGen, occurs and is continuing, the holders of at least a majority in the aggregate principal amount of the outstanding 2027 Convertible Notes may, declare 100% of the principal of and accrued and unpaid interest, if any, on, all the outstanding 2027 Convertible Notes to be due and payable. Notwithstanding the foregoing, the Securities Purchase Agreement provides that, to the extent New NKGen so elects, the sole remedy for an event of default relating to New NKGen’s failure to comply with certain reporting covenants in the Securities Purchase Agreement will, for the first 360 days after the occurrence of such an event of default, consist exclusively of the right to receive special interest on the 2027 Convertible Notes as set forth in the Securities Purchase Agreement.

The Securities Purchase Agreement provides that New NKGen shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of New NKGen and its subsidiaries, taken as a whole, to, another person (other than any such sale, conveyance, transfer or lease to one or more of the New NKGen's direct or indirect wholly owned subsidiaries), unless: (i) the resulting, surviving or transferee person (if not New NKGen) is a “qualified successor entity” (as defined in the Securities Purchase Agreement) organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and such successor company (if not New NKGen) expressly assumes by amendment or supplement all of New NKGen’s obligations under the 2027 Convertible Notes and the Securities Purchase Agreement; and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Securities Purchase Agreement.

The closing of the transactions contemplated by the Securities Purchase Agreement will occur contemporaneously with the Closing of the Business Combination.

The description of the Securities Purchase Agreement contained herein is not intended to be complete and is qualified in its entirety by reference to the full text of the Securities Purchase Agreement, which is attached as Annex B hereto and is incorporated herein by reference.

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NKGen Promissory Notes

On August 22, 2023 and September 19, 2023, NKGen issued additional convertible promissory notes to investors for total proceeds of $1,390,000, bearing interest at 4.55% per year (the “Additional 2023 Convertible Notes”). The maturity dates of the Additional 2023 Convertible Notes are three years from their respective issuance dates.

Related Party Transaction

On September 5, 2023, NKGen issued an unsecured promissory note in the principal amount of $300,000 to Lisa J. Ling (the “September 2023 Promissory Noteholder”), an immediate family member of NKGen’s chief executive officer, Paul Y. Song (the “September 2023 Promissory Note”). NKGen borrowed the full principal amount of the September 2023 Promissory Note to cover its operational and business expenses. The September 2023 Promissory Note carries an interest rate of 5.12% per annum and NKGen shall repay this note in full on demand of the September 2023 Promissory Noteholder at any time on or after October 5, 2023 or upon any event of default. As of September 21, 2023, there was $300,000 outstanding under the September 2023 Promissory Note.

The description of the September 2023 Promissory Note contained herein is not intended to be complete and is qualified in its entirety by reference to the full text of the September 2023 Promissory Note, which is attached as Annex C hereto and is incorporated herein by reference.

 Amendment to the East West Bank Loan Agreeemnt

In September 2023, NKGen entered into an amendment to its $5.0 million revolving line of credit agreement with East West Bank. The amendment requires NKGen (or, New NKGen, upon the closing of the Business Combination) to maintain a minimum cash balance of $15.0 million with the East West Bank at all times after December 31, 2023 (previously, the minimum cash balance covenant would have come into effect following the closing of the Business Combination). NKGen paid an amendment fee of $50,000 to East West Bank in connection with the amendment. See “Risk Factors Risks — Related to NKGen Risks — Related to Our Business and Industry —The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations” for more details.

The description of the amendment to the revoling line of credit agreement with East West Bank is not intended to be complete and is qualified in its entirety by reference to the full text of the amendment, which is attached as Annex D  hereto and is incorporated herein by reference.

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Waiver of Lockup Restrictions for certain NKGen Stockholders

On September 20, 2023, Graf waived the requirement that certain NKGen Stockholders holding 5% or more of the shares of NKGen common stock on a fully-diluted basis as of the date of the Merger Agreement (other than NKMAX and certain NKGen directors and officers) enter into the Lockup Agreement. The effect of this waiver will be that an aggregate of approximately 2,377,171 of the shares of Common Stock held by such NKGen Stockholders after the Closing will be freely tradeable and not subject to lockup restrictions. No changes were made to the form of Lockup Agreement, which was attached as Annex H to the Proxy Statement/Prospectus.

Waiver of the Acquiror Minimum Cash Condition

On September 20, 2023, NKGen waived the Acquiror Minimum Cash Condition, subject to and conditioned upon the final Outstanding Acquiror Expenses at Closing being no greater than $10.0 million,. The effect of this waiver will be that the Business Combination will be able to close even though the cash proceeds to New NKGen will be less than the $50 million minimum cash condition.

Appointment of New NKGen Interim Chief Financial Officer and Nomination of Subsitute Director Nominee

James A. Graf, who was named a director nominee in the Proxy Statement/Prospectus, is now expected to serve as the interim Chief Financial Officer of New NKGen immediately after the consummation of the Business Combination. In light of his serving in this capacity, he no longer intends to stand for election as a Class I director of New NKGen at the Special Meeting. As a result, the Graf Board has nominated Alana McNulty to be a substitute nominee for election as a Class I director of New NKGen at the Special Meeting in place of Mr. Graf. Information relating to Ms. McNulty and her proposed election as a director at the Special Meeting is being provided in this Supplement.

James A. Graf will enter into an employment offer letter with New NKGen immediately after the consummation of the Business Combination, which will govern the terms of his employment as interim chief financial officer with New NKGen. Mr. Graf will be entitled to an annual base salary of $250,000. In addition, pursuant to the employment offer letter, subject to approval by the New NKGen Board, Mr. Graf will receive an option to purchase 10,000 shares of New NKGen Common Stock at fair market value as determined by the New NKGen Board as of the date of grant, with 1/12th of the total shares of the Common Stock to vest on a monthly basis following the vesting commencement date, subject to the continuous service of Mr. Graf as of each such date. The terms of such grant will be governed by New NKGen’s 2023 Incentive Equity Plan (effectiveness of which is subject to the approval of the Incentive Plan Proposal). Pursuant to the employment offer letter, Mr. Graf will be eligible to receive certain other compensation and benefits offered by New NKGen to its similarly situated employees, and either New NKGen or Mr. Graf may terminate the employment at will at any time for any reason.

As stated in the Proxy Statement/Prospectus, proxy holders have full discretion to cast votes for other persons in the event that any nominee is unable to serve. The Graf Board has nominated Ms. McNulty as a substitute nominee in place of Mr. Graf. Ms. McNulty has consented to be named as a director nominee in this Supplement and the Proxy Statement/Prospectus and has indicated that she is willing and able to serve as a director of New NKGen immediately after the consummation of the Business Combination.

The Company has updated its proxy card and voting instruction form to reflect this substitution of nominees. However, the proxy card or voting instruction form distributed with the Proxy Statement/Prospectus remains valid and stockholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they want to change or revoke their voting instructions. Pursuant to the discretionary voting authority granted to the proxy holders, any shares represented at the Special Meeting by the original proxy card or voting instructions will be voted with respect to the election of Ms. McNulty, as substitute in place of Mr. Graf, as a director of New NKGen. See “Voting and Submitting Your Proxy” below for additional information.

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Amendment to Sponsor Lockup Agreement

On September 21, 2023, Graf, Graf Acquistion Partners IV, LLC, NKGen and certain directors of Graf entered into an Amended and Restated Sponsor Support and Lockup Agreement to clarify that, in the event there is a sale of New NKGen, then immediately prior to the consummation of such sale, the calculated Acquiror Sale Price, as defined in the agreement, will take into account the number of Deferred Founder Shares that will vest upon a change in control. As a result of the amended and restated agreement, the Deferred Founder Shares are expected to be accounted for as an equity-linked instrument at Closing.

The description of the Amended Sponsor Lockup Agreement contained herein is not intended to be complete and is qualified in its entirety by reference to the full text of the Amended Sponsor Lockup Agreement, which is attached as Annex E hereto and is incorporated herein by reference.

Updates to Estimated Per Share Redemption Price to Be Paid At Closing

As previously disclosed, Graf estimates that the per share redemption price to be paid to redeeming holders in connection with the Special Meeting will be $10.42 per share, based on the amount of cash held in the Trust Account on September 20, 2023

UPDATES TO PROXY STATEMENT/PROSPECTUS COVER PAGE

The following updates and amends the twelfth and thirteenth paragraphs on the cover page to the Proxy Statement/Prospectus by (i) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (ii) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as set forth below:

~~Assuming none of the current outstanding shares of Common Stock, which was sold as part of the Units by us in our IPO (the “Public Shares”) and are held by our public stockholders (the “Public Stockholders”) are redeemed and no Backstop Shares or shares issued pursuant to any PIPE investment are issued, it is anticipated that, immediately following the Closing, (1) the Public Stockholders will own, in the aggregate, 6,076,700 shares of Common Stock, or approximately 23.1% of the issued and outstanding shares of Common Stock, (2) the Graf Insiders will own, in the aggregate, 4,297,175 shares of Common Stock, or approximately 16.4% of the issued and outstanding shares of Common Stock (including 6,800 Public Shares held by James Graf and 2,947,262 Deferred Founder Shares subject to vesting, which do not have voting rights during the Vesting Period) (3) NKMAX will own 13,063,221 shares of Common Stock, or approximately 49.7% of the issued and outstanding Common Stock and (4) the NKGen equity holders and convertible note holders, other than NKMAX, will own, in the aggregate, 2,827,035 shares of Common Stock, or approximately 10.8% of the issued and outstanding shares of Common Stock. Such figures do not include any shares of Common Stock issuable upon exercise of Graf’s warrants.~~

~~Assuming that 2,684,151 Public Shares are redeemed, representing approximately 44% of the currently outstanding Public Shares, which is the maximum level that would permit completion of the Business Combination in accordance with the terms of the Merger Agreement, and the issuance of 2,500,000 Backstop Shares to NKMAX, it is anticipated that, immediately following the Closing, (1) Public Stockholders will own, in the aggregate, approximately 3,392,549 shares of Common Stock, or approximately 13.0% of the issued and outstanding shares of Common Stock, (2) the Graf Insiders will own, in the aggregate, 4,297,175 shares of Common Stock, or approximately 16.5% of the issued and outstanding shares of Common Stock (including 6,800 Public Shares held by James Graf and Deferred Founder Shares subject to vesting), (3) NKMAX will own 15,563,221 shares of Common Stock, or approximately 59.7% of the issued and outstanding Common Stock, and (4) NKGen equity holders and convertible note holders, other than NKMAX, will own 2,827,035 shares of Common Stock, or approximately 10.8% of the issued and outstanding shares of Common Stock, including 9.5% in the form of Backstop Shares to be held by NKMAX. Such figures do not take into account any shares of Common Stock that may be issued at the Closing pursuant to any PIPE investment or other financing agreements that may be entered in connection with the Business Combination or any permitted transfers of the Backstop Shares by NKMAX. Such figures also do not include any shares of Common Stock issuable upon exercise of Graf’s warrants.~~

On August 28, 2023, holders of 6,027,830 shares of redeemable outstanding shares of Common Stock, which was sold as part of the Units by us in our IPO (the “Public Shares”) gave notice of their intent to exercise their redemption rights, for which holders of 242,607 Public Shares had reversed their redemption requests as of September 20, 2023. Therefore, as of September 20, 2023, holders 5,785,223 Public Shares have provided their intent to exercise their redemption rights at a redemption price of approximately $10.42 per share for an aggregate payment of $60.3 million. Assuming the 5,785,223 Public Shares are redeemed, it is anticipated that, immediately following the Closing, (1) Public Stockholders will own, in the aggregate, approximately 291,477 shares of Common Stock, or approximately 1.4% of the issued and outstanding shares of Common Stock, (2) the Graf Insiders will own, in the aggregate, 4,297,175 shares of Common Stock, or approximately 21.3% of the issued and outstanding shares of Common Stock (including 6,800 Public Shares held by James Graf and Deferred Founder Shares subject to vesting), (3) NKMAX will own 12,620,886 shares of Common Stock, or approximately 62.5% of the issued and outstanding Common Stock, and (4) NKGen equity holders and convertible note holders, other than NKMAX, will own 2,973,247 shares of Common Stock, or approximately 14.8% of the issued and outstanding shares of Common Stock. Such figures do not take into account any shares of Common Stock that may be issued at the Closing pursuant to the Securities Purchase Agreement (as described herein) or any other financing agreements that may be entered in connection with the Business Combination. Such figures also do not include any shares of Common Stock issuable upon exercise of Graf’s warrants or the warrants to be issued pursuant to the Securities Purchase Agreement or the Warrant Subscription Agreement (as described herein).

UPDATES TO THE NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

The following updates and amends the fifth and sixteenth paragraph and inserts a new parahraph after the ninth paragraph in the Notice of the Special Meeting of Stockholders in the Proxy Statement/Prospectus by (i) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (ii) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as set forth below:

4.   Proposal No. 4  —  The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange, the issuance of (~~x~~1) up to ~~15,890,256~~15,594,133 shares of Common Stock pursuant to the terms of the Merger Agreement, ~~(y) up to 2,500,000 shares of Common Stock pursuant to the terms of a backstop agreement Graf entered with the majority stockholder of NKGen in connection with the Business Combination (the “Backstop Agreement”),~~ (2) up to 1,000,000 shares of Common Stock upon conversion of the 2027 Convertible Notes, (3) up to an aggregate of 2,999,998 warrants and 2,999,998 shares of Common Stock issuable upon exercise of such warrants issued pursuant to the terms of the Convertible Notes Subscription Agreement and the Warrant Subscription Agreement, and (4) additional warrants, shares of Common Stock issuable upon exercise of such warrants and other shares of Common Stock that may be issued pursuant to additional agreements we may enter into prior to the Closing~~and (z) additional shares of Common Stock pursuant to subscription agreements we may enter into prior to the Closing~~ (we refer to this proposal as the “Stock Issuance Proposal”);

9. Proposal No. 9   —  The Redemption Limitation Amendment Proposal — to consider and vote upon a proposal to approve the amendment of the Current Charter, to be effective immediately prior to the Closing, in the form set forth in Annex F of this Supplement (the “Redemption Limitation Amendment”), to eliminate the limitation that Graf may not redeem public shares in an amount that would cause Graf to have net tangible assets to be less than $5,000,001 (such limitation, the “Redemption Limitation” and the proposal, the “Redemption Limitation Amendment Proposal”).

As of the date hereof, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need 889,763 Public Shares, or approximately 14.6% of the outstanding Public Shares currently held by public stockholders of Graf (the “Public Stockholders”) to be voted in favor of the Business Combination Proposal in order for it to be approved, assuming all outstanding shares are voted on such proposal. If only a minimum quorum of shares of Common Stock, consisting of a bare majority of outstanding shares of Common Stock, is present at the Special Meeting, Graf would not need any Public Shares to be voted in favor of the Business Combination Proposal in order for it to be approved ~~(provided that consummation of the Business Combination is conditioned upon, among other things approval of the condition precedent proposals, compliance with the Acquiror Closing Cash Condition (as defined herein) and the requirement that Graf has net tangible assets of at least $5,000,001 immediately prior to or upon consummation of the Business Combination)~~.

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UPDATES TO QUESTIONS AND ANSWERS ABOUT THE BUSINESS COMBINATION AND THE SPECIAL MEETING

The following amends, restates and supplements the questions and answers set foth below in the section of the Proxy Statement/Prospectus entitled “Questions and Answers Abour the Business Combination and the Special Meeting in their entirety.

Q: What matters will be considered at the Special Meeting?

A: The Graf Stockholders will be asked to consider and vote on the following proposals:

•	The Business Combination Proposal — a proposal to adopt the Merger Agreement and approve the Business Combination;

•	The Binding Charter Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Proposed Charter, which will replace the Current Charter and will be in effect upon the Closing;

•	The Advisory Charter Proposals — a series of proposals to approve, on a non-binding advisory basis and as required by applicable SEC guidance, certain material differences between the Current Charter and the Proposed Charter;

•	The Stock Issuance Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, for the purposes of complying with the applicable listing rules of the NYSE, the issuance of (1) up to 15,594,133 shares of Common Stock pursuant to the terms of the Merger Agreement, (2) up to 1,000,000 shares of Common Stock upon conversion of the 2027 Convertible Notes, (3) up to an aggregate of 2,999,998 warrants and 2,999,998 shares of Common Stock issuable upon exercise of such warrants issued pursuant to the terms of the Securities Purchase Agreement and the Warrant Subscription Agreement, and (4) additional warrants, shares of Common Stock issuable upon exercise of such warrants and other shares of Common Stock that may be issued pursuant to additional agreements we may enter into prior to the Closing;

•	The Incentive Plan Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the Incentive Equity Plan;

•	The ESPP Proposal — a proposal to approve, assuming the other condition precedent proposals are approved and adopted, the ESPP;

•	The Director Election Proposal — a proposal to approve, assuming the condition precedent proposals are approved and adopted, five directors to the New NKGen Board, effective immediately after the closing of the Business Combination; and

•	The Adjournment Proposal — a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any Proposals by the Graf Stockholders or if Graf determines that additional time is necessary to consummate the Business Combination.

•	The Redemption Limitation Amendment Proposal — a proposal to approve to amend the Current Charter pursuant to an amendment in the form set forth in Annex F of this Supplement to eliminate the limitation that Graf may not redeem public shares in an amount that would cause Graf to have net tangible assets to be less than $5,000,001.

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Q: What are the purposes of the Redemption Limitation Amendment Proposal?

A: The purpose of the Redemption Limitation Amendment Proposal is to eliminate from the Current Charter the Redemption Limitation. Graf believes that the Redemption Limitation is not needed. The purpose of such limitation was initially to ensure that Graf did not become subject to the SEC’s “penny stock” rules. Because the Public Shares would not be deemed to be “penny stock” as such securities are listed on a national securities exchange, Graf is presenting the Redemption Limitation Amendment Proposal to facilitate the consummation of the the Business Combination. Graf Board believes it is in the best interests of Graf and its stockholders for Graf to be allowed to effect redemptions and a Business Combination irrespective of the Redemption Limitation. If the Redemption Limitation Amendment Proposal is approved, the Redemption Limitation Amendment will be effective immediately prior to the Closing.

Q: Why should I vote for the the Redemption Limitation Amendment Proposal?

A: By eliminating from the Current Charter the Redemption Limitation, Graf is allowed to redeem Public Shares, irrespective of whether such redemption would exceed the Redemption Limitation. The purpose of such limitation was initially to ensure that Graf did not become subject to the SEC’s “penny stock” rules. Because the Public Shares would not be deemed to be “penny stock” as such securities are listed on a national securities exchange, the Company is presenting the Redemption Limitation Amendment Proposal to facilitate the consummation of the Business Combination.

Graf Board recommends that you vote in favor of the Redemption Limitation Amendment Proposal, but expresses no opinion as to whether you should redeem your Public Shares.

Q: What vote is required to adopt the Redemption Limitation Amendment Proposal?

A: Approval of the Redemption Limitation Amendment Proposal will require the affirmative vote of holders of 65% of Graf’s Common Stock. As of the record date of the Special Meeting, the Graf Insiders collectively own approximately 41.4% of our total outstanding Common Stock. Accordingly, in addition to the shares held by the Graf Insiders, Graf would need approximately 23.5% of the outstanding Public Shares currently held by the Public Stockholders to be voted in favor of the Redemption Limitation Amendment Proposal in order for it to be approved.

Q: What equity stake will current Graf Stockholders, NKGen Stockholders and NKMAX hold in New NKGen immediately after the consummation of the Business Combination?

The following table summarizes the pro forma combined New NKGen Common Stock issued and outstanding immediately following the consummation of the Business Combination. Additionally, the following table excludes the potentially dilutive effect of the (i) 4,721,533 Private Placement Warrants (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,101,846 New NKGen Options, (iv) 1,000,000 shares of Common Stock underlying the 2027 Convertible Notes, (v) 1,000,000 Senior Convertible Notes Warrants, (vi) 1,999,998 Subscribed Warrants and (vii) 294,473 Graf Working Capital Warrants:

	Pro Forma Combined
Ownership % by Shareholder	No. of Shares	% Ownership
Graf’s Public Stockholders (1) (2)	291,477	1.4%
Graf Sponsor and Graf Insiders (3)	4,297,175	21.3%
Former NKGen equity holders (other than NKMAX) and NKGen Convertible Notes holders (4)(5)	2,973,247	14.8%
NKMAX (6)	12,620,886	62.5%
Total	20,182,785	100.0%

The following table illustrates the pro forma combined fully diluted New NKGen ownership immediately following the consummation of the Business Combination:

	Pro Forma Combined
Fully Diluted Ownership % by Shareholder	No. of Shares	% Dilutive Ownership
Graf's Public Stockholders (1)	291,477	0.8%
Graf's Public Warrant holders (6)	3,432,300	9.9%
Graf Insiders - Shares (2)	4,297,175	12.4%
Graf Insiders - Warrants	4,721,533	13.6%
Graf Working Capital Warrants (7)	294,474	0.8%
Subscribed Warrants	1,999,998	5.8%
Former NKGen equity holders, convertible note holders, and option holders (other than NKMAX) (3)(4)	5,075,043	14.6%
NKMAX (5)	14,620,886	42.1%
Total	34,732,886	100.0%

(1)	Excludes 6,800 Public Shares held by Graf Insiders.

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders, (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture, and (iii) 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period.

(3)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,065 shares of Common Stock upon Closing.

(4)	Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of September 20, 2023 into 5,575,679 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,277,182 shares of Common Stock upon Closing.

(5)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,886 shares of Common Stock upon Closing, 1,000,000 shares of common stock underlying the 2027 Convertible Notes and 1,000,000 Senior Convertible Notes Warrants, each held by NXMAX.

(6)	Includes 1,360 Public Warrants held by Graf Insiders.

(7)	Represents 294,474 Working Capital Warrants expected to be issued upon conversion of the Graf Working Capital Note at an exercise price of $1.50 per warrant.

8

Q: What will New NKGen’s liquidity position be following the Closing?

A: As of the date of September 21, 2023, NKGen expects New NKGen to receive at the closing of Business Combination: (i) an aggregate amount of $12.0 million from PIPE financing, including (A) $10.0 million under the Securities Purchase Agreement with NKMAX and (B) $2.0 million under the Warrant Subscription Agreement with certain investors; (ii) approximately $3.1 million in proceeds that would remain in the Trust Account based on the number of shares that have been redeemed by Graf Stockholders as of September 20, 2023, combined with NKGen’s cash of approximately $1.0 million as of September 19, 2023. As a result, NKGen expects its total cash proceeds as of the closing of the Business Combination will be less than the current anticipated total expenses related to the Business Combination of approximately $21.2 million, before any deferment, waiver or deduction of any expenses. Furthermore, NKGen expects to incur additional expenses in connection with transitioning to, and operating as, a public company.

In addition, the agreement with East West Bank for the revolving line of credit (the “East West Bank Loan Agreement”) provides that New NKGen will be required to maintain deposits with East West Bank in an amount of at least $15.0 million by December 31, 2023 and at all times thereafter. Failure to meet this minimum deposit requirement would constitute an event of default under the East West Bank Loan Agreement, which would permit East West Bank to accelerate the indebtedness under the agreement and, if New NKGen is unable to pay such indebtedness, foreclose on New NKGen’s assets, including its owned real property which is subject to a deed of trust in favor of East West Bank. The East West Bank Loan Agreement permits New NKGen to terminate the loan agreement and security interest thereunder at any time by repaying in full the revolving line of credit provided thereunder (together with all interest and any fees owed thereon), but contractually requires that even after such termination, if the Business Combination has closed prior to such termination, New NKGen maintain the minimum deposit balance of $15.0 million until June 20, 2024. If following a termination of the loan agreement that occurs after the closing of the Business Combination New NKGen fails to maintain the minimum deposit balance until June 20, 2024, it may be subject to a breach of contract claim by East West Bank.

NKGen does not currently have, and NKGen currently does not expect to have as of the consummation of the Business Combination, sufficient funds to service its operations and its expenses and other liquidity needs and will require additional capital immediately, and its independent registered public accountants and management have expressed substantial doubt as to its ability to continue as a going concern and the proceeds from the Business Combination, as of the date of this Supplement, will not be sufficient to alleviate such concern. There can be no assurance that New NKGen will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If NKGen or New NKGen cannot obtain sufficient capital immediately, it will not have sufficient cash and liquidity to finance its business operations and make required payments and may need to substantially alter, or possibly even discontinue, ots operations. NKGen continue to seek opportunities for raising additional funds through potential alternatives, which may include, among other things, the issuance of equity, equity-linked, and/or debt securities, debt financings or other capital sources and/or strategic transactions. However, New NKGen may not be successful in securing additional financing on a timely basis, on acceptable terms and conditions, or at all. In addition, substantial doubt regarding its ability to continue as a going concern may cause investors or other financing sources to be unwilling to provide funding to the company on commercially reasonable terms, if at all. If sufficient funds are not available, New NKGen will have to delay, reduce the scope of, or eliminate some of its business activities, including related operating expenses, which would adversely affect its business prospects and its ability to continue its operations and would have a negative impact on its financial condition and ability to pursue its business strategies. In addition, NKGen or New NKGen may have to liquidate its assets and may receive less than the value at which those assets are carried on its financial statements, and/or seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause the company to cease operations and result in a total loss of your investment in its Common Stock.

Even if New NKGen is able to raise additional financing prior to or immediately after the consummation of the Business Combination, there may not be sufficient cash to alleviate such going concern and the company expects to continue to be required to seek additional funding. NKGen intends to continue to seek additional financing, including debt and equity financing, and other sources of financing such as forward purchase arrangements, convertible notes and other sources of capital, including with related parties. If New NKGen is unsuccessful in raising additional capital, its ability to continue its operations as planned may be significantly impaired. NKGen intends to seek delays on certain payments and explore other ways of potentially reducing immediate expenses with the goal of preserving cash until any potential additional financing is secured, but these efforts may not be successful or sufficient in amount or on a timely basis to meet its ongoing capital requirements.

If New NKGen seeks additional financing to fund its business activities in the future and there remains substantial doubt about its ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to the company on commercially reasonable terms or at all. Further, the perception that it may be unable to continue as a going concern may impede its ability to pursue any potential strategic opportunities or operate its business due to concerns regarding its ability to discharge its contractual obligations. Any additional fundraising efforts may divert its management from their day-to-day activities, which may adversely affect its ability to develop and, if approved, commercialize its product candidates. In addition, its ability to raise necessary financing could be impacted by macro-economic conditions, such as an inflationary period or economic slowdown, and market impacts as a result of geopolitical events, including relating to Russia’s invasion of Ukraine. If New NKGen is unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, it may be required to significantly curtail, delay or discontinue one or more of its research or development programs or the commercialization of any product candidates or to otherwise reduce or discontinue its operations. If New NKGen is ultimately unable to continue as a going concern, it may have to seek the protection of bankruptcy laws or liquidate its assets and may receive less than the value at which those assets are carried on its audited financial statements, and it is likely that its stockholders will lose all or a part of their investment.

NKGen’s future capital requirements and the adequacy of available funds will depend on many factors, please see “Updates to Risk Factors — We do not currently have, and we currently do not expect to have as of the consummation of the Business Combination, sufficient funds to service our operations and expenses and other liquidity needs and will require additional capital immediately, and our independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern and the proceeds from the Business Combination currently will not be sufficient to alleviate such concern.” in this Supplement for additional details.

For more information, please see the section of this Supplement entitled “Updates to Unaudited Pro Forma Condensed Combined Financial Information.”

9

For more information, please see the section of this Supplement entitled “Updates to Unaudited Pro Forma Condensed Combined Financial Information.”

Q: What happens if a substantial number of the Public Stockholders vote in favor of the Business Combination Proposal and exercise their redemption right?

A: Graf Stockholders who vote in favor of the Business Combination may also nevertheless exercise their redemption rights. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Stockholders are reduced as a result of redemptions by Public Stockholders. In addition, with fewer Public Shares and Public Stockholders, the trading market for New NKGen’s Common Stock following the Business Combination may be less liquid than the market for Graf’s Common Stock was prior to consummation of the Business Combination and New NKGen may not be able to meet the listing standards for Nasdaq or the applicable Stock Exchange. In addition, with less funds available from the Trust Account, the working capital infusion from the Trust Account into NKGen’s business will be reduced. As a result, the proceeds will be greater in the event that no Public Stockholders exercise redemption rights with respect to their Public Shares for a pro rata portion of the Trust Account as opposed to the scenario in which Graf’s Public Stockholders exercise the maximum allowed redemption rights.

The table below presents the trust value per share to a Public Stockholder that elects not to redeem and does not reflect interest amounts which may be used to pay for allowable taxes.

Value
Trust Value as of June 30, 2023	$63,529,895
Total Public Shares	6,083,500
Trust Value Per Share of Common Stock	$10.44

Pro Forma Combined
Redemptions ($)	$60,282,024
Redemptions (Shares)	5,785,223
Cash left in Trust Account after Redemptions (1)	$3,108,046
Public Shares after Redemptions (2)	298,277
Trust Value Per Public Share	$10.42

(1)	Represents the Public Shares after Redemptons with an estimated redemption price of $10.42 per share, based on the amount of cash held in the Trust Account on September 20, 2023.
(2)	Includes 6,800 Public Shares held by Graf Insiders

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UPDATES TO SUMMARY OF THE PROXY STATEMENT/PROSPECTUS

The following amends, restates and supplements the paragraph under the heading “Ownership of New NKGen following the Business Combination” in the section of the Proxy Statement/Prospectus entitled “Summary of the Proxy Statement/Prospectus” in its entirety.

The following table summarizes the pro forma combined New NKGen Common Stock issued and outstanding immediately following the consummation of the Business Combination. Additionally, the following table excludes the potentially dilutive effect of the (i) 4,721,533 Private Placement Warrants (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,101,796 New NKGen Options, (iv) 1,000,000 shares of common stock underlying the 2027 Convertible Notes held by NKMAX, (v) 1,000,000 Senior Convertible Notes Warrants held by NKMAX, (vi) 1,999,998 Subscribed Warrants and (vii) 294,474 Graf Working Capital Warrants:

	Pro Forma Combined
Ownership % by Shareholder	No. of Shares	% Ownership
Graf’s Public Stockholders (1) (2)	291,477	1,4%
Graf Sponsor and Graf Insiders (3)	4,297,175	21.3%
Former NKGen equity holders (other than NKMAX) and NKGen Convertible Notes holders (4)(5)	2,973,247	14.8%
NKMAX (6)	12,620,886	62.5%
Total	20,182,785	100.0%

The following table illustrates the pro forma combined fully diluted New NKGen ownership immediately following the consummation of the Business Combination:

	Pro Forma Combined
Fully Diluted Ownership % by Shareholder	No. of Shares	% Dilutive Ownership
Graf's Public Stockholders (1)	291,477	0.8%
Graf's Public Warrant holders (6)	3,432,300	9.9%
Graf Insiders - Shares (2)	4,297,175	12.4%
Graf Insiders - Warrants	4,721,533	13.6%
Graf Working Capital Warrants (7)	294,474	0.8%
Subscribed Warrants	1,999,998	5.8%
Former NKGen equity holders, convertible note holders, and option holders (other than NKMAX) (3)(4)	5,075,043	14.6%
NKMAX (5)	14,620,886	42.1%
Total	34,732,886	100.0%

(1)	Excludes 6,800 Public Shares held by Graf Insiders.

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders, (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture, and (iii) 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period.

(3)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,065 shares of Common Stock upon Closing.

(4)

Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of September 20, 2023 into 5,575,679 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,277,182 shares of Common Stock upon Closing.

(5)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,886 shares of Common Stock upon Closing, 1,000,000 shares of common stock underlying the 2027 Convertible Notes and 1,000,000 Senior Convertible Notes Warrants , each held by NKMAX.
(6)	Includes 1,360 Public Warrants held by Graf Insiders.

(7)	Represents 294,474 Working Capital Warrants expected to be issued upon conversion of the Graf Working Capital Note at an exercise price of $1.50 per warrant.

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For more information, please see the section of this Supplement entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

UPDATES TO Summary Unaudited Pro Forma Condensed Combined Financial Information

The following amends and retates the section of the Proxy Statement/Prospectus entitled “Summary Unaudited Pro Forma Condensed Combined Financial Information” in its entirety.

SUMMARY UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Proxy Statement/Prospectus and this Supplement.

The following summary unaudited pro forma condensed combined financial information (the “Summary Unaudited Pro Forma Information”) gives effect to the Business Combination and related transactions described in the section of this Supplement entitled “Unaudited Pro Forma Condensed Combined Financial Information.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed consolidated balance sheet of Graf as of June 30, 2023 with the historical unaudited condensed balance sheet of NKGen as of June 30, 2023, on a pro forma basis, giving effect to the Business Combination and related transactions described in “Unaudited Pro Forma Condensed Combined Financial Information”, as if they had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical unaudited condensed consolidated statement of operations of Graf for the six months ended June 30, 2023, with the historical unaudited condensed statement of operations of NKGen for the six months ended June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations give effect to the Business Combination and related transactions, summarized in the more detailed Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The following Summary Unaudited Pro Forma Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”.

The Summary Unaudited Pro Forma Information has been derived from, and should be read in conjunction with the following information included in the Proxy Statement/Prospectus, the Quarterly Report on Form 10-Q filed by Graf with the SEC on August 14, 2023 (the “Form 10-Q”), or appearing elsewhere in this Supplement:

•	the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the six months ended June 30, 2023 in the Form 10-Q;

•	the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the six months ended June 30, 2023;

•	the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

•	the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

•	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q;

•	the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	the more detailed Unaudited Pro Forma Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”; and

•	the other financial information included elsewhere in the Proxy Statement/Prospectus and this Supplement.

The Summary Unaudited Pro Forma Information has been presented for informational purposes only and is not necessarily indicative of what New NKGen’s financial position or results of operations actually would have been had the Business Combination and related transactions been completed at the dates indicated.

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In addition, the Summary Unaudited Pro Forma Information does not purport to project the future financial position or operating results of New NKGen.

The pro forma adjustments giving effect to the Business Combination and related transactions, summarized in the more detailed Unaudited Pro Forma Condensed Combined Financial Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Combined Financial Information”, are discussed in further detail in the footnotes to the unaudited pro forma condensed combined financial information included elsewhere in the Proxy Statement/Prospectus and this Supplement.

On August 28, 2023, holders of 6,027,830 shares of redeemable Graf common stock gave notice of their intents to exercise their redemption rights, for which holders of 242,607 shares had reversed their redemption notices as of September 20, 2023. Therefore, as of September 20, 2023, holders 5,785,223 shares have provided their intents to exercise their redemption rights at a redemption price of approximately $10.42 per share for an aggregate payment of $60.3 million. The Summary Unaudited Pro Forma Condensed Combined Financial Information contained herein reflects such redemption notices.

The effect of the foregoing notices of intents to exercise redemption rights results in a remaining 298,277 Public Shares subject to possible redemption with a corresponding aggregate Trust Account balance of $3.1 million. Additionally, the minimum Acquiror Closing Cash Condition was effectively waived, subject to and conditioned upon the final Outstanding Acquiror Expenses at Closing being no greater than $10.0 million, as set forth in contemplation of the other related financings. Consequently, variations and sensitivities in outcomes with respect to the Unaudited Pro Forma Condensed Combined Financial Information due to potential exercises or non-exercises of redemption rights for these remaining Public Shares subject to possible redemption would be immaterial. Therefore, the Unaudited Pro Forma Condensed Combined Financial Information does not present multiple scenarios given the intents of the outstanding Graf common stockholders to exercise redemption rights are effectively known as of the date of this Supplement.

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. The final accounting for the Business Combination is expected to be determined at Closing. Graf currently expects the Business Combination to accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf for the reasons summarized below.

Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of NKGen with the acquisition being treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.

NKMAX held a majority of the voting power of NKGen before the transaction and is expected to continue to hold a majority of the voting power of New NKGen after the transaction. Therefore, as there will be no change in control, the Business Combination is expected to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf.

Graf currently expects:

•	the Public Warrants and Private Placement Warrants to retain their respective classifications upon the Closing, where the Public Warrants are equity-classified and the Private Placement Warrants are liability-classified on a recurring fair value basis;

•	the Deferred Founder Shares, as analyzed under the terms of the Amended and Restated Sponsor Support and Lockup Agreement, to be classified as equity-linked instruments indexed to New NKGen’s stock under ASC 815-40; and

•	the conversion of NKGen options into New NKGen Options for Common Stock to not result in the recognition of incremental share-based payment expenses.

The following table summarizes the pro forma New NKGen Common Stock issued and outstanding immediately following the consummation of the Business Combination. Additionally, the following table excludes the potentially dilutive effect of the (i) 4,721,533 Private Placement Warrants (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,101,796 New NKGen Options, (iv) 1,000,000 shares of common stock underlying the 2027 Convertible Notes held by NKMAX, (v) 1,000,000 Senior Convertible Notes Warrants held  by NKMAX, (vi) 1,999,998 Subscribed Warrants and (vii) 294,474 Graf Working Capital Warrants:

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	Pro Forma Combined
Ownership % by Shareholder	No. of Shares	% Ownership
Graf’s Public Stockholders (1)	291,477	1.4%
Graf Sponsor and Graf Insiders (2)	4,297,175	21.3%
Former NKGen equity holders (other than NKMAX) and NKGen Convertible Notes holders (3)(4)	2,973,247	14.8%
NKMAX (5)	12,620,886	62.5%
Total	20,182,785	100.0%

(1)	Excludes 6,800 Public Shares held by Graf Insiders.
(2)	Includes (i) 6,800 Public Shares held by Graf Insiders, (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture, and (iii) 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period.
(3)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,065 shares of Common Stock upon Closing.
(4)

Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of September 20, 2023 into 5,575,679 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,277,182 shares of Common Stock upon Closing.

(5)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,886 shares of Common Stock upon Closing.

If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

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Summary Unaudited Pro Forma Financial Information

Statement of Operations Data – Six Months Ended June 30, 2023

(in thousands except share and per share data)	Graf (Historical)	NKGen (Historical)		Pro Forma Combined
Revenues	$—		$—	$—
Cost of revenues	$—		$—	$—
Total operating expenses	$3,631		$13,409	$17,257
Loss from operations	$(3,631)		$(13,409)	$(17,257)
Other income (expenses):	$2,870		$(2,762)	$(955)
Net income (loss)	$(1,452)		$(16,171)	$(18,903)
Weighted average shares outstanding, basic and diluted	19,126,107		32,603,130	17,235,523
Net income (loss) per common share – basic and diluted	$(0.08)		$(0.50)	$(1.10)

Statement of Operations Data – Year Ended December 31, 2022

(in thousands except share and per share data)
Revenues	$—		$77	$77
Cost of revenues	$—		$18	$18
Total operating expenses	$2,740		$24,423	$27,596
Loss from operations	$(2,740)		$(24,346)	$(27,519)
Other income (expenses):	$7,726		$(2,401)	$1,200
Net income (loss)	$4,548		$(26,754)	$(26,764)
Weighted average shares outstanding, basic and diluted	21,451,875		15,563,850	17,235,523
Net income (loss) per common share – basic and diluted	$0.21		$(1.72)	$(1.55)
Balance Sheet Data – As of June 30, 2023 (in thousands)
Total current assets	$76		$2,069	$3,565
Total assets	$63,606		$21,105	$20,954
Total current liabilities	$6,302		$23,229	$13,145
Related party loans	$417		$5,442	$15,300
Total liabilities	$9,348		$33,461	$31,557
Common stock subject to possible redemption	$62,796	$		$—
Total stockholders’ equity (deficit)	$(8,538)		$(12,356)	$(10,603)

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UPDATES TO RISK FACTORS

The following amends and restates the two risk factors, which were included as the first two risk factors appearing in the section of the Proxy Statement/Prospectus entitled “Risk Factors — Risks Related to NKGen — Risks Related to Our Business and Industry” in their entirety.

We do not currently have, and we currently do not expect to have, as of the consummation of the Business Combination, sufficient funds to service our operations and expenses and other liquidity needs and will require additional capital immediately, and our independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern and the proceeds from the Business Combination currently will not be sufficient to alleviate such concern.

We do not currently have, and we currently do not expect to have, as of the consummation of the Business Combination, sufficient funds to service our operations and our expenses and other liquidity needs and will require additional capital immediately, and our independent registered public accountants and management have expressed substantial doubt as to our ability to continue as a going concern and the proceeds from the Business Combination, as of the date of this Supplement, will not be sufficient to alleviate such concern. There can be no assurance that we will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If we cannot obtain sufficient capital immediately, we will not have sufficient cash and liquidity to finance our business operations and make required payments and may need to substantially alter, or possibly even discontinue, our operations. We continue to seek opportunities for raising additional funds through potential alternatives, which may include, among other things, the issuance of equity, equity-linked, and/or debt securities, debt financings or other capital sources and/or strategic transactions. However, we may not be successful in securing additional financing on a timely basis, on acceptable terms and conditions, or at all. In addition, substantial doubt regarding our ability to continue as a going concern may cause investors or other financing sources to be unwilling to provide funding to us on commercially reasonable terms, if at all. If sufficient funds are not available, we will have to delay, reduce the scope of, or eliminate some of our business activities, including related operating expenses, which would adversely affect our business prospects and our ability to continue our operations and would have a negative impact on our financial condition and ability to pursue our business strategies. In addition, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and/or seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause us to cease operations and result in a total loss of your investment in our Common Stock.

As of June 30, 2023 and December 31, 2022, we had cash and cash equivalents of approximately $1.2 million and $117,000, respectively. As of the date of this Supplement, we expect New NKGen to receive (i) an aggregate amount of $12.0 million upon the closing of the Business Combination, including (A) $10.0 million under the Securities Purchase Agreement with NKMAX and (B) approximately $2.0 million under the Warrant Subscription Agreement with certain investor; (ii) approximately $3.1 million in proceeds remaining in the Trust Account after redemptions by Graf Stockholders who have elected to redeem shares as of September 20, 2023, combined with NKGen’s cash and cash equivalents of approximately $1.0 million as of September 19, 2023. As a result, we expect our total cash proceeds as of the closing of the Business Combination will be less than the current anticipated total expenses of the Business Combination of approximately $22.0 million, before any deferment, waiver or deduction of any expenses. Furthermore, NKGen expects to incur additional expenses in connection with transitioning to, and operating as, a public company, in addition to its ordinary course operating expenses. In addition, we may be unable to service our debt obligations and our minimum cash requirements under our revolving line of credit. See “Risk Factors — Risks Related to NKGen — Risks Related to Our Business and Industry — The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations” for more details.

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Accordingly, the Report of Independent Registered Public Accounting Firm to our December 31, 2022 financial statements includes an explanatory paragraph that expressed substantial doubt about our ability to continue as a going concern. In addition, our unaudited condensed financial statements as of and for the six months ended June 30, 2023 continue to disclose that there is substantial doubt about our ability to continue as a going concern. Our management has also independently determined that there is substantial doubt about our ability to continue as a going concern because we have incurred significant operating losses and expect to continue incurring losses for the foreseeable future. Our financial statements were prepared assuming that we will continue as a going concern and do not include any adjustments that may result from the outcome of this uncertainty. Given the uncertainty regarding our financial condition, substantial doubt exists about our ability to continue as a going concern for a reasonable period of time.

Even if we are able to raise additional financing prior to or immediately after the consummation of the Business Combination, there may not be sufficient cash to alleviate such going concern and the company expects to continue to be required to seek additional funding. We intend to continue to seek additional financing, including debt and equity financing, and other sources of financing such as forward purchase arrangements, convertible notes and other sources of capital, including with related parties. If we are unsuccessful in raising additional capital, our ability to continue our operations as planned may be significantly impaired. We intend to seek delays on certain payments and explore other ways of potentially reducing immediate expenses with the goal of preserving cash until any potential additional financing is secured, but these efforts may not be successful or sufficient in amount or on a timely basis to meet our ongoing capital requirements.

If we seek additional financing to fund our business activities in the future and there remains substantial doubt about our ability to continue as a going concern, investors or other financing sources may be unwilling to provide additional funding to us on commercially reasonable terms or at all. Further, the perception that we may be unable to continue as a going concern may impede our ability to pursue any potential strategic opportunities or operate our business due to concerns regarding our ability to discharge our contractual obligations. Any additional fundraising efforts may divert our management from their day-to-day activities, which may adversely affect our ability to develop and, if approved, commercialize our product candidates. In addition, our ability to raise necessary financing could be impacted by macro-economic conditions, such as an inflationary period or economic slowdown, and market impacts as a result of geopolitical events, including relating to Russia’s invasion of Ukraine. If we are unable to obtain sufficient funding on a timely basis and on acceptable terms and continue as a going concern, we may be required to significantly curtail, delay or discontinue one or more of our research or development programs or the commercialization of any product candidates or to otherwise reduce or discontinue our operations. If we are ultimately unable to continue as a going concern, we may have to seek the protection of bankruptcy laws or liquidate our assets and may receive less than the value at which those assets are carried on our audited financial statements, and it is likely that our stockholders will lose all or a part of their investment.

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The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations.

In June 2023, we entered into a $5.0 million revolving line of credit agreement with East West Bank. This revolving line of credit is secured by all of our assets, including a deed of trust over our owned real property located in Santa Ana, California. We were required to maintain a minimum cash balance of $0.3 million with the bank to secure this revolving line of credit and will be required to maintain a minimum cash balance of $15.0 million with the bank by December 31, 2023 and at all times thereafter. Failure to meet the minimum cash balance requirement would constitute an event of default under the East West Bank Loan Agreement, which would permit East West Bank to accelerate the indebtedness under the East West Loan Agreement and, if New NKGen is unable to pay such indebtedness, foreclose on New NKGen’s assets, including its owned real property which is subject to a deed of trust in favor of East West Bank. The East West Bank Loan Agreement permits New NKGen to terminate the East West Bank Loan Agreement and security interest thereunder at any time by repaying in full the loan provided thereunder (together with all interest and any fees owed thereon), but contractually requires that even after such termination, if such termination occurs after the closing of the Business Combination, we maintain the minimum cash balance of $15.0 million until June 20, 2024. If following a termination of the loan agreement that occurs after the closing of the Business Combination New NKGen fails to maintain the minimum deposit balance until June 20, 2024, it may be subject to a breach of contract claim by East West Bank. See the section of this proxy statement/prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of NKGen — Liquidity and Capital Resources — Sources of Liquidity — Subsequent Financing Arrangements” for more details. The terms of our outstanding debt may restrict our current and future operations and could adversely affect our ability to finance our future operations or capital needs or to execute business strategies in the manner desired. In addition, complying with these covenants may make it more difficult for us to successfully execute our business strategy, invest in our growth strategy, and compete against companies who are not subject to such restrictions.

A failure by us to comply with any of the covenants or payment requirements specified in the revolving line of credit agreement could result in an event of default under the revolving line of credit agreement, which would give the lender the right to terminate their commitments to provide additional loans and extensions of credit and to declare any and all debt outstanding, together with accrued and unpaid interest and fees, to be immediately due and payable. In addition, the lender would have the right to proceed against the collateral in which we granted a security interest to them, which consists of substantially all our assets. If our outstanding debt were to be accelerated, we may not have sufficient cash or be able to borrow sufficient funds to refinance the loan or sell sufficient assets to repay the loan, which could materially and adversely affect our cash flows, business, results of operations and financial condition.

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The following amends and retates the risk factor below, which is included in the section of the Proxy Statement/Prospectus entitled “Risk Factors – Risks Related to Graf and the Business Combination” in its entirety.

The Public Stockholders will experience dilution as a consequence of the issuance of Common Stock as consideration in the Business Combination and may experience dilution from several additional sources in connection with and after the Business Combination. Having a minority share position may reduce the influence that the Public Stockholders have on the management of New NKGen.

The issuance of additional shares of Common Stock in the Business Combination, including the issuance of shares of Common Stock as consideration to the security holders of NKGen, will dilute the equity interests of the Public Stockholders and may adversely affect prevailing market prices for the Public Shares and Public Warrants. The Public Stockholders who do not redeem their Public Shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination, including, but not limited to, in each of the following instances:

•	12,620,886 shares of Common Stock are anticipated to be issued to NKMAX and 2,973,247 shares of Common Stock are anticipated to be issued to NKGen equity holders and convertible note holders other than NKMAX as consideration in the Business Combination, valued at $10.00 per share. Based on the current pro forma information, the shares of Common Stock to be issued to NKMAX will represent approximately 62.5%, and the shares of Common Stock to be issued to NKGen equity holders and convertible note holders other than NKMAX will represent approximately 14.7% of the number of shares of Common Stock that will be outstanding following the consummation of the Business Combination.

•	An aggregate of 8,153,833 Warrants will be outstanding following the Business Combination (including the 3,432,300 Public Warrants, the 4,721,533 Private Placement Warrants). The shares of Common Stock underlying the Public Warrants and Private Placement Warrants represent approximately 9.9% and 13.7%, respectively, of the fully-diluted number of shares of Common Stock immediately following the consummation of the Business Combination, assuming the no additional redemptions scenario and no issuance of any Working Capital Warrants.

•	At the option of the Sponsor, the outstanding principal of the Graf Working Capital Note may be converted into Working Capital Warrants upon maturity and subject to the terms and conditions of the Merger Agreement. As of August 1, 2023, there are approximately $441,709.53 of loans outstanding under the Graf Working Capital Note, which may be converted to up to 294,474 Working Capital Warrants.

•	New NKGen will reserve 12.0% and 3.0% of the number of outstanding shares of New NKGen Common Stock on a fully diluted basis (as of immediately following the Business Combination) pursuant to the Incentive Plan Proposal and the ESPP Proposal, respectively. The granted awards, when vested and settled or exercisable, may result in the issuance of additional shares up to the amount of the share reserve under the Incentive Plan and the ESPP, respectively.

•	New NKGen may determine, subject to the receipt of any stockholder or stock exchange approvals that may be required, to issue additional shares of Common Stock or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.

•

New NKGen may issue up to 1,000,000 shares of Common Stock upon conversion of the 2027 Convertible Notes and up to an aggregate of 2,999,998 shares of Common Stock upon exercise of the warrants that may be issued pursuant to the Securities Purchase Agreement and Warrant Subscription Agreement.

The issuance of additional shares of Common Stock (or other equity securities of equal or senior rank), including, but not limited to, through any of the foregoing, could have the following effects for holders of Public Shares who elect not to redeem their shares:

•	your proportionate ownership interest in New NKGen will decrease;

•	the relative voting strength of each previously outstanding share of Common Stock will be diminished; or

•	the market price of Common Stock and the Warrants may decline.

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UPDATES TO The DIRECTOR ELECTION PROPOSAL

The following updates and amends the paragraph under the heading “Overview” in the section of the Proxy Statement/Prospectus entitled “The Director Election Proposal” by (i) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (ii) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as set forth below:

It is proposed that the Company’s board of directors consist of the following directors:

•	Class I director: ~~James Graf~~ Alana McNulty
•	Class II directors: Paul Song and Michael Klowden
•	Class III directors: Sangwoo Park and Kathleen Scott

UPDATES TO THE STOCK ISSUANCE PROPOSAL

The following updates and amends the first paragraph in the section of the Proxy Statement/Prospectus entitled “The Stock Issuance Proposal” and the first paragraph under the heading “Why Graf Needs Stockholder Approval” in the section of the Proxy Statement/Prospectus entitled “The Stock Issuance Proposal” by (i) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (ii) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as set forth below:

In connection with the Business Combination, we intend to issue up to ~~15,890,256~~15,594,133 shares of Common Stock pursuant to the terms of the Merger Agreement, ~~and~~ up to ~~2,500,000 shares of Common Stock pursuant to the terms of the Backstop Agreement,~~ $1,000,000 of 2027 Convertible Notes, which may be converted into up to 1,000,000 shares of Common Stock in accordance with their terms and an aggregate of up to 2,999,998 warrants under the Convertible Notes Subscription Agreement and Warrant Subscription Agreement, which may be exercised for up to 2,999,998 shares of Common Stock in accordance with their respective terms~~plus additional shares of Common Stock pursuant to subscription agreements we may enter into prior to the Closing~~. We may also issue additional warrants, shares of Common Stock issuable upon exercise of such warrants and other shares of Common Stock that may be issued pursuant to additional agreements we may enter into prior to the Closing.

Why Graf Needs Stockholder Approval

Pursuant to Section 312.03(c) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of common stock, or of securities convertible into or exercisable for common stock, in any transaction or series of related transactions if: (i) the common stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for common stock; or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock or of securities convertible into or exercisable for common stock. Additionally, under Section 312.03(d) of the NYSE’s Listed Company Manual, stockholder approval is required prior to the issuance of securities when the issuance or potential issuance will result in a change of control of the registrant. Upon the consummation of the Business Combination, Graf expects to issue an estimated ~~18,390,256~~19,594,131 shares of Common Stock and 2,999,998 warrants to purchase shares, which may be exercised for 2,999,998 shares of Common Stock in connection with the Business Combination. We may also issue additional warrants, shares of Common Stock issuable upon exercise of such warrants and other shares of Common Stock that may be issued pursuant to additional agreements we may enter into prior to the Closing.  For further details, see “The Merger Agreement — Merger Consideration” in the Proxy Statement/Prospectus.

The Company has updated its proxy card and voting instruction form to reflect the amended Stock Issuance Proposal. However, the proxy card or voting instruction form distributed with the Proxy Statement/Prospectus remains valid and stockholders who have already returned their proxy card or provided voting instructions do not need to take any action unless they want to change or revoke their voting instructions. Any shares represented at the Special Meeting by the original proxy card or voting instructions will be voted as previously indicated with respect to the Stock Issuance Proposal. See “Voting and Submitting Your Proxy” below for additional information.

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UPDATES TO Unaudited Pro Forma Condensed Combined Financial Information

The following amends and retates the section of the Proxy Statement/Prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information” in its entirety.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Defined terms included below have the same meaning as terms defined and included elsewhere in the Proxy Statement/Prospectus and this Supplement.

Introduction

Graf is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination (“Unaudited Pro Forma Condensed Combined Financial Information”). The following unaudited pro forma condensed combined financial information presents the combination of the financial information of Graf and NKGen adjusted to give effect to the Business Combination and related transactions described below.

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The unaudited pro forma condensed combined balance sheet as of June 30, 2023 combines the historical unaudited condensed consolidated balance sheet of Graf as of June 30, 2023 with the historical unaudited condensed balance sheet of NKGen on a pro forma basis, giving effect to the Business Combination and related transactions, summarized below, as if they had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 combines the historical unaudited condensed consolidated statement of operations of Graf for the six months ended June 30, 2023, with the historical unaudited condensed statement of operations of NKGen for the six months ended June 30, 2023. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations gives effect to the Business Combination and related transactions, summarized below, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with the following information included in the Proxy Statement/Prospectus, the Quarterly Report on Form 10-Q filed by Graf with the SEC on August 14, 2023 (the “Form 10-Q”), or appearing elsewhere in this Supplement:

•	the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the six months ended June 30, 2023, in the Form 10-Q;

•	the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the six months ended June 30, 2023;

•	the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

•	the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

•	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q;

•	the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and

•	the other financial information included elsewhere in the Proxy Statement/Prospectus and this Supplement.

The foregoing historical financial statements have been prepared in accordance with GAAP. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared based on the aforementioned historical financial statements and the assumptions and adjustments as described in the notes to the unaudited pro forma condensed combined financial information. The pro forma adjustments reflect transaction accounting adjustments related to the Business Combination, which is discussed in further detail below. The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only and do not purport to represent the consolidated results of operations or consolidated financial position that would actually have occurred had the Business Combination been consummated on the dates assumed or to project consolidated results of operations or consolidated financial position for any future date or period. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information.

21

Description of the Business Combination and Related Transactions

On April 14, 2023, Graf, NKGen, and Merger Sub entered into the Merger Agreement. Merger Sub is a newly formed, wholly owned, direct subsidiary of Graf formed for the sole purpose of the Merger. Pursuant to the Merger Agreement, Merger Sub will merge with and into NKGen with NKGen as the surviving company and Merger Sub will cease to exist. As a result of the Merger, NKGen will become a wholly owned subsidiary of Graf, and Graf will immediately be renamed to NKGen Biotech, Inc.

Upon the consummation of the Business Combination, all shares of NKGen’s common stock will be cancelled and converted into shares of Common Stock based on an Exchange Ratio calculated pursuant to the Merger Agreement. All outstanding and unexercised NKGen Options will be cancelled and converted into outstanding and unexercised New NKGen Options with the same terms and vesting conditions, each of which adjusted by the Exchange Ratio. Unvested stock options will not accelerate nor vest upon the consummation of the Business Combination.

All conversions of NKGen equity securities to New NKGen equity securities will be executed at a number equal to the quotient of (a) the sum of (i) $145.0 million plus (ii) the amount of principal and accrued interest underlying NKGen Convertible Notes immediately prior the Merger divided by (b) $10.00 divided by (c) the number of fully diluted shares of NKGen’s common stock. The estimated Exchange Ratio as of September 20, 2023, is approximately 0.408.

Contemporaneously with the execution of the Merger Agreement:

•	Graf and NKGen entered into a Sponsor Support and Lockup Agreement (as amended and retstated), pursuant to which 2,947,262 Deferred Founder Shares will become restricted shares subject to vesting conditions. The remaining 1,343,113 Founder Shares will not be subject to such restrictions or vesting conditions. Deferred Founder Shares do not have voting rights, do not participate in dividends and are not transferrable. During the Vesting Period, if the trading price or price per share consideration upon a change in control for Common Stock is greater than or equal to $14.00 at any 20 trading days in a 30 consecutive trading-day period, then 1,473,631 Deferred Founder Shares will immediately vest; and if greater than or equal to $16.00 at any 20 trading days in a 30 consecutive trading-day period, then an additional 1,473,631 Deferred Founder Shares will immediately vest. In the event there is a sale of New NKGen, then immediately prior to the consummation of such sale, the calculated Acquiror Sale Price, as defined in the agreement, will take into account the number of Deferred Founder Shares that will vest upon a change in control. Upon the expiration of the Vesting Period, unvested Founder Shares will be forfeited and cancelled for no consideration.

•

Graf and NKMAX entered into a Backstop Agreement, pursuant to which NKMAX committed to the purchase of up to $25.0 million in Mandatory Backstop Shares if the Acquiror Closing Cash Amount exclusive of any proceeds to be received upon the sale of the Mandatory Backstop Shares was below $50.0 million. NKMAX does not have an obligation to purchase the Mandatory Backstop Shares if (i) any of the conditions of the Business Combination (other than the Backstop Closing Cash Commitment Amount) are not satisfied or waived as of such date (other than conditions to be satisfied or waived on the date of the Closing) or (ii) the Backstop Cash Commitment Amount is calculated to be more than $25 million as of such date. However, on September 20, 2023, Graf and NKMAX mutually agreed to waive the minimum Acquiror Closing Cash Condition such that the transactions described below in connection with the Business Combination, subject to and conditioned upon the final Outstanding Acquiror Expenses at Closing being no greater than $10.0 million, together with Graf’s Closing Trust Account balance, satisfies the minimum Acquiror Closing Cash Condition. As a result, the obligation to purchase Mandatory Backstop Shares is assumed to not be triggered.

On September  19, 2023, Graf entered into a subscription agreement (the “Warrant Subscription Agreement”) with certain investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 1,999,998 warrants at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). The Subscribed Warrants will be exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants will be exercisable initially at $10.00 (the “First Tranche”), one-third of the Subscribed Warrants will be exercisable initially at $12.50 (the “Second Tranche”), and one-third of the Subscribed Warrants will be exercisable initially at $15.00 (the “Third Tranche”). The exercise price of each tranche will be subject to adjustment every 180 days after the Closing Date (the “Reset Date”), such that the reset exercise price (the “Reset Price”) of the First Tranche will be the higher of (A) the lower of (x) the volume-weighted average price of the common stock, par value $0.0001 per share, of New NKGen (the “Common Stock,” including the common stock of Graf prior to the Closing) during the 30 day period immediately prior to the Reset Date and (y) the exercise price on the previous Reset Date (or, on the first Reset Date, the original exercise price) (the lower of (x) and (y), the “Test Price”), and (B) $5.00 (the “Downside Protection Threshold Price”) (the higher of (A) and (B), the “Reset Price”). The exercise price of the Second Tranche will be reset to 125% of the Reset Price and the exercise price of the Third Tranche will be reset to 150% of the Reset Price. Additionally, beginning on the date that is 180 days after the Closing Date, if New NKGen issues shares of Common Stock or securities that are convertible into or exercisable for shares of Common Stock at an effective price per share less than the then existing Reset Price, subject to certain carve-outs, then the exercise price will be reset upon the consummation of such dilutive offering. The exercise price of the First Tranche will be reset to the higher of (A) the price of such dilutive offering and (B) the Downside Protection Threshold Price (the higher of (A) and (B), the “Dilutive Offering Reset Price”); the exercise price of the Second Tranche will be reset to 125% of the Dilutive Offering Reset Price; and the exercise price of the Third Tranche will be reset to 150% of the Dilutive Offering Reset Price.

22

In the event that the Test Price or Dilutive Offering Reset Price is less than the Downside Protection Threshold Price but is greater than or equal to $1.50, the Investor may, in its sole option, demand a cashless exchange of any singular tranche of the Subscribed Warrants and receive a number of shares of Common Stock (the “Warrant Shares”) equal to (i) the number of shares being exercised divided by (ii)(x) the Test Price or Dilutive Offering Reset Price (which shall not be less than $1.50) divided by (y) $1.50 (the “Downside Protection” and such Warrant Shares, the “Downside Protection Shares”). In the event that the Test Price or Dilutive Offering Reset Price is less than $1.50, then in addition to issuing the Downside Protection Shares, the Company will pay the Investor a cash amount equal to the product of (A) the difference between the Exercise Price and $1.50 multiplied by (B) the number of shares for which the Investor has demanded Downside Protection (the “Downside Protection Cash”). Demand of the Downside Protection is available for only one tranche of the Subscribed Warrants at a time. In the event that the exercise price of the other tranches would be below the Downside Protection Threshold Price on the Reset Date or consummation date of the dilutive offering, the exercise price of such other tranches will be reset to the Downside Protection Threshold Price.

If the Investor demands the Downside Protection, New NKGen will have the right, exercisable within two business days following the Investor’s demand of the Downside Protection, to repurchase the warrants for which Downside Protection is demanded for $1.75 in cash per warrant in lieu of issuing Downside Protection Shares and Downside Protection Cash (if applicable).

The Subscribed Warrants are also subject to transaction-based antidilution adjustments for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

On September 15, 2023, Graf entered into the Securities Purchase Agreement with NXMAX to issue the 2027 Convertible Notes for total proceeds of $10.0 million with a four-year term and an interest rate of 5% paid in cash semi-annually or 8.0% paid in kind (“2027 Convertible Notes”). The 2027 Convertible Notes have a conversion price of $10.00 per share of common stock (subject to anti-dilution adjustments in the event of stock splits and the like) and a put option commencing 2.5 years after their issuance. Additionally, pursuant to the Securities Purchase Agreement 1,000,000 warrants will be issued to NKMAX at an exercise price of $11.50 per warrant (“Senior Convertible Notes Warrants”). Such warrants will have terms identical to the Public Warrants.

On September 21, 2023, Graf amended the Sponsor Support and Lockup Agreement to clarify that, in the event there is a sale of New NKGen, then immediately prior to the consummation of such sale, the calculated Acquiror Sale Price, as defined in the agreement, will take into account the number of Deferred Founder Shares that will vest upon a change in control. As a result of the amendment, the Deferred Founder Shares are expected to be accounted for as an equity-linked instrument at Closing.

Related Transactions

Certain related transactions that have occurred or are expected to occur subsequent to the latest balance sheet date and prior to the Closing have been reflected in the Unaudited Pro Forma Condensed Combined Financial Information, and are summarized below:

•	The filing and effectiveness of New NKGen’s amended and restated certificate of incorporation and the effectiveness of New NKGen’s amended and restated bylaws, each of which will occur immediately prior to the Closing;

•	$1.4 million of proceeds raised in connection with NKGen’s sale and issuance of NKGen Convertible Notes from July 1, 2023, through the date of this Supplement;

•

The conversion of $18.1 million principal and accrued interest of NKGen Convertible Notes, which are accounted for under the fair value option, including such convertible promissory notes issued between July 1, 2023 through the Closing, into 5,575,679 shares of NKGen common stock, immediately prior to the Closing and pursuant to their terms, which will then convert into 2,277,182 shares of New NKGen Common Stock, based on an Exchange Ratio as of September 20, 2023 of approximately 0.408, together with the conversions upon the Closing;

•	$1.1 million of proceeds raised from draws executed upon NKGen’s revolving line of credit from July 1, 2023 through the date of this Supplement;

•	Less than $0.1 million of proceeds raised from draws executed upon Sponsor’s Working Capital Loan from July 1, 2023 through the date of this Supplement;

•	The conversion and settlement of the $0.4 million balance of Sponsor’s Working Capital Loan as of Closing through the issuance of 294,474 Private Placement Warrants at Closing;

23

•	$0.3 million of proceeds raised by NKGen from July 1, 2023 through the date of this Supplement in connection with a related party loan;

•	The settlement of NKGen and Graf’s preliminary estimated direct and incremental transaction costs, inclusive of the Outstanding Acquiror Expenses; and

•	Notices of intents to redeem Public Shares from July 1, 2023 through September 20, 2023.

Accounting Treatment of the Business Combination

The presentation of pro forma financial statements is dependent upon which entity in the Business Combination is considered the accounting acquirer. The final accounting for the Business Combination is expected to be determined at Closing. Graf currently expects the Business Combination to accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf for the reasons summarized below.

Under this method of accounting, Graf is treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the post-combination company will represent a continuation of the financial statements of NKGen with the acquisition being treated as the equivalent of NKGen issuing stock for the net assets of Graf, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.

NKMAX held a majority of the voting power of NKGen before the transaction and is expected to continue to hold a majority of the voting power of New NKGen after the transaction. Therefore, as there will be no change in control, the Business Combination is expected to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization with Graf.

Graf currently expects:

•	the Public Warrants and Private Placement Warrants to retain their respective classifications upon the Closing, where the Public Warrants are equity-classified and the Private Placement Warrants are liability-classified on a recurring fair value basis;

•	the Deferred Founder Shares, as analyzed under the terms of the Amended and Restated Sponsor Support and Lockup Agreement, to be classified as equity-linked instruments indexed to New NKGen’s stock under ASC 815-40; and

•	the conversion of NKGen options into New NKGen Options for Common Stock to not result in the recognition of incremental share-based payment expenses.

With respect to the Warrant Subscription Agreement, Graf’s pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Information are limited to recognition of the proceeds expected to be received by the Investors as well as the recognition of a corresponding assumed liability in connection with the issuance of the Subscribed Warrants. The Unaudited Pro Forma Condensed Combined Financial Information assumes that the Subscribed Warrants will be liability classified namely because of the Downside Protection features. However, the accounting analysis surrounding the Warrant Subscription Agreement, including the assumed liability classification, has not been finalized.

With respect to the Securities Purchase Agreement , Graf’s pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Financial Information are limited to recognition of the proceeds expected to be received as well as the recognition of a corresponding assumed liability for both the 2027 Convertible Notes as well as the Senior Convertible Notes Warrants .

Any effect of the analysis of the potential existence of embedded premiums or derivatives requiring bifurcation, liability or permanent or temporary equity classification, indexation to New NKGen’s own stock, relative or residual fair value allocations, or assessment of participating securities, among others, have not been reflected in the Unaudited Pro Forma Condensed Combined Financial Information for the Warrant Subscription Agreement or Securities Purchase Agreement. The adjustments attributable to each of the Warrant Subscription Agreement and Securities Purchase Agreement  reflected in the Unaudited Pro Forma Condensed Combined Financial Information reflects Graf’s best estimates based on time and information available. Differences between these preliminary estimates and the final accounting could be material. The excluded adjustments may relate to potential non-cash expenses, the magnitude of which is currently indeterminable, in part, because a valuation may need to be completed by valuation experts.

The accounting analyses surrounding the Warrant Subscription Agreement and Securities Purchase Agreement  are expected to be finalized by the time New NKGen completes its overall analysis for the accounting for the Business Combination and related transactions and such accounting is audited by New NKGen’s auditors.

24

Basis of Pro Forma Presentation

The Unaudited Pro Forma Condensed Combined Financial Information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The adjustments in the Unaudited Pro Forma Condensed Combined Financial Information have been identified and presented to provide relevant information necessary for an illustrative understanding of New NKGen upon consummation of the Business Combination. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the Unaudited Pro Forma Condensed Combined Financial Information are described in the accompanying notes.

The Unaudited Pro Forma Condensed Combined Financial Information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings or cost savings. Any cash proceeds remaining after the consummation of the Business Combination and the related transactions contemplated by the Merger Agreement are expected to be used for general corporate purposes. The Unaudited Pro Forma Condensed Combined Financial Information does not purport to project the future operating results or financial position of New NKGen following the completion of the Business Combination. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these Unaudited Pro Forma Condensed Combined Financial Information and are subject to change as additional information becomes available and analyses are performed. Graf and NKGen have not had any historical operational relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

On August 28, 2023, holders of 6,027,830 shares of redeemable Graf common stock gave notice of their intents to exercise their redemption rights, for which holders of 242,607 shares had reversed their redemption notices as of September 20, 2023. Therefore, as of September 20, 2023, holders of 5,785,223 shares have provided their intents to exercise their redemption rights at a redemption price of approximately $10.42 per share for an aggregate payment of $60.3 million. The Unaudited Pro Forma Condensed Combined Financial Information contained herein reflects such redemption notices.

The effect of the foregoing notices of intents to exercise redemption rights results in a remaining 298,277 Public Shares subject to possible redemption with a corresponding aggregate Trust Account balance of $3.1  million. Additionally, the minimum Acquiror Closing Cash Condition was effectively waived, subject to and conditioned upon the final Outstanding Acquiror Expenses at Closing being no greater than $10.0 million, as set forth above in contemplation of the other related financings. Consequently, variations and sensitivities in outcomes with respect to the Unaudited Pro Forma Condensed Combined Financial Information due to potential exercises or non-exercises of redemption rights for these remaining Public Shares subject to possible redemption would be immaterial. Therefore, the Unaudited Pro Forma Condensed Combined Financial Information does not present multiple scenarios given the intents of the outstanding Graf common stockholders to exercise redemption rights are effectively known as of the date of this Supplement.

25

The following table summarizes the pro forma New NKGen Common Stock issued and outstanding immediately following the consummation of the Business Combination. Additionally, the following table excludes the potentially dilutive effect of the (i) 4,721,533 Private Placement Warrants (ii) 3,432,300 Public Warrants (inclusive of 1,360 Public Warrants held by Graf Insiders), (iii) 2,101,796 New NKGen Options, (iv) 1,000,000 shares of common stock underlying the 2027 Convertible Notes held by NKMAX, (v) 1,000,000 Senior Convertible Notes Warrants  held by NKMAX, (vi) 1,999,998 Subscribed Warrants and (vii) 294,474 Graf Working Capital Warrants:

	Pro Forma Combined
Ownership % by Shareholder	No. of Shares	% Ownership
Graf’s Public Stockholders (1)	291,477	1.4%
Graf Sponsor and Graf Insiders (2)	4,297,175	21.3%
Former NKGen equity holders (other than NKMAX) and NKGen Convertible Notes holders (3)(4)	2,973,247	14.8%
NKMAX (5)	12,620,886	62.5%
Total	20,182,785	100.0%

(1)	Excludes 6,800 Public Shares held by Graf Insiders.

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders, (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture, and (iii) 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture. Deferred Founder Shares are subject to vesting following Closing, as follows: (A) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, VWAP equals or exceeds $14.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period beginning from the Closing Date until the fifth anniversary of the Closing Date, and (B) 1,473,631 shares of the Deferred Founder Shares will vest if, at any time during the Vesting Period, the VWAP of the Common Stock equals or exceeds $16.00 per share (as adjusted for share splits, share dividends, reorganizations, and recapitalizations) at any 20 trading days in a 30 consecutive trading-day period during the Vesting Period. In the event that the First Triggering Event and/or Second Triggering Event does not occur, the respective Deferred Founder Shares will be forfeited. The Deferred Founder Shares do not have voting rights during the Vesting Period.

(3)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,065 shares of Common Stock upon Closing.

(4)

Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of September 20, 2023 into 5,575,679 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,277,182 shares of Common Stock upon Closing.

(5)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,886 shares of Common Stock upon Closing.

26

Unaudited Pro Forma Condensed Combined Balance Sheet

As of June 30, 2023

(in thousands)

			Pro Forma Combined
	GRAF (Historical)	NKGEN (Historical)	Pro Forma Adjustments	Note 2	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$41	$1,222	$1,390	A	$2,500
	—	—	64,051	B	—
	—	—	10,000	C	—
	—	—	(15,245)	D	—
	—	—	(60,282)	E	—
	—	—	2,000	F	—
	—	—	1,100	G	—
	—	—	300	H	—
	—	—	25	I	—
	—	—	(2,102)	J	—
Restricted cash	—	250	—		250
Prepaid expenses and other current assets	35	597	183	D	815
Total current assets	76	2,069	1,420		3,565
Deferred transaction costs	—	3,814	(3,814)	D	—
Property and equipment, net	—	14,952	—		14,952
Prepaid expenses, long-term	—	—	2,167	D	2,167
Operating lease right-of-use assets, net	—	177	—		177
Capitalized software, net	—	93	—		93
Cash and investments held in Trust Account	63,530	—	(63,530)	B	—
Total assets	$63,606	$21,105	$(63,757)		$20,954

Liabilities and Stockholders' Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $81 and zero as of December 31,2022 and June 30, 2023 respectively)	$5,885	$5,022	$(3,311)	D	$7,596
Convertible promissory notes, current	—	13,751	(15,022)	K	—
	—	—	1,271	L	—
Convertible promissory notes, due to related parties	417	307	(333)	K	—
	—	—	26	L	—
	—	—	25	I	—
	—	—	(442)	M	—
Revolving line of credit	—	3,831	1,100	G	4,931
Operating lease liability	—	189	—		189
Other current liabilities (including related party amounts of zero and $91, as of December 31, 2022 and June 30, 2023 respectively)	—	129	—		129
Related party loans, current	—	—	300	H	300
Total current liabilities	6,302	23,229	(16,386)		13,145
Derivative warrant liability	944	—	442	M	3,386
	—	—	2,000	F	—
Deferred underwriting commissions in connection with the initial public offering	2,102	—	(2,102)	J	—
Deferred tax liability	—	26	—		26
Senior convertible promissory notes, noncurrent, due to related parties	—	—	10,000	C	10,000
Convertible promissory notes, noncurrent	—	5,071	1,390	A	—
	—	—	(8,522)	K	—
	—	—	2,061	L	—
Convertible promissory notes, noncurrent, due to related parties	—	135	(285)	K	—
	—	—	150	L	—
Related party loans, noncurrent	—	5,000	—		5,000
Total liabilities	$9,348	$33,461	$(11,252)		$31,557
Commitments and contingencies
Common stock subject to possible redemption	$62,796	—	$(62,796)	E	—
Stockholders' equity (deficit)
Common stock	—	33	(31)	N	2
	—	—	—	E	—
	—	—	—	K	—
Additional paid-in capital	—	82,958	(13,213)	D	88,432
	—	—	2,514	E	—
	—	—	24,162	K	—
	—	—	31	N	—
	—	—	(8,017)	O	—
Accumulated deficit	(8,538)	(95,347)	521	B	(99,037)
	—	—	(185)	D	—
	—	—	(3,508)	L	—
	—	—	8,017	O	—
Total stockholders' equity (deficit)	$(8,538)	$(12,356)	$10,291		$(10,603)
Total liabilities, common stock subject to possible redemption, and stockholder's equity (deficit)	$63,606	$21,105	$(63,757)		$20,954

27

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year ended December 31, 2022

(in thousands except share data)

			Pro Forma Combined
	GRAF (Historical)	NK Gen (Historical)	Pro Forma Adjustments	Note 3	Pro forma Condensed Combined
Revenues	—	$77	—		$77
Costs and expenses:
Cost of revenues	—	18	—		18
Research and development (including related party amounts of $197 and zero for the six months ended June 30, 2022 and 2023 respectively)	—	16,746	—		16,746
General and administrative	2,571	7,659	433	A	10,663
Franchise tax expenses	169	—	—		169
Total expenses	2,740	24,423	433		27,596
Loss from operations	(2,740)	(24,346)	(433)		(27,519)
Other income (expenses):
Income from investments held in trust account	2,401	—	(2,401)	B	—
Change in fair value of derivative warrant liability	5,146	—	—		5,146
Interest expense (including related party amounts of $1,035 and $91 for the six months ended June 30, 2022 and 2023, respectively)	—	(2,306)	(231)	C	(3,843)
	—	—	(816)	D	—
	—	—	(490)	E	—
Other expenses, net	—	(95)	177	F	82
Transaction costs expensed	—	—	(185)	G	(185)
Gain from extinguishment of deferred underwriting commissions allocated to derivative warrant liability	179	—	(179)	H	—
Net income (loss) before provision for income taxes	4,986	(26,747)	(4,558)		(26,319)
Provision for income taxes	(438)	(7)	—	I	(445)
Net income (loss)	$4,548	$(26,754)	$(4,558)		$(26,764)
Earnings (loss) per share	$0.21	$(1.72)	—	J	$(1.55)
Basic and diluted
Weighted average shares outstanding
Basic and diluted	21,451,875	15,563,850	—	K	17,235,523

28

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six months ended June 30, 2023

(in thousands except share data)

			Pro Forma Combined
	GRAF (Historical)	NK Gen (Historical)	Pro Forma Adjustments	Note 4	Pro forma Condensed Combined
Revenues	—	—	—		—
Costs and expenses:
Cost of revenues	—	—	—		—
Research and development (including amounts with related parties)	—	7,648	—		7,648
General and administrative	3,531	5,761	217	A	9,509
Franchise tax expenses	100	—	—		100
Total expenses	3,631	13,409	217		17,257
Loss from operations	(3,631)	(13,409)	(217)		(17,257)
Other income (expenses):
Income from investments held in trust account	3,389	—	(3,389)	B	—
Change in fair value of derivative warrant liability	(519)	—	—		(519)
Interest expense (including amounts with related parties)	—	(96)	(25)	C	(554)
	—	—	(433)	D
Change in fair value of convertible promissory notes	—	(2,784)	2,784	E	—
Other income, net	—	118	—		118
Net income (loss) before provision for income taxes	(761)	(16,171)	(1,280)		(18,212)
Provision for income taxes	(691)	—	—	F	(691)
Net loss	$(1,452)	$(16,171)	$(1,280)		$(18,903)
Earnings (loss) per share
Basic and diluted	$(0.08).	$(0.50)	—	G	$(1.10)
Weighted average shares outstanding
Basic and diluted	19,126,107	32,603,130	—	H	17,235,523

29

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Note 1 - Basis of Presentation

The Business Combination is expected to be accounted for as a common control transaction with respect to NKGen along with a reverse recapitalization for Graf, in accordance with GAAP. Under this method of accounting, Graf will be treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of New NKGen represent a continuation of the financial statements of NKGen with the Business Combination treated as the equivalent of NKGen issuing shares for the net assets of Graf, accompanied by a recapitalization. The net assets of NKGen will be stated at historical cost, with no goodwill or other intangible assets recorded. Subsequent to the Business Combination, the historical financial results presented for New NKGen will be those of NKGen.

The Unaudited Pro Forma Condensed Consolidated Combined Financial Information presents the combination of the financial information of Graf and NKGen adjusted to give effect to the Business Combination and related transactions considered material to investors. These related transactions are described below in Note 2 – Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Balance Sheet.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments based on information available as of the date of this Supplement. As the Unaudited Pro Forma Condensed Consolidated Combined Financial Information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented as additional information becomes available. Management considers this basis of presentation to be reasonable under the circumstances.

One-time direct and incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected in the unaudited pro forma combined balance sheet as a direct reduction to additional paid-in capital and are assumed to be cash settled. One-time direct and incremental transaction costs incurred in connection with the Business Combination allocated to liability classified instruments are recorded as a charge to accumulated deficit.

Upon consummation of the Business Combination, management will perform a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management did not identify any differences that would have a material impact on the Unaudited Pro Forma Condensed Combined Financial Information. As a result, the Unaudited Pro Forma Condensed Combined Financial Information does not assume any differences in accounting policies. Certain reclassifications have been reflected to conform financial statement presentation.

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, combines the historical unaudited condensed balance sheet of Graf as of June 30, 2023 with the historical unaudited condensed balance sheet of NKGen on a pro forma basis, giving effect to the Business Combination and related transactions, as if they had been consummated on June 30, 2023.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023, combines the historical unaudited condensed consolidated statement of operations of Graf for the six months ended June 30, 2023, with the historical unaudited condensed statement of operations of NKGen for the six months ended June 30, 2023. The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, combines the historical audited statement of operations of Graf for the year ended December 31, 2022, with the historical audited statement of operations of NKGen for the year ended December 31, 2022. The unaudited pro forma condensed combined statements of operations give effect to the Business Combination and related transactions, as if they had been consummated on January 1, 2022, the beginning of the earliest period presented.

The Unaudited Pro Forma Condensed Combined Financial Information has been derived from, and should be read in conjunction with the following information included in the Proxy Statement/Prospectus, the Quarterly Report on Form 10-Q filed by Graf with the SEC on August 14, 2023 (the “Form 10-Q”), or appearing elsewhere in this Supplement:

•	the historical unaudited condensed consolidated financial statements and accompanying notes of Graf as of and for the six months ended June 30, 2023 in the Form 10-Q;

•	the historical unaudited condensed financial statements and accompanying notes of NKGen as of and for the six months ended June 30, 2023;

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•	the historical audited financial statements and accompanying notes of Graf as of and for the year ended December 31, 2022;

•	the historical audited financial statements and accompanying notes of NKGen as of and for the year ended December 31, 2022;

•	the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Form 10-Q;

•	the section entitled “NKGen’s Management’s Discussion and Analysis of Financial Condition and Results of Operations”;

•	the more detailed Unaudited Pro Forma Information and accompanying notes included in the section entitled “Unaudited Pro Forma Condensed Consolidated Combined Financial Information”; and

•	the other financial information included elsewhere in this proxy statement/prospectus.

On August 28, 2023, holders of 6,027,830 shares of redeemable Graf common stock gave notice of their intents to exercise their redemption rights, for which holders of 242,607 shares had reversed their redemption notices as of September 20, 2023. Therefore, as of September 20, 2023, holders 5,785,223 shares have provided their intents to exercise their redemption rights at a redemption price of approximately $10.42 per share for an aggregate payment of $60.3 million. The Unaudited Pro Forma Condensed Combined Financial Information contained herein reflects such redemption notices.

The effect of the foregoing notices of intents to exercise redemption rights results in a remaining 298,277 Public Shares subject to possible redemption with a corresponding aggregate Trust Account balance of $3.1  million. Additionally, the minimum Acquiror Closing Cash Condition was effectively waived, subject to and conditioned upon the final Outstanding Acquiror Expenses at Closing being no greater than $10.0 million, as set forth above in contemplation of the other related financings. Consequently, variations and sensitivities in outcomes with respect to the Unaudited Pro Forma Condensed Combined Financial Information due to potential exercises or non-exercises of redemption rights for these remaining Public Shares subject to possible redemption would be immaterial. Therefore, the Unaudited Pro Forma Condensed Combined Financial Information does not present multiple scenarios given the intents of the outstanding Graf common stockholders to exercise redemption rights are effectively known as of the date of this Supplement.

Note 2 – Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet

The unaudited pro forma condensed combined balance sheet as of June 30, 2023, reflects the following adjustments:

(A)

Reflects $1.4 million in proceeds raised by NKGen from the issuance of the 2023 convertible notes from July 1, 2023 through September 20, 2023, to be converted into Common Stock upon Closing based on an estimated Exchange Ratio as of September 20, 2023 of approximately 0.408 (see Adjustment K).

(B)

Represents the liquidation and reclassification of $63.5 million of investments held in the Trust Account to cash and cash equivalents upon consummation of the Business Combination. Also reflects the recognition of $0.5 million of additional investments held in the trust account compared to the balance as of June 30, 2023, in cash and cash equivalents, with a corresponding impact to accumulated deficit for the incremental investments held in the trust account as of September 20, 2023.

(C)	Reflects $10.0 million in proceeds raised by NKGen from the issuance of the 2027 Convertible Notes.

(D)

Represents preliminary estimated transaction costs of $21.2 million which are directly incremental and attributable to the Business Combination and other financing transactions. Of the $21.2 million, $0.2 million represents an increase to accumulated deficit attributable to the portion of total NKGen transaction costs allocated to liability classified instruments. The $21.2 million in total preliminary estimated transaction costs is comprised of the following:

i.	Cash disbursement of $2.1 and $5.2 million for the payment of NKGen’s and Graf’s transaction costs, respectively, included within accounts payable and accrued expenses prior to July 1, 2023, assumed to be settled at Closing;

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ii.	$3.1 million and $2.2 million of incremental NKGen and Graf transaction costs incurred after July 1, 2023, respectively assumed to be settled at Closing;

iii.

$4.0 million incremental NKGen transaction costs incurred after July 1, 2023 assumed to be accrued and unpaid at Closing, in order to satisfy working capital requirements post-Close, included within accounts payable and accrued expenses;

iv.	Reclassification of $3.8 million of NKGen’s capitalized deferred transaction costs balance as of June 30, 2023 to additional paid-in capital, which is comprised of (a) $1.7 million in transaction costs incurred and paid in cash by NKGen prior to July 1, 2023, and (b) $2.1 million in transaction costs incurred and accrued by NKGen within accounts payable and accrued expenses prior to July 1, 2023 and assumed to be paid at close, included in D(i) above;

v.	Recognition of assumed prepaid expenses of $2.6 million for the payment of a six-year directors’ and officers’ insurance policy upon Close, of which $0.4 million is included in current prepaid expenses and $2.2 million is included within non-current prepaid expenses; and

vi.	Reduction to prepaid expenses of $0.3 million for transaction expenses prepaid by NKGen as of June 30, 2023, assumed to be applied to transaction expenses incurred by NKGen after June 30, 2023.

(E)

Represents the cash disbursed to redeem 5,785,223 shares of Graf’s redeemable Common Stock for an aggregate payment of $60.3 million at a redemption price of approximately $10.42 per share, based on estimated funds held in the Trust Account at Closing. Also reflects the conversion of 298,277 shares of redeemable Common Stock, with an aggregate value of $2.5 million, into permanent equity-classified shares of Common Stock on a one-for-one basis for the shares of Graf’s redeemable common stock for which the holders did not elect to redeem their shares of redeemable common stock.

(F)	Represents cash proceeds of $2.0 million in connection with the issuance of 1,999,998 Subscribed Warrants in connection with the Warrant Subscription Agreement.

(G)	Reflects $1.1 million of proceeds raised from draws executed upon NKGen’s revolving line of credit from July 1, 2023 through September 20, 2023.

(H)	Reflects $0.3 million of proceeds raised by NKGen from July 1, 2023 through September 20, 2023 in connection with a related party loan.

(I)	Reflects less than $0.1 million of proceeds raised from draws executed upon Sponsor’s Working Capital Loan from July 1, 2023 through September 20, 2023.

(J)	Represents the payment of $2.1 million of deferred underwriting fees incurred in connection with Graf’s IPO.

(K)

Represents the conversion of $18.1 million principal and accrued interest of NKGen Convertible Notes, which are accounted for under the fair value option, including such convertible promissory notes issued between July 1, 2023 through September 20, 2023, into 5,575,679 shares of NKGen common stock, immediately prior to the Closing. These shares of NKGen common stock are then to be further exchanged for 2,277,182 shares of New NKGen Common Stock, based on an estimated Exchange Ratio as of September 20, 2023 of approximately 0.408.

(L)

Reflects the estimated change in fair value of $3.5 million for NKGen Convertible Notes between July 1, 2023 and the Closing, based upon an estimated Exchange Ratio as of September 20, 2023 of approximately 0.408.

(M)	Reflects the assumed conversion and settlement of the $0.4 million balance of Sponsor’s Working Capital Loan as of September 20, 2023 through the issuance of 294,474 Private Placement Warrants at Closing.

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(N)

Represents the conversion of all 32,606,548 outstanding shares of NKGen common stock into shares of Common Stock based on an estimated Exchange Ratio as of September 20 , 2023 of approximately 0.408. The determination of outstanding Common Stock and outstanding stock options held by NKGen’s existing stock, stock option and NKGen Convertible Note holders immediately prior to Close and immediately after Close is summarized below:

	NK Gen as of June 30, 2023	NKGen issuances net of cancellations and exercises after June 30, 2023 (1)	Conversion of convertible notes into NK Gen common stock	NK Gen immediately prior to close	New NK Gen immediately after close (2)
Outstanding common shares	32,606,548	—	—	32,606,548	13,316,951
NKGen Convertible Notes	—	—	5,575,679	5,575,679	2,277,182
Total outstanding common shares	32,606,548	—	5,575,679	38,182,227	15,594,133
Outstanding Stock options	5,176,366	(30,012)	—	5,146,354	2,101,796
Total common stock and stock options	37,782,914	(30,012)	5,575,679	43,328,581	17,695,929

(1)	Reflects the capitalization activity of NKGen subsequent to the latest balance sheet date through the period ended September 20, 2023.

(2)	Per the terms of the Merger Agreement, no fractional shares of Common Stock will be issued. Each holder of NKGen common stock entitled to a fraction of a share of Common Stock will have its fractional share rounded down to the nearest whole share. Holders of NKGen Options are entitled to New NKGen stock options underlying a fraction of a share of Common Stock, for which the fractional award will be rounded down to the nearest whole share.

(O)

Represents the elimination of Graf’s June 30, 2023 accumulated deficit balance and the impact of the incremental interest on the Trust Account (see Adjustment B), totaling $8.0 million, with a corresponding adjustment to additional paid-in capital for New NKGen in connection with the reverse recapitalization at the Closing.

Note 3 - Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Year Ended December 31, 2022

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2022, reflects the following adjustments:

(A)	Reflects the amortization of $0.4 million of transaction costs related to a six-year directors’ and officers’ insurance policy, which is assumed to be prepaid on the Closing Date as if the policy became effective on January 1, 2022.

(B)	Represents elimination of historical income from investments held in Trust Account of $2.4 million as if the liquidation and reclassification of the investments held in the Trust Account had occurred on January 1, 2022.

(C)	Represents $0.2 million of interest expense for the 2023 NKMAX Loans as if their issuance had occurred on January 1, 2022.

(D)	Represents $0.8 million of interest expense associated with the 2027 Convertible Notes as if their issuance had occurred on January 1, 2022, and assuming the application of the accrued 8.0% paid in kind interest rate rather than the 5.0% interest rate which requires periodic semi-annual cash payments.

(E)

Represents $0.4 million of interest expense in addition to $0.1 million of issuance fee amortization expense associated with a revolving line of credit, which has a term of one year, as if the drawdown had occurred on January 1, 2022.

(F)

Represents the elimination of historical loss on change in fair value of the NKGen Convertible Notes of $0.2 million as if the NKGen Convertible Notes converted to Common Stock on January 1, 2022, based on an Estimated Exchange Ratio as of September 20,  2023 of approximately 0.408 upon Closing.

(G)	Reflects the recognition of $0.2 million of NKGen’s direct and incremental transaction costs allocated to the liability classified instruments.

(H)	Reflects the elimination of the $0.2 million gain on deferred underwriting commissions in connection with the waiver and derecognition of certain deferred underwriting commissions incurred in connection with Graf’s IPO.

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(I)	The unaudited pro forma condensed combined financial information does not include a pro forma income tax adjustment. Upon closing of the Business Combination, it is expected that New NKGen will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain.

(J)	Represents basic and diluted net income (loss) per share as a result of the pro forma adjustments. See table below for calculation.

(K)	Represents basic and diluted weighted average common shares outstanding as a result of the pro forma adjustments. See table below for calculation.

For the year ended December 31, 2022
Calculation of net income (loss) per common share and weighted average shares outstanding	Pro Forma Combined
Numerator
Net loss (in thousands)	$(26,764)
Denominator
Graf's public stockholders (1)	291,477
Graf Sponsor and Graf Insiders (2)(3)	1,349,913
Former NK Gen equity holders (other than NKMAX) (4)	696,065
NKGen Convertible Notes holders (5)	2,277,182
NKMAX (6)	12,620,886
Basic and diluted weighted average common shares outstanding	17,235,523
Net loss and comprehensive loss per share
Basic and diluted	$(1.55)

(1)	Excludes 6,800 Public Shares held by Graf Insiders.

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders and (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture.

(3)	Excludes 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture, which are not considered outstanding for accounting purposes.

(4)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,065 shares of Common Stock upon Closing.

(5)

Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of September 20, 2023 into 5,575,679 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,277,182 shares of Common Stock upon Closing.

(6)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,886 shares of Common Stock upon Closing.

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Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented because including them would have had an anti-dilutive effect:

For the year ended December 31, 2022
Pro Forma Combined
Private Placement Warrants	4,721,533
Graf Working Capital Warrants(1)	294,474
Public Warrants(2)	3,432,300
Subscribed Warrants	1,999,998
New NKGen Options	2,101,796
NKMAX (3)	2,000,000
Deferred Founder Shares	2,947,262

(1)	Includes 294,474 Working Capital Warrants expected to be issued upon conversion of the Graf Working Capital Note at a price of $1.50 per warrant.

(2)	Includes 1,360 Public Warrants held by Graf Insiders.

(3)	Includes 1,000,000 shares of common stock underlying the 2027 Convertible Notes and 1,000,000 Senior Convertible Notes Warrants, each h eld by NKMAX.

Note 4 - Adjustments to Unaudited Pro Forma Condensed Consolidated Combined Statement of Operations for the Six Months Ended June 30, 2023

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2023 reflects the following adjustments:

(A)	Reflects the amortization of $0.2 million of transaction costs related to a six-year directors’ and officers’ insurance policy, which is assumed to be prepaid on the Closing Date as if the policy became effective on January 1, 2022.

(B)	Represents elimination of historical Income from investments held in Trust Account of $3.4 million as if the liquidation and reclassification of the Investments Held in the Trust Account had occurred on January 1, 2022.

(C)	Represents less than $0.1 million of interest expense for the 2023 NKMAX Loans as if their issuance had occurred on January 1, 2022.

(D)

Represents $0.4  million of interest expense associated with the 2027 Convertible Notes as if their issuance had occurred on January 1, 2022, and assuming the application of the accrued 8.0% paid in kind interest rate rather than the 5.0% interest rate which requires periodic semi-annual cash payments.

(E)

Represents the elimination of historical loss on change in fair value of the NKGen Convertible Notes of $2.8 million as if the NKGen Convertible Notes converted to Common Stock on January 1, 2022, based on an estimated Exchange Ratio as of September 20, 2023 of approximately 0.408 upon Closing.

(F)	The unaudited pro forma condensed combined financial information does not include a pro forma income tax adjustment. Upon closing of the Business Combination, it is expected that New NKGen will record a valuation allowance against the total U.S. and state deferred tax assets as the recoverability of the tax assets is uncertain.

(G)	Represents basic and diluted net income (loss) per share as a result of the pro forma adjustments. See table below for calculation.

(H)	Represents basic and diluted weighted average common shares outstanding as a result of the pro forma adjustments. See table below for calculation.

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For the six months ended June 30, 2023
Calculation of net income (loss) per common share and weighted average shares outstanding	Pro Forma Combined
Numerator
Net loss (in thousands)	$(18,903)
Denominator
Graf’s Public Stockholders (1)	291,477
Graf Sponsor and Graf Insiders (2) (3)	1,349,913
Former NKGen equity holders (other than NKMAX) (4)	696,065
NKGen Convertible Notes holders (5)	2,277,182
NKMAX (6)	12,620,886
Basic and diluted weighted average common shares outstanding	17,235,523
Net loss and comprehensive loss per share
Basic and diluted	$(1.10)

(1)	Excludes 6,800 Public Shares held by Graf Insiders.

(2)	Includes (i) 6,800 Public Shares held by Graf Insiders and (ii) 1,343,113 Founder Shares not subject to vesting and forfeiture.

(3)	Excludes 2,947,262 Deferred Founder Shares that are subject to vesting and forfeiture, which are not considered outstanding for accounting purposes.

(4)	Reflects the conversion of 1,704,318 shares of NKGen common stock held by NKGen equity holders, excluding those held by NKMAX, into 696,065 shares of Common Stock upon Closing.

(5)

Reflects the conversion of $18.1 million principal and accrued interest of NKGen’s convertible promissory notes as of September 20, 2023 into 5,575,679 shares of NKGen common stock immediately prior to the Closing and pursuant to their terms, which will be subsequently exchanged for 2,277,182 shares of Common Stock upon Closing.

(6)	Reflects the conversion of 30,902,230 shares of NKGen common stock held by NKMAX into 12,620,886 shares of Common Stock upon Closing.

Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented because including them would have had an anti-dilutive effect:

For the six months ended June 30, 2023
Pro Forma Combined
Private Placement Warrants	4,721,533
Graf Working Capital Warrants (1)	294,474
Public Warrants (2)	3,432,300
Subscribed Warrants	1,999,998
New NKGen Options	2,101,796
NKMAX (3)	2,000,000
Deferred Founder Shares	2,947,262

(1)	Includes 294,474 Working Capital Warrants expected to be issued upon conversion of the Graf Working Capital Note at an exercise price of $1.50 per warrant.

(2)	Includes 1,360 Public Warrants held by Graf Insiders.

(3)	Includes 1,000,000 shares of common stock underlying the 2027 Convertible Notes and 1,000,000 Senior Convertible Notes Warrants, each held by NKMAX.

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UPDATES TO New NKGen Management after the Business Combination

The following updates and amends the paragraphs under the headings “Directors and Executive Officers,” “Executive Officers,” “Non-Employee Directors,” “Board Composition,” “Director Independence” and “Role of the New NKGen Board in Risk Oversight/Risk Committee,” and the first paragraph under the headings “Board Committees,” “Board Committees—Audit Committee,” “Board Committees—Compensation Committee” and “Board Committees—Nominating and Corporate Governance Committee” in the section of the Proxy Statement/Prospectus entitled “New NKGen Management after the Business Combination” by (i) adding the double-underlined bolded text (indicated textually in the same manner as the following example: double-underlined bolded text) and (ii) deleting the bolded text with strikethrough (indicated textually in the same manner as the following example: ~~bolded text with strikethrough~~), as set forth below:

Directors and Executive Officers

~~Upon~~ Effective immediately after the consummation of the Business Combination, the business and affairs of New NKGen will be managed by or under the direction of the New NKGen Board, which is anticipated to have five members. Pursuant to the Merger Agreement, all of the members of the New NKGen Board will be designated by NKGen and approved by Graf. The following table sets forth the name, age and position of each of the expected directors and executive officers of New NKGen ~~upon~~effective immediately after the consummation of the Business Combination, assuming the election of the nominees at the Meeting as set forth in ~~Proposal 7 —~~ The Director Election Proposal.

Name	Age*	Position
Executive Officers and Directors

Sangwoo Park	54	Director, Chair of the New NKGen Board

Paul Song, M.D.	57	Chief Executive Officer, Director

Yong Man Kim, Ph.D.	57	Chief Scientific Officer, Chief Innovation Officer

Pierre Gagnon	50	Chief Operating Officer

James A. Graf	58	Interim Chief Financial Officer

Non-Employee Directors

~~James A. Graf~~	~~58~~	~~Director~~

Michael Klowden	78	Director

Kathleen Scott	54	Director

Alana McNulty	60	Director

*As of ~~August 10~~September 21, 2023

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Executive Officers

Sangwoo Park.   ~~Upon~~Effective immediately after the  consummation of the Business Combination, Mr. Park will serve as New NKGen’s Executive Chairman. Mr. Park has served as Founder and Executive Chairman of NKGen since May 2019, and a director since December 2017. Mr. Park has served as the Founder and Chairman of NKMAX Co., Ltd., a public Korean biotech company that specializes in the development and manufacture of antibodies and proteins, since January 2002, and Chief Executive Officer since March 31, 2023. He is currently serves as Chairman and Chief Executive Officer of several subsidiaries and affiliates of NKMAX Co. Ltd.: NKMAX Japan Inc. since November 2017, NKMAX H&D Co., Ltd since June 2016, CoAsia Biotech Inc. since April 2016, ATGEN America, Inc. since February 2014, ATGEN Canada, Inc. since September 2013, and ATGEN Japan, Inc. since September 2017. Mr. Park earned his B.A. degree in economics from Korea University, Seoul Korea.

Mr. Park is qualified to serve on the New NKGen Board based on his executive experience and his previous experience on boards of directors.

Yong Man Kim, Ph.D.   ~~Upon~~Effective immediately after the consummation of the Business Combination, Dr. Kim will serve as New NKGen’s Chief Scientific Officer. Dr. Kim has served as Chief Scientific Officer of NKGen since January 2020, and a director since November 2021. Dr. Kim has served as the Chief Scientific Officer of NKMAX, a public Korean biotech company that specializes in the development and manufacture of antibodies and proteins, since September 2017, and a director since March 2021. Prior to his professional career, Dr. Kim was a research professor at Wonkwang University School of Medicine. He has been a visiting Fellow for the Genetic Pharmacology Unit in NINDS, the neurobiological branch of the National Institute of Health. He had his Post-Doc. at the Department of Immunology at the Korea Research Institute of Bioscience and Biotechnology. He earned his PhD in Cell Biology from Chungnam National University in Korea.

~~Dr. Kim is qualified to serve on the New NKGen Board based on his substantial medical and scientific experience in the biotechnology sector.~~

Pierre Gagnon.   ~~Upon~~Effective immediately after the consummation of the Business Combination, Mr. Gagnon will serve as New NKGen’s Chief Operating Officer. Mr. Gagnon has served as NKGen’s Chief Operating Officer since November 1, 2021 and has served as Global Operations Director of NKMAX, a public Korean biotech company specializing in in the development and manufacture of antibodies and proteins, since August 2009, and as a director from March 2013 to June 2019. He has served as director of ATGEN Canada, Inc. since May 2013. Mr. Gagnon earned his B.A. degree in Business Administration from University of Quebec in Canada.

~~Mr. Gagnon is qualified to serve on the New NKGen Board based on his substantial business, leadership and management experience in the biotechnology sector.~~

Paul Song, M.D.   ~~Upon~~Effective immediately after the consummation of the Business Combination, Dr. Song will serve as New NKGen’s Chief Executive Officer. Dr. Song has served as Chief Executive Officer and Vice Chairman of NKGen since December 2022. He served as Chief Medical Officer of NKMAX, a public Korean biotech company that specializes in the development and manufacture of antibodies and proteins, from March 2016 to January 2021. Dr. Song co-founded and served as Chief Executive Officer and director of Fuse Biotherapeutics, Inc., a private immune modulating therapeutics company, from June 2021 to January 2023. Dr. Song has served as a director of PeproMeme Bio, a private CAR-T company, since March 2022. He is currently on the advisory board of the Pritzker School of Molecular Engineering at the University of Chicago and a director of Mercy Corps and Gideon’s Promise. Dr. Song graduated with honors from the University of Chicago and received his M.D. degree from George Washington University. He completed his residency in radiation oncology at the University of Chicago where he served as Chief Resident and did a brachytherapy fellowship at the Institute Gustave Roussy in Villejuif, France. He was also awarded an ASTRO research fellowship in 1995 for his research in radiation inducible gene therapy.

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Dr. Song is qualified to serve on the New NKGen Board based on his substantial medical and scientific experience in the biotechnology sector.

James A. Graf.   Reference is made to James A Graf’s biography under the section of this proxy statement/prospectus entitled “Other Information Related to Graf.”  Effective immediately after the consummation of the Business Combination, Mr. Graf will serve as New NKGen’s Interim Chief Financial Officer.

Non-Employee Directors

~~Upon~~Effective immediately after the consummation of the Business Combination, the initial size of the New NKGen Board is expected to be five directors, each of whom will be voted upon by the Graf Stockholders at the Meeting. In addition to Mr. Park and Dr. Song, the New NKGen’s director nominees are:

~~James A. Graf.   Reference is made to James A Graf’s biography under the section of this proxy statement/prospectus entitled “Other Information Related to Graf.”~~

~~Mr. Graf is qualified to serve on the New NKGen Board based on his extensive leadership experience, background in corporate finance and mergers and acquisitions and experience serving on the board of directors of public companies.~~

Michael Klowden.   ~~Upon~~Effective immediately after the consummation of the Business Combination, Mr. Klowden will serve as a director of New NKGen. Mr. Klowden is currently serving as the executive vice chairman of the board of the Milken Institute, a non-profit, nonpartisan think tank. Prior to this position, Mr. Klowden served as the Milken Institute’s chief executive officer for 21 years, during which time the institute enhanced its reputation and its worldwide outreach, its annual global conference became one of the world’s premier business, finance, and policy gatherings, and multiple specialized centers at the institute were created, including the Asia Center, the California Center, FasterCures, the Center for Financial Markets, the Center for the Future of Aging, the Center for Public Health, and the Center for Strategic Philanthropy. Prior to joining the Milken Institute, Mr. Klowden worked as president of Jefferies Group Inc. (“Jefferies”), a global investment bank and institutional securities firm, from 1995 to 2000, where he was responsible for directing the firm’s transition from a trading firm to a full-service investment bank. Prior to joining Jefferies, Mr. Klowden was a senior partner at the international law firm Morgan, Lewis & Bockius LLP from 1978 to 1995, where he served as a member of the firm’s management committee, was managing partner of the Los Angeles office, and national vice chairman of the firm’s business and finance practice. Mr. Klowden received a bachelor’s degree from the University of Chicago, where he has served as a trustee, and a J.D. from Harvard Law School.

Mr. Klowden is qualified to serve on the New NKGen Board based on his significant executive leadership and management experience, and his broad and considerable expertise in finance and law.

Kathleen Scott.   ~~Upon~~Effective immediately after the consummation of the Business Combination, Ms. Scott will serve as a director of New NKGen. Ms. Scott has been serving as the chief financial officer of ARS Pharmaceuticals, Inc. (“ARS Pharma”) (Nasdaq: SPRY) since February 2022. Prior to joining ARS Pharma, Ms. Scott was the chief financial officer of various life science companies, including Neurana Pharmaceuticals, Inc. from January 2017 to March 2022, Recros Medica, Inc. from August 2014 to April 2021, Adigica Health, Inc. from February 2016 to March 2021 and Clarify Medical, Inc. from August 2014 to December 2016. Ms. Scott serves on the boards of directors of Dermata Therapeutics, Inc. (Nasdaq: DRMA), where she has served since August 2021, the YMCA of San Diego County and Corporate Directors Forum, and previously served as a member of the board of Conatus Pharmaceuticals Inc. from November 2019 to May 2020. Ms. Scott previously served as a partner at RA Capital Advisors LLC, a San Diego private investment bank, providing financial advisory services and completing mergers, acquisitions, divestitures and restructurings for a broad range of corporate clients, from 1994 to 2010. Ms. Scott started her career as an auditor in Arthur Andersen’s San Diego office, focusing on both public and private clients. Ms. Scott holds a bachelor’s degree in economics/business from the University of California, Los Angeles and is a CPA and CFA charter holder.

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Ms. Scott is qualified to serve on the New NKGen Board based on her financial expertise and extensive experience in the biotechnology and pharmaceutical industries.

Alana McNulty.  Effective immediately after the consummation of the Business Combination, Ms. McNulty will serve as a director of New NKGen. Ms. McNulty has been serving as an independent board member of two biopharmaceutical companies, Janux Therapeutics, Inc. (Nasdaq: JANX) and Lipidio Pharmaceuticals, Inc. since September 2021 and February 2023, respectively. Ms. McNulty served as the chief business officer of Effector Therapeutics, Inc. (“Effector”), a biopharmaceutical company, from July 2019 to July 2022, and as the chief financial officer of Effector from July 2012 until December 2020 (in a consulting capacity until October 2015). Previously, Ms. McNulty served as the chief financial officer of Lumena Pharmaceuticals Inc. from July 2012 until its acquisition by Shire plc in November 2014, and as the chief financial officer of Excaliard Pharmaceuticals, Inc. from March 2011 through its acquisition by Pfizer Inc. in November 2011. Prior to that, Ms. McNulty was acting chief financial officer at BrainCells, Inc. from 2004 until 2011 and the chief financial officer of Elitra Pharmaceuticals Inc. (“Elitra“) from 1998 to 2003. Prior to joining Elitra, Ms. McNulty was head of corporate development and a general manager of a business unit at Advanced Tissue Sciences. Ms. McNulty received a B.A. in Biology with high honors from the University of California, Santa Barbara and an M.B.A. from the Anderson School of Business at the University of California, Los Angeles.

Ms. McNulty is qualified to serve on the New NKGen Board based on her significant experience in corporate finance, accounting, operations, and business development in the biopharmaceutical industry.

Board Composition

New NKGen’s business and affairs will be organized under the direction of the New NKGen Board. We anticipate that the New NKGen Board will consist of five members ~~upon~~effective immediately after the consummation of the Business Combination. Sangwoo Park will serve as Chairman of the New NKGen Board. The primary responsibilities of the New NKGen Board will be to provide oversight, strategic guidance, counseling and direction to New NKGen’s management. The New NKGen Board will meet on a regular basis and additionally as required.

In accordance with the terms of the Proposed Charter, which will be effective upon the Closing of the Business Combination, the New NKGen Board will be divided into three classes, Class I, Class II and Class III, with, except with respect to the election of directors at the Meeting pursuant to ~~Proposal 7 —~~ The Director Election Proposal, only one class of directors being elected in each year and each class serving a three-year term. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The New NKGen Board will be divided into the following classes:

•	Class I, which we anticipate will consist of ~~James Graf~~ Alana McNulty, whose term will expire at New NKGen’s first annual meeting of stockholders to be held after the Closing of Business Combination;

•	Class II, which we anticipate will consist of Paul Song and Michael Klowden, whose terms will expire at New NKGen’s second annual meeting of stockholders to be held after the Closing of Business Combination; and

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•	Class III, which we anticipate will consist of Sangwoo Park and Kathleen Scott, whose terms will expire at New NKGen’s third annual meeting of stockholders to be held after the Closing of Business Combination.

At each annual meeting of stockholders to be held after the initial classification, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following their election and until their successors are duly elected and qualified, or their earlier resignation, removal, retirement or death. This classification of the New NKGen Board may have the effect of delaying or preventing changes in New NKGen’s control or management. New NKGen’s directors may be removed for cause by the affirmative vote of the holders of at least 66 2/3% of New NKGen’s voting stock.

Director Independence

Based on information provided by each director concerning his background, employment and affiliations, ~~upon~~effective immediately after the consummation of the Business Combination, we anticipate that each of the directors on the New NKGen Board, other than Mr. Park and Dr. Song will qualify as independent directors, as defined under Nasdaq’s listing rules (the “Nasdaq listing rules”), and the New NKGen Board will consist of a majority of “independent directors,” as defined under the rules of the SEC and Nasdaq listing rules relating to director independence requirements. In addition, New NKGen will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications and operations of the audit committee, as discussed below.

Role of the New NKGen Board in Risk Oversight/Risk Committee

~~Upon~~Effective immediately after the consummation of Business Combination, one of the key functions of the New NKGen Board will be informed oversight of New NKGen’s risk management process. The New NKGen Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through the New NKGen Board as a whole, as well as through various standing committees of the New NKGen Board that address risks inherent in their respective areas of oversight. In particular, the New NKGen Board will be responsible for monitoring and assessing strategic risk exposure and the New NKGen’s audit committee will have the responsibility to consider and discuss the New NKGen’s major financial risk exposures and the steps its management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The audit committee will also monitor compliance with legal and regulatory requirements. The New NKGen’s compensation committee will assess and monitor whether the New NKGen’s compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Effective ~~upon~~immediately after the consummation of the Business Combination, we anticipate that the New NKGen Board will establish an audit committee, a compensation committee and a nominating and corporate governance committee. The New NKGen Board will adopt a charter for each of these committees, which will comply with the applicable requirements of current Nasdaq listing rules. In addition, from time to time, special committees may be established under the direction of the New NKGen Board when the board deems it necessary or advisable to address specific issues. New NKGen intends to comply with future requirements to the extent they will be applicable to the New NKGen. Following the consummation of the Business Combination, copies of the charters for each committee will be available on the investor relations portion of New NKGen’s website.

Audit Committee

New NKGen’s audit committee will consist of Kathleen Scott, Michael Klowden and ~~James Graf~~Alana McNulty. The New NKGen Board is expected to determine that each of the members of the audit committee will satisfy the independence requirements of the Nasdaq listing rules and Rule 10A-3 under the Exchange Act. Each member of the audit committee can read and understand fundamental financial statements in accordance with applicable audit committee requirements. In arriving at this determination, the New NKGen Board examined each audit committee member’s scope of experience and the nature of their prior and/or current employment.

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Compensation Committee

New NKGen’s compensation committee will consist of Kathleen Scott, Michael Klowden and ~~James Graf~~Alana McNulty. ~~James Graf~~Alana McNulty will serve as the chair of the compensation committee. The New NKGen Board is expected to determine that each of the members of the compensation committee will be a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and will satisfy the independence requirements of Nasdaq. The functions of the committee will include, among other things:

Nominating and Corporate Governance Committee

The New NKGen’s nominating and corporate governance committee will consist of Kathleen Scott, Michael Klowden and ~~James Graf~~Alana McNulty. Michael Klowden will serve as the chair of the nominating and corporate governance committee. The New NKGen Board is expected to determine that each of the members of the New NKGen’s nominating and corporate governance committee will satisfy the independence requirements of Nasdaq. The functions of this committee include, among other things:

UPDATES TO BENEFICIAL OWNERSHIP OF SECURITIES

The following amends and restates the section of the Proxy Statement/Prospectus entitled “Beneficial Ownership of Securities” in its entirety.

The following table sets forth information known to Graf regarding the beneficial ownership of Common Stock as of September 20, 2023 (the “Ownership Date”), such date being before the Business Combination and, immediately following consummation of the Business Combination, ownership of shares of Common Stock assuming that no Public Shares are redeemed and the Maximum Redemption Scenario, by:

•	each person who is known to be the beneficial owner of more than 5% of Graf Shares and is expected to be the beneficial owner of more than 5% of the shares of New NKGen Common Stock post-Business Combination;

•	each of Graf’s current executive officers and directors;

•	all of Graf’s current executive officers and directors as a group;

•	each person expected by New NKGen to be the beneficial owner of more than 5% of the outstanding New NKGen Shares after the consummation of the Business Combination;

•	each person who is expected to become an executive officer or a director of New NKGen effective immediately after the consummation of the Business Combination; and

•	all of New NKGen’s executive officers and directors following consummation of the Business Combination as a group.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.

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The beneficial ownership of Common Stock pre-Business Combination is based on 10,373,875 shares of Common Stock (including 6,083,500 Public Shares and 4,290,375 Founder Shares) issued and outstanding as of the Ownership Date.

The ownership interests in New NKGen after the Business Combination, based on the Redemption Results as of September 20, 2023, assuming that 5,785,223 Public Shares are redeemed, and assuming consummation of the Business Combination, which results in an assumed aggregate number of 26,284,579 shares of Common Stock issued and outstanding at the Closing. Such number of shares includes 15,594,133 shares of Common Stock being issued at Closing pursuant to the Merger Agreement, up to 1,000,000 shares of Common Stock that may be issued upon Closing pursuant to the Securities Purchase Agreement and up to 2,999,998 shares of Common Stock that may be issued upon exercise of the warrants to be issued pursuant to the Warrant Subscription Agreement and Securities Purchase Agreement.

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	Before the Business Combination		After the Business Combination
Name and Address of Beneficial Owner	Number of shares of Common Stock	%	Number of shares of Common Stock	%
Directors and Executive Officers of Graf (1)
James A. Graf(2)	4,217,175	40.65%	8,940,068	28.83%
Anthony A. Kuznik	—	—	—	—
Sabrina McKee	—	—	—	—
A.B. Cruz III	20,000	*	20,000	*
Alexandra Lebenthal	20,000	*	20,000	*
Jeanne L. Manischewitz	20,000	*	20,000	*
Edwin Rigaud	20,000	*	20,000	*
All Directors and Executive Officers of Graf as a Group (7 Individuals)	4,297,175	41.42%	9,020,068	29.09%
Directors and Executive Officers of New NKGen After Consummation of the Business Combination(3)
Sangwoo Park	—		719,159	3.56%
Paul Y. Song	—	—	342,286	1.71%
Yong Man Kim	—	—	28,385	*
James A. Graf(2)	4,217,175	40.59%	8,940,068	28.83%
Pierre Gagnon(4)	—	—	86,595	*
Michael Klowden	—	—	—	—
Alana McNulty	—	—	—	—
Kathleen Scott	—	—	—	—
All Directors and Executive Officers of New NKGen as a Group (Eight Individuals)	4,217,175	40.65%	10,116,493	32.63%
Holders of more than 5% of the outstanding shares of Common Stock
Graf Acquisition Partners IV LLC(5)	4,210,375	40.59%	8,931,908	28.81%
NKMAX Co., Ltd.(6)	—	—	14,620,886	66.81%

* Denotes less than 1%

(1)	Unless otherwise noted, the business address of each of the following entities or individuals (except for NKGen and NKMAX) is c/o Graf Acquisition Corp. IV, 1790 Hughes Landing Blvd., Suite 400, The Woodlands, Texas 77380.
(2)	Before the Business Combination, includes 4,210,375 Founder Shares held directly by the Sponsor and 6,800 Public Shares held directly by Mr. Graf. After the Business Combination, includes (i) 4,210,375 shares of Common Stock held directly by the Sponsor, (ii) 4,721,533 shares of Common Stock underlying 4,721,533 Private Placement Warrants held directly by the Sponsor, (iii) 6,800 shares of Common Stock included in Units purchased by Mr. Graf in Graf’s IPO and/or in the public market and (iv) 1,360 shares of Common Stock underlying Public Warrants included in Units purchased by Mr. Graf in Graf’s IPO and/or in the public market. Mr. Graf may be deemed to share voting and dispositive control over the shares held by the Sponsor. Mr. Graf disclaims beneficial ownership over such securities except to the extent of his pecuniary interest therein.
(3)	Unless otherwise noted, the business address of each of the following entities or individuals is 3001 Daimler Street, Santa Ana, California 92705.
(4)	Represents 86,595 shares of New NKGen Common Stock issuable pursuant to NKGen Options that will be assumed and converted into New NKGen Options at the Effective Time and that are exercisable within 60 days of the Ownership Date.
(5)	Represents shares of our Common Stock held by Graf Acquisition Partners IV LLC, our Sponsor. Before the Business Combination, includes 4,210,375 Founder Shares held directly by the Sponsor. After the Business Combination, includes (i) 4,210,375 shares of Common Stock held directly by the Sponsor and (ii) 4,721,533 shares of Common Stock underlying 4,721,533 Private Placement Warrants held directly by the Sponsor. James A. Graf, our Chief Executive Officer, is the managing member of our Sponsor and Sponsor parent entity and has sole voting and investment discretion with respect to the Founder Shares held by our Sponsor. Certain of our officers and directors are members of our Sponsor and own an aggregate of approximately 25% to 70% of the membership interests of our Sponsor. The remaining membership interests are held by third-party investors that are not affiliated with members of our management.
(6)

Represents NKMAX’s holding of 30,902,230 shares of NKGen common stock before the Business Combination, and assumes the conversion of such shares into our Common Shares upon Closing based on the estimated Exchange Ratio as of the Ownership Date of approximately 0.408.

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VOTING AND SUBMITTING YOUR PROXY

As discussed above under “The Redemption Limitation Amendment Proposal”, “Recent Developments – Appointment of New NKGen Interim Chief Financial Officer and Nomination of Substitute Director Nominee” and “Updates to the Stock Issuance Proposal,” the Graf Board is proposing to add the Redemption Limitation Amendment Proposal to eliminate the Redemption Limitation to facilitate the closing of the Business Combination. In addition, the Graf Board has nominated Ms. McNulty to be a substitute nominee for election as a Class I director of New NKGen at the Special Meeting in place of Mr. Graf and has updated the Stock Issuance Proposal to reflect additional financing arrangements entered into after the date of the Proxy Statement/Prospectus.

The proxy card or voting instruction form distributed with the Proxy Statement/Prospectus remains valid and stockholders who have already returned their proxy card or provided voting instructions do not need to take any action with respect to the Proposals No. 1 – No. 8 unless they want to change or revoke their voting instructions. Pursuant to the discretionary voting authority granted to the proxy holders, any shares represented at the Special Meeting by the original proxy card or voting instructions will be voted with respect to the election of Ms. McNulty, as substitute for Mr. Graf, as a director of New NKGen. In addition, any shares represented at the Special Meeting by the original proxy card or voting instructions will be voted as previously indicated with respect to the Stock Issuance Proposal. However, previously submitted proxy cards and voting instructions will not be voted on the Redemption Limitation Amendment Proposal. Even if you have already voted, you are encouraged to read this Supplement and to vote “FOR” the Redemption Limitation Amendment Proposal.

If you have not yet voted, please vote promptly and use the updated proxy card. Graf has updated its proxy card and voting instruction form to reflect the additional Redemption Limitation Amendment Proposal, the substitute nominee and the updated Stock Issuance Prosposal. We recommend that you use the updated proxy card or voting instruction form distributed with this Supplement to vote your shares. Any vote will be voted in accordance with your voting instructions. Graf stockholders may vote electronically at the Special Meeting by visiting https://www.cstproxy.com/grafiv/sm2023 or by proxy. If you properly complete, sign and date your proxy card or voting instructions provided to you, your shares will be voted in accordance with your instructions. If you sign and return your updated proxy card or voting instruction without providing specific voting instructions, your shares will be voted in accordance with the recommendations of the Graf Board, including “FOR” the Redemption Limitation Amendment Proposal, “FOR” each director nominee and “FOR” the Stock Issuance Proposal.

If you vote by proxy, you may change your vote by submitting a later dated proxy before the deadline or by voting electronically at the Special Meeting. If you have already voted, voting again using the updated proxy card or voting instruction form distributed with this Supplement, will revoke your prior voting instructions with respect to Proposals No. 1-8 and any vote will be voted in accordance with your updated voting instructions, including with respect to the newly added Redemption Limitation Amendment Proposal. Voting instructions are printed on the proxy card or voting information form you received. Either method of submitting a proxy will enable your shares to be represented and voted at the Special Meeting. We recommend that you submit your proxy even if you plan to virtually attend the Special Meeting.

If you have already voted and choose not to vote again using the updated proxy card, it will have the same effect as a vote “AGAINST” the newly added Redemption Limitation Amendment Proposal. Graf recommends you to vote again using the updated proxy card and to vote “FOR” the Redemption Limitation Amendment Proposal, as it facilitates the consummation of the Business Combination, which the Graf Board believes is in the best interest of Graf Stockholders.

If you have any questions or need assistance voting your Common Stock, please contact Morrow Sodali, our proxy solicitor, by email at GFOR.info@morrowsodali.com. Individuals may also call Morrow Sodali toll free at (800) 662-5200; banks and brokers can call (203)-658-9400.

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IMPORTANT NOTICES

Additional Information and Where to Find It

Graf has filed a registration statement on Form S-4 (the “Registration Statement”) with the SEC relating to the proposed Business Combination, which includes both a definitive prospectus with respect to the securities of New NKGen to be issued in connection with the proposed Business Combination and a proxy statement that was distributed to Graf’s stockholders in connection with Graf’s solicitation of proxies for the vote by its stockholders in connection with the proposed Business Combination and other matters as described in the Registration Statement. The Registration Statement was declared effective by the SEC and Graf mailed the Proxy Statement/Prospectus to its stockholders as of the record date established for voting on the proposed Business Combination. Graf urges its investors, stockholders and other interested persons to read the Proxy Statement/Prospectus together with this Supplement, as well as other documents filed by Graf with the SEC, because these documents contain important information about Graf, NKGen and the proposed Business Combination. Stockholders may obtain a copy of this Supplement, the Proxy Statement/Prospectus, as well as other documents filed with the SEC regarding the proposed Business Combination and other documents filed by Graf with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Graf Acquisition Corp. IV, 1790 Hughes Landing Blvd., Suite 400, The Woodlands, TX 77380.

Participants in the Solicitation

Graf and NKGen and their respective directors and executive officers may be considered participants in the solicitation of proxies with respect to the proposed Business Combination under the rules of the SEC. Information about the directors and executive officers of Graf is set forth in the Proxy Statement/Prospectus. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Graf stockholders in connection with the proposed Business Combination is set forth in the Proxy Statement/Prospectus as supplemented by this Supplement. Stockholders, potential investors and other interested persons should read the Proxy Statement/Prospectus and this Supplement carefully before making any voting or investment decisions. These documents can be obtained free of charge from the sources indicated above.

Forward-Looking Statements

This Supplement includes forward-looking statements within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These statements may be preceded by, followed by or include the words “believes,” “estimates,” “anticipates,” “expects,” “projects,” “forecasts,” “outlook,” “future,” “further,” “may,” “will,” “potential,” “should,” “seeks,” “seems,” “targets,” “plans,” “scheduled,” “anticipates,” “intends” or similar expressions. These statements are based on the beliefs and assumptions of the management of Graf and NKGen. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, including changes in domestic and foreign business, market, financial, political and legal conditions, many of which are outside the control of the parties, that could cause actual results or outcomes to differ materially from those discussed in the forward-looking statements. Important factors that may affect actual results or outcomes include, among others, the inability of the parties to successfully or timely consummate the proposed Business Combination; the failure to satisfy the conditions to the consummation of the proposed Business Combination, including but not limited to the approval of the merger agreement by Graf’s stockholders, the satisfaction of the minimum cash condition, the compliance with the acquiror closing cash amount and the receipt of certain governmental and regulatory approvals; the inability to obtain any PIPE investments; the inability to raise or obtain sufficient funds to continue NKGen’s operations through the consummation of the proposed Business Combination; the inability to recognize the anticipated benefits of the proposed Business Combination; the amount of redemption requests made by Graf’s public stockholders; the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, and the ability to maintain the listing of New NKGen’s securities on a national securities exchange; and those factors discussed under the heading “Risk Factors” in the Registration Statement and other documents of Graf filed, or to be filed, with the SEC. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can Graf or NKGen assess the impact of all such risk factors on the businesses of Graf and NKGen prior to the proposed Business Combination, and New NKGen following the proposed Business Combination, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to Graf or NKGen or persons acting on their behalf are expressly qualified in their entirety by the foregoing cautionary statements. Graf and NKGen prior to the proposed Business Combination, and New NKGen following the proposed Business Combination, undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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FOR THE SPECIAL MEETING OF STOCKHOLDERS OF GRAF ACQUISITION CORP. IV THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS P The undersigned hereby appoints James Graf, Anthony Kuznik and Sabrina McKee (the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the Common R Stock of Graf Acquisition Corp . IV (the “Company”) that the undersigned is entitled to vote (the O “Shares”) at the special meeting of stockholders of the Company to be held on September 25 , 2023 , X at 4 : 00 p . m . Eastern time, virtually at https : //www . cstproxy . com/grafiv/sm 2023 , and any adjournment Y or postponement thereof . The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior C proxies for said meeting . A THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE R VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER(S) . IF D NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS ON THE REVERSE SIDE, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS AND "FOR" ALL DIRECTOR NOMINEES. (Continued and to be marked, dated and signed on reverse side) Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held on September 25, 2023. The notice of Special Meeting of Stockholders, and accompanying Proxy Statement are available at: https://www.cstproxy.com/grafiv/sm2023

Please mark vote as indicated in this example X shares of preferred stock, par value $0.0001 per share (“Preferred Stock”) of New NKGen; (ii) Advisory Charter Proposal B: a proposal to eliminate various provisions applicable only to blank check companies, including business combination requirements; (iii) Advisory Charter Proposal C: a proposal to require the vote of at least 66 ⅔ % in voting power of then outstanding shares of New NKGen capital stock 7 . Proposal No . 7 — The Director Election Proposal — to elect, assuming the Business Combination Proposal, the Binding Charter Proposal, the Stock Issuance Proposal, the Incentive Plan Proposal and the ESPP Proposal (the “condition precedent proposals”) are approved and adopted, 5 directors to the New NKGen board of directors, effective immediately after the closing of the Business Combination ; and Nominees: Sangwoo Park Paul Song Kathleen Scott Michael Klowden Alana McNulty , 2023 Signature (Signature if held Jointly) When Shares are held by joint tenants, both should sign . When signing as attorney, executor, administrator, trustee or guardian, please give full title as such . If a corporation, please sign in full corporate name by the president or another authorized officer . If a partnership, please sign in partnership name by an authorized person . The Shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s) . If no direction is made, this proxy will be voted FOR all Proposals and FOR all director nominees . If any other matters properly come before the meeting, unless such authority is withheld on this proxy card, the Proxies will vote on such matters in their discretion . AGAINST ABSTAIN AGAINST ABSTAIN GRAF ACQUISITION CORP. IV — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL PROPOSALS AND "FOR" ALL DIRECTOR NOMINEES. 1. Proposal No. 1 — The Business Combination Proposal — to consider and vote upon a proposal to approve the agreement and plan of merger, dated FOR as of April 14, 2023 (as may be amended and/or restated from time to time, the “Merger Agreement”), by and among Graf, Austria Merger Sub Inc., a Delaware corporation and wholly - owned subsidiary of Graf (“Merger Sub”) and NKGen Biotech Inc., a Delaware corporation (“NKGen”), and the transactions contemplated thereby, pursuant to which Merger Sub will merge with and into NKGen with NKGen surviving the merger as a wholly - owned subsidiary of Graf (the transactions contemplated by the Merger Agreement, the “Business Combination”); 2. Proposal No. 2 — The Binding Charter Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals FOR (as defined below) are approved and adopted, the proposed second amended and restated certificate of incorporation of Graf (the “Proposed Charter”), which will replace Graf’s amended and restated certificate of incorporation, dated May 20, 2021 (as may be amended from time to time, the “Current Charter”) and will be in effect upon the closing of the Business Combination (the “Closing”); 3. Proposal No . 3 — The Advisory Charter Proposals — to consider and vote upon separate proposals to approve, on a non - binding advisory basis, the following material differences between the Proposed Charter and the Current Charter, which are being presented in accordance with the requirements of the SEC as five separate sub - proposals : (i) Advisory Charter Proposal A: a proposal to increase the authorized capital stock to 510,000,000 shares of capital stock, consisting of (a) 500,000,000 FOR shares of common stock, par value $0.0001 per share (“Common Stock”) of Graf following the Business Combination (“New NKGen”), and (b) 10,000,000 AGAINST ABSTAIN FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN AGAINST ABSTAIN AGAINST ABSTAIN AGAINST ABSTAIN AGAINST ABSTAIN AGAINST ABSTAIN FOR WITHHOLD FOR ALL ALL ALL EXCEPT To withold authority to vote for any individual nominee(s), mark “For All Except” and write the name of the nominees on the line below. 8. Proposal No. 8 — The Adjournment Proposal — to consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date FOR or dates, if necessary or appropriate, to permit further solicitation and vote of proxies in the event that there are insufficient votes for, or otherwise in connection with, the approval of any of the proposals by the stockholders of Graf or if Graf determines that additional time is necessary to consummate the Business Combination; and 9. Proposal No. 9 — The Redemption Limitation Amendment Proposal — to consider and vote upon a proposal to approve the amendment of the Current FOR Charter, to be effective immediately prior to the Closing, in the form set forth in the Supplement to the Proxy Statement/Prospectus (the “Redemption Limitation Amendment”), to eliminate the limitation that Graf may not redeem public shares in an amount that would cause Graf to have net tangible assets to be less than $5,000,001. AGAINST ABSTAIN to alter, amend or repeal the bylaws; (iv) Advisory Charter Proposal D: a proposal to require the vote of at least 66 ⅔ % in voting power of then outstanding shares of New NKGen capital stock FOR to remove a director; and (v) Advisory Charter Proposal E: a proposal to require the vote of at least 66 ⅔ % in voting power of then outstanding shares of New NKGen capital stock FOR to alter, amend or repeal certain provisions of the Proposed Charter; 4. Proposal No. 4 — The Stock Issuance Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals FOR are approved and adopted, for the purposes of complying with the applicable listing rules of the New York Stock Exchange, the issuance of (1) up to 15,594,133 shares of Common Stock pursuant to the terms of the Merger Agreement, (2) up to 1,000,000 shares of Common Stock upon conversion of the 2027 Convertible Notes, (3) up to an aggregate of 2,999,998 warrants and 2,999,998 shares of common stock issuable upon exercise of such warrants issued pursuant to the terms of the Securities Purchase Agreement and the Warrant Subscription Agreement, and (4) additional warrants, shares of Common Stock issuable upon exercise of such warrants and other shares of Common Stock that may be issued pursuant to additional agreements we may enter into prior to the Closing; 5. Proposal No. 5 — The Incentive Plan Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals FOR are approved and adopted, the 2023 Incentive Equity Plan (the “Incentive Equity Plan”), a copy of which is attached to this proxy statement/prospectus as Annex I, including the authorization of the initial share reserve under the Incentive Equity Plan; 6. Proposal No. 6 — The ESPP Proposal — to consider and vote upon a proposal to approve, assuming the other condition precedent proposals are FOR approved and adopted, the 2023 Employee Stock Purchase Plan (the “ESPP”), a copy of which is attached to this proxy statement/prospectus as Annex J, including the authorization of the initial share reserve under the ESPP; AGAINST ABSTAIN

ANNEX A

Execution Copy

SUBSCRIPTION AGREEMENT

This SUBSCRIPTION AGREEMENT (this “Subscription Agreement”) is entered into on September 19, 2023, by and between Graf Acquisition Corp. IV, a Delaware corporation (the “Company”), and the undersigned subscriber (“Subscriber”).

WHEREAS, on April 14, 2023, the Company entered into an Agreement and Plan of Merger with NKGen Biotech, Inc., a Delaware corporation (“NKGen”), and the other parties thereto, providing for a business combination between the Company and NKGen (the “Business Combination Agreement” and the transactions contemplated by the Business Combination Agreement, the “Transaction”);

WHEREAS, in connection with the Transaction, Subscriber desires to subscribe for and purchase from the Company, immediately prior to the consummation of the Transaction, that number of warrants set forth on the signature page hereto (the “Subscribed Warrants”), for a purchase price of $1.00 per Subscribed Warrant (the “Per Warrant Price” and the aggregate of such Per Warrant Price for all Subscribed Warrants being referred to herein as the “Purchase Price”), provided that the Subscriber must purchase no less than $3.00 of Subscribed Warrants and the Subscribed Warrants will be sold in denominations of $3.00, and the Company desires to issue and sell to Subscriber the Subscribed Warrants in consideration of the payment of the Purchase Price by or on behalf of Subscriber to the Company;

WHEREAS, the Subscribed Warrants will entitle the holder to purchase shares (“Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (“Common Stock”), upon substantially the terms included in the form of Common Stock Purchase Warrant set forth in Annex B (the “Common Stock Purchase Warrant”), with one-third of such Subscribed Warrants exercisable at an initial exercise price of $10.00, one-third of such Subscribed Warrants exercisable at an initial exercise price of $12.50 per warrant, and one-third of such Subscribed Warrants exercisable at an initial exercise price of $15.00 per warrant, in each case subject to adjustment; and

WHEREAS, on or about the date of this Subscription Agreement, the Company is entering into subscription agreements (the “Other Subscription Agreements” and together with the Subscription Agreement, the “Subscription Agreements”) with certain other investors (the “Other Subscribers” and together with Subscriber, the “Subscribers”), pursuant to which such Subscribers have agreed to purchase Common Stock Purchase Warrants at the Per Warrant Price on the closing date of the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties and covenants, and subject to the conditions, herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

Section 1.     Subscription. Subject to the terms and conditions hereof, at the Closing (as defined below), Subscriber hereby subscribes for and agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Subscriber, upon the payment of the Purchase Price, the Subscribed Warrants (such subscription and issuance, the “Subscription”).

Section 2.      Closing.

(a)    The consummation of the Subscription contemplated hereby (the “Closing”) shall occur on the closing date of the Transaction (the “Closing Date”), immediately prior to or substantially concurrently with the consummation of the Transaction.

(b)    At least one (1) Business Day before the anticipated Closing Date, the Company shall deliver written notice to Subscriber (the “Closing Notice”) specifying (i) the anticipated Closing Date and (ii) the wire instructions for delivery of the Purchase Price to the Company. No later than one (1) Business Day prior to the anticipated Closing Date as set forth in the Closing Notice, Subscriber shall deliver the Purchase Price for the Subscribed Warrants by wire transfer of United States dollars in immediately available funds to the account specified by the Company in the Closing Notice, such funds to be held by the Company in escrow or a segregated account until the Closing. Upon satisfaction (or, if applicable, waiver) of the conditions set forth in this Section 2, the Company shall deliver to Subscriber at the Closing a Common Stock Purchase Warrant representing the Subscribed Warrants in the form of Annex B hereto, free and clear of any liens, charges, mortgages, pledges, claims, equities, encumbrances and other third party rights or other restrictions (other than those arising under this Subscription Agreement, the organizational documents of the Company or applicable securities laws), in the name of Subscriber (or its nominee or custodian in accordance with its delivery instructions) (and the Purchase Price shall be released from escrow automatically and without further action by the Company or the Subscriber). In the event that the consummation of the Transaction does not occur within one (1) Business Day after the anticipated Closing Date specified in the Closing Notice, unless otherwise agreed to in writing by the Company and the Subscriber, the Company shall promptly (but in no event later than two (2) Business Days after the anticipated Closing Date specified in the Closing Notice) return the funds so delivered by Subscriber to the Company by wire transfer in immediately available funds to the account specified by Subscriber, and the Common Stock Purchase Warrants and any records of the Subscribed Warrants on the Company’s books and records shall be deemed cancelled. Notwithstanding such return or cancellation (x) a failure to close on the anticipated Closing Date shall not, by itself, be deemed to be a failure of any of the conditions to Closing set forth in this Section 2 to be satisfied or waived on or prior to the Closing Date, and (y) unless and until this Subscription Agreement is terminated in accordance with Section 6 herein, Subscriber shall remain obligated (A) to redeliver funds to the Company following the Company’s delivery to Subscriber of a new Closing Notice in accordance with this Section 2 and (B) to consummate the Closing upon satisfaction of the conditions set forth in this Section 2. For the purposes of this Subscription Agreement, “Business Day” means any day other than a Saturday or Sunday, or any other day on which banks located in New York, New York are required or authorized by law to be closed for business.

(c)      The Closing shall be subject to the satisfaction, or valid waiver in writing by each of the parties hereto, of the conditions that, on the Closing Date:

(i)	all conditions precedent to the closing of the Transaction set forth in Article IX of the Business Combination Agreement shall have been satisfied (as determined by the parties to the Business Combination Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Business Combination Agreement), and the closing of the Transaction shall be scheduled to occur substantially concurrently with the Closing;

(ii)	no governmental authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Subscription or the transactions contemplated hereby, and no governmental authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition; and

(iii)	the Company’s Common Stock (including the Warrant Shares) shall be approved for listing on the Nasdaq Stock Market (“Nasdaq”) subject only to official notice of issuance.

(d)      The obligation of the Company to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by the Company of the additional conditions that, on the Closing Date:

(i)	all representations and warranties of Subscriber contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Subscriber Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by Subscriber of each of the representations, warranties and agreements of Subscriber contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Subscriber Material Adverse Effect;

(ii)	Subscriber shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing; and

(iii)	the Company shall have entered into Subscription Agreements with the Subscriber and Other Subscribers for the sale of an aggregate amount of no less than 9,999,999 Common Stock Purchase Warrants, at the Per Warrant Price for an aggregate purchase price, inclusive of the Purchase Price, of no less than $9,999,999.

(e)      The obligation of Subscriber to consummate the Closing shall be subject to the satisfaction or valid waiver in writing by Subscriber of the additional conditions that, on the Closing Date:

(i)	all representations and warranties of the Company contained in this Subscription Agreement shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect (as defined below), which representations and warranties shall be true and correct in all respects) at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects (other than representations and warranties that are qualified as to materiality or Company Material Adverse Effect, which representations and warranties shall be true and correct in all respects) as of such earlier date), and consummation of the Closing shall constitute a reaffirmation by the Company of each of the representations, warranties and agreements of the Company contained in this Subscription Agreement as of the Closing Date, but without giving effect to consummation of the Transaction, or as of such earlier date, as applicable, except, in each case, where the failure of such representations and warranties to be true and correct (whether as of the Closing Date or such earlier date), taken as a whole, does not result in a Company Material Adverse Effect;

(ii)	the Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Subscription Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(iii)	except (A) for a waiver of Section 9.02(e) with respect to the Company delivering the Closing deliverable specified in Section 2.06(b)(ii), (B) for a waiver of Section 9.03(f) of the Business Combination Agreement, and (C)to the extent consented to in writing by Subscriber, the Business Combination Agreement shall not have been amended, modified, supplemented or waived in a manner that would reasonably be expected to materially and adversely affect the economic benefits that Subscriber would reasonably expect to receive under this Subscription Agreement;

(iv)	there shall have been no amendment, waiver or modification to the Other Subscription Agreements that materially benefits any Other Subscriber thereunder (other than terms particular to the legal or regulatory requirements of such Other Subscriber or its affiliates or related persons) unless the Subscriber has been offered substantially the same benefits;

(v)	the Lockup Agreement substantially in the form described in the Definitive Proxy Statement Prospectus dated as of August 14, 2023 which is to be entered into by certain parties pursuant to the Business Combination Agreement, and the Amended Sponsor Lockup Agreement, dated as of September 21, 2023, by and among Graf Acquisition Partners IV LLC, a Delaware limited liability company, the Company, NKGen and the persons set forth on Schedule I thereto, each providing for the restriction of the transfer of shares of Common Stock of the Company by certain parties specified therein, will be in effect as of the Closing Date; and

(vi)	NKGen shall have (A) entered into a subscription agreement, securities purchase agreement, side letter or other agreements (including convertible notes, promissory notes and warrants) with other investors associated with a private financing in one or a series of related transactions, not to exceed $85 million in the aggregate, and (B) consummated such private financing provided for thereby prior to the Closing of the Transaction.

(f)     Prior to or at the Closing, Subscriber shall deliver to the Company all such other information as is reasonably requested in order for the Company to issue the Subscribed Warrants to Subscriber, including, without limitation, the legal name of the person in whose name the Subscribed Warrants are to be issued (or the Subscriber’s nominee in accordance with its delivery instructions) and a duly completed and executed Internal Revenue Service Form W-9 or appropriate Form W-8.

(g)    Each Common Stock Purchase Warrant representing the Subscribed Warrants shall contain a legend, and each book entry position or certificate (if any) evidencing the Warrant Shares shall be stamped or otherwise imprinted with a legend, in substantially the following form:

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE AND AVAILABLE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (B) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (C) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, PLEDGE, HEDGE, TRANSFER OR ASSIGNMENT OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO THE TERMS OF THIS WARRANT.

Section 3.    Company Representations and Warranties. The Company represents and warrants to Subscriber that:

(a)     The Company (i) is validly existing and in good standing under the laws of the State of Delaware, (ii) has the requisite power and authority to own, lease and operate its properties, to carry on its business as it is now being conducted and to enter into and perform its obligations under this Subscription Agreement, and (iii) is duly licensed or qualified to conduct its business and, if applicable, is in good standing under the laws of each jurisdiction (other than its jurisdiction of incorporation) in which the conduct of its business or the ownership of its properties or assets requires such license or qualification, except, with respect to the foregoing clause (iii), where the failure to be in good standing would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Subscription Agreement, a “Company Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to the Company that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the business, properties, financial condition, stockholders’ equity or results of operations of the Company or its subsidiaries individually or taken as a whole, or materially affects the legal authority and ability of the Company to comply with the terms of this Subscription Agreement, including the issuance and sale of the Subscribed Warrants, or the Transaction.

(b)     Upon issuance in accordance with the terms of this Subscription Agreement against full payment therefor, assuming the due authorization, execution and delivery by other parties hereto, the Subscribed Warrants will constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies. As of the Closing, the Company shall have reserved an amount of duly authorized shares of Common Stock that is equal to the number of Warrant Shares issuable upon the initial exercise of the Subscribed Warrants, and shall keep such number of shares of Common Stock as necessary to satisfy the exercise of the Subscribed Warrants at all times reserved for issuance until the earlier of the exercise of the Subscribed Warrants in full or the termination of the Subscribed Warrants in accordance with their terms. The Warrant Shares issued to Subscriber upon the exercise of any Subscribed Warrant will be validly issued, fully paid and non-assessable.

(c)     This Subscription Agreement has been duly authorized, validly executed and delivered by the Company, and assuming the due authorization, execution and delivery of the same by Subscriber, this Subscription Agreement shall constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and by the availability of equitable remedies.

(d)     Assuming the accuracy of the representations and warranties of Subscriber set forth in Section 4 of this Subscription Agreement, the execution and delivery of this Subscription Agreement, the issuance and sale of the Subscribed Warrants hereunder, the compliance by the Company with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of the Company pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the property or assets of the Company is subject, (ii) the organizational documents of the Company, or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over the Company or any of its properties that, in the case of clauses (i) and (iii), would reasonably be expected to have a Company Material Adverse Effect.

(e)     The Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority, self-regulatory organization (including Nasdaq) or other person in connection with the execution, delivery and performance of this Subscription Agreement (including, without limitation, the issuance of the Subscribed Warrants), other than (i) filings required by Regulation D of the Securities Act and applicable state securities laws, (ii) the filing of the Registration Statement (as defined below) pursuant to Section 5 below, (iii) filings required by the United States Securities and Exchange Commission (the “Commission”), (iv) filings required by Nasdaq, including with respect to obtaining stockholder approval, if applicable, (v) filings required to consummate the Transaction as provided under the Business Combination Agreement, (vi) the filing of notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, if applicable, and (vii) those filings, the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect.

(f)      Except for such matters as have not had and would not reasonably be expected to have a Company Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a governmental authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any governmental authority or arbitrator outstanding against the Company.

(g)     Assuming the accuracy of Subscriber’s representations and warranties set forth in Section 4 of this Subscription Agreement, no registration under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities (or Blue Sky) laws is required for the offer and sale of the Subscribed Warrants or Warrant Shares by the Company to Subscriber.

(h)     Neither the Company nor any person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Subscribed Warrants or Warrant Shares. The Subscribed Warrants and Warrant Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act or any state securities laws. Neither the Company nor any person acting on the Company’s behalf has, directly or indirectly, at any time within the past six (6) months, made any offer or sale of any security or solicitation of any offer to buy any security under circumstances that would (i) eliminate the availability of the exemption from registration under Regulation D under the Securities Act in connection with the offer and sale by the Company of the Subscribed Warrants and Warrant Shares as contemplated hereby or (ii) cause the offering of the Subscribed Warrants and Warrant Shares pursuant to this Subscription Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable stockholder approval provisions. Neither the Company nor any person acting on the Company’s behalf has offered or sold or will offer or sell any securities, or has taken or will take any other action, which would reasonably be expected to subject the offer, issuance or sale of the Subscribed Warrants or Warrant Shares, as contemplated hereby, to the registration provisions of the Securities Act.

(i)      The Company is in compliance with all applicable laws and has not received any written communication from a governmental entity that alleges that the Company is not in compliance with or is in default or violation of any applicable law, except where such non-compliance, default or violation would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Company is in all material respects in compliance with applicable provisions of the Sarbanes-Oxley Act of 2002, as amended, and the rules and regulations thereunder.

(j)      The Common Stock is eligible for clearing through The Depository Trust Company (the “DTC”), through its Deposit/Withdrawal At Custodian (DWAC) system, and the Company is eligible and participating in the Direct Registration System (DRS) of DTC with respect to the Common Stock. The Company’s transfer agent (the “Transfer Agent”) is a participant in DTC’s Fast Automated Securities Transfer Program. The Common Stock is not, and has not been at any time, subject to any DTC “chill,” “freeze” or similar restriction with respect to any DTC services, including the clearing of shares of Common Stock through DTC.

(k)     No broker or finder is entitled to any brokerage or finder’s fee or commission solely in connection with the sale of the Subscribed Warrants to Subscriber.

(l)      As of their respective dates, each form, report, statement, schedule, prospectus, proxy, registration statement and other document required to be filed by the Company with the Commission prior to the date hereof (the “SEC Documents”) complied in all material respects with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Commission promulgated thereunder, and none of the SEC Documents, when filed, or if amended prior to the date of this Subscription Agreement, as of the date of such amendment with respect to those disclosures that were amended, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply in all material respects with applicable accounting requirements and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of the Company as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments, and such consolidated financial statements have been prepared in conformity with United States generally accepted accounting principles applied on a consistent basis during the periods involved (“GAAP”) (except as may be disclosed therein or in the notes thereto, and except that the unaudited financial statements may not contain all footnotes required by GAAP). A copy of each SEC Document is available to each Subscriber via the Commission’s EDGAR system. The Company has timely filed each report, statement, schedule, prospectus, and registration statement that the Company was required to file with the Commission since its initial registration of the Common Stock with the Commission and through the date hereof. There are no material outstanding or unresolved comments in comment letters from the staff of the Division of Corporation Finance (the “Staff”) of the Commission with respect to any of the SEC Documents as of the date hereof.

(m)    As of the date hereof, the authorized share capital of the Company consists of 400,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Shares”). As of the date hereof: (i) 10,373,875 shares of Common Stock and no Preferred Shares were issued and outstanding; (ii) 3,432,300 warrants, each exercisable to purchase one share of Common Stock at $11.50 per share, and 4,721,533 private placement warrants, and (iii) each exercisable to purchase one share of Common Stock at $11.50 per share (together, “SPAC Warrants”), were issued and outstanding; and (iv) no Common Stock was subject to issuance upon exercise of outstanding options. No SPAC Warrants are exercisable on or prior to the Closing. All (A) issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are not subject to preemptive rights or similar and (B) outstanding SPAC Warrants have been duly authorized and validly issued, are fully paid and are not subject to preemptive or similar rights. As of the date hereof, except as set forth above and pursuant to (1) the Other Subscription Agreements, (2) the Backstop Agreement, dated as of April 14, 2023, by and between the Company and NKMAX Co., Ltd. (the “Backstop Agreement”), (3) the Business Combination Agreement, (4) a securities purchase agreement dated on or about the date hereof for the sale by the Company to certain investors of senior convertible notes and warrants (the “Securities Purchase Agreement”), or (5) as disclosed in the SEC Documents, there are no outstanding options, warrants or other rights to subscribe for, purchase or acquire from the Company any Common Stock or other equity interests in the Company (collectively, “Equity Interests”) or securities convertible into or exchangeable or exercisable for Equity Interests. Except as set forth in the SEC Documents, as of the date hereof, the Company has no subsidiaries and does not own, directly or indirectly, interests or investments (whether equity or debt) in any person, whether incorporated or unincorporated. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company is a party or by which it is bound relating to the voting of any Equity Interests, other than as contemplated by (i) the Business Combination Agreement and (ii) that certain letter agreement, dated as of May 20, 2021, by and between the Company, Graf Acquisition Partners IV LLC and the other parties thereto (the “IPO Letter Agreement”). Except as described in the SEC Documents, there are no securities or instruments issued by or to which the Company is a party containing anti-dilution or similar provisions that will be triggered by the issuance of (i) the Subscribed Warrants or (ii) the Common Stock Purchase Warrants to be issued pursuant to any Other Subscription Agreement.

(n)     The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the New York Stock Exchange (“NYSE”) under the symbol “GFOR.” There is no suit, action, proceeding or investigation pending or, to the knowledge of the Company, threatened against the Company by NYSE or the Commission with respect to any intention by such entity to deregister the shares of Common Stock or prohibit or terminate the listing of the shares of Common Stock on NYSE. The Company has taken no action that is designed to terminate the registration of the shares of Common Stock under the Exchange Act.

(o)     Upon consummation of the Transaction, the issued and outstanding shares of Common Stock will continue to be registered pursuant to Section 12(b) of the Exchange Act and will be listed for trading on Nasdaq.

(p)     The Company is not, and immediately after receipt of payment for the Subscribed Warrants and consummation of the Transaction, will not be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(q)     The Company has not entered into any subscription agreement, side letter or other agreement with any Other Subscriber or any other investor in connection with such Other Subscriber’s or investor’s direct or indirect investment in the Company other than (i) the Other Subscription Agreements, (ii) the Backstop Agreement, (iii) the IPO Letter Agreement, and (iv) the Securities Purchase Agreement. The Other Subscription Agreements have not been amended in any material respect following the date of this Subscription Agreement and reflect the same Per Warrant Price and other terms with respect to the purchase of the Common Stock Purchase Warrants that are no more favorable to such Other Subscriber thereunder than the terms of this Subscription Agreement other than terms particular to the regulatory requirements of such Other Subscriber or its affiliates or related fund.

(r)      Neither the Company nor anyone acting on its behalf has, directly or indirectly, offered the Common Stock Purchase Warrants or any similar securities for sale to, or solicited any offer to buy the Common Stock Purchase Warrants or any similar securities from, or otherwise approached or negotiated in respect thereof with, any person other than the Subscriber and a limited number of other “accredited investors” (within the meaning of Rule 501(a) under the Securities Act), each of which has been offered the Common Stock Purchase Warrants at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Subscribed Warrants to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.

Section 4.    Subscriber Representations and Warranties. Subscriber represents and warrants to the Company that:

(a)    Subscriber (i) is validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Subscription Agreement.

(b)    This Subscription Agreement has been duly authorized, validly executed and delivered by Subscriber, and assuming the due authorization, execution and delivery of the same by the Company, this Subscription Agreement shall constitute the valid and legally binding obligation of Subscriber, enforceable against Subscriber in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and by the availability of equitable remedies.

(c)    The execution, delivery and performance by Subscriber of this Subscription Agreement, the purchase of the Subscribed Warrants hereunder, the compliance by Subscriber with all of the provisions of this Subscription Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Subscriber pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Subscriber is a party or by which Subscriber is bound or to which any of the property or assets of Subscriber is subject; (ii) the organizational documents of Subscriber; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Subscriber or any of its properties that in the case of clauses (i) and (iii), would have a Subscriber Material Adverse Effect. For purposes of this Subscription Agreement, a “Subscriber Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Subscriber that would reasonably be expected to have a material adverse effect on Subscriber’s ability to consummate the transactions contemplated hereby, including the purchase of the Subscribed Warrants.

(d)      Subscriber (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Subscribed Warrants and Warrant Shares only for its own account and not for the account of others, or if Subscriber is subscribing for the Subscribed Warrants and Warrant Shares as a fiduciary or agent for one or more investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Subscriber has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only, (iii) is not acquiring the Subscribed Warrants or Warrant Shares with a view to, or for offer or sale in connection with, any distribution thereof in violation of the securities laws of the United States or any other applicable jurisdiction and (iv) has provided the Company with the requested information on Annex A following the signature page hereto and the information contained therein is accurate and complete. The Subscriber is not an entity formed for the specific purpose of acquiring the Subscribed Warrants or Warrant Shares.

(e)      Subscriber acknowledges and agrees that the Subscribed Warrants and Warrant Shares are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Subscribed Warrants and Warrant Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that the Company is not required to register the Subscribed Warrants or Warrant Shares except as set forth in Section 5 of this Subscription Agreement. Subscriber acknowledges and agrees that the Subscribed Warrants and Warrant Shares may not be offered, resold, transferred, pledged or otherwise disposed of by Subscriber absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that the Common Stock Purchase Warrant representing the Subscribed Warrants and any certificates or account entries representing the Warrant Shares shall contain the restrictive legend set forth in Section 2(g) hereof. Subscriber acknowledges and agrees that the Subscribed Warrants and Warrant Shares will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Subscriber may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Subscribed Warrants and Warrant Shares and may be required to bear the financial risk of an investment in the Subscribed Warrants and Warrant Shares for an indefinite period of time. Subscriber acknowledges and agrees that the Subscribed Warrants and Warrant Shares will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Subscriber acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Subscribed Warrants or Warrant Shares.

(f)      Subscriber understands and agrees that Subscriber is purchasing the Subscribed Warrants directly from the Company. Subscriber further acknowledges that there have not been, and Subscriber hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Subscriber by the Company, any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Subscription Agreement.

(g)     In making its decision to purchase the Subscribed Warrants, Subscriber represents that it has relied solely upon independent investigation made by Subscriber and the Company’s representations in Section 3 of this Subscription Agreement. Subscriber acknowledges and agrees that Subscriber has received access to and has had an adequate opportunity to review such information as Subscriber deems necessary in order to make an investment decision with respect to the Subscribed Warrants, including with respect to the Company, NKGen (and its subsidiaries, if any (collectively, the “Acquired Companies”)) and the Transaction, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Subscriber’s investment in the Subscribed Warrants. Without limiting the generality of the foregoing, Subscriber acknowledges that it has reviewed the Company’s filings with the Commission including the filings relating to the Transaction. Subscriber represents and agrees that Subscriber and Subscriber’s professional advisor(s), if any, received, reviewed and understood the offering materials made available to them in connection with the Subscription and the Transaction, have had the full opportunity to ask such questions, including on the financial information, receive such answers and obtain such information as Subscriber and Subscriber’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Subscribed Warrants. Subscriber further acknowledges that the information provided to Subscriber was preliminary and subject to change, including in the Company’s filings with the Commission with respect the Transaction (which may include additional information about the Company, the Acquired Companies and the Transaction, including with respect to any financial statements or pro forma or other financial information), and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Subscriber’s obligation to purchase the Subscribed Warrants hereunder. The Subscriber acknowledges and agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 3 of this Agreement, neither the Company nor any of its affiliates nor any other person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any other matter made available to the Subscriber or its representatives in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Subscriber is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges and agrees that the Company has specifically disclaimed any such other representations and warranties. Subscriber acknowledges and agrees that none of the Acquired Companies or any of their affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has provided Subscriber with any information or advice with respect to the Subscribed Warrants nor is such information or advice necessary or desired. None of the Acquired Companies or any of their respective affiliates or Representatives has made or makes any representation as to the Company or the Acquired Companies or the quality or value of the Subscribed Warrants.

(h)     Subscriber became aware of this offering of the Subscribed Warrants solely by means of direct contact between Subscriber and the Company, and the Subscribed Warrants were offered to Subscriber solely by direct contact between Subscriber and the Company or its affiliates. Subscriber did not become aware of this offering of the Subscribed Warrants, nor were the Subscribed Warrants offered to Subscriber, by any other means. Subscriber acknowledges that the Company represents and warrants that the Subscribed Warrants and Warrant Shares (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i)      Subscriber acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Subscribed Warrants, including those set forth in the SEC Documents. Subscriber is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Subscribed Warrants, and Subscriber has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Subscriber has considered necessary to make an informed investment decision. Subscriber (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Subscribed Warrants. Subscriber understands and acknowledges that the purchase and sale of the Subscribed Warrants hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j)      Subscriber has adequately analyzed and fully considered the risks of an investment in the Subscribed Warrants and determined that the Subscribed Warrants are a suitable investment for Subscriber and that Subscriber is able at this time and in the foreseeable future to bear the economic risk of a total loss of Subscriber’s investment in the Company. Subscriber acknowledges specifically that a possibility of total loss exists.

(k)      Subscriber understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Subscribed Warrants or made any findings or determination as to the fairness of this investment.

(l)       Subscriber is not (i) a person or entity named (a “Person”) on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Subscriber agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Subscriber is permitted to do so under applicable law. If Subscriber is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), such Subscriber maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Subscriber maintains policies and procedures reasonably designed for the screening of its investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Subscriber maintains policies and procedures reasonably designed to ensure that the funds held by Subscriber and used to purchase the Subscribed Warrants were legally derived.

(m)     No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Subscribed Warrants hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

(n)      If Subscriber is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Subscriber represents and warrants that (i) it has not relied on the Company or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Subscribed Warrants, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Subscribed Warrants and (ii) the acquisition and holding of the Subscribed Warrants will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(o)     Subscriber at the Closing will have sufficient funds to pay the Purchase Price pursuant to Section 2.

(p)      Subscriber acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, NKGen or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Section 3 of this Subscription Agreement, in making its investment or decision to invest in the Company.

(q)      No broker or finder has acted on behalf of the Subscriber in connection with the sale of the Subscribed Warrants pursuant to this Subscription Agreement in such a way as to create any liability on the Company.

(r)       Subscriber hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Subscriber, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Closing Date or the earlier termination of this Subscription Agreement in accordance with its terms (other than pledges in the ordinary course of business as part of prime brokerage arrangements). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing in this Section 4(r) (i) shall restrict Subscriber’s ability to maintain bona fide hedging positions in respect of the SPAC Warrants held by the Subscriber as of the date hereof; (ii) shall prohibit any entities under common management or that share an investment advisor with Subscriber from entering into any short sales or engaging in other hedging transactions; and (iii) in the case of a Subscriber that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Subscriber’s assets, this Section 4(r) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the Subscription Amount covered by this Subscription Agreement.

(s)      Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Subscriber with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Subscriber is not currently (and at all times through the Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(t)      Subscriber acknowledges and agrees that (i) the Commission Staff issued the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or its staff relating thereto or other accounting matters related to initial public offerings, securities or expenses, the “Statement”), (ii) the Commission Staff have issued comments regarding the appropriate classification of public shares as permanent or temporary equity (the “Staff Comments”), (iii) on March 30, 2022, the SEC issued proposed rules with respect to the regulation of special purpose acquisition companies (the “SPAC Rule Proposals” and together with the Statement and Staff Comments, the “SEC Guidance”) relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies, the condensed financial statement requirements applicable to transactions involving shell companies, the use of projections by SPACs in SEC filings in connection with proposed business combination transactions, the potential liability of certain participants in proposed business combination transactions, and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, (iv) the Company continues to review the SEC Guidance and its implications, including on the financial statements and other information included in its filings with the Commission, including the SEC Documents, and (v) any restatement, revision or other modification of such filings relating to or arising from such review, any subsequent related agreements or other guidance from the Staff of the Commission shall be deemed not material for purposes of this Subscription Agreement.

(u)     Subscriber acknowledges that (i) the Company, NKGen, and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company and NKGen that is not known to Subscriber and that may be material to a decision to purchase the Subscribed Warrants, (ii) Subscriber has determined to purchase the Subscribed Warrants notwithstanding its lack of knowledge of such information, and (iii) none of the Company, NKGen, or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to Subscriber, and Subscriber hereby to the extent permitted by law waives and releases any claims it may have against the Company, NKGen, and their respective affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(v)     Subscriber acknowledges that it is aware that NKGen may enter into a subscription agreement, side letter or other agreement (including convertible promissory notes) with other investors associated with a private financing in one or a series of related transactions, not to exceed $85 million in the aggregate, and that such private financing, if pursued, will close prior to the closing of the Transaction. For the avoidance of doubt, such subscription agreement, side letter or other agreement, if any, shall not be deemed an Other Subscription Agreement under this Agreement.

Section 5.    Registration of Warrant Shares.

(a)    The Company agrees that, within fifteen (15) Business Days following the Closing Date (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of one hundred percent (100%) of the maximum number of the Warrant Shares (the “Registration Statement”), and the Company shall use its reasonable best efforts to have the Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but in any event no later than forty-five (45) calendar days after the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to ninety (90) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Upon Subscriber’s timely request, the Company shall provide a draft of the Registration Statement to the Subscriber for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and Subscriber shall provide any comments on the Registration Statement to the Company no later than the one (1) Business Day immediately preceding the Filing Date. Unless otherwise agreed to in writing by the Subscriber prior to the filing of the Registration Statement, the Subscriber shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that Subscriber be identified as a statutory underwriter in the Registration Statement, Subscriber will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Warrant Shares by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Warrant Shares which is equal to the maximum number of Warrant Shares as is permitted by the Commission. In such event, the number of Warrant Shares or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such additional Warrant Shares that were excluded due to limitations on the use of Rule 415 of the Securities Act and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than forty-five (45) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to ninety (90) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 5.

(b)     The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its reasonable best efforts to cause such Registration Statement to remain effective with respect to Subscriber, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Warrant Shares shall have been sold or (iii) on the first date on which the Subscriber can sell all of its Warrant Shares (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable) and the Company shall use its reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use reasonable best efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable Subscriber to resell Warrant Shares pursuant to the Registration Statement, qualify the Warrant Shares for listing on the applicable stock exchange on which the Company’s Common Stock is then listed and update or amend the Registration Statement as necessary to include Warrant Shares. The Company will use its reasonable best efforts to, for so long as the Subscriber holds Subscribed Warrants and/or Warrant Shares, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable the Subscriber to resell the Warrant Shares pursuant to Rule 144. The Subscriber agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Subscribed Warrants and Warrant Shares to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c)       The Company’s obligations to include the Warrant Shares in the Registration Statement are contingent upon Subscriber furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding Subscriber, the securities of the Company held by Subscriber and the intended method of disposition of the Warrant Shares as shall be reasonably requested by the Company to effect the registration of the Warrant Shares, and Subscriber shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K; provided, that the Company shall request such information from Subscriber, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated Filing Date of the Registration Statement; and provided, further, under no circumstances shall Subscriber be required to sign any type of lock-up agreement. In the case of the registration effected by the Company pursuant to this Subscription Agreement, the Company shall, upon reasonable request, inform Subscriber as to the status of such registration. Subscriber shall not be entitled to use the Registration Statement for an underwritten offering of Warrant Shares. Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Subscriber not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period, and (x) the Company shall use reasonable best efforts to make such registration statement available for the sale by the Subscriber of such securities as soon as practicable thereafter.

(d)       Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, the Subscriber agrees that (1) it will immediately discontinue offers and sales of the Warrant Shares under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144, if available at such time) until the Subscriber receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement. If so directed by the Company, the Subscriber will deliver to the Company or, in the Subscriber’s sole discretion destroy, all copies of the prospectus covering the Warrant Shares in the Subscriber’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Warrant Shares shall not apply (w) to the extent the Subscriber is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

(e)   Subscriber may deliver written notice (an “Opt-Out Notice”) to the Company requesting that Subscriber not receive notices from the Company otherwise required by this Section 5; provided, however, that Subscriber may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from Subscriber (unless subsequently revoked), (i) the Company shall not deliver any such notices to Subscriber and Subscriber shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to Subscriber’s intended use of an effective Registration Statement, Subscriber will notify the Company in writing at least two (2) Business Days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 5(e)) and the related suspension period remains in effect, the Company will so notify Subscriber, within one (1) Business Day of Subscriber’s notification to the Company, by delivering to Subscriber a copy of such previous notice of Suspension Event, and thereafter will provide Subscriber with the related notice of the conclusion of such Suspension Event promptly following its availability.

(f)    For purposes of this Section 5 of this Subscription Agreement, (i) “Warrant Shares” shall mean, as of any date of determination, the Warrant Shares (as defined in the recitals to this Subscription Agreement) and any other equity security issued or issuable with respect to the Warrant Shares by way of share split, dividend, distribution, recapitalization, merger, exchange, or replacement, and (ii) “Subscriber” shall include any affiliate of the Subscriber to which the rights under this Section 5 shall have been duly assigned.

(g)   The Company shall indemnify and hold harmless Subscriber (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, agents, investment advisors and employees of Subscriber, each person who controls Subscriber (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses incurred in connection with defending or investigating any such action or claim (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein or Subscriber has omitted a material fact from such information, provided that the Company has given notice of such event to the Subscriber in accordance with the terms of this Agreement. In addition, the Company shall not be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by Subscriber expressly for use in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, (B) in connection with any failure of such person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized by the Company or (D) in connection with any offers or sales effected by or on behalf of Subscriber in violation of Section 5(c) hereof. The Company shall notify Subscriber promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 5 of which the Company is aware. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

(h)   Subscriber shall, severally and not jointly with any Other Subscriber in the offering contemplated by this Subscription Agreement or selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling persons, to the fullest extent permitted by applicable law, from and against any and all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding Subscriber furnished in writing to the Company by or on behalf of Subscriber expressly for use therein and that Subscriber has received notice from the Company of such Suspension Event in accordance with the terms of this Agreement. In no event shall the liability of Subscriber be greater in amount than the dollar amount of the net proceeds received by Subscriber upon the sale of the Warrant Shares giving rise to such indemnification obligation. Notwithstanding the forgoing, Subscriber’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of Subscriber (which consent shall not be unreasonably withheld or delayed).

(i)      Any person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(j)      The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling person of such indemnified party and shall survive the transfer of the Warrant Shares.

(k)     If the indemnification provided under this Section 5 from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of the Subscriber shall be limited to the net proceeds received by such Subscriber from the sale of Warrant Shares giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 5, any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 5(k) from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

(l)      Subject to receipt from the Subscriber and its broker by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, the Subscriber may request that the Company remove any legend from the book entry position evidencing its Warrant Shares and the Company will, if required by the Transfer Agent, use its reasonable best efforts to cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Company and the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Warrant Shares (i) have been sold or transferred pursuant to an effective and available registration statement and current prospectus or (ii) have been sold pursuant to Rule 144. If restrictive legends are no longer required for such Warrant Shares pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 5(l) and within three (3) Trading Days (as defined below) of any request therefor from the Subscriber accompanied by such customary representations and other documentation of Subscriber and its broker referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Warrant Shares. The Company shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance. As used herein, “Trading Day” means any day on which the Common Stock is traded on Nasdaq, or, if Nasdaq is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded, provided that “Trading Day” shall not include any day on which the Common Stock is scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock is suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

Section 6.   Termination. This Subscription Agreement shall terminate and be void and of no further force and effect, and all rights and obligations of the parties hereunder shall terminate without any further liability on the part of any party in respect thereof, upon the earliest to occur of (a) such date and time as the Business Combination Agreement is terminated in accordance with its terms, (b) upon the mutual written agreement of the parties hereto to terminate this Subscription Agreement, and (c) the Termination Date (as such term is defined in the Business Combination Agreement), if the Closing has not occurred by such date other than as a result of a breach by Subscriber of its obligations hereunder; provided, that nothing herein will relieve any party from liability for any willful breach hereof prior to the time of termination, and each party will be entitled to any remedies at law or in equity to recover losses, liabilities or damages arising from such breach. The Company shall notify Subscriber of the termination of the Business Combination Agreement promptly after the termination thereof. Upon the termination hereof in accordance with this Section 6, any monies paid by Subscriber to the Company in connection herewith shall promptly (and in any event within one (1) Business Day) be returned in full to Subscriber by wire transfer of U.S. dollars in immediately available funds to the account specified by Subscriber, without any deduction for or on account of any tax withholding, charges or set-off, whether or not the Transaction shall have been consummated.

Section 7.    Trust Account Waiver. Subscriber hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering (the “IPO”) dated May 20, 2021 available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of IPO and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Subscription Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Subscriber hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any distributions or payments therefrom, or upon the release to the Company of the funds held in the Trust Account upon consummation of the Closing and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Subscription Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Subscription Agreement; provided, however, that nothing in this Section 7 shall (i) serve to limit or prohibit Subscriber’s right to pursue a claim against the Company for legal relief against assets, monies or other properties of the Company held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Subscriber may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit Subscriber’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by Subscriber in respect of Common Stock acquired by any means other than pursuant to this Subscription Agreement or any other rights held as an stockholder of the Company.

Section 8.     Miscellaneous.

(a)    All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(a). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(a).

(b)     Subscriber acknowledges that (i) the Company will rely on the acknowledgments, understandings, agreements, representations and warranties of Subscriber contained in this Subscription Agreement and (ii) following the Closing Date, NKGen will rely on the representations and warranties of the Subscriber contained in this Subscription Agreement; provided, however, that the foregoing clause of this Section 8(b) shall not give the Company any rights other than those expressly set forth herein. Prior to the Closing, Subscriber agrees to promptly notify the Company if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of Subscriber set forth herein are no longer accurate in all material respects. The Company acknowledges that Subscriber will rely on the acknowledgments, understandings, agreements, representations and warranties of the Company contained in this Subscription Agreement. Prior to the Closing, the Company agrees to promptly notify Subscriber if it becomes aware that any of the acknowledgments, understandings, agreements, representations and warranties of the Company set forth herein are no longer accurate in all material respects.

(c)     Each of the Company and Subscriber is irrevocably authorized to produce this Subscription Agreement or a copy hereof to any interested party in any administrative or legal proceeding or official inquiry with respect to the matters covered hereby.

(d)     Each party hereto shall pay all of its own expenses in connection with this Subscription Agreement and the transactions contemplated herein.

(e)     Neither this Subscription Agreement nor any rights that may accrue to Subscriber hereunder (other than the Subscribed Warrants acquired hereunder, the Warrant Shares, and the rights set forth in Section 5) may be transferred or assigned by Subscriber. Neither this Subscription Agreement nor any rights that may accrue to the Company hereunder may be transferred or assigned by the Company. Notwithstanding the foregoing, Subscriber may assign its rights and obligations under this Subscription Agreement to one or more of its affiliates (including other investment funds or accounts managed or advised by the investment manager who acts on behalf of Subscriber) or, with the Company’s prior written consent, to another person; provided, that in the case of any such assignment, the assignee(s) shall become a Subscriber hereunder and have the rights and obligations and be deemed to make the representations and warranties of Subscriber provided for herein to the extent of such assignment and provided further that no such assignment shall relieve the assigning Subscriber of its obligations hereunder if any such assignee fails to perform such obligations, unless the Company has given its prior written consent to such relief.

(f)      All the agreements, representations and warranties made by each party hereto in this Subscription Agreement shall survive the Closing.

(g)     The Company may request from Subscriber such additional information as the Company may reasonably deem necessary to evaluate the eligibility of Subscriber to acquire the Subscribed Warrants and to register the Warrant Shares for resale, and Subscriber shall promptly provide such information as may be reasonably requested, to the extent readily available and to the extent consistent with its internal policies and procedures; provided, that the Company agrees to keep any such information provided by Subscriber confidential, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq. Subscriber acknowledges that the Company may file a form of this Subscription Agreement with the Commission as an exhibit to a current or periodic report of the Company or a registration statement of the Company.

(h)     This Subscription Agreement may not be amended, modified or waived except by an instrument in writing, signed by each of the parties hereto.

(i)       This Subscription Agreement, including the eligibility representations made by the Subscriber on Annex A and the form of Common Stock Purchase Warrant attached as Annex B, constitutes the entire agreement, and supersedes all other prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof.

(j)       Except as otherwise provided herein, this Subscription Agreement is intended for the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives, and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. Except as set forth in Section 5 with respect to the persons specifically referenced therein, this Subscription Agreement shall not confer any rights or remedies upon any person other than the parties hereto, and their respective successors and assigns, and the parties hereto acknowledge that such persons so referenced are third party beneficiaries of this Subscription Agreement for the purposes of, and to the extent of, the rights granted to them, if any, pursuant to the applicable provisions.

(k)      The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Subscription Agreement were not performed in accordance with their specific terms or were otherwise breached and that money or other legal remedies would not be an adequate remedy for such damage. It is accordingly agreed that the parties shall be entitled to equitable relief, including in the form of an injunction or injunctions to prevent breaches or threatened breaches of this Subscription Agreement and to enforce specifically the terms and provisions of this Subscription Agreement, this being in addition to any other remedy to which such party is entitled at law, in equity, in contract, in tort or otherwise. The parties hereto further acknowledge and agree: (x) to waive any requirement for the security or posting of any bond in connection with any such equitable remedy; (y) not to assert that a remedy of specific enforcement pursuant to this Section 8(k) is unenforceable, invalid, contrary to applicable law or inequitable for any reason; and (z) to waive any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

(l)       If any provision of this Subscription Agreement shall be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Subscription Agreement shall not in any way be affected or impaired thereby and shall continue in full force and effect.

(m)     No failure or delay by a party hereto in exercising any right, power or remedy under this Subscription Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of such party. No single or partial exercise of any right, power or remedy under this Subscription Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Subscription Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

(n)      This Subscription Agreement may be executed and delivered in one or more counterparts (including by electronic mail, in .pdf or other electronic submission) and by different parties in separate counterparts, with the same effect as if all parties hereto had signed the same document. All counterparts so executed and delivered shall be construed together and shall constitute one and the same agreement.

(o)      This Subscription Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

(p)      EACH PARTY AND ANY PERSON ASSERTING RIGHTS AS A THIRD PARTY BENEFICIARY HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OR RELATED TO THIS SUBSCRIPTION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY PARTY AGAINST ANY OTHER PARTY OR ANY AFFILIATE OF ANY OTHER SUCH PARTY, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS OR OTHERWISE. THE PARTIES AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS SUBSCRIPTION AGREEMENT OR ANY PROVISION HEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS SUBSCRIPTION AGREEMENT.

(q)      The parties agree that all disputes, legal actions, suits and proceedings arising out of or relating to this Subscription Agreement must be brought exclusively in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware or, in the event each federal court within the State of Delaware declines to accept jurisdiction over a particular matter, any state court within the State of Delaware) (collectively the “Designated Courts”). Each party hereby consents and submits to the exclusive jurisdiction of the Designated Courts. No legal action, suit or proceeding with respect to this Subscription Agreement may be brought in any other forum. Each party hereby irrevocably waives all claims of immunity from jurisdiction, and any objection which such party may now or hereafter have to the laying of venue of any suit, action or proceeding in any Designated Court, including any right to object on the basis that any dispute, action, suit or proceeding brought in the Designated Courts has been brought in an improper or inconvenient forum or venue. Each of the parties also agrees that delivery of any process, summons, notice or document to a party hereof in compliance with Section 8(a) of this Subscription Agreement shall be effective service of process for any action, suit or proceeding in a Designated Court with respect to any matters to which the parties have submitted to jurisdiction as set forth above.

(r)       This Subscription Agreement may only be enforced against, and any claim, action, suit or other legal proceeding based upon, arising out of, or related to this Subscription Agreement, or the negotiation, execution or performance of this Subscription Agreement, may only be brought against the entities that are expressly named as parties hereto.

(s)      The Company shall, by 9:00 a.m., New York City time, on the first (1st) Business Day immediately following the date of this Subscription Agreement, file with the Commission a Current Report on Form 8-K (the “Disclosure Document”) disclosing all material terms of this Subscription Agreement and the Other Subscription Agreements and the transactions contemplated hereby and thereby, the Transaction and any other material, nonpublic information that the Company has provided to Subscriber or any of Subscriber’s affiliates, attorneys, agents or representatives at any time prior to the filing of the Disclosure Document and including as exhibits to the Disclosure Document, the form of this Subscription Agreement and the Other Subscription Agreement (in each case, without redaction). Upon the issuance of the Disclosure Document, to the Company’s knowledge, Subscriber and Subscriber’s affiliates, attorneys, agents and representatives shall not be in possession of any material, non-public information received from the Company or any of its affiliates, officers, directors, or employees or agents, and Subscriber shall no longer be subject to any confidentiality or similar obligations under any current agreement, whether written or oral with the Company or any of its affiliates. Notwithstanding anything in this Subscription Agreement to the contrary, the Company (i) shall not publicly disclose the name of Subscriber or any of its affiliates or advisers, or include the name of Subscriber or any of its affiliates or advisers in any press release, without the prior written consent of Subscriber and (ii) shall not publicly disclose the name of the Subscriber or any of its affiliates or advisers, or include the name of the Subscriber or any of its affiliates or advisers in any filing with the Commission or any regulatory agency or trading market, without the prior written consent of Subscriber, except (A) as required by the federal securities laws, rules or regulations and (B) to the extent such disclosure is required by other laws, rules or regulations, at the request of the staff of the Commission or regulatory agency or under the regulations of Nasdaq, in which case of clause (A) or (B), the Company shall provide the Subscriber with prior written notice (including by e-mail) of such permitted disclosure, and shall reasonably consult with the Subscriber regarding such disclosure. Subscriber will promptly provide any information reasonably requested by the Company for any regulatory application or filing made or approval sought in connection with the Transaction (including filings with the Commission).

(t)       The obligations of Subscriber under this Subscription Agreement are several and not joint with the obligations of any Other Subscriber or any other investor under the Other Subscription Agreements, and Subscriber shall not be responsible in any way for the performance of the obligations of any Other Subscriber under this Subscription Agreement or any Other Subscriber or other investor under the Other Subscription Agreements. The decision of Subscriber to purchase Subscribed Warrants pursuant to this Subscription Agreement has been made by Subscriber independently of any Other Subscriber or any other investor and independently of any information, materials, statements or opinions as to the business, affairs, operations, assets, properties, liabilities, results of operations, condition (financial or otherwise) or prospects of the Company, NKGen or any of their respective subsidiaries which may have been made or given by any Other Subscriber or investor or by any agent or employee of any Other Subscriber or investor, and neither Subscriber nor any of its agents or employees shall have any liability to any Other Subscriber or investor (or any other person) relating to or arising from any such information, materials, statements or opinions. Nothing contained herein or in any Other Subscription Agreement, and no action taken by Subscriber or Other Subscriber or other investor pursuant hereto or thereto, shall be deemed to constitute Subscriber and any Other Subscribers or other investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that Subscriber and any Other Subscribers or other investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Subscription Agreement and the Other Subscription Agreements. Subscriber acknowledges that no Other Subscriber has acted as agent for Subscriber in connection with making its investment hereunder and no Other Subscriber will be acting as agent of Subscriber in connection with monitoring its investment in the Subscribed Warrants or enforcing its rights under this Subscription Agreement. Subscriber shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Subscription Agreement, and it shall not be necessary for any Other Subscriber or investor to be joined as an additional party in any proceeding for such purpose.

(u)      The headings herein are for convenience only, do not constitute a part of this Subscription Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Subscription Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rules of strict construction will be applied against any party. Unless the context otherwise requires, (i) all references to Sections, Schedules or Annexes are to Sections, Schedules or Annexes contained in or attached to this Subscription Agreement, (ii) each accounting term not otherwise defined in this Subscription Agreement has the meaning assigned to it in accordance with GAAP, (iii) words in the singular or plural include the singular and plural and pronouns stated in either the masculine, the feminine or neuter gender shall include the masculine, feminine and neuter, (iv) the use of the word “including” in this Subscription Agreement shall be by way of example rather than limitation, and (v) the word “or” shall not be exclusive.

(v)      The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from any payment or issuance made under, from the execution, delivery, performance or enforcement of, or otherwise with respect to, this Subscription Agreement.

[Signature pages follow]

IN WITNESS WHEREOF, the Company has accepted this Subscription Agreement as of the date first set forth above.

GRAF ACQUISITION CORP. IV

By:	/s/ James Graf
Name: James Graf
Title: Chief Executive Officer

Address for Notices:

Graf Acquisition Corp. IV
1790 Hughes Landing Blvd., Suite 400
The Woodlands, Texas 77380
Email:	tony@grafacq.com
Attention:	Anthony Kuznik, EVP & General Counsel

with a copy (not to constitute notice) to:

White & Case LLP
1221 Avenue of the Americas
New York, New York 10020
Email:	joel.rubinstein@whitecase.com
elliott.smith@whitecase.com
Attention:	Joel Rubinstein
Elliott Smith

[Signature Page to Subscription Agreement]

IN WITNESS WHEREOF, Subscriber has executed or caused this Subscription Agreement to be executed by its duly authorized representative as of the date set forth below.

Name of Subscriber:

Meteora Select Trading Opportunities Master, LP;

Meteora Capital Partners, LP;

Meteora Special Opportunity Fund I, LP; and

Meteora Strategic Capital, LLC

By:	/s/ Vikas Mittal

Name: Vikas Mittal

Title: Managing Member

Name in which Subscribed Warrants are to be registered (if different): N/A

Date: September 19, 2023

Number of Shares of Warrants subscribed for: 1,999,998

Price Per Subscribed Warrant: $1.00

Aggregate Purchase Price: $1,999,998

Warrants
Meteora Select Trading Opportunities Master, LP	525,540	26.28%
Meteora Capital Partners, LP	712,450	35.62%
Meteora Special Opportunity Fund i, LP	431,880	21.59%
Meteora Strategic Capital, LLC	330,128	16.51%
Total	1,999,998	100.00%

[Signature Page to Subscription Agreement]

Annex A

ELIGIBILITY REPRESENTATIONS OF SUBSCRIBER

[Omitted]

Annex B

COMMON STOCK PURCHASE WARRANT

NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS WARRANT NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“Securities act”), OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HEDGED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF (A) AN EFFECTIVE AND AVAILABLE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (B) IN ACCORDANCE with RULE 144 UNDER THE SECURITIES ACT, OR (C) pursuant to another applicable exemption from registration under the securities act. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, PLEDGE, HEDGE, TRANSFER or ASSIGNMENT OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS. THE NUMBER OF SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT MAY BE LESS THAN THE AMOUNTS SET FORTH ON THE FACE HEREOF PURSUANT TO the terms OF THIS WARRANT.

Total Warrant Shares: [____], consisting of [__] Tranche I Warrant Shares [__] Tranche II Warrant Shares [__] Tranche III Warrant Shares	Date of Issuance: September [_____], 2023 (the “Issuance Date”)[1]

NKGEN BIOTECH, INC.

COMMON Stock Purchase Warrant

NKGen Biotech, Inc., a Delaware corporation (the “Company”), for value received, hereby certifies that [____________________], or its registered assigns (the “Holder”), is entitled, subject to the terms set forth below and during the term specified in Section 1(b) hereof, to purchase from the Company the number of shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”) set forth herein. This Common Stock Purchase Warrant (this “Warrant”) is issued pursuant to the Subscription Agreement, dated September [●], 2023, by and between the Company and the Holder (the “Subscription Agreement”). The shares purchasable upon exercise of this Warrant, and the exercise price per share, as adjusted from time to time pursuant to the provisions of this Warrant, are hereinafter referred to as the “Warrant Shares” and the “Exercise Price,” respectively. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Subscription Agreement.

1.    Exercise.

(a)      Initial Exercise Price. Subject to the terms and conditions hereof and subject to adjustment as provided herein, the Holder is entitled to purchase from the Company an aggregate of [_________] Warrant Shares, subject to adjustment pursuant to Section 2 and Section 3, as follows:

(i)       Tranche I. With respect to [__] of the Warrant Shares issuable hereunder, the initial Exercise Price is $10.00 per share (the “Tranche I Warrant Shares”).

(ii)      Tranche II. With respect to [__] of the Warrant Shares issuable hereunder, the initial Exercise Price is $12.50 per share (the “Tranche II Warrant Shares”).

(iii)     Tranche III. With respect to [__] of the Warrant Shares issuable hereunder, the initial Exercise Price is $15.00 per share (the “Tranche III Warrant Shares”).

For purposes of this Warrant, the Tranche I Warrant Shares, the Tranche II Warrant Shares and the Tranche III Warrant Shares shall be referred to as a “Tranche of Warrant Shares” and collectively, the “Tranches of Warrant Shares”.

1 NTD: to be the closing date of the business combination

(b)     Exercise Period. This Warrant shall be exercisable during the period (“Exercise Period”) commencing on the date the Company completes its business combination with NKGen Operating Biotech, Inc. (f/k/a NKGen Biotech, Inc.) (the “Business Combination”) and terminating at 5:00 p.m., New York City time, on the date that is five (5) years after the date on which the Company completes the Business Combination (the “Expiration Date”).

(c)     Mechanics of Exercise. This Warrant may be exercised by the Holder, in whole or in part, during the Exercise Period by delivering the purchase/exercise form attached hereto as Exhibit A (the “Exercise Notice”), duly executed by such Holder or by such Holder’s duly authorized attorney, at the principal office of the Company, or at such other office or agency as the Company may designate, accompanied by payment in full of the Exercise Price multiplied by the number of Warrant Shares purchased upon such exercise. The Exercise Price may be paid by cash, check, or wire transfer of immediately available funds (or by “cashless exercise” as provided for in Section 1(d) or the cashless exchange for Downside Protection Shares and Downside Protection Cash, if applicable, if the Holder has demanded Downside Protection pursuant to Section 2(d)). The Holder shall not be required to deliver the original of this Warrant in order to effect an exercise hereunder. Execution and delivery of an Exercise Notice with respect to less than all of the Warrant Shares will have the same effect as cancellation of the original of this Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. Execution and delivery of an Exercise Notice for all of the then-remaining Warrant Shares will have the same effect as cancellation of the original of this Warrant after delivery of the Warrant Shares in accordance with the terms hereof. On or before the first (1st) Trading Day following the date (which shall be a Trading Day) on which the Company has received an Exercise Notice (or, if the Company has delivered a Company Objection Notice, the first (1st) Trading Day after the final resolution of the Company Objection Notice pursuant to Section 7), the Company shall transmit by electronic mail an acknowledgment of confirmation of receipt of such Exercise Notice, in the form attached hereto as Exhibit B, to the Holder and the Company’s transfer agent (the “Transfer Agent”), which confirmation shall constitute an instruction to the Transfer Agent to process such Exercise Notice in accordance with the terms herein. On or before the second (2nd) Trading Day following the date (which shall be a Trading Day) on which the Company has received such Exercise Notice (or, if the Company has delivered a Company Objection Notice, the second (2nd) Trading Day after the final resolution of the Company Objection Notice pursuant to Section 7) (or such earlier date as required pursuant to the Securities Exchange Act of 1934, as amended (“Exchange Act”), or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date (the “Standard Settlement Period”)), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program (“FAST”) and if either (I) such shares of Common Stock to be issued have been sold pursuant to an effective and available registration statement and current prospectus or (II) such shares of Common Stock to be issued have been sold by the Holder pursuant to Rule 144 of the Securities Act of 1933, as amended (“Securities Act”), and in both cases the Holder has delivered or caused to be delivered to the Company customary representations and other documentation of the Holder and its broker reasonably acceptable to the Company and the Transfer Agent in connection therewith at the time it delivers the Exercise Notice (collectively, the “Electronic Issuance Condition”), upon the request of the Holder and receipt of such required representations and other documentation of the Holder and its broker, credit such aggregate number of shares of Common Stock to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system, or (Y) if the Transfer Agent is not participating in the DTC FAST or the Electronic Issuance Condition is not satisfied, upon the request of the Holder, issue and deliver (via reputable overnight courier) to the address as specified in the Exercise Notice, a certificate, registered in the name of the Holder or its designee, for the number of shares of Common Stock to which the Holder shall be entitled pursuant to such exercise. Notwithstanding any reference herein to the issuance of a “certificate” evidencing Warrant Shares hereunder, at any time as such Warrant Shares are required to be issued with a restricted legend in accordance with the rules and regulations of the Securities Act, including if the customary representations and other documentation of the Holder and its broker have not been delivered to the Company in connection with the Exercise Notice, unless the Holder shall explicitly specify in writing to the Company that such Warrant Shares should not be delivered as a book-entry with the Transfer Agent, in lieu of the delivery of such a certificate to the Holder (or to such other Person at the direction of the Holder), such Warrant Shares may be issued by the Company as a book-entry with the Transfer Agent (with reasonably documented written evidence of such book-entry delivered to the Holder on or prior to the applicable Share Delivery Date (as defined below)) and will be notated with a restricted legend if applicable. Upon delivery of an Exercise Notice, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares (as the case may be), provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise pursuant to Section 1(d) or in the event that the Holder has demanded Downside Protection pursuant to Section 2(d)) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(c) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise and upon surrender of this Warrant to the Company by the Holder, then, at the request of the Holder, the Company shall as soon as practicable and in no event later than two (2) Business Days after any exercise and upon receipt of this Warrant and at its own expense, issue and deliver to the Holder (or its designee) a new Warrant representing the right to purchase the number of Warrant Shares purchasable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but rather the number of shares of Common Stock to be issued shall be rounded up to the nearest whole number. The Company shall pay any and all transfer, stamp, issuance and similar taxes, costs and expenses (including, without limitation, fees and expenses of the Transfer Agent) that may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant. If the Company fails for any reason to deliver Warrant Shares to the Holder on or prior to the later of (i) two (2) Trading Days after receipt of the applicable Exercise Notice (or such earlier date as required pursuant to the Exchange Act or other applicable law, rule or regulation for the settlement of a trade of such Warrant Shares initiated on the applicable Exercise Date), (ii) one (1) Trading Day after the Company’s receipt of the Exercise Price, and (iii) if applicable, the second (2nd) Trading Day after the final resolution of the Company Objection Notice pursuant to Section 7 (such later date, the “Share Delivery Date”), the Company shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of Warrant Shares subject to such exercise (based on the volume-weighted average price of the Common Stock on the date of the applicable Exercise Notice), $5 per Trading Day (increasing to $10 per Trading Day on the third Trading Day after the Share Delivery Date) for each Trading Day after such Share Delivery Date until such Warrant Shares are delivered or the Holder rescinds such exercise. Notwithstanding anything to the contrary contained in this Warrant or the Subscription Agreement, after the effective date of the Registration Statement, the Company shall, upon Holder’s request, use commercially reasonable efforts to cause the Transfer Agent to deliver unlegended shares of Common Stock to the Holder (or its designee) in connection with any sale of Warrant Shares with respect to which the Holder has entered into a contract for sale, and delivered a copy of the prospectus included as part of the particular Registration Statement to the extent applicable, and for which the Holder has not yet settled. During the Exercise Period, the Company shall maintain a transfer agent that participates in FAST.

(d)     Cashless Exercise if No Effective Registration Statement. If a Registration Statement has not been declared effective by the Effectiveness Deadline, the Holder of the Warrant shall have the right, during the period beginning on the Business Day after the Effectiveness Deadline and ending upon the day when such Registration Statement has been declared effective by the Commission, and during any other period when the Company shall fail to have maintained an effective Registration Statement covering the Warrant Shares, to exercise such Warrant on a “cashless basis,” by exchanging the Warrant (in accordance with Section 3(a)(9) of the Securities Act (or any successor rule) or another exemption) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrant, multiplied by the excess of the “Fair Market Value” (as defined below) over the Exercise Price by (y) the Fair Market Value. Solely for purposes of this Section 1(d), “Fair Market Value” shall mean the volume-weighted average price of the Common Stock for the ten (10) Trading Day period ending on the Trading Day prior to the date that Exercise Notice is received by the Company from the Holder of such Warrant or its securities broker or intermediary. In connection with the “cashless exercise” of the Warrant, the Company shall, upon request, and in addition to the transmission of Exhibit B provide the Transfer Agent with an opinion of counsel for the Company stating that (i) the exercise of the Warrant on a cashless basis in accordance with this Section 1(d) is not required to be registered under the Securities Act and (ii) the shares of Common Stock issued upon such exercise shall be freely tradable under United States federal securities laws by anyone who is not an affiliate (as such term is defined in Rule 144 under the Securities Act (or any successor rule)) of the Company and, accordingly, shall not be required to bear a restrictive legend. For the avoidance of any doubt, unless and until all of the Warrant has been exercised or has expired, the Company shall continue to be obligated to comply with its registration obligations under the Subscription Agreement.

(e)     Maximum Percentage. A Holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this Section 1(e); however, no Holder shall be subject to this Section 1(e) unless he, she or it makes such election. If the election is made by a Holder, the Company shall not effect the exercise of the Holder’s Warrant, and such Holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), or any “group” of which Holder or its affiliates is a member, would beneficially own in excess of 9.99% (or such other amount as a Holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates, or any “group” of which Holder or its affiliates is a member, shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates, or any “group” of which Holder or its affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act (or any successor rule) and applicable regulations of the Commission, and the percentage held by Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. To the extent that a Holder makes the election described in this Section 1(e), the Company shall not effect the exercise of the Holder’s Warrant, and such Holder shall not have the right to exercise such Warrant unless it provides to the Company in its Exercise Notice a certification that, upon giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which Holder or its affiliates is a member, would beneficially own in excess of the Maximum Percentage of the shares of Common Stock outstanding immediately after giving effect to such exercise as determined in accordance with this subsection. For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the Holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage applicable to such Holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

(f)      Reservation of Shares. At all times during the Exercise Period, the Company shall keep reserved for issuance under this Warrant a sufficient number of shares of Common Stock as shall be necessary to satisfy the Company’s obligation to issue Warrant Shares hereunder (without regard to any limitations on exercise) (the “Required Reserve Amount”); provided that at no time shall the number of shares of Common Stock reserved pursuant to this Section 1(f) be reduced other than proportionally in connection with any exercise or redemption hereunder or such other adjustment event covered by Section 3 below. If at any time during the Exercise Period, the Company does not have a sufficient number of authorized shares of Common Stock to satisfy its obligation to reserve the Required Reserve Amount, then the Company shall immediately take such corporate action as may, in the opinion of its counsel, be necessary to increase the Company’s authorized shares of Common Stock to an amount sufficient to allow the Company to reserve the Required Reserve Amount.

2.     Reset Provisions.

(a)     On the date that is 180 days after the Issuance Date, and each 180th day thereafter during the Exercise Period, and on the Expiration Date (each, a “Reset Date”), the Exercise Price of the Warrant shall be reset as follows:

(i)       The Exercise Price of the Tranche I Warrant Shares shall be reset to the higher of (A) the lower of (x) the volume-weighted average price per share of the Common Stock during the 30-day period ending on the Reset Date, as reported on the relevant Bloomberg Screen “NKGN <Equity> AQR SEC” (or any successor thereto), and (y) the Exercise Price on the previous Reset Date (or, on the first Reset Date after the Issuance Date, the original Exercise Price) (the lower of (x) and (y), the “Test Price”) and (B) $5.00 (the “Downside Protection Threshold Price”) (the higher of (A) and (B), the “Reset Price”);

(ii)      The Exercise Price of the Tranche II Warrant Shares shall be reset to a price that is 125% of the Reset Price; and

(iii)     The Exercise Price of the Tranche III Warrant Shares shall be reset to a price that is 150% of the Reset Price.

(b)    Beginning on the date that is 180 days after the Issuance Date of the Warrants, to the extent the Company closes a sale and issuance of shares of Common Stock or securities of the Company that are convertible into or exercisable for shares of Common Stock at an effective price per share less than the then existing Reset Price (a “Dilutive Offering”), then the Exercise Price of the Warrant shall be reset (a “Dilutive Offering Reset”) upon the consummation of such Dilutive Offering (such date on which a Dilutive Offering occurs, a “Dilutive Offering Reset Date”) as follows; provided that, without limiting the foregoing, a Dilutive Offering Reset (for the avoidance of doubt) shall exclude (i)  any equity line of credit, at the market offering or other similar financing, (ii)  the grant, issuance, exercise or settlement of stock options or other equity awards under the Company’s equity compensation plans in effect immediately after the closing of the Business Combination or shares of Common Stock underlying warrants outstanding immediately after the closing of the Business Combination and (iii) Common Stock issued in connection with the Business Combination pursuant to the Agreement and Plan of Merger, dated as of April 14, 2023, by and among Graf Acquisition Corp. IV, a Delaware corporation (“GFOR”), Austria Merger Sub, Inc., a Delaware corporation and a direct wholly-owned subsidiary of GFOR (“Merger Sub”), and the Company (the “BCA”) and any other securities issued prior to or in connection with the Business Combination pursuant to any other financing:

(i)       The Exercise Price of the Tranche I Warrant Shares shall be reset to the higher of (A) the price of such shares of Common Stock sold in the Dilutive Offering or the initial conversion price or initial exercise price of the securities sold in the Dilutive Offering that are convertible or exercisable into shares of Common Stock, as applicable, and (B) the Downside Protection Threshold Price (the higher of (A) and (B), the “Dilutive Offering Reset Price”);

(ii)      The Exercise Price of the Tranche II Warrant Shares shall be reset to a price that is 125% of the Dilutive Offering Reset Price; and

(iii)     The Exercise Price of the Tranche III Warrant Shares shall be reset to a price that is 150% of the Dilutive Offering Reset Price.

(c)    The Exercise Price on each Reset Date, or, if applicable, on each Dilutive Offering Reset Date, shall never exceed the Exercise Price on any prior Reset Date, or, if applicable, on any prior Dilutive Offering Reset Date. In no event will the Reset Price, or, if applicable, the Dilutive Offering Reset Price, be lower than the Downside Protection Threshold Price.

(d)    In the event that the Test Price calculated pursuant to Section 2(a)(i), or, if applicable, the Dilutive Offering Reset Price calculated pursuant to Section 2(b)(i), is less than the Downside Protection Threshold Price, the Holder may, in its sole option, upon delivery of the Exercise Notice to the Company demand a cashless exchange in lieu of an exercise for cash at the then Exercise Price, of any singular Tranche of Warrant Shares for which such Holder has remaining Warrant Shares with respect to which the Warrant has not yet been exercised and such Warrant Shares issued, in whole or in part (the “Downside Protection”, and such Warrant Shares, the “Downside Protection Shares”) pursuant to which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing (A) by [(B) / (C)], where:

A = the number of Warrant Shares to be issued upon exercise of unexercised Warrants;

B = the Test Price or Dilutive Offering Reset Price pursuant to Section 2(a) or Section 2(b), as applicable (provided, however, (B) shall not be lower than $1.50); and

C = $1.50

Demand of the Downside Protection shall be irrevocable. The Downside Protection is available for only one Tranche of Warrant Shares per Reset Date and, if applicable, one Tranche of Warrant Shares per Dilutive Offering Reset Date, and shall not affect the application of Section 2(a) or Section 2(b) (as applicable) with respect to applicable Exercise Price of the other Tranches of Warrant Shares so long as such Exercise Price is greater than the Downside Protection Threshold Price. If the application of Section 2(a) or Section 2(b) would cause the Exercise Price of one or more Tranches of Warrant Shares for which Downside Protection is not available to be less than the Downside Protection Threshold Price, then the Exercise Price of each so-affected Tranche of Warrant Shares for which Downside Protection is not available, will be equal to the Downside Protection Threshold Price. Downside Protection for the other Tranches of Warrant Shares shall be triggered only if the Exercise Price remains lower than the Downside Protection Threshold Price at the next Reset Date. For the avoidance of doubt, to the extent a Holder exercises the Downside Protection with respect to a Tranche of Warrant Shares in full, the Holder shall have no other right to exercise this Warrant to purchase or receive Warrant Shares with respect to that particular Tranche of Warrant Shares.

Further, in the event that (B) in the formula above would be less than $1.50 but for the limitation set forth in the parenthetical in (B), then in addition to issuing the Downside Protection Shares, the Company shall pay the Holder in cash, by wire transfer of immediately available funds to the account specified by the Holder in the Exercise Notice, an amount equal to the product of (x) the difference between the Exercise Price and $1.50 multiplied by (y) the number of Warrant Shares for which the Holder has demanded Downside Protection (the “Downside Protection Cash”).

By way of example and not limitation, if the Holder demands Downside Protection with respect to 3,300,000 Tranche I Warrant Shares at a time when the Test Price is $4.50, the Company will issue to the Holder a number of Downside Protection Shares equal to 3,300,000 / ($4.50/$1.50) = 1,100,000 Downside Protection Shares. In such example, the Reset Price for the Tranche II Warrant Shares will be 125% of $4.50, or $5.63, and the Reset Price for the Tranche III Warrant Shares will be 150% of $4.50, or $6.75, and therefore, Downside Protection would not be available for such Tranches of Warrants. As another example, if the Holder demands Downside Protection with respect to 3,300,000 Tranche I Warrant Shares when the Test Price is $2.50, the Company would be required to issue to the Holder a number of Downside Protection Shares equal to 3,300,000 / ($2.50/$1.50) = 1,980,000 Downside Protection Shares. In such example, the Exercise Price for the Tranche II Warrant Shares will be 125% of $2.50 or $3.25, which is less than the Downside Protection Threshold Price and therefore the Exercise Price for the Tranche II Warrant Shares will be set at the Downside Protection Threshold Price, and the Exercise Price for the Tranche III Warrant Shares will be 150% of $2.50 or $3.75, which is less than the Downside Protection Threshold Price and therefore the Exercise Price for the Tranche III Warrant Shares will be set at the Downside Protection Threshold Price. As a third example, if the Holder demands Downside Protection with respect to 3,300,000 Tranche I Warrant Shares at a time when the Reset Price would be $0.50, the Company will issue to the Holder a number of Downside Protection Shares equal to 3,300,000 / ($1.50/$1.50) = 3,300,000 Downside Protection Shares plus an amount of Downside Protection Cash equal to 3,300,000 * ($1.50 - $0.50) = $3,300,000. In such example, the Exercise Price for the Tranche II Warrant Shares will be 125% of $0.50 or $0.63, which is less than the Downside Protection Threshold Price and therefore the Exercise Price for the Tranche II Warrant Shares will be set at the Downside Protection Threshold Price, and the Exercise Price for the Tranche III Warrant Shares will be 150% of $0.50 or $0.75, which is less than the Downside Protection Threshold Price and therefore the Exercise Price for the Tranche III Warrant Shares will be set at the Downside Protection Threshold Price.

(e)    Within two (2) Business Days after each Reset Date or Dilutive Offering Reset Date, as applicable, the Company shall deliver to each Holder a written notice setting forth the Company’s calculation of (i) the Test Price, Reset Price, and Exercise Price of each Tranche of Warrant Shares calculated pursuant to Section 2(a), or (ii) the Dilutive Offering Reset Price and Exercise Price of each Tranche of Warrant Shares calculated pursuant to Section 2(b), as applicable (such notice, the “Reset Notice”); provided, that, in no event will the Company include any material non-public information in the Reset Notice and the Holder shall be entitled to presume that the information contained in the Reset Notice does not constitute material, non-public information relating to the Company. If the holders of a majority in interest of all Warrants issued pursuant to the Subscription Agreement then outstanding (the “Majority Holders”) wish to object to the information set forth in the Reset Notice, the Majority Holders shall deliver to the Company a written notice setting forth such objection in reasonable detail (the “Holder Objection Notice”) within two (2) Business Days after its receipt of the Reset Notice (such date, the “Holder Objection Deadline”), and the Company and the Majority Holders shall resolve such dispute in accordance with Section 7 hereof. If the Majority Holders have not delivered a Holder Objection Notice to the Company by the Holder Objection Deadline, then the prices and calculations as set forth in the Reset Notice shall be deemed to be irrevocably accepted by each Holder. If the Company objects to the arithmetic calculation of the Warrant Shares, Downside Protection Shares, and/or Downside Protection Cash set forth in the Exercise Notice, the Company shall deliver to each Holder a written notice setting forth the Company’s objection in reasonable detail (the “Company Objection Notice”) on or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice (such date, the “Company Objection Deadline”), and the Company and the Majority Holders shall resolve such dispute in accordance with Section 7 hereof. If the Company has not delivered a Company Objection Notice to each Holder on or before the Company Objection Deadline, then the arithmetic calculation as set forth in the Exercise Notice shall be deemed to be irrevocably accepted by the Company.

(f)     Within two (2) Business Days of the Company’s receipt of notice from the Holder that the Holder has demanded the Downside Protection, the Company shall have the right, but not the obligation, to notify the Holder of the Company’s intent to repurchase all such Warrant Shares for which the Holder has demanded Downside Protection for cash at a repurchase price of $1.75 per share (the “Redemption Price”) in lieu of issuing the Downside Protection Shares and Downside Protection Cash, if applicable (the “Redemption Right”). If the Company exercises the Redemption Right, the Company shall within five (5) Business Days of the applicable Reset Date or Dilutive Offering Reset Date (as applicable) deliver to the Holder the Redemption Price in cash and a countersigned Warrant for the remaining number of shares of Common Stock as to which such Warrant shall not have been so redeemed.

3.     Adjustments.

(a)      Split-Ups. If after the date hereof, and subject to the provisions of Section 3(g) below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of the Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering and divided by (y) the Fair Market Value. For purposes of this Section 3(a), (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) Trading Day period ending on the Trading Day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

(b)      Extraordinary Dividends. If the Company, at any time while the Warrant is outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrant is convertible), other than (a) as described in Section 3(a) above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Exercise Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Company’s board of directors, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this Section 3(b), “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Exercise Price or to the number of shares of Common Stock issuable on exercise of the Warrant) does not exceed the Downside Protection Threshold Price.

(c)      Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 3(g) hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of the Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(d)      Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted as provided in Sections 3(a), (b), or (c) above, the Exercise Price shall be adjusted (to the nearest cent) by multiplying such Exercise Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrant immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter, in each case with proportionate adjustments among the Warrant Shares to maintain the same ratio of Tranche I Warrant Shares, Tranche II Warrant Shares, and Tranche III Warrant Shares purchasable prior to such adjustment.

(e)     Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under Sections 3(a), (b), or (c) above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the Holder shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrant and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the Holder would have received if such Holder had exercised his, her or its Warrant immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which the Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 65% of the voting power of the Company’s outstanding equity securities (including with respect to the election of directors), the Holder shall be entitled to receive as the Alternative Issuance, the weighted average of the amount of cash, securities or other property to which such Holder would actually have been entitled as a stockholder if such Holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer, and participated in such tender or exchange offer on a pro rata basis with all other holders of Common Stock, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 3. If any reclassification or reorganization also results in a change in shares of Common Stock covered by Sections 3(a), (b), or (c) above, then such adjustment shall be made pursuant to Sections 3(a), (b), or (c) and this Section 3(e). The provisions of this Section 3(e) shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Exercise Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

(f)     Notices of Changes in Warrant. Upon every adjustment of the Exercise Price or the number of shares of Common Stock issuable upon exercise of the Warrant, the Company shall give written notice thereof to the Holder, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease, if any, in the number of shares of Common Stock purchasable at such price upon the exercise of the Warrant, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event or constitute a breach hereof.

(g)    No Fractional Shares. Notwithstanding any provision contained herein to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the Holder would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such Holder.

(h)    Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 3 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 3 then, in each such case, the Company’s board of directors shall in good faith determine and implement an appropriate adjustment in the Exercise Price and the number of Warrant Shares (if applicable) so as to protect the rights of the Holder, provided that no such adjustment pursuant to this Section 3(h) will increase the Exercise Price or decrease the number of Warrant Shares as otherwise determined pursuant to this Section 3.

(i)     Voluntary Adjustment by Company. Subject to the rules and regulations of Nasdaq, the Company may at any time during the term of this Warrant, with the prior written consent of the Majority Holders, reduce the then current Exercise Price to any amount and for any period of time deemed appropriate by the board of directors of the Company.

4.     Warrant Holder Not Deemed a Shareholder. Except as otherwise specifically provided herein, the Holder, solely in its capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in its capacity as the holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which it is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

5.     Transfers.

(a)       Unregistered Security. The Holder acknowledges that this Warrant and the Warrant Shares have not been registered under the Securities Act as of the Issuance Date and agrees not to sell, pledge, distribute, offer for sale, transfer or otherwise dispose of this Warrant or any Warrant Shares issued upon its exercise (or any securities issued by the Company upon conversion or exchange thereof) in the absence of (i) an effective and available registration statement under the Securities Act and current prospectus as to the sale of any such securities and registration or qualification of such securities under any applicable U.S. federal or state securities law then in effect, or (ii) an opinion of counsel, satisfactory to the Company and the Transfer Agent, that there is an applicable exemption from such registration and qualification under applicable U.S. federal and state securities laws. Subject to Section 1(c), the Warrant Shares (and any securities issued by the Company upon conversion or exchange thereof) shall bear the legend set forth on Exhibit D. For the avoidance of doubt, the Warrants carry no registration rights.

(b)       Transferability. Subject to compliance with any applicable securities law and the provisions of Section 5(a) hereof, this Warrant and all rights hereunder are transferable, in whole or in part, upon surrender of the Warrant with a properly executed assignment (in the form of Exhibit C hereto) at the principal office of the Company.

(c)       Warrant Register. The Company will maintain a register containing the names and addresses of the Holder of this Warrant. Until any transfer of this Warrant is made in the warrant register, the Company may treat the Holder of this Warrant as the absolute owner hereof for all purposes; provided, however, that if this Warrant is properly assigned in blank, the Company may (but shall not be required to) treat the bearer hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary. Any Holder may change such Holder’s address as shown on the warrant register by written notice to the Company requesting such change.

6.     Replacement of Warrants. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and (in the case of loss, theft or destruction) upon delivery of an indemnity agreement (with surety if reasonably required) in an amount reasonably satisfactory to the Company, or (in the case of mutilation) upon surrender and cancellation of this Warrant, the Company will issue, in lieu thereof, a new Warrant of like tenor; provided that, in the case of mutilation, no indemnity shall be required if this Warrant in identifiable form is surrendered to the Company for cancellation.

7.     Dispute Resolution Regarding Certain Matters. If the Majority Holders have delivered a Holder Objection Notice to the Company on or prior to the Holder Objection Deadline, or if the Company has delivered a Company Objection Notice to each Holder on or prior to the Company Objection Deadline, and the Majority Holders and the Company are unable to agree upon such determination or calculation within three (3) Business Days of delivery of such Holder Objection Notice or Company Objection Notice (as the case may be), then the Company shall, within two (2) Business Days after the end of such three (3) Business Day period, submit via electronic mail (a) the disputed determination of the Exercise Price, Test Price, Reset Price, or Dilutive Offering Reset Price (as the case may be) or (b) the disputed arithmetic calculation of the Warrant Shares, Downside Protection Shares, or Downside Protection Cash, to an independent, reputable investment bank selected by the Company and reasonably acceptable to the Majority Holders. The Company shall cause the investment bank to perform the determinations or calculations and notify the Company and each Holder of the results as soon as reasonably practicable. Such investment bank’s determination or calculation shall be binding upon all parties absent demonstrable error. The fees and expenses of such investment bank shall be borne by the Company unless the number in question, as finally determined by such investment bank is within ten percent (10%) of the Company’s originally proposed number, in which case such fees and expenses shall be borne by the Holders.

8.     Miscellaneous.

(a)        Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Warrant shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and the Holder hereby agree that any action, proceeding or claim against it arising out of or relating in any way to this Warrant shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company and the Holder hereby waive any objection to such jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this Section 8(a) shall not apply to any action, proceeding or claim brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in this Warrant shall be deemed to have notice of and to have consented to the forum provisions in this Section 8(a). If any action, the subject matter of which is within the scope of the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Warrant holder, such Holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Holder in any such enforcement action by service upon such Holder’s counsel in the foreign action as agent for such Holder.

(b)      Entire Agreement. This Warrant and the Subscription Agreement set forth the entire agreement and understanding of the parties relating to the subject matter herein and supersede all prior or contemporaneous agreements, understandings, representations and warranties, both written and oral, between them relating to the subject matter hereof.

(c)     Amendments and Waivers. No modification of or amendment to this Warrant, nor any waiver of any rights under this Warrant, shall be effective unless in writing signed by (i) the Company and (ii) the holders representing more than 50% of the Warrant Shares issuable under all Warrants issued pursuant to the Subscription Agreement and then-outstanding. No delay or failure to require performance of any provision of this Warrant shall constitute a waiver of that provision as to that or any other instance.

(d)     Successors and Assigns. Subject to applicable securities laws, this Warrant and the rights and obligations evidenced hereby shall inure to the benefit of and be binding upon the successors and permitted assigns of the Company and the successors and permitted assigns of Holder. The provisions of this Warrant are intended to be for the benefit of any Holder from time to time of this Warrant and shall be enforceable by the Holder or holder of Warrant Shares.

(e)     Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing, at the most recent address set forth in the Company’s books and records. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) when sent by electronic mail, with no mail undeliverable or other rejection notice, on the date of transmission to such recipient, if sent on a Business Day prior to 5:00 p.m. New York City time, or on the Business Day following the date of transmission, if sent on a day that is not a Business Day or after 5:00 p.m. New York City time on a Business Day, (iii) one (1) Business Day after being sent to the recipient via overnight mail by reputable overnight courier service (charges prepaid), or (iv) four (4) Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and, in each case, addressed to the intended recipient at its address specified on the signature page hereof or to such electronic mail address or address as subsequently modified by written notice given in accordance with this Section 8(e). A courtesy electronic copy of any notice sent by methods (i), (iii), or (iv) above shall also be sent to the recipient via electronic mail if an electronic mail address is provided in the applicable signature page hereof or to an electronic mail address as subsequently modified by written notice given in accordance with this Section 8(e).

(f)      Severability. If one or more provisions of this Warrant are held to be invalid, illegal or unenforceable under applicable law, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Warrant or invalidate or render unenforceable such term or provision in any other jurisdiction.

(g)     Construction. This Warrant is the result of negotiations between and has been reviewed by the Company and the initial Holder and their respective counsel, if any; accordingly, this Warrant shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Common Stock Purchase Warrant to be duly executed as of the Issuance Date set out above.

NKGEN Biotech, Inc.

By:
Name:
Title:

Signature Page to Common Stock Purchase Warrant

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE HOLDER TO EXERCISE THIS
COMmon stock purchase warrant

NKGEN BIOTECH, INC.

The undersigned holder hereby elects to exercise the Common Stock Purchase Warrant (the “Warrant”) of NKGen Biotech, Inc., a Delaware corporation (the “Company”) as specified below. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

1. Cash Exercise. The Holder intends to exercise the following number of Warrant Shares:

__________ Tranche I Warrant Shares

__________ Tranche II Warrant Shares

__________ Tranche III Warrant Shares

The total number of Warrant Shares to be delivered to the Holder is: ______________

2. Payment of Cash Exercise Price. The Holder shall pay the aggregate Exercise Price in the sum of

$___________________ to the Company in accordance with the terms of the Warrant.

3. Cashless Exercise Pursuant to Section 1(d). The Holder hereby irrevocably elects to exercise the Warrant pursuant to Section 1(d) on a cashless basis to receive the following number of Warrant Shares:

________ Tranche ____ Warrant Shares

If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the Holder requests that a new Warrant be issued pursuant to Section 1(c) evidencing the right to purchase the following remaining number of Warrant Shares:

__________ Tranche I Warrant Shares

__________ Tranche II Warrant Shares

__________ Tranche III Warrant Shares

4. Downside Protection Demand. The Holder hereby certifies that, as of ____________ (the Reset Date or Dilutive Offering Reset Date, as applicable), the Test Price or Dilutive Offering Reset Price, as applicable, of the Tranche ___ Warrant Shares calculated pursuant to Section 2(a) or Section 2(b) of the Warrant, as applicable, is below the Downside Protection Threshold Price. The Holder hereby demands Downside Protection with respect to the following number of Warrant Shares:

________ Tranche ____ Warrant Shares

The number of Downside Protection Shares to be delivered to the Holder is: ______________

The amount of Downside Protection Cash to be delivered to the Holder is: _______________

Exhibit A to Common Stock Purchase Warrant

5. Delivery of Warrant Shares. The Company shall deliver to Holder, or its designee or agent as specified below, the total number of Warrant Shares specified in Item 1 or 3 above in accordance with the terms of the Warrant. Delivery shall be made to Holder, or for its benefit, as follows:

☐ Check here if requesting delivery as a certificate to the following name and to the following address:

Issue to:

☐	Check here if requesting delivery by Deposit/Withdrawal at Custodian as follows:

DTC Participant:
DTC Number:
Account Number:

6. Maximum Percentage Representation. Notwithstanding anything to the contrary contained herein, this Exercise Notice shall constitute a representation by the Holder of the Warrant submitting this Exercise Notice that after giving effect to the exercise provided for in this Exercise Notice, such Holder (together with its affiliates) will not have beneficial ownership (together with the beneficial ownership of such Person’s affiliates) of a number of shares of Common Stock which exceeds the Maximum Percentage of the total outstanding shares of Common Stock of the Company as determined pursuant to the provisions of Section 1(e) of the Warrant.

7. Delivery of Downside Protection Cash. The Holder’s wire information for the delivery of the Downside Protection Cash (if applicable), is as follows:

[INSERT WIRE INFORMATION]

[Signature Page Follows]

Date: __________________

Name of Holder

By:
Name:
Title:

Tax ID:

Address:

E-mail Address:

Exhibit A to Common Stock Purchase Warrant

EXHIBIT B

ACKNOWLEDGMENT

The Company hereby acknowledges this Exercise Notice and hereby directs Continental Stock Transfer & Trust Company to issue the above indicated number of shares of Common Stock in accordance with the Transfer Agent Instructions dated _________, from the Company and acknowledged and agreed to by _______________.

NKGEN BIOTECH, INC.

By:
Name:
Title:

Exhibit B to Common Stock Purchase Warrant

EXHIBIT C

ASSIGNMENT FORM

FOR VALUE RECEIVED, _________________________________________ hereby sells, assigns and transfers all of the rights of the undersigned under the attached Warrant with respect to the number of shares of capital stock covered thereby set forth below, unto:

Name of Assignee	Address/Facsimile Number	No. of Warrant Shares and Tranche

Acknowledged and agreed to by
the Holder:

(Holder)

By:
(Signature)

Name:
Title:

Address:

Email:

Exhibit C to Common Stock Purchase Warrant

EXHIBIT D

FORM OF RESTRICTED STOCK LEGEND

THE OFFER AND SALE OF THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED FOR SALE, SOLD, PLEDGED, HEDGED, ASSIGNED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE AND AVAILABLE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE, PLEDGE, HEDGE, ASSIGNMENT OR OTHER TRANSFER OTHERWISE COMPLIES WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

Exhibit D to Common Stock Purchase Warrant

ANNEX B

GRAF ACQUISITION CORP. IV,

as Issuer,

AND

The Investors listed in Schedule I,

each as an Investor

Securities Purchase Agreement

Dated as of September 15, 2023

5.0% / 8.0% Convertible Senior Notes due 2027 and Warrants

i

i

Exhibits

Exhibit A Form of Note

Exhibit B Form of Warrant

Exhibit C Form of Restricted Stock Legend

ii

Securities Purchase Agreement, dated as of September 15, 2023 (the “Signing Date”) among Graf Acquisition Corp. IV, a Delaware corporation, as Issuer (the “Company”), and the Investors listed in Schedule I (each, an “Investor” and, collectively, the “Investors”).

Recitals Of The Company

Whereas, the Company has duly authorized the issuance of its 5.0% / 8.0% Convertible Senior Notes due 2027 (each a “Note” and, collectively, the “Notes”), representing its unsecured and general, senior unsubordinated obligations and Warrants (each, a “Warrant” and, collectively, the “Warrants”); and

Whereas, the Company has agreed to issue the Notes and Warrants to the Investors in exchange for the payment by the Investors to the Company of the Purchase Price (as defined below) and subject to the other terms set forth herein.

Now, Therefore, This Agreement Witnesseth, for and in consideration of the premises and the purchases of the Notes and Warrants by the respective Investors thereof, it is mutually agreed, for the benefit of the Company and the ratable benefit of such Investors (and any subsequent Holder (as defined below)), as follows:

Article 1

DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01      Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)            the terms defined in this Article 1 have the meanings assigned to them in this Article and include the plural as well as the singular;

(ii)           “or” is not exclusive;

(iii)          references to “dollars” or “$” refer to U.S. dollars;

(iv)          references to “interest” that accrues on any Note includes Stated Interest and, if applicable, Special Interest;

(v)           all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with GAAP; and

(vi)          the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement.

“Additional Effectiveness Deadline” has the meaning specified in Section 11.01(a).

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with another Person. For the purposes of this definition, “control,” when used with respect to any specified Person means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Securities Purchase Agreement as originally executed or as it may from time to time be supplemented or amended by one or more agreements supplemental hereto entered into pursuant to the applicable provisions hereof.

“Board of Directors” means the board of directors of the Company or any committee thereof duly authorized to act on behalf of such board.

“Book-Entry Warrant Certificates” has the meaning specified in Section 1.2 of the Terms and Conditions of the Warrant, which is attached as Schedule A to the Form of Warrant, which is attached as Exhibit B.

“BSA” has the meaning specified in Section 8.01(n).

“BSA/PATRIOT Act” has the meaning specified in Section 8.01(n).

“Business Combination Event” has the meaning specified in Section 10.01.

“Business Day” means any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such Person, including, if such Person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued after the Closing Date; provided, however, that Capital Stock will not include any indebtedness that is convertible into or exchangeable for (x) any such equity or (y) any combination of such equity and cash based on the value of such equity.

“Cash Interest” has the meaning set forth in Section 4.01.

“Close of Business” means 5:00 p.m. New York City time.

“Closing” means the closing of the Transactions.

“Closing Date” means the date the closing of the purchase and sale of Securities occurs pursuant to Section 6.01.

“Commission” means the Securities and Exchange Commission, as from time to time constituted or created under the Exchange Act.

“Common Equity” means the Capital Stock of any Person that is generally entitled (a) to vote in the election of the directors of such Person or (b) if such Person is not a corporation, to vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Common Stock” means the shares of common stock, $0.0001 par value per share, of the Company, subject to the provisions of Section 7.05.

“Common Stock Change Event” has the meaning specified in Section 7.05.

“Company” means the Person named as the “Company” in the preamble of this Agreement until a successor Person shall have become such pursuant to the applicable provisions of this Agreement, and thereafter “Company” shall mean such successor Person.

“Conversion Date” has the meaning specified in Section 7.02(a).

“Conversion Price” means, as of any time, an amount equal to (a) one thousand dollars ($1,000) divided by (b) the Conversion Rate in effect at such time.

“Conversion Rate” means initially 100 shares of Common Stock per $1,000 principal amount of Notes, subject to adjustment as set forth herein. Whenever this Agreement refers to the Conversion Rate as of a particular date without setting forth a particular time on such date, such reference will be deemed to be to the Conversion Rate as of the Close of Business on such date.

“Default” means any event that is or with the passage of time or the giving of notice or both would become an Event of Default.

“Definitive Warrant Certificate” means has the meaning specified in Section 1.2 of the Terms and Conditions of the Warrant, which is attached as Schedule A to the Form of Warrant, which is attached as Exhibit B.

“Distributed Property” has the meaning specified in Section 7.04(c).

“Eligible Market” means the New York Stock Exchange, the NYSE American, the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market (or any of their respective successors).

“Event of Default” has the meaning specified in Section 9.01.

“Ex-Dividend Date” means, with respect to an issuance, dividend or distribution on the Common Stock, the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of the shares of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of the Common Stock under a separate ticker symbol or CUSIP number will not be considered “regular way” for this purpose.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exempted Fundamental Change” has the meaning specified in Section 4.04(g).

“Expiration Date” has the meaning specified in Section 7.04(e).

“Expiration Time” has the meaning specified in Section 7.04(e).

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Filing Deadline” has the meaning specified in Section 11.01(a).

“Fundamental Change” shall be deemed to have occurred at the time after the Notes are originally issued if any of the following occurs:

(a)           except in connection with transactions described in clause (b) below, any “person” or “group” (within the meaning of Section 13(d)(3) of the Exchange Act), other than the Company or any of its direct or indirect Wholly Owned Subsidiaries, or their respective employee benefit plans has become and, files a Schedule TO (or any successor schedule, form or report) or any schedule, form, or report under the Exchange Act that discloses that such person or group has become the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of shares of Common Stock representing more than fifty percent (50%) of the voting power of all of the then-outstanding Common Stock, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no person or group shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer;

(b)           the consummation of (i) any recapitalization, reclassification or change of the Common Stock (other than a change to par value or from par value to no par value, or changes resulting from a subdivision, or combination) as a result of which the Common Stock would be converted into, or exchanged for, stock, other securities or other property or assets; (ii) any share exchange, consolidation or merger of the Company pursuant to which the Common Stock will be converted into cash, securities or other property or assets; or (iii) any sale, lease or other transfer, in one transaction or a series of transactions, of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, to any Person other than one of the Company’s direct or indirect Wholly Owned Subsidiaries; provided, however, that a transaction described in clause (ii) in which the holders of all classes of the Company’s Common Equity immediately prior to such transaction own, directly or indirectly, more than fifty percent (50%) of all classes of Common Equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such transaction in substantially the same proportions (relative to each other) as such ownership immediately prior to such transaction shall not be a Fundamental Change pursuant to this clause (b);

(c)           the stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company (other than in connection with a transaction described in clause (b) above); or

(d)           the Common Stock (or other common stock, if any, then underlying the Notes) ceases to be listed or quoted on an Eligible Market and are not promptly re-listed or re-quoted on an Eligible Market;

provided, however, that a transaction or transactions described in clause (a) or clause (b) above will not constitute a Fundamental Change, however, if at least ninety percent (90%) of the consideration received or to be received by the holders of common stock of the Company, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consist of shares of common stock or other corporate Common Equity interests listed or quoted (or depositary receipts or shares representing shares of common stock or other corporate Common Equity interests, which depositary receipts or shares are listed or quoted) on any Eligible Market or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and, as a result of such transaction or transactions, the Notes become convertible into such consideration, excluding cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights (subject to the provisions of Section 7.02). If any transaction in which the Common Stock is replaced by the common stock or other Common Equity of another entity occurs, following the effective date of such transaction, references to the Company in this definition shall instead be references to such other entity.

“Fundamental Change Company Notice” has the meaning specified in Section 4.04(c).

“Fundamental Change Repurchase Date” has the meaning specified in Section 4.04(a).

“Fundamental Change Repurchase Notice” has the meaning specified in Section 4.04(b)(i).

“Fundamental Change Repurchase Price” has the meaning specified in Section 4.04(a).

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government.

“Hedging and Short Sales” means all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act and all types of forward sale contracts, options, puts, calls, short sales, swaps, derivatives and similar arrangements (including on a total return basis).

“Holder” means a person in whose name a Note is registered on the Register; provided, however, that, solely for purposes of Article 11, Holder means a person in whose name any Registrable Security is registered on the books of the Company or its transfer agent.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel of each Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnified Party shall be designated as a party or a potential party thereto, and any fees or expenses actually incurred by any such Indemnified Party in enforcing the indemnity provided herein), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, imposed on, incurred by, or asserted against any such Indemnified Party, in any manner relating to or arising out of this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby (including any enforcement of any of the Transaction Documents).

“Indemnified Party” means each Investor and its Affiliates.

“Initial Notes” has the meaning specified in Section 3.01.

“Interest Payment Date” means, with respect to each Note, each 6-month anniversary of the Closing Date and the one-year anniversary of the Closing Date of each year, commencing on the first 6-month anniversary date of the Closing Date.

“Investor” and “Investors” have the meaning specified in the preamble of this Agreement.

“Last Reported Sale Price” of the Common Stock for any Trading Day means the closing sale price per share (or, if no closing sale price is reported, the average of the last bid price and the last ask price per share or, if more than one in either case, the average of the average last bid prices and the average last ask prices per share) of Common Stock on such Trading Day as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is then listed. If the Common Stock is not listed on a U.S. national or regional securities exchange on such Trading Day, then the Last Reported Sale Price will be the last quoted bid price per share of Common Stock on such Trading Day in the over-the-counter market as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock is not so quoted on such Trading Day, then the Last Reported Sale Price will be the average of the mid-point of the last bid price and the last ask price per share of Common Stock on such Trading Day from an investment banking firm selected by the Company. The “Last Reported Sale Price” will be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

“Losses” has the meaning specified in Section 11.04.

“Market Disruption Event” means, with respect to any date, the occurrence or existence, during the one-half hour period ending at the scheduled close of trading on such date on the principal U.S. national or regional securities exchange or other market on which the Common Stock is listed for trading or trades, of any material suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant exchange or otherwise) in the Common Stock or in any options, contracts or future contracts relating to the Common Stock.

“Material Adverse Effect” means any change, development, condition, state of facts, occurrence, event or effect that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, results or operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) the ability of the Company to perform its respective obligations under the Transaction Documents or consummate the Transactions.

“Material Contract” means any agreement, contract or other instrument pursuant to which the Company or any of its Subsidiaries is a party or any of the respective assets or properties of the Company or any of its Subsidiaries are bound or committed and for which any breach, violation, nonperformance or early cancellation could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

“Maturity Date” means the four-year anniversary of the Closing Date.

“Maximum Percentage” has the meaning specified in Section 7.12.

“Notes” has the meaning specified in the first paragraph of the Recitals hereof, and includes any Note or Notes, as the case may be, delivered under this Agreement.

“OFAC” has the meaning specified in Section 8.01(n).

“OFAC List” has the meaning specified in Section 8.01(n).

“Open of Business” means 9:00 a.m., New York City time.

“Party” means the Company or any Holder; and “Parties” means the Company and the Holders.

“PATRIOT Act” has the meaning specified in Section 8.01(n).

“Person” or “person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity. Any division or series of a limited liability company, limited partnership or trust will constitute a separate “person” under this Agreement.

“PIK Interest” has the meaning set forth in Section 4.01.

“Purchase Price” shall mean the purchase price payable by each Investor on the Closing Date as set forth on Schedule I attached hereto.

“Qualified Successor Entity” means, with respect to a Business Combination Event, a corporation; provided however, that (i) if such Business Combination Event is an Exempted Fundamental Change, then a limited liability company, limited partnership or other similar entity shall also constitute a “Qualified Successor Entity” with respect to such Business Combination Event, and (ii) a limited liability company or limited partnership that is the resulting, surviving or transferee person of such Business Combination Event shall also constitute a Qualified Successor Entity with respect to such Business Combination Event, provided that, in the case of this clause (ii), (1) if such limited liability company or limited partnership is not treated as a corporation or an entity disregarded as separate from a corporation, in each case for U.S. federal income tax purposes, (x) the Company has received an opinion of a nationally recognized tax counsel to the effect that such Business Combination Event will not be treated as an exchange under Section 1001 of the Internal Revenue Code for Holders or beneficial owners of the Notes, and (y) such limited liability company or limited partnership is a direct or indirect, Wholly-Owned Subsidiary of a corporation duly organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, (2) such Business Combination Event constitutes a Common Stock Change Event whose Reference Property consists solely of any combination of cash in U.S. dollars and shares of common stock or other corporate Common Equity interests of a corporation described in clause (1)(y), and (3) if such limited liability company or limited partnership is disregarded as separate from its owner for U.S. federal income tax purposes, its regarded owner for U.S. federal income tax purposes is an entity described in clause (1)(y).

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Common Stock have the right to receive any cash, securities or other property or in which the Common Stock is exchanged for or converted into cash, securities or other property, the date fixed for determination of holders of the Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute or contract or otherwise).

“Reference Property” has the meaning specified in Section 7.05.

“Reference Property Unit” has the meaning specified in Section 7.05.

“Register” has the meaning specified in Section 3.05.

“Registrable Securities” means, shares of Common Stock actually issued upon conversion of the Notes or exercise of the Warrants. Registrable Securities will continue to be Registrable Securities until the first time at which they (a) are sold pursuant to an effective registration statement under the Securities Act, (b) are sold pursuant to Rule 144, (c) can be sold under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), or (d) they have otherwise been transferred and new securities not subject to transfer restrictions under any federal securities laws and not bearing any legend substantially similar to a Restricted Stock Legend will have been delivered by the Company.

“Registration Statement” means a Registration Statement of the Company required to be filed pursuant to Section 11.01 under the Securities Act covering the Registrable Securities.

“Released Claims” has the meaning specified in Section 12.01.

“Representative” means, with respect to any Person, any stockholder, member, partner, manager, director, officer, employee, agent, advisor or other representative of such Person.

“Repurchase Date” has the meaning specified in Section 4.05(a).

“Repurchase Notice” has the meaning specified in Section 4.05(a).

“Repurchase Price” has the meaning specified in Section 4.05(a).

“Restricted Security” has the meaning specified in Section 3.06(a)(i).

“Restricted Legend” means a legend substantially in the form of Note or form of Warrant, as applicable, set forth in Section 2.02.

“Restricted Stock” has the meaning specified in Section 3.06(b)(i).

“Restricted Stock Legend” means a legend substantially in the form set forth in Exhibit C hereto.

“Rule 144” means Rule 144 under the Securities Act (including any successor rule thereto), as the same may be amended from time to time.

“Securities” means the Notes and the Warrants and each Note and Warrant, a “Security”.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

“Significant Subsidiary” has the meaning specified in Rule 1-02(w) of Regulation S-X under the Securities Act; provided, however, that, if a Subsidiary meets the criteria of clause (1)(iii), but not clause (1)(i) or (1)(ii), of the definition of “significant subsidiary” in Rule 1-02(w) (or, if applicable, the respective successor clauses to the aforementioned clauses), then such Subsidiary will be deemed not to be a Significant Subsidiary unless such Subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests, for the last completed fiscal year before the date of determination exceeds fifteen million dollars ($15,000,000).

“Signing Date” has the meaning specified in the preamble of this Agreement.

“Special Interest” means any interest that accrues on any Note pursuant to Section 9.02.

“Specified Date” has the meaning specified in Section 4.05(a).

“Spin-Off” has the meaning specified in Section 7.04(c).

“Spin-Off Valuation Period” has the meaning set forth in Section 7.04(c)(ii).

“Stated Interest” has the meaning specified in Section 4.01.

“Subsidiary” means, with respect to any Person:

(a)           any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person (or a combination thereof); and

(b)           any partnership or limited liability company of which (i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (ii) such Person or any Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“Successor Company” has the meaning specified in Section 10.01(a).

“Suspension Event” has the meaning specified in Section 11.01(c).

“Tax Return” shall mean all original, amended or estimated returns, statements, filings, attachments and other documents or certifications filed or required to be filed in respect of Taxes.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender/Exchange Offer Valuation Period” has the meaning specified in Section 7.04(e).

“Trading Day” means any day on which (i) trading in the Common Stock generally occurs on the principal U.S. national or regional securities exchange on which the Common Stock is then listed or, if the Common Stock is not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Common Stock is then traded, and (ii) there is no Market Disruption Event. If the Common Stock is not so listed or traded, then “Trading Day” means a Business Day.

“Transactions” means the transactions contemplated by the Transaction Agreement to occur at or immediately prior to the closing of the Merger (as defined in the Transaction Agreement, the “Merger”), including the Merger.

“Transaction Agreement” means that certain Agreement and Plan of Merger dated as of April 14, 2023 by and among the Company, Austria Merger Sub, Inc., a Delaware corporation and NKGen Biotech, Inc., a Delaware corporation.

“Transaction Documents” means this Agreement, the Notes, and the Warrants.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Trust Account” has the meaning specified in Section 12.01.

“U.S.” means the United States of America.

“Warrants” means the warrants to purchase Common Stock.

“Wholly Owned Subsidiary” means, with respect to a Person, a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) are owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Section 1.02      Acts of Holder; Record Dates. Any request, demand, authorization, direction, notice, consent, waiver or other act of the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof in respect of anything done, omitted or suffered to be done by the Company in reliance thereon, whether or not notation of such action is made upon such Note.

Section 1.03      Effect of Headings and Table of Contents. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof, and all Article and Section references are to Articles and Sections, respectively, of this Agreement unless otherwise expressly stated.

Section 1.04      Successors and Assigns. All covenants and agreements in this Agreement by the Company or the Holders, as applicable, shall bind its successors and assigns, whether so expressed or not.

Section 1.05      Severability Clause. In case any provision in this Agreement or in the Securities shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.06      Benefits of Agreement. Nothing in this Agreement or in the Securities, express or implied, shall give to any Person, other than the parties hereto, their respective successors hereunder, any Holder and the persons, entities specifically referenced in Section 11.04 any benefit or any legal or equitable right, remedy or claim under this Agreement; provided, however, that no right of any Investor, as such, hereunder, will inure to the benefit of any Holder, as such, that is not an Investor.

Article 2

PURCHASE AND ISSUANCE OF SECURITIES

Section 2.01      Purchase and Sale. Upon the terms and subject to the conditions of this Agreement on the Closing Date, on the basis of the representations and warranties hereby contained, the Company agrees to issue and sell to each Investor, and each Investor, severally and not jointly, agrees to purchase from the Company upon the satisfaction of the conditions set forth in Section 6.01 (i) a Note having the principal amount, and (ii) the number of Warrants, at the cash Purchase Price, payable in immediately available funds, in each case as set forth on Schedule I attached hereto.

Section 2.02      Form of Securities. The Notes shall be substantially in the form set forth in Exhibit A and the Warrants shall be substantially in the form set forth in Exhibit B in each case the terms and provisions of which shall constitute, and are hereby expressly incorporated in and made, a part of this Agreement.

Article 3

THE NOTES

Section 3.01      Title and Terms; Payments. The aggregate principal amount of Notes that may be executed and delivered under this Agreement is initially limited to $10,000,000 (the “Initial Notes”), which principal amount of Notes does not include PIK Interest that shall be added from time to time on the date such PIK Interest would otherwise be due hereunder and except for Notes delivered upon registration or transfer of, or in exchange for, or in lieu of, other Notes pursuant to Sections 3.05, 3.07 or 3.09.

The Notes shall be known and designated as the “5.0/8.0% Convertible Senior Notes due 2027” of the Company. The principal amount plus any accrued and unpaid interest, including the PIK Interest of each outstanding Note shall be payable on the Maturity Date.

The principal of, and interest on, the Notes will be paid by wire transfer of immediately available funds to such Holder’s account within the United States, as designated by such Holder to the Company in writing at least five (5) calendar days prior to the applicable payment date.

Any Notes repurchased by the Company will be retired and no longer outstanding hereunder.

Section 3.02      Ranking. The Notes constitute general, senior unsubordinated obligations of the Company.

Section 3.03      Denominations. The Notes shall be issuable only in registered form without coupons and in initial denominations of $1,000 and any integral multiple of $1,000 in excess thereof.

Section 3.04      Execution, Delivery and Dating. The Securities shall be executed on behalf of the Company by its Chief Executive Officer or its Chief Financial Officer. Securities bearing the manual, electronic, or facsimile signatures of individuals who were, at the time of the execution of such Securities, the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have thereafter ceased to hold such offices.

Each Security shall be dated the date of its issuance.

Section 3.05      Registration; Registration of Transfer and Exchange. The Company shall maintain a register (the “Register”) in which, subject to such reasonable regulations as it may prescribe, the Company shall record the names and addresses of each holder of Notes and the principal amount and Stated Interest of the Notes attributable to each Holder.

Subject to Section 3.06 and the other provisions of this Section 3.05, upon surrender for registration of transfer of any Note at an office or agency of the Company designated pursuant to Section 4.02 for such purpose, the Company shall execute one or more new Notes of any authorized denominations and of a like aggregate principal amount and tenor, each such Note bearing such restrictive legends as may be required by this Agreement.

All Notes issued upon any registration of transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

Every Note presented or surrendered for registration of transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder thereof or his attorney duly authorized in writing. As a condition to the registration of transfer of any Notes, the Company may require evidence satisfactory to them as to the compliance with the restrictions set forth in the legend on such Notes.

Section 3.06      Transfer Restrictions.

(a)           Restricted Securities.

(i)            Each Security (and all securities issued in exchange therefor or substitution thereof) that bears, or that is required under this Section 3.06 to bear, the Restricted Legend will be deemed to be a “Restricted Security.” Each Restricted Security will be subject to the restrictions on transfer set forth in the applicable Restricted Legend unless such restrictions on transfer are eliminated or otherwise waived by written consent of the Company, and each Holder of a Restricted Security, by such Holder’s acceptance of such Restricted Security, will be deemed to be bound by such restrictions on transfer.

(ii)           Any Security (or any security issued in exchange therefor or substitution thereof, except any shares of Common Stock issued upon the conversion thereof) will bear the applicable Restricted Legend unless the Company reasonably determines that such Restricted Legend may be removed from such Security.

(b)           Restricted Stock.

(i)            Every share of Common Stock that bears, or that is required under this Section 3.06 to bear, the Restricted Stock Legend will be deemed to be “Restricted Stock.” Each share of Restricted Stock will be subject to the restrictions on transfer set forth in the Restricted Stock Legend unless such restrictions on transfer are eliminated or waived by written consent of the Company, and each Holder of Restricted Stock, by such Holder’s acceptance of Restricted Stock, will be deemed to be bound by such restrictions on transfer.

(ii)           Any share of Common Stock issued upon the conversion of a Note or exercise of a Warrant will be issued in book entry form with the applicable transfer agent, subject to the Restricted Stock Legend unless the Company reasonably determines that such share of Common Stock need not bear the Restricted Stock Legend or need not be issued in such format.

(c)           As used in this Section 3.06, the term “transfer” means any sale, pledge, hedging transaction, transfer, loan, hypothecation or other disposition whatsoever of any Restricted Security or Restricted Stock or any interest therein.

Section 3.07      Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of like tenor and principal amount and bearing an identification number not contemporaneously outstanding.

If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by its to save it and any of its agents harmless, then, in the absence of notice to the Company that such Note has been acquired by a bona fide purchaser, the Company shall execute, in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount and bearing an identification number not contemporaneously outstanding.

In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

Upon the issuance of any new Note under this Section 3.07, the Company may require payment by the relevant Holder of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

Every new Note issued pursuant to this Section 3.07 in lieu of any destroyed, lost or stolen Note shall constitute an original additional contractual obligation of the Company, whether or not the destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all the benefits of this Agreement equally and proportionately with any and all other Notes duly issued hereunder.

The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

Section 3.08      Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer to the Company or any agent of the Company, the Company or such agent shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of the principal of such Note and for all other purposes whatsoever, whether or not such Note be overdue, and neither the Company nor any agent of the Company shall be affected by notice to the contrary.

Section 3.09      Transfer and Exchange.

(a)           Provisions Applicable to All Transfers and Exchanges.

(i)            Subject to the restrictions set forth in this Section 3.09 and elsewhere in this Agreement, Notes may be transferred or exchanged from time to time as desired, and each such transfer or exchange will be noted by the Company in the Register.

(ii)           All Notes issued upon any registration of transfer or exchange in accordance with this Agreement will be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of transfer or exchange.

(iii)          No service charge will be imposed on any Holder of a Note for any exchange or registration of transfer, but the Company may require such Holder to pay a sum sufficient to cover any Taxes, assessment or other governmental charges imposed on the Company in connection with such exchange or registration of transfer to a person other than the Company or its affiliates.

(iv)          Unless the Company specifies otherwise, the Company will not be required to exchange or register a transfer of any Note that has been surrendered for conversion or for which a Fundamental Change Repurchase Notice or a Repurchase Notice has been delivered, except to the extent any portion of such Note is not subject to the foregoing.

(b)           Transfer and Exchange of Notes.

(i)            If a transfer of a Note is otherwise permitted hereunder, a Holder may transfer such Note by: (A) surrendering such Note for registration of transfer to the Company, together with any endorsements or instruments of transfer required by the Company; (B) delivering any documentation that the Company requires to ensure that such transfer complies with Section 3.05, Section 3.06 and any applicable securities laws; and (C) satisfying all other requirements for such transfer set forth in this Section 3.09 and in Section 3.05, Section 3.06 and Section 14.16. Upon the satisfaction of conditions (A), (B) and (C) above, the Company, in accordance with Section 3.04, will promptly execute and deliver, in the name of the designated transferee or transferees, one or more new Notes, of any authorized denominations, having like aggregate principal amount and bearing any restrictive legends required by Section 3.06.

(ii)           A Holder may exchange a Note for other Notes of any authorized denominations and aggregate principal amount equal to the aggregate principal amount of the Notes to be exchanged by surrendering such Notes, together with any endorsements or instruments of transfer required by the Company at any office or agency maintained by the Company for such purposes pursuant to Section 4.02. Whenever a Holder surrenders Notes for exchange, the Company, in accordance with Section 3.04, will promptly execute and deliver the Notes that such Holder is entitled to receive, bearing identification numbers not contemporaneously outstanding and any restrictive legends that such Notes are to bear under Section 3.06.

Section 3.10            Cancellation. The Company at any time may cancel any Notes previously delivered hereunder that the Company may have acquired in any manner whatsoever. All Notes surrendered for registration of transfer, exchange, payment, purchase, repurchase, conversion (pursuant to Article 7) or cancellation will be subject to immediate cancellation by the Company. If the Company shall acquire any of the Notes, such acquisition shall not operate as a redemption or satisfaction of the indebtedness represented by such Notes unless and until the same are cancelled. The Notes so acquired, while held by or on behalf of the Company or any of its Subsidiaries, shall not entitle the Holder thereof to convert the Notes. The Company may not issue new Notes to replace Notes it has paid in full or cancelled.

Section 3.11      Outstanding Notes.

(a)           Generally. The Notes that are outstanding at any time will be deemed to be those Notes that, at such time, have been duly executed and delivered, excluding those Notes (or portions thereof) that have theretofore been (i) delivered to the Company for cancellation in accordance with Section 3.10; (ii) paid in full in accordance herewith; or (iii) deemed to cease to be outstanding to the extent provided in, and subject to, subsection (b), (c) or (d) of this Section 3.11.

(b)           Replaced Notes. If a Note is replaced pursuant to Section 3.07, then such Note will cease to be outstanding at the time of its replacement, unless the Company receives proof reasonably satisfactory to it that such Note is held by a bona fide purchaser under applicable law.

(c)           Maturing Notes and Notes Subject to Repurchase. If the Company has caused any Note to be (or portion thereof) repaid in full as provided herein, whether a Fundamental Change Repurchase Date, a Repurchase Date, the Maturity Date or otherwise, then (i) such Notes (or portion thereof) will be deemed, as of the date of such payment, to cease to be outstanding, and (ii) the rights of the Holders of such Notes (or such portion thereof), as such, will terminate with respect to such Notes (or such portion thereof).

(d)           Notes to Be Converted. At the Close of Business on the Conversion Date for any Note (or any portion thereof) to be converted, such Note (or such portion) will (unless there occurs a Default in the delivery of the consideration due upon conversion or interest due upon such conversion) be deemed to cease to be outstanding, subject to Section 7.03(d).

(e)           Cessation of Accrual of Interest. Except as provided in Section 4.04(a), Section 4.05(a) or Section 7.03(d), interest will cease to accrue on each Note from, and including, the date that such Note is deemed, pursuant to this Section 3.11, to cease to be outstanding, unless there occurs a default in the payment or delivery of any cash or other property due on such Note.

Section 3.12            Withholding Tax. If any applicable law (as determined in the good faith discretion of the Company) requires the deduction or withholding of any tax from any payment on account of any obligation with respect to the Notes, then the Company or applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. Any Investor that is entitled to an exemption from or reduction of withholding tax with respect to any such payments shall deliver to the Company, at the time or times reasonably requested by the Company, such properly completed and executed documents as will permit the Company to determine the applicable amount of withholding (including backup withholding).

Article 4

PARTICULAR COVENANTS OF THE COMPANY WITH RESPECT TO THE NOTES

Section 4.01            Payment of Principal and Interest. The Company covenants and agrees that it shall duly and punctually pay or cause to be paid the principal of and interest on each of the Notes to the applicable Holder of the Notes at the places, at the respective times and in the manner provided herein and in the Notes. The outstanding principal amount of each Note will accrue interest at a rate per annum, at the Company’s election, equal to (a) 5.0% payable in cash (the “Cash Interest”), or (b) 8.0% as paid-in-kind interest, added to the aggregate principal amount of the Note on the date such interest would otherwise be due under (the amount of such paid-in-kind interest being, the “PIK Interest” and together with the Cash Interest, the “Stated Interest”), plus, in each case, any Special Interest that may accrue pursuant to Section 9.02, Section 11.05 or this Section 4.01, respectively. PIK Interest shall apply for each period unless the Company elects, at its option, to pay Cash Interest for any period by notifying each Holder in writing of any such election at least two (2) Business Days before the start of the applicable period during which the Company has elected to pay Cash Interest. Stated Interest on each Note will (a) accrue from, and including, the most recent date to which Stated Interest has been paid or duly provided for (or, if no Stated Interest has theretofore been paid or duly provided for, the date set forth in the certificate representing such Note as the date from, and including, which Stated Interest will begin to accrue in such circumstance) to, but excluding, the date of payment of such Stated Interest; and (b) be, except as otherwise provided in this Agreement, payable semi-annually in arrears (i) for the Cash Interest, payable in cash and (ii) for the PIK Interest, payable in kind (with the principal amount of each outstanding Note being deemed increased by the dollar amount (rounded to the nearest dollar) of PIK Interest payable on such Note on such date and such increase being recorded in the books of the Company), in each case on each Interest Payment Date, beginning on the first Interest Payment Date set forth in the certificate representing such Note to the Holder of such Note. Interest on the Notes will be computed on the basis of a 360-day year comprised of twelve 30-day months. If the Maturity Date of a Note is not an Interest Payment Date, then the accrued and unpaid interest on such Note to, but excluding, the Maturity Date will be paid, on the Maturity Date, to the Person to whom the principal amount of such Note is paid. Special Interest if any, will accrue and be paid in the manner set forth in Section 9.02, Section 11.05 and this Section 4.01, respectively.

Section 4.02            Maintenance of Office or Agency. The Company shall maintain an office or agency in the United States, where the Notes may be surrendered for registration of transfer or exchange or for presentation for payment or for conversion and where notices and demands to or upon the Company in respect of the Notes and this Agreement may be served. The initial location of such office and agency is the Company’s address set forth in Section 14.01, and the Company shall give prompt written notice to each Holder of any change in the location of such office or agency.

The Company may also from time to time designate co-registrars and one or more offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company will give prompt written notice of any such designation or rescission and of any change in the location of any such other office or agency.

Section 4.03      Reports. The Company shall furnish to the Holders, on or before the fifteenth (15th) day after the date that the Company is required to file the same (after giving effect to all applicable grace periods under the Exchange Act), all annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that the Company is required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act; provided, however, that the Company need not send to any Holder any material for which the Company has received, or is seeking in good faith and has not been denied, confidential treatment by the Commission. Any report that the Company files with the Commission through the EDGAR system (or any successor thereto) will be deemed to be sent to the Holders at the time such report is so filed.

Section 4.04      Offer to Repurchase upon Fundamental Change.

(a)           If a Fundamental Change occurs at any time prior to the Maturity Date, each Holder shall have the right, at such Holder’s option, to require the Company to repurchase for cash all of such Holder’s Notes, or any portion thereof that is equal to $1,000 or an integral multiple of $1,000 in excess thereof, on the date (the “Fundamental Change Repurchase Date”) specified by the Company that is not less than twenty (20) Business Days or more than thirty (30) Business Days following the date of the Fundamental Change Company Notice at a repurchase price equal to one hundred percent (100%) of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”).

(b)           Repurchases of Notes under this Section 4.04 shall be made, at the option of the Holder thereof. To exercise such right, such Holder must deliver, prior to the Close of Business on the Business Day immediately preceding the Fundamental Change Repurchase Date, to the Company:

(i)            a duly completed notice substantially in the form attached to the Note (the “Fundamental Change Repurchase Notice”) to the Company; and

(ii)           the Notes to be repurchased.

Notwithstanding anything herein to the contrary, any Holder delivering to the Company the Fundamental Change Repurchase Notice contemplated by this Section 4.04 shall have the right to withdraw, in whole or in part, such Fundamental Change Repurchase Notice at any time prior to the close of business on the Business Day immediately preceding the Fundamental Change Repurchase Date by delivery of a written notice of withdrawal to the Company, specifying (x) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and (y) the principal amount, if any, of such Note that remains subject to the original Fundamental Change Repurchase Notice.

(c)           On or before the 20th Business Day after the occurrence of a Fundamental Change, the Company shall provide to all Holders of Notes a written notice (the “Fundamental Change Company Notice”) of the occurrence of the Fundamental Change and of the repurchase right at the option of the Holders arising as a result thereof.

(d)           Notwithstanding the foregoing, no Notes may be repurchased by the Company on any date at the option of the Holders upon a Fundamental Change if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to such date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Fundamental Change Repurchase Price with respect to such Notes).

(e)           [Reserved].

(f)           The Company shall not be required to repurchase or make an offer to repurchase the Notes upon a Fundamental Change if a third party makes such an offer in the same manner, at the same time and otherwise in compliance with the requirements made for an offer made by the Company as set forth in this Section 4.04 and such third party purchases all Notes properly surrendered and not validly withdrawn under its offer in the same manner, at the same time and otherwise in compliance with the requirements for an offer made by the Company as set forth in this Section 4.04.

(g)           Notwithstanding anything to the contrary in this Section 4.04, the Company will not be required to send a Fundamental Change Company Notice, or offer to repurchase or repurchase any Notes pursuant to this Section 4.04, in connection with a Fundamental Change occurring pursuant to clause (b)(i) or (b)(ii) of the definition thereof, if (i) such Fundamental Change constitutes a Common Stock Change Event whose Reference Property consists solely of cash in U.S. dollars; (ii) immediately after such Fundamental Change, the Notes become convertible, pursuant to Section 7.05 into solely cash in U.S. dollars in an amount per Note that equals or exceeds the Fundamental Change Repurchase Price per Note (calculated assuming that the same includes accrued interest to, but excluding, the latest possible Fundamental Change Repurchase Date for such Fundamental Change); and (iii) the Company notifies Holders of the occurrence of such Fundamental Change and that, pursuant to this Section 4.04(g), the Company is not required to offer to repurchase the Notes in connection therewith. Any Fundamental Change with respect to which, in accordance with the provisions of this Section 4.04(g), the Company does not offer to repurchase any notes is referred to as an “Exempted Fundamental Change”.

Section 4.05      Repurchase at Option of the Holders.

(a)           Subject to the terms of this Section 4.05, at any time commencing on the two-and-half-year anniversary of the Closing Date (the “Specified Date”), each Holder shall have the right, at such Holder’s option, to require the Company, by written notice delivered to the Company substantially in the form attached to the Note (a “Repurchase Notice”), to repurchase for cash all of such Holder’s Notes, or any portion thereof, on the date specified by the Company that is not less than six (6) months following the date of the Company’s receipt of the Repurchase Notice (the “Repurchase Date”) at a repurchase price (the “Repurchase Price”) equal to one hundred percent (100%) of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to, but excluding, the Repurchase Date.

Notwithstanding anything herein to the contrary, any Holder delivering to the Company the Repurchase Notice contemplated by this Section 4.05 shall have the right to withdraw, in whole or in part, such Repurchase Notice by at any time prior to the close of business on the Business Day immediately preceding the Repurchase Date by delivery of a written notice of withdrawal to the Company, specifying (x) the principal amount of the Notes with respect to which such notice of withdrawal is being submitted; and (y) the principal amount, if any, of such Note that remains subject to the original Repurchase Notice and accrued and unpaid interest, if any, thereon.

(b)           Notwithstanding the foregoing, no Notes may be repurchased by the Company at the option of the Holders on the Repurchase Date if the principal amount of the Notes has been accelerated, and such acceleration has not been rescinded, on or prior to the Repurchase Date (except in the case of an acceleration resulting from a Default by the Company in the payment of the Repurchase Price with respect to such Notes).

Section 4.06     Existence. Subject to Article 10, the Company will do or cause to be done and will cause its Subsidiaries to do all things necessary to preserve and keep in full force and effect their respective existence and material rights (charter and statutory); provided, however, that the Company need not preserve or keep in full force and effect any such existence or right if the Board of Directors determines that (a) the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole; and (b) the loss thereof is not, individually or in the aggregate, materially adverse to the Holders.

Article 5
[RESERVED]

Article 6
CONDITIONS

Section 6.01      Closing Date Conditions with Respect to the Company. The obligation of the Company to issue the Securities hereunder shall be subject to the satisfaction on the Closing Date of the conditions precedent set forth below:

(a)           (i) All representation and warranties of the Investors contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), taken as a whole, does not result in a Material Adverse Effect and (ii) the Investors shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.(b) No event shall have occurred and be continuing that (i) constitutes a Default or an Event of Default or (ii) constitutes a Material Adverse Effect.

(b)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transactions or the transactions contemplated hereby, and no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(c)           All conditions precedent to the closing of the Transaction set forth in Article IX of the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transactions shall occur substantially concurrently with or immediately following the Closing Date.

Section 6.02     Closing Date Conditions with Respect to the Investors. The obligation of the Investor to purchase the Securities hereunder shall be subject to the satisfaction on the Closing Date of the conditions precedent set forth below:

(a)           (i) All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date (except to the extent that any such representation or warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), taken as a whole, does not result in a Material Adverse Effect and (ii) the Company shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date.

(b)           No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any judgment, order, law, rule or regulation (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the consummation of the transactions contemplated hereby illegal or otherwise restraining or prohibiting consummation of the Transactions or the transactions contemplated hereby, and no Governmental Authority shall have instituted or threatened in writing a proceeding seeking to impose any such restraint or prohibition.

(c)           All conditions precedent to the closing of the Transaction set forth in Article IX of the Transaction Agreement shall have been satisfied (as determined by the parties to the Transaction Agreement) or waived in writing by the person(s) with the authority to make such waiver (other than those conditions which, by their nature, are to be satisfied at the closing of the Transaction pursuant to the Transaction Agreement), and the closing of the Transactions shall occur substantially concurrently with or immediately following the Closing Date.

Article 7
CONVERSION OF NOTES

Section 7.01      Right to Convert. Subject to and upon compliance with the provisions of this Agreement, each Holder shall have the right, at such Holder’s option, at any time prior to the Close of Business on the Business Day immediately preceding the Maturity Date, to convert the principal amount of such Holder’s Notes, or any portion of such principal amount, into shares of Common Stock (and, if applicable, cash in lieu of any fractional share of Common Stock). Notwithstanding anything to the contrary:

(a)           Notes may be surrendered for conversion only after the Open of Business and before the Close of Business on a day that is a Business Day;

(b)           in no event may any Note be converted after the Close of Business on the Business Day immediately preceding the Maturity Date;

(c)           [Reserved].

(d)           if a Fundamental Change Repurchase Notice is validly delivered pursuant to Section 4.04(b) with respect to any Note, then such Note may not be converted, except to the extent (i) such Note is not subject to such notice; (ii) such notice is withdrawn in accordance with Section 4.04(b) or (iii) the Company fails to pay the Fundamental Change Repurchase Price for such Note in accordance with this Agreement; and

(e)           if a Repurchase Notice is validly delivered pursuant to Section 4.05(b) with respect to any Note, then such Note may not be converted, except to the extent (i) such Note is not subject to such notice; (ii) such notice is withdrawn in accordance with Section 4.05(b); or (iii) the Company fails to pay the Repurchase Price for such Note in accordance with this Agreement.

Section 7.02      Conversion Procedure.

(a)           In order to exercise the conversion right with respect to any Notes, the Holder of any such Notes to be converted, in whole or in part, shall:

(i)            complete and manually sign the conversion notice provided on the back of the Note (or a facsimile of such conversion notice) and deliver the same to the Company;

(ii)           surrender the Note to the Company;

(iii)          if required, furnish appropriate endorsements and transfer documents,

(iv)         if required pursuant to Section 7.08, pay any transfer taxes or duties; and

(v)          if required, pay funds equal to interest payable on the next Interest Payment Date as required by Section 7.03(d).

The date on which the Holder satisfies all of the applicable requirements set forth above is the “Conversion Date.”

(b)           In case any Note having a principal amount greater than $1,000 shall be surrendered for partial conversion, the Company shall execute and deliver to the Holder of such Note, without charge to such Holder, new Notes in authorized denominations in an aggregate principal amount equal to the unconverted portion of such Note.

Each conversion shall be deemed to have been effected as to any such Notes (or portion thereof) on the Conversion Date for such conversion, and the Person in whose name the shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder of record of such shares as of the Close of Business on such the Conversion Date for such conversion.

(c)           Each share of Common Stock issued upon conversion of any Notes that are Restricted Securities shall be subject to the Restricted Stock Legend as set forth in Section 3.06.

Section 7.03      Settlement upon Conversion Into Common Stock.

(a)           The type and amount of consideration due in respect of each $1,000 principal amount of a Note to be converted will be a number of shares of Common Stock equal to the Conversion Rate in effect on the Conversion Date for such conversion; provided, however, that, subject to Section 7.03(e), in lieu of issuing or delivering any fraction of any share of Common Stock, the Company will instead either, at the Company’s option, (I) pay cash in an amount equal to the product of (x) such fraction and (y) the Last Reported Sale Price per share of Common Stock on such Conversion Date; or (II) deliver an additional whole share of Common Stock.

(b)           Subject to Section 7.05, the Company will deliver the consideration due upon conversion of any Note on or before the third (3rd) Business Day after the Conversion Date for such conversion.

(c)           Subject to Section 7.03(d), upon conversion, Holders shall not receive any separate cash payment for accrued and unpaid interest.

(d)           [Reserved].

(e)           If multiple Notes shall be surrendered for conversion with the same Conversion Date by the same Holder, the number of full shares which shall be issuable upon such conversion (and the number of fractional shares, if any, for which cash shall be delivered) shall be computed on the basis of the aggregate principal amount of such Notes to be so converted.

(f)           By delivery to the Holder of the consideration due upon conversion of any Note, the Company will be deemed to satisfy in full its obligation to pay the principal amount of the Notes and all accrued and unpaid interest to, but excluding, the Conversion Date. Upon conversion of the Notes, all accrued and unpaid interest to, but excluding, the Conversion Date will be deemed to be paid in full rather than canceled, extinguished or forfeited, subject to Section 7.03(d).

(g)           Shares of Common Stock issued upon a conversion shall be delivered pursuant to a book entry with the transfer agent for the Common Stock, and in no event shall paper certificates be issued or delivered, except with the consent of the Holder receiving the same.

Section 7.04      Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs as described below, except that the Company will not make any adjustment to the Conversion Rate if Holders of Notes participate, at the same time and on the same terms as holders of shares of Common Stock, solely as a result of holding the Notes, in any of the transactions described in this Section 7.04, without having to convert their Notes, as if each Holder held, on the applicable Record Date or effective date, a number of shares of Common Stock equal to the Conversion Rate in effect on such Record Date or effective date, multiplied by the principal amount of Notes held by such Holder, divided by $1,000.

(a)           If the Company issues solely shares of Common Stock as a dividend or distribution on all or substantially all of the shares of the Common Stock, or the Company effects a share split or share combination applicable to all shares of the Common Stock (in each case excluding an issuance solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 7.05 will apply), the Conversion Rate will be adjusted based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date of such dividend or distribution, or immediately prior to the Open of Business on the effective date of such share split or share combination, as applicable;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date or effective date, as applicable;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date or effective date, as applicable; and

OS1	=	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

If any dividend, distribution, share split or share combination of the type described in this Section 7.04(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors determines not to pay such dividend or distribution or to effect such share split or share combination, to the Conversion Rate that would then be in effect if such dividend, distribution, share split or share combination had not been declared or announced.

(b)           If the Company distributes, to all or substantially all holders of shares of Common Stock, any rights, options or warrants entitling such holders for a period of not more than sixty (60) calendar days after the Record Date of such distribution to subscribe for or purchase shares of Common Stock, at a price per share less than the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the date of announcement of such distribution, the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

OS	=	the number of shares of Common Stock outstanding immediately prior to the Close of Business on such Record Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding such date of announcement.

The foregoing increase in the Conversion Rate shall be successively made whenever any such rights, options or warrants are distributed. If such rights, options or warrants are not so distributed, the Conversion Rate will be immediately readjusted to the Conversion Rate that would then be in effect if such Record Date for such distribution had not been fixed. In addition, to the extent that shares of Common Stock are not delivered after the expiration of such rights, options or warrants (including as a result of such rights, options or warrants not being exercised), the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the increase to the Conversion Rate made for the distribution of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered upon exercise of such rights, option or warrants.

In determining whether any rights, options or warrants entitle the holders of shares of Common Stock to subscribe for or purchase shares of Common Stock at less than such average of the Last Reported Sale Prices, and in determining the aggregate price payable to exercise such rights, options or warrants, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable upon exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Board of Directors.

(c)           (i) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire the Company’s Capital Stock or other securities (the “Distributed Property”), to all or substantially all holders of shares of Common Stock, excluding:

(1)           dividends, distributions, rights, options or warrants for which an adjustment is required (or would be required without regard to Section 7.04(h)) pursuant to Section 7.04(a) or Section 7.04(b);

(2)           dividends or distributions paid exclusively in cash for which an adjustment is required (or would be required without regard to Section 7.04(h)) pursuant to Section 7.04(d);

(3)           rights issued or otherwise distributed pursuant to a stockholder rights plan, except to the extent provided in Section 7.10;

(4)           Spin-Offs for which an adjustment is required (or would be required without regard to Section 7.04(h)) pursuant to Section 7.04(c)(ii); and

(5)           a distribution solely pursuant to a Common Stock Change Event, as to which the provisions set forth in Section 7.05 will apply,

then the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Days ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Board of Directors), as of such Record Date, of such Distributed Property distributed per share of Common Stock pursuant to such distribution.

No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate. If such distribution is not so paid or made, or such rights, options or warrants are not exercised before their expiration (including as a result of being redeemed or terminated), the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the distribution, if any, actually made or paid or on the basis of the distribution of only such rights, options or warrants, if any, that were actually exercised, if at all. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP” (as defined above), then, in lieu of the foregoing increase, each Holder shall receive, in respect of each $1,000 principal amount of Notes that it held on the Record Date for such distribution, at the same time and upon the same terms as holders of the Common Stock receive the Distributed Property, without having to convert its Notes, the amount and kind of Distributed Property such Holder would have received if such Holder owned, on such Record Date, a number of shares of Common Stock equal to the Conversion Rate in effect on such Record Date. If the Board of Directors determines the “FMV” (as defined above) of any distribution for purposes of this Section 7.04(c)(i) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the average Last Reported Sale Prices per share of Common Stock referred to above.

(ii)            With respect to an adjustment pursuant to this Section 7.04(c) where there has been a payment of a dividend or other distribution on all or substantially all shares of the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary, or other business unit or Affiliate, of the Company, where such Capital Stock or similar equity interest is listed or quoted (or will be listed or quoted upon consummation of the transaction) on a U.S. or non-U.S. securities exchange (as determined by the Company) (a “Spin-Off”), the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately before the Close of Business on the Record Date for such Spin-Off;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

FMV	=	the average of the Last Reported Sale Prices per share of Capital Stock or similar equity interest distributed per share of Common Stock in such Spin-Off (determined for purposes of the definition of “Last Reported Sale Price” as if references therein to Common Stock were instead references to such Capital Stock or similar equity interest) over the ten (10) consecutive Trading Days beginning on, and including, the Ex-Dividend Date of the Spin-Off (the “Spin-Off Valuation Period”); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the Spin-Off Valuation Period.

The adjustment to the Conversion Rate pursuant to this Section 7.04(d) will be calculated as of the Close of Business on the last Trading Day of the Spin-Off Valuation Period but will be given effect immediately after the Close of Business on the Record Date for the Spin-Off, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Spin-Off Valuation Period, then, notwithstanding anything to the contrary, the Company will, if necessary, delay the settlement of such conversion until the third (3rd) Business Day after the last day of the Spin-Off Valuation Period. To the extent any dividend or distribution that constitutes a Spin-Off is declared but not paid or made, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid.

(d)           If any cash dividend or distribution is paid or made to all or substantially all holders of shares of Common Stock, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the Close of Business on the Record Date for such dividend or distribution;

CR1	=	the Conversion Rate in effect immediately after the Close of Business on such Record Date;

SP	=	the Last Reported Sale Price per share of Common Stock on the Trading Day immediately prior to the Ex-Dividend Date for such dividend or distribution; and

D	=	the amount in cash per share of Common Stock in such dividend or distribution.

No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate. To the extent such dividend or distribution is declared but not made or paid, the Conversion Rate will be readjusted to the Conversion Rate that would then be in effect had the adjustment been made on the basis of only the dividend or distribution, if any, actually made or paid. Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP” (as defined above), then, in lieu of the foregoing increase, each Holder shall receive, for each $1,000 principal amount of Notes that it held on the Record Date for such distribution, at the same time and upon the same terms as holders of shares of the Common Stock, without having to convert its Notes, the amount of cash that such Holder would have received if such Holder owned, on such Record Date, a number of shares of Common Stock equal to the Conversion Rate on such Record Date.

(e)           If the Company or any of its Subsidiaries makes a payment in respect of a tender offer or exchange offer for shares of Common Stock, to the extent that the value (determined as of the Expiration Time by the Board of Directors) of the cash and any other consideration paid per share of Common Stock in such tender or exchange offer exceeds the Last Reported Sale Prices per share of Common Stock on the Trading Day immediately after the last date (the “Expiration Date”) on which tenders or exchanges may be made pursuant to such tender or exchange offer (as it may be amended), then the Conversion Rate will be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the time (the “Expiration Time”) such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the Expiration Time;

AC	=	the aggregate value (determined as of the Expiration Time by the Board of Directors) of all cash and other consideration paid for shares of Common Stock purchased in such tender or exchange offer;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the Expiration Time (prior to giving effect to the purchase of shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the Expiration Time (after giving effect to the purchase of shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP	=	the average of the Last Reported Sale Prices per share of Common Stock over the ten (10) consecutive Trading Day period (the “Tender/Exchange Offer Valuation Period”) beginning on, and including, on the Trading Day next succeeding the Expiration Date.

The adjustment to the Conversion Rate pursuant to this Section 7.04(e) will be calculated as of the Close of Business on the last Trading Day of the Tender/Exchange Offer Valuation Period but will be given effect immediately after the Expiration Time, with retroactive effect. If a Note is converted and the Conversion Date occurs during the Tender/Exchange Offer Valuation Period, then, notwithstanding anything to the contrary, the Company will, if necessary, delay the settlement of such conversion until the third (3rd) Business Day after the last day of the Tender/Exchange Offer Valuation Period. No adjustment pursuant to the above formula shall result in a decrease of the Conversion Rate.

If the Company is obligated to purchase shares of Common Stock pursuant to any such tender or exchange offer, but the Company is ultimately prevented by applicable law from effecting all or any portion of such purchases or all such purchases are rescinded, the Conversion Rate shall immediately be readjusted to the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that had been effected.

(f)           In addition to those Conversion Rate adjustments required by Section 7.04(a), 7.04(b), 7.04(c), 7.04(d) and 7.04(e), and to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Capital Market and, if applicable, any securities exchange on which the Company’s securities are then listed, the Company from time to time may (but is not required to) (i) increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Directors determines that such increase would be in the Company’s best interest and (ii) increase the Conversion Rate to avoid or diminish any income tax to holders of shares of Common Stock or rights to purchase shares of Common Stock in connection with any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event.

(g)           Notwithstanding anything to the contrary, the Conversion Rate will not be adjusted:

(i)            the sale of shares of Common Stock for a purchase price that is less than the market price per share of Common Stock or less than the Conversion Price;

(ii)           upon the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

(iii)          the repurchase of any of shares of Common Stock pursuant to an open market share purchase program or other buyback transaction, including structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives, or other buyback transaction, in each case that is not subject to Section 7.04(e);

(iv)          upon the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program (including pursuant to any “evergreen” provision thereof) of (or assumed by) the Company or any its Subsidiaries;

(v)           upon the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (iv) above and outstanding as of the date the Notes were first issued, except as set forth in Section 7.10;

(vi)          for a change in the par value (or lack of par value) of the Common Stock; or

(vii)         for accrued and unpaid interest, if any, on the Notes.

(h)           Adjustments to the Conversion Rate under this Article 7 shall be calculated to the nearest cent or to the nearest one-ten thousandth (1/10,000th) of a share of Common Stock. Notwithstanding anything to the contrary in Section 7.04, no adjustment shall be made to the Conversion Rate unless such adjustment would require a change of at least one percent (1%) in the Conversion Rate, and any adjustment that would otherwise be required to be made shall be carried forward and taken into account in any future adjustment; provided, however, that upon any conversion of the Notes, the Company shall give effect to all adjustments that Company otherwise has deferred pursuant to this sentence, and those adjustments will no longer be carried forward and taken into account in any future adjustment.

(i)           After any adjustment to the Conversion Rate pursuant hereto, the Company shall prepare and send to Holders, within 20 days of the effective date of such adjustment, a notice of such adjustment setting forth the adjusted Conversion Rate and the date on which each adjustment became effective. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

(j)           For purposes of this Section 7.04, the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company, so long as the Company does not pay any dividend or make any distribution on such shares, but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(k)          Notwithstanding anything to the contrary in this Agreement or the Notes, if the record date, effective date or Expiration Time for any event that requires an adjustment to the Conversion Rate pursuant to Section 7.04 has occurred on or before the Conversion Date for such conversion, but an adjustment to the Conversion Rate for such event has not yet become effective as of such Conversion Date, but the shares issuable upon conversion are not entitled to participate in such event (because they were not held on the related record date or otherwise),then, solely for purposes of such conversion, the Company will, without duplication, give effect to such adjustment on such Conversion Date and, for the avoidance of doubt, such shares will not be entitled to participate in such event. In such case, if the date on which the Company is otherwise required to deliver the consideration due upon such conversion is before the first date on which the amount of such adjustment can be determined, then the Company will delay the settlement of such conversion until the third (3rd) Business Day after such first date.

Section 7.05      Effect of Reclassification, Consolidation, Merger, Sale, Etc. In the case of (i) any recapitalization, reclassification or change of the Common Stock (other than changes resulting from a subdivision or combination, any stock dividends or any change in par value or from a par value to no par value or from no par value to a par value), (ii) any consolidation, merger or combination involving the Company, (iii) any sale, lease or other transfer to a third party of all or substantially all of the consolidated assets of the Company and its Subsidiaries, taken as a whole, (iv) any statutory share exchange, or (v) any similar event, in each case, as a result of which the Common Stock would be converted into, or exchanged for, or represent solely the right to receive, stock, other securities or other property or assets (including cash or any combination thereof) (any such event, a “Common Stock Change Event,” and such stock, securities, property or assets, the “Reference Property,” and the amount and kind of Reference Property that a holder of one (1) share of Common Stock would be entitled to receive on account of such Common Stock Change Event (without giving effect to any arrangement not to issue fractional shares of securities or other property), a “Reference Property Unit”), then, notwithstanding anything to the contrary,

(a)           at the effective time of such Common Stock Change Event, (1) the consideration due upon conversion of any Note will be determined in the same manner as if each reference to any number of shares of Common Stock in this Article 7 (or in any related definitions) were instead a reference to the same number of Reference Property Units; and for (2) purposes of the definition of “Fundamental Change” the term “Common Stock” will be deemed to mean the Common Equity, if any, forming part of such Reference Property;

(b)           if such Reference Property Unit consists entirely of cash, then, in respect of all conversions whose Conversion Date occurs on or after the effective date of such Common Stock Change Event, the Company will pay the cash due upon such conversions no later than the third (3rd) Business Day after the relevant Conversion Date;

(c)           for these purposes, the Last Reported Sale Price of any Reference Property Unit or portion thereof that does not consist of a class of securities will be the fair value of such Reference Property Unit or portion thereof, as applicable, determined in good faith by the Company (or, in the case of cash denominated in U.S. dollars, the face amount thereof);

(d)           the Company shall promptly execute, and the Holders shall counter-sign, a supplemental agreement pursuant to Article 13 that (1) will provide for subsequent conversions of Notes in the manner set forth in this Section 7.05; (2) will provide for subsequent adjustments to the Conversion Rate pursuant to Section 7.04(a), 7.04(b), 7.04(c), 7.04(d), 7.04(e) in a manner consistent with this Section 7.05; and (3) may contain such other provisions as (i) the Company in good faith determines are appropriate to preserve the economic interests of the Holders and to give effect to the provisions of this Section 7.05 and (ii) to which Holders of at least a majority of the aggregate principal amount of Notes then outstanding reasonably agree.

If such Common Stock Change Event causes the Common Stock to be converted into, or exchanged for, or represent solely the right to receive, more than a single type of consideration (determined based in part upon any form of shareholder election), the composition of the Reference Property Unit will be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock that affirmatively make such an election. The Company shall notify Holders of the Notes of such weighted average as soon as practicable after such determination is made.

The Company shall not become a party to any Common Stock Change Event unless its terms are consistent with this Section 7.05. None of the foregoing provisions shall affect the right of a Holder of Notes to convert its Notes as set forth in Section 7.01 and Section 7.02 prior to the effective date of such Common Stock Change Event.

Section 7.06      Adjustments of Prices. Whenever any provision of this Agreement requires a calculation of the Last Reported Sale Prices, or a function thereof, over a span of multiple days, the Company may make adjustments determined by the Company or its agents to account for any adjustment to the Conversion Rate that becomes effective, or any event requiring an adjustment to the Conversion Rate where the Ex-Dividend Date, Record Date, effective date or Expiration Date, as the case may be, of the event occurs, at any time during the period during which such calculations are based.

Section 7.07      [Reserved].

Section 7.08     Taxes on Shares Issued. Any issue of shares of Common Stock upon the conversion of Notes shall be made without charge to the converting Holder for any documentary, transfer, stamp or any similar tax in respect of the issue thereof, and the Company shall pay any and all documentary, stamp or similar issue or transfer taxes or duties that may be payable in respect of the issue or delivery of shares of Common Stock, if any, upon conversion of Notes pursuant hereto. The Company shall not, however, be required to pay any such tax which may be payable in respect of any transfer involved in the issue and delivery of shares in any name other than that of the Holder of any Notes converted, and, in addition to any other requirements or conditions set forth herein, the Company shall not be required to issue or deliver any such shares unless and until the Person or Persons requesting the issue thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

Section 7.09      Reservation of Shares; Listing. The Company shall at all times provide, out of its authorized but unissued shares or shares held in treasury, sufficient shares of Common Stock to provide for the conversion of the Notes from time to time as such Notes are presented for conversion (assuming that, at the time of the computation of such number of shares, all such Notes would be held by a single Holder). The Company will use its best efforts to cause all shares of Common Stock issued upon conversion of the Notes to be listed on any U.S. securities exchange upon which the Common Stock is then listed.

Section 7.10      Shareholder Rights Plan. Each share of Common Stock, if any, issued upon conversion of Notes pursuant to this Article 7 shall be entitled to receive the appropriate number of rights, if any, and the certificates, if any, representing such shares shall bear such legends, if any, in each case as may be provided by the terms of any then-effective shareholder rights agreement adopted by the Company, as any such agreement may be amended from time to time. Notwithstanding the foregoing, if, prior to any conversion of any Notes, such rights have separated from the Common Stock in accordance with the provisions of the applicable shareholder rights agreement, then the Conversion Rate shall be adjusted at the time of separation as if the Company had distributed, to all holders of the Common Stock, Distributed Property as described in Section 7.04(c), subject to readjustment in the event of the expiration, termination or redemption of such rights. Unless and until such rights have so separated, no adjustment to the Conversion Rate will be made pursuant to Section 7.04(c) on account of such rights.

Section 7.11      Company Determination Final. Any determination that the Board of Directors contemplated pursuant to this Article 7 shall be conclusive if made in good faith and in accordance with the provisions of this Article 7, absent manifest error.

Section 7.12      Maximum Percentage. On or prior to the Closing, each Investor shall notify the Company in writing to confirm whether such Investor elects to be subject to the provisions contained in this Section 7.12 and the corresponding provision in the Warrant. A holder of a Security who is not subject to this Section 7.12 may elect to be subject to the provisions contained in this Section 7.12 at any time by submitting written notice to the Company. If the election is made by a holder of a Security, the Company shall not effect the exercise of the holder’s Warrant or conversion of the Holder’s Note, and such holder shall not have the right to exercise such Warrant or convert such Note, to the extent that after giving effect to such exercise, such Person (together with such Person’s Affiliates), or any “group” of which such holder or its Affiliates is a member, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its Affiliates, or any group of which such Person and its Affiliates is a member, shall include the number of shares of Common Stock issuable upon exercise of the Warrant or conversion of the Notes, as applicable, with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such Person and its Affiliates, or any group of which such Person and its Affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its Affiliates (including, without limitation, any convertible notes, including the Notes, or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act (or any successor rule), and the applicable regulations of the Commission. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Commission, and the percentage held by a holder of a Security shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. To the extent that a holder of a Security makes the election described in this Section 7.12, the Company shall not effect the exercise of the holder’s Warrant or Holder’s Note, and such holder of Security shall not have the right to exercise such Warrant or convert such Note unless it provides to the Company in its election to purchase or conversion notice, a certification that, after giving effect to such exercise or conversion, as applicable, such Person (together with such Person’s Affiliates) or any “group” of which the holder of a Security or its Affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the shares of Common Stock outstanding immediately after giving effect to such exercise as determined in accordance with this Section 7.12. The Company shall have no obligation to verify or confirm the accuracy of such determination. For purposes of any Security, in determining the number of outstanding shares of Common Stock, the holder of the Security may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, current report on Form 8-K or other public filing with the Commission as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of a Security, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder of Security the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder of Security and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Security may from time to time increase or decrease the Maximum Percentage applicable to such holder of Security to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 8.01      Representations and Warranties of Investors. Each Investor, severally and not jointly, hereby represents and warrants, as of the Signing Date and as of the Closing Date, as follows:

(a)           It (i) is validly existing under the laws of its jurisdiction of formation or incorporation and (ii) has the requisite power and authority to enter into and perform its obligations under this Agreement.

(b)           This Agreement has been duly authorized, validly executed and delivered by Investor, and assuming the due authorization, execution and delivery of the same by the Company, this Agreement shall constitute the valid and legally binding obligation of Investor, enforceable against Investor in accordance with its terms, except as such enforceability may be limited or otherwise affected by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws relating to or affecting the rights of creditors generally and by the availability of equitable remedies.

(c)           The execution, delivery and performance by Investor of this Agreement, the purchase of the Securities hereunder, the compliance by Investor with all of the provisions of this Agreement and the consummation of the transactions contemplated herein will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon any of the property or assets of Investor pursuant to the terms of (i) any indenture, mortgage, deed of trust, loan agreement, lease, license or other agreement or instrument to which Investor is a party or by which Investor is bound or to which any of the property or assets of Investor is subject; (ii) the organizational documents of Investor; or (iii) any statute or any judgment, order, rule or regulation of any court or governmental agency or body, domestic or foreign, having jurisdiction over Investor or any of its properties that in the case of clauses (i) and (iii), would have an Investor Material Adverse Effect. For purposes of this Agreement, a “Investor Material Adverse Effect” means an event, change, development, occurrence, condition or effect with respect to Investor that would reasonably be expected to have a material adverse effect on Investor’s ability to consummate the transactions contemplated hereby, including the purchase of the Securities.

(d)           It (i) is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an institutional “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act), in each case, satisfying the applicable requirements set forth on Annex A hereto, (ii) is acquiring the Securities only for its own account and not for the account of others, or if Investor is subscriging the Securities as a fiduciary or agent for one or more Investor accounts, each owner of such account is a “qualified institutional buyer” (as defined in Rule 144A under the Securities Act) or an “accredited investor” (within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and Investor has full investment discretion with respect to each such account, and the full power and authority to make the acknowledgements, representations, warranties and agreements herein on behalf of each owner of each such account, for investment purposes only, (iii) is not acquiring the Securities with a view to, or for offer or sale in connection with, any distribution thereof in violation of the securities laws of the United States or any other applicable jurisdiction and (iv) has provided the Company with the requested information on Annex A following the signature page hereto and the information contained therein is accurate and complete. The Investor is not an entity formed for the specific purpose of acquiring the Securities.

(e)           Investor acknowledges and agrees that the Securities are being offered in a transaction not involving any public offering within the meaning of the Securities Act and that the Securities have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and that the Company is not required to register the Securities except as set forth in Section 11 of this Agreement. Investor acknowledges and agrees that the Securities may not be offered, resold, transferred, pledged or otherwise disposed of by Investor absent an effective registration statement under the Securities Act, except (i) to the Company or a subsidiary thereof, (ii) pursuant to an applicable exemption from the registration requirements of the Securities Act (including without limitation a private resale pursuant to so called “Section 4(a)1½”), or (iii) in an ordinary course pledge such as a broker lien over account property generally, and, in each of clauses (i)-(iii), in accordance with any applicable securities laws of the states and other jurisdictions of the United States, and that any certificates or account entries representing the Securities shall contain a restrictive legend to such effect. Investor acknowledges and agrees that the Securities will be subject to these securities law transfer restrictions, and as a result of these transfer restrictions, Investor may not be able to readily offer, resell, transfer, pledge or otherwise dispose of the Securities and may be required to bear the financial risk of an investment in the Securities for an indefinite period of time. Investor acknowledges and agrees that the Securities will not be immediately eligible for offer, resale, transfer, pledge or disposition pursuant to Rule 144 promulgated under the Securities Act, as amended (“Rule 144”), until at least one year following the filing of certain required information with the Commission after the Closing Date. Investor acknowledges and agrees that it has been advised to consult legal counsel prior to making any offer, resale, pledge or transfer of any of the Securities.

(f)            Investor understands and agrees that Investor is purchasing the Securities directly from the Company. Investor further acknowledges that there have not been, and Investor hereby agrees that it is not relying on, any representations, warranties, covenants or agreements made to Investor by the Company or any of its affiliates or any control persons, officers, directors, employees, partners, agents or representatives, any other party to the Transaction or any other person or entity, expressly or by implication, other than those representations, warranties, covenants and agreements of the Company set forth in this Agreement.

(g)           In making its decision to purchase the Securities, Investor represents that it has relied solely upon independent investigation made by Investor and the Company’s representations in Section 8.02 of this Agreement. Investor acknowledges and agrees that Investor has received access to and has had an adequate opportunity to review such information as Investor deems necessary in order to make an investment decision with respect to the Securities, including with respect to the Company, NKGen Biotech, Inc. ("NKGen") and the Transactions, and made its own assessment and is satisfied concerning the relevant financial, tax and other economic considerations relevant to Investor’s investment in the Securities. Without limiting the generality of the foregoing, Investor acknowledges that it has reviewed the Company’s filings with the Commission. Investor represents and agrees that Investor and Investor’s professional advisor(s), if any, received, reviewed and understood the offering materials made available to them in connection with the offer and sale of the Securities and the Transaction, have had the full opportunity to ask such questions, including on the financial information, receive such answers and obtain such information as Investor and Investor’s professional advisor(s), if any, have deemed necessary to make an investment decision with respect to the Securities. Investor further acknowledges that the information provided to Investor was preliminary and subject to change, including in the registration statement and the proxy statement and/or prospectus that the Company intends to file with the Commission in connection with the Transaction (which will include substantial additional information about the Company, NKGen and the Transaction and will update and supersede the information previously provided to Investor, including without limitation with respect to any financial statements and other financial information of NKGen, which may have been prepared and reviewed solely by each of the Company and NKGen and its respective officers and employees, as the case may be, and have not been reviewed by any outside party or, except as expressly set forth therein, certified or audited by an independent third-party auditor or audit firm), and that any changes to such information, including, without limitation, any changes based on updated information or changes in terms of the Transaction, shall in no way affect the Investor’s obligation to purchase the Securities hereunder. The Investor acknowledges and agrees that, except for the representations and warranties made by the Company that are expressly set forth in Section 8.02 of this Agreement, neither the Company nor any of its affiliates nor any other person is making or has made any representations or warranties, expressed or implied, at law or in equity, with respect to or on behalf of the Company, its businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any other matter made available to the Investor or its representatives in expectation of, or in connection with, this Agreement or the transactions contemplated hereby. The Investor is not relying upon and specifically disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any person and acknowledges and agrees that the Company has specifically disclaimed any such other representations and warranties. None of NKGen or its affiliates or any of such person’s or its affiliate’s control persons, officers, directors, employees or other representatives, legal counsel, financial advisors, accountants or agents (collectively, “Representatives”) has made or makes any representation as to the Company or NKGen or the quality or value of the Securities.

(h)           Investor acknowledges that the Company represents and warrants that the Securities (i) were not offered by any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) and (ii) are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws.

(i)            Investor acknowledges that it is aware that there are substantial risks incident to the purchase and ownership of the Securities, including those set forth in the SEC Documents and the Investor presentation provided by the Company. Investor is able to fend for itself in the transactions contemplated herein, has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Securities, and Investor has had an opportunity to seek, and has sought, such accounting, legal, business and tax advice as Investor has considered necessary to make an informed investment decision. Investor (i) is an institutional account as defined in FINRA Rule 4512(c), (ii) is a sophisticated investor, experienced in investing in private equity transactions and capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and (iii) has exercised independent judgment in evaluating its participation in the purchase of the Securities. Investor understands and acknowledges that the purchase and sale of the Securities hereunder meets (i) the exemptions from filing under FINRA Rule 5123(b)(1)(A) and (ii) the institutional customer exemption under FINRA Rule 2111(b).

(j)            Investor has adequately analyzed and fully considered the risks of an investment in the Securities and determined that the Securities are a suitable investment for Investor and that Investor is able at this time and in the foreseeable future to bear the economic risk of a total loss of Investor’s investment in the Company. Investor acknowledges specifically that a possibility of total loss exists.

(k)           Investor understands and agrees that no federal or state agency has passed upon or endorsed the merits of the offering of the Securities or made any findings or determination as to the fairness of this investment.

(l)            Investor is not (i) a person or entity named (a “Person”) on the List of Specially Designated Nationals and Blocked Persons administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or in any Executive Order issued by the President of the United States and administered by OFAC (“OFAC List”), or a person or entity prohibited by any OFAC sanctions program, (ii) owned or controlled by, or acting on behalf of, a person, that is named on an OFAC List, (iii) organized, incorporated, established, located, resident or born in, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic or any other country or territory embargoed or subject to substantial trade restrictions by the United States, (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. Investor agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that Investor is permitted to do so under applicable law. If Investor is a financial institution subject to the Bank Secrecy Act (31 U.S.C. Section 5311 et seq.) (the “BSA”), as amended by the USA PATRIOT Act of 2001 (the “PATRIOT Act”), and its implementing regulations (collectively, the “BSA/PATRIOT Act”), Investor maintains policies and procedures reasonably designed to comply with applicable obligations under the BSA/PATRIOT Act. To the extent required, Investor maintains policies and procedures reasonably designed for the screening of its Investors against the OFAC sanctions programs, including the OFAC List. To the extent required, Investor maintains policies and procedures reasonably designed to ensure that the funds held by Investor and used to purchase the Securities were legally derived.

(m)         No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the purchase and sale of Securities hereunder such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

(n)           If Investor is an employee benefit plan that is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan, an individual retirement account or other arrangement that is subject to section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or an employee benefit plan that is a governmental plan (as defined in section 3(32) of ERISA), a church plan (as defined in section 3(33) of ERISA), a non-U.S. plan (as described in section 4(b)(4) of ERISA) or other plan that is not subject to the foregoing but may be subject to provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, or an entity whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”) subject to the fiduciary or prohibited transaction provisions of ERISA or section 4975 of the Code, Investor represents and warrants that (i) it has not relied on the Company or any of its affiliates (the “Transaction Parties”) for investment advice or as the Plan’s fiduciary with respect to its decision to acquire and hold the Securities, and none of the Transaction Parties shall at any time be relied upon as the Plan’s fiduciary with respect to any decision to acquire, continue to hold or transfer the Securities and (ii) the acquisition and holding of the Securities will not result in a non-exempt prohibited transaction under ERISA or Section 4975 of the Code.

(o)           Investor at the Closing will have sufficient funds to pay the Purchase Price.

(p)           Investor acknowledges that it is not relying upon, and has not relied upon, any statement, representation or warranty made by any person, firm or corporation (including, without limitation, the Company, NKGen or any of their respective affiliates or any of its or their respective control persons, officers, directors, employees, agents or representatives), other than the representations and warranties of the Company contained in Section 8.02 of this Agreement, in making its investment or decision to invest in the Company.

(q)           No broker or finder has acted on behalf of the Investor in connection with the sale of the Securities pursuant to this Agreement in such a way as to create any liability on the Company.

(r)           Investor hereby agrees that neither it, nor any person or entity acting on its behalf or pursuant to any understanding with the Investor, shall, directly or indirectly, engage in any hedging activities or execute any Short Sales with respect to the securities of the Company prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms (other than pledges in the ordinary course of business as part of prime brokerage arrangements). “Short Sales” shall include, without limitation, all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), including through non-U.S. broker dealers or foreign regulated brokers. Notwithstanding the foregoing, nothing in this Section 8.01(r) (i) shall restrict Investor’s ability to maintain bona fide hedging positions in respect of the Warrants of the Company held by the Investor as of the date hereof; (ii) shall prohibit any entities under common management or that share an investment advisor with Investor from entering into any short sales or engaging in other hedging transactions; and (iii) in the case of an Investor that is a multi-managed investment vehicle whereby separate portfolio managers manage separate portions of such Investor’s assets, this Section 8.01(r) shall only apply with respect to the portion of assets managed by the portfolio manager that made the investment decision to purchase the number of Securities covered by this Agreement. The Company acknowledges and agrees that, notwithstanding anything herein to the contrary, the Securities may be pledged by Investor in connection with a bona fide margin agreement, provided that such pledge shall be (1) pursuant to an available exemption from the registration requirements of the Securities Act or (2) pursuant to, and in accordance with, a registration statement that is effective under the Securities Act at the time of such pledge, and Investor effecting a pledge of the Securities shall not be required to provide the Company with any notice thereof; provided, however, that neither the Company nor its counsel shall be required to take any action (or refrain from taking any action) in connection with any such pledge, other than providing any such lender of such margin agreement with an acknowledgment that the Securities are not subject to any contractual lock up or prohibition on pledging, the form of such acknowledgment to be subject to review and comment by the Company in all respects.

(s)           Except as expressly disclosed in a Schedule 13D or Schedule 13G (or amendments thereto) filed by Investor with the Commission with respect to the beneficial ownership of the Company’s outstanding securities prior to the date hereof, Investor is not currently (and at all times through the Closing Date will refrain from being or becoming) a member of a “group” (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of equity securities of the Company (within the meaning of Rule 13d-5(b)(1) under the Exchange Act).

(t)            Investor acknowledges and agrees that (i) the Commission Staff issued the “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” on April 12, 2021 (together with any subsequent guidance, statements or interpretations issued by the Commission or its staff relating thereto or other accounting matters related to initial public offerings, securities or expenses, the “Statement”), (ii) the Commission Staff have issued comments regarding the appropriate classification of public shares as permanent or temporary equity (the “Staff Comments”), (iii) on March 30, 2022, the SEC issued proposed rules with respect to the regulation of special purpose acquisition companies (the “SPAC Rule Proposals” and together with the Statement and Staff Comments, the “SEC Guidance”) relating to, among other items, disclosures in business combination transactions involving SPACs and private operating companies, the condensed financial statement requirements applicable to transactions involving shell companies, the use of projections by SPACs in SEC filings in connection with proposed business combination transactions, the potential liability of certain participants in proposed business combination transactions, and the extent to which SPACs could become subject to regulation under the Investment Company Act of 1940, as amended, (iv) the Company continues to review the SEC Guidance and its implications, including on the financial statements and other information included in its filings with the Commission, including the SEC Documents, and (v) any restatement, revision or other modification of such filings relating to or arising from such review, any subsequent related agreements or other guidance from the Staff of the Commission shall be deemed not material for purposes of this Agreement.

(u)           Investor acknowledges that (i) the Company, NKGen and any of their respective affiliates, control persons, officers, directors, employees, agents or representatives currently may have, and later may come into possession of, information regarding the Company that is not known to Investor and that may be material to a decision to purchase the Securities, (ii) Investor has determined to purchase the Securities notwithstanding its lack of knowledge of such information, and (iii) none of the Company, or any of their respective affiliates, control persons, officers, directors, employees, agents or representatives shall have liability to Investor, and Investor hereby to the extent permitted by law waives and releases any claims it may have against the Company, and their respective affiliates, control persons, officers, directors, employees, agents or representatives, with respect to the nondisclosure of such information.

(v)           Investor acknowledges that it is aware that Company may enter into a subscription agreement, side letter or other agreement (including convertible promissory notes) with other investors associated with a private financing in one or a series of related transactions, and that such private financing, if pursued, will close prior to the Closing.

Section 8.02      Representations and Warranties of the Company. The Company hereby represents and warrants to the Investors and their respective Affiliates that, as of the Signing Date and as of the Closing Date (except for any representations and warranties which speak as to a specific date, which representations and warranties shall be made as of the date specified):

(a)           Existence. The Company and each of its Subsidiaries (i) is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation; (ii) has all necessary powers, licenses, authorizations, consents and approvals required to carry on its business as now conducted and to own and lease its properties; and (iii) is duly qualified to do business as a foreign corporation, and is in good standing, in every jurisdiction in which its business or properties require such qualification, except, in the case of clause (ii) or (iii), to the extent that the failure to have such powers, licenses, authorizations, consents or approvals or to be so qualified and in good standing could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)           Authorization. The Company has all necessary power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(c)           Enforceability. This Agreement has been duly authorized, executed and delivered by the Company and constitutes, and each of the other Transaction Documents have been duly authorized by the Company and, when executed and delivered by the Company, will constitute, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, assuming the due authorization, execution and delivery by the other parties hereto and thereto (if applicable) and subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or general equitable principles (regardless of whether enforcement is sought in equity or at law) and rules of law governing specific performance, injunctive relief and other equitable remedies.

(d)           Governmental Authorization. None of the execution and delivery by the Company of Transaction Documents, the performance by the Company of any of the obligations to be performed by them hereunder or thereunder, or the consummation by the Company of any of the transactions contemplated hereby or thereby, will require any notice to, action, approval or consent by, or in respect of, or filing or registration with any Governmental Authority or other Person, except (i) filings required by Regulation D of the Securities Act and any applicable state securities laws and filings to be made with the Commission and (ii) the New York Stock Exchange or Nasdaq Capital Market (and, if applicable, any securities exchange on which the Company’s securities are listed), the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(e)           No Conflicts. Except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, no consent or approval of, or notice to, any Person is required by the terms of any Material Contract for the execution or delivery of, or the performance of the obligations of the Company under, this Agreement and the other Transaction Documents to which the Company is party or the consummation of the transactions contemplated hereby or thereby, and such execution, delivery, performance and consummation will not result in any breach or violation of, or constitute a default under any Material Contract or any law applicable to the Company, any of its Subsidiaries or any of its or their assets.

(f)            No Material Adverse Effect. Since June 30, 2023, there has been no change, effect, event, state of facts, development, condition or circumstance that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(g)           Proceedings. Except for such matters as have not had and would not reasonably be expected to have a Material Adverse Effect, there is no (i) suit, action, proceeding or arbitration before a Governmental Authority or arbitrator pending, or, to the knowledge of the Company, threatened in writing against the Company or (ii) judgment, decree, injunction, ruling or order of any Governmental Authority or arbitrator outstanding against the Company.

(h)           Authorization of the Common Stock. The shares of Common Stock, if any, issuable upon conversion of the Notes or the exercise of Warrants have been duly authorized and reserved for issuance upon such conversion by all necessary corporate action, and such shares, when issued upon such conversion or exercise, as applicable, will be validly issued and will be fully paid and non-assessable and free and clear of all liens under the Company’s certificate of incorporation and bylaws or under the Delaware General Corporation Law; and the issuance of such shares upon such conversion or exercise, as applicable, will not be subject to the preemptive or other similar rights of any securityholder of the Company pursuant the Company’s certificate of incorporation or bylaws, the Delaware General Corporation Law or any Material Contract.

(i)            Public Filings, Etc. As of the Signing Date, none of the Company’s Annual Report on Form 10-K for the period ended December 31, 2022, Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023 or other public filings of the Company filed with the Commission since April 12, 2021 pursuant to the Exchange Act included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(j)           [Reserved].

(k)           Investment Company Act. The Company is not an “investment company,” as defined in the Investment Company Act of 1940, as amended.

(l)            Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any of its directors, officers, employees, Affiliates or agents has taken any action, directly or indirectly, that would result in a violation by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA. The Company, its Subsidiaries and, to the Company’s knowledge, its Affiliates have conducted their respective businesses in compliance in all material respects with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.

(m)         Private Offering; No Integration or General Solicitation.

(i)            Assuming (i) the Initial Notes and Warrants are issued, sold and delivered under the circumstances contemplated by this Agreement and (ii) the accuracy of the representations and warranties of the Investors set forth in Section 8.01, and their compliance with the agreements set forth herein, it is not necessary in connection with the offer, sale and delivery of the Initial Notes and Warrants to the Investors in the manner contemplated by this Agreement to register the offer and sale of such Initial Notes and Warrants to the Investors under the Securities Act.

(ii)           The Company has not, directly or indirectly, offered, sold or solicited any offer to buy, and the Company will not, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Initial Notes and Warrants and require the offer and sale of the Initial Notes and Warrants to the Investors to be registered under the Securities Act. Neither the Company nor any of its Affiliates or any Person acting on its behalf (other than the Holders, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering and sale of the Initial Notes and Warrants to the Investors pursuant to this Agreement.

(n)           [Reserved].

(o)           Intellectual Property. To the knowledge of the Company, the Company owns, or is licensed to use, all trademarks, tradenames, copyrights, patents, and other intellectual property used in its business as currently conducted and the use thereof by the Company does not infringe upon the rights of any other Person, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(p)           Tax Returns and Payments. Except for any failure to file or pay, collect or remit that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, the Company has (i) timely filed or caused to be timely filed all Tax Returns required to have been filed by it and all such Tax Returns are true and correct in all material respects and (ii) duly and timely paid, collected or remitted or caused to be duly and timely paid, collected or remitted all Taxes (whether or not shown on any Tax Return) due and payable, collectible or remittable by it (including in its capacity as a withholding agent), except Taxes that are being contested in good faith by appropriate proceedings and for which the Company has set aside on its books adequate reserves in accordance with GAAP.

Article 9
EVENTS OF DEFAULT; REMEDIES WITH RESPECT TO THE NOTES

Section 9.01      Events of Default. Each of the following events shall be an “Event of Default” with respect to the Notes:

(a)           default in any payment of interest on any Note when due and payable, and the default continues for a period of 30 days;

(b)           default in the payment of principal of any Note when due and payable on the Maturity Date, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)           failure by the Company to comply with its obligation to convert the Notes in accordance with this Agreement upon exercise of a Holder’s conversion right, and such failure continues for a period of five (5) Business Days;

(d)           failure by the Company to comply with its obligations under Article 10, hereof and such failure continues for a period of ten (10) Business Days;

(e)           failure by the Company for sixty (60) days after written notice from the Holders of at least twenty five percent (25%) of the aggregate principal amount of Notes then outstanding has been received by the Company to comply with any of its other agreements contained in the Notes or this Agreement;

(f)           failure by the Company to issue a Fundamental Change Company Notice in accordance with Section 4.04, when due and such failure continues for five (5) Business Days;

(g)           a default by the Company or any of its Significant Subsidiaries with respect to any mortgages, agreements or other instruments under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed of at least fifty million dollars ($50,000,000) (or its foreign currency equivalent) in the aggregate of the Company or any of its Significant Subsidiaries, whether such indebtedness exists as of the Closing Date or is thereafter created.

(i)            resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date; or

(ii)           constituting a failure to pay the principal of any of such indebtedness when due and payable (after the expiration of all applicable grace periods) at the stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

and in the cases of (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within thirty (30) days after written notice to the Company by the Holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Agreement;

(h)           the Company or any Significant Subsidiary of the Company shall commence a voluntary case or other proceeding, seeking liquidation, reorganization or other relief with respect to the Company or any such Significant Subsidiary or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or any such Significant Subsidiary or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due;

(i)            an involuntary case or other proceeding shall be commenced against the Company or any Significant Subsidiary seeking liquidation, reorganization or other relief with respect to the Company or such Significant Subsidiary or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of the Company or such Significant Subsidiary or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of sixty (60) consecutive days; and

(j)            any uninsured judgment, decree or order in excess of fifty million dollars ($50,000,000) (excluding amounts subject to indemnification from third parties for which the third party has acknowledged liability) shall be rendered against the Company and any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced upon such judgment, decree or order or (ii) such judgment, decree or order shall not have been settled, satisfied, stayed, vacated or discharged within thirty (30) days from entry; and

(k)           any representation or warranty of the Company or any of its Subsidiaries in any Transaction Document to which it is party or in any certificate, financial statement or other document delivered by the Company or such Subsidiary in connection with this Agreement proves to have not been true and correct in any material respect at the time it was made (except that any representation or warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects).

Section 9.02      Reporting Defaults.

(a)           Notwithstanding anything to the contrary, the Company may elect that the sole remedy for any Event of Default (a “Reporting Event of Default”) pursuant to Section 9.01(e) arising from the Company’s failure to comply with Section 4.03 will, for each of the first three hundred and sixty (360) calendar days on which a Reporting Event of Default has occurred and is continuing, consist exclusively of the accrual of Special Interest on the Notes. If the Company has made such an election, then the Notes will be subject to acceleration pursuant to Section 9.03 on account of the relevant Reporting Event of Default from, and including, the three hundred and sixty first (361st) calendar day on which a Reporting Event of Default has occurred and is continuing or if the Company fails to pay any accrued and unpaid Special Interest when due.

(b)           Any Special Interest that accrues on a Note pursuant to Section 9.02(a) will be payable on the same dates and in the same manner as the Stated Interest on such Note and will accrue at a rate per annum equal to (i) one quarter of one percent (0.25%) of the principal amount thereof for the first one hundred and eighty (180) calendar days following the Reporting Event of Default and (ii) one half of one percent (0.50%) thereafter until such Reporting Event of Default shall have been cured; provided, however, that in no event will Special Interest accrue on any day on a Note at a combined rate per annum that exceeds one-half of one percent (0.50%). For the avoidance of doubt, any Special Interest that accrues on a Note will be in addition to the Stated Interest that accrues on such Note.

(c)           To make the election set forth in Section 9.02(a), the Company must send to the Holders, before the date on which each Reporting Event of Default first occurs, a written notice that states that the Company is electing that the sole remedy for such Reporting Event of Default consist of the accrual of Special Interest.

Section 9.03      Acceleration of Maturity; Waiver of Past Defaults and Rescission.

(a)           If an Event of Default (other than an Event of Default specified in Section 9.01(h) or Section 9.01(i) with respect to the Company and not solely with respect to any Significant Subsidiaries of the Company) occurs and is continuing, then and in every such case the Holders of at least a majority in the aggregate principal amount of the outstanding Notes may declare 100% of the principal amount plus accrued and unpaid interest on all the outstanding Notes to be due and payable immediately, by a notice in writing to the Company (and to the other Holders if given by any Holder), and upon any such declaration, such principal amount, and accrued and unpaid interest shall become immediately due and payable.

Notwithstanding the foregoing, in the case of an Event of Default specified in Section 9.01(h) or Section 9.01(i) with respect to the Company (and not solely with respect to any Significant Subsidiaries of the Company), 100% of the principal amount plus accrued and unpaid interest on all outstanding Notes will automatically become due and payable without any declaration or other act on the part of any Holder.

(b)           [Reserved].

(c)           The Holders of a majority in aggregate principal amount of the outstanding Notes, by written notice to the Company and each other Holder, may (x) waive any past Default and its consequences and (y) at any time after a declaration of acceleration has been made and before a judgment or decree for payment of the money due has been obtained, rescind any such acceleration with respect to the Notes and its consequences, except, in each case, with respect to a Default described in Section 9.01(a), or Section 9.01(b), or in respect of a covenant or provision hereof which under Article 13 cannot be modified or amended without the consent of the Holder of each outstanding Note affected, if:

(i)            such rescission will not conflict with any judgment or decree of a court of competent jurisdiction; and

(ii)           all existing Events of Default (except the non-payment of principal amount and accrued and unpaid interest that has become due solely because of such acceleration) have been cured or waived.

Upon any such waiver, the Default which has been waived shall cease to exist and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of the Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent.

No such rescission shall affect any subsequent default or impair any right consequent thereon.

Section 9.04      Unconditional Right of Holders to Receive Payment and Convert. Notwithstanding any other provision of this Agreement, the right of any Holder to receive payment of the principal amount (including interest in respect of the Notes held by such Holder, on or after the respective due dates expressed in the Notes or otherwise, as applicable), any accrued and unpaid interest and to convert the Notes in accordance with Article 7, or to bring suit for the enforcement of any such payment on or after such respective dates or the right to convert, shall not be impaired or affected without the consent of such Holder.

Section 9.05      Restoration of Rights and Remedies. If any Holder has instituted any proceeding to enforce any right or remedy under this Agreement and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to such Holder, then and in every such case, subject to any determination in such proceeding, the Company and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Holders shall continue as though no such proceeding had been instituted.

Section 9.06      Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 3.07, no right or remedy herein conferred upon or reserved to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 9.07      Delay or Omission Not Waiver. No delay or omission of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article or by law to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Holders.

Section 9.08      Control by Holders. The Holders of a majority in aggregate principal amount of the outstanding Notes may direct the time, method and place of conducting any proceeding for any remedy available to the Holders.

Section 9.09      Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Agreement in respect of the Notes, a court may require any party litigant in such suit to file an undertaking to pay the costs of the suit, and the court may assess reasonable costs, including reasonable attorney’s fees and expenses, against any party litigant in the suit having due regard to the merits and good faith of the claims or defenses made by the party litigant; but the provisions of this Section 9.09 shall not apply to any suit instituted by the Company or to any suit instituted by any Holder for the enforcement of the payment of the principal amount on any Note on or after the Maturity Date of such Note.

Article 10
MERGER, CONSOLIDATION OR SALE OF ASSETS WITH RESPECT TO THE NOTES

Section 10.01      Company May Consolidate, etc., only on Certain Terms. Subject to the provisions of Section 10.02, the Company shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person (other than any such sale, conveyance, transfer or lease to one or more of the Company’s direct or indirect Wholly-Owned Subsidiaries) (each, a “Business Combination Event”), unless:

(a)           the resulting, surviving or transferee Person (the “Successor Company”), if not the Company shall be a Qualified Successor Entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and the Successor Company (if not the Company) shall expressly assumed, by amendment or supplement all of the obligations of the Company under the Notes and this Agreement; and

(b)           immediately after giving effect to such transaction, no Default or Event of Default under this Agreement has occurred and is continuing.

For purposes of this Section 10.01, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Company to another Person, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the consolidated properties and assets of the Company and its Subsidiaries, taken as a whole, to another Person.

Section 10.02      Successor Substituted. In each case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company, by amendment or supplement, executed and delivered to the Holders and satisfactory in form to the Holders of at least twenty five (25%) percent of the aggregate principal amount of Notes outstanding hereunder, of due and punctual payment of the principal of and accrued and unpaid interest on all of the Notes, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Notes and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Company, such Successor Company (if not the Company) shall succeed to and, except in the case of a lease of all or substantially all of the Company’s properties and assets, shall be substituted for the Company, with the same effect as if it had been named herein as the party of the first part, and may thereafter exercise every right and power of the Company under this Agreement. Such Successor Company thereupon may cause to be signed, and may issue either in its own name or in the name of the Company any or all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Holders. All the Notes so issued shall in all respects have the same legal rank and benefit under this Agreement as the Note theretofore or thereafter issued in accordance with the terms of this Agreement as though all of such Notes had been issued at the date of the execution hereof. In the event of any such consolidation, merger, sale, conveyance or transfer (but not in the case of a lease), upon compliance with this Article 10 the Person named as the “Company” in the first paragraph of this Agreement (or any successor that shall thereafter have become such in the manner prescribed in this Article 10) may be dissolved, wound up and liquidated at any time thereafter and, except in the case of a lease, such Person shall be released from its liabilities as obligor and maker of the Notes and from its obligations under this Agreement and the Notes. In case of any such consolidation, merger, sale, conveyance, transfer or lease, such changes in phraseology and form (but not in substance) may be made in the Notes thereafter to be issued as may be appropriate.

Article 11
REGISTRATION RIGHTS

Section 11.01    Registration Rights.

(a)           The Company agrees that, within fifteen (15) Business Days following the Closing Date (the “Filing Deadline”), the Company will file with the Commission (at the Company’s sole cost and expense) a registration statement registering the resale of the Registrable Securities (the “Registration Statement”), and the Company shall use its commercially reasonable efforts to have the Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the Filing Deadline (the “Effectiveness Deadline”); provided, that the Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the Closing Date if the Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have the Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that the Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if the Effectiveness Deadline falls on a Saturday, Sunday or other day that the Commission is closed for business, the Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Upon an Investor’s timely request, the Company shall provide a draft of the sections entitled “Selling Securityholders” and “Plan of Distribution” in the Registration Statement to such Investor for review at least two (2) Business Days in advance of the date of filing the Registration Statement with the Commission (the “Filing Date”), and such Investor shall provide any comments on the Registration Statement to the Company no later than the one (1) Business Day immediately preceding the Filing Date.  Unless otherwise agreed to in writing by an Investor prior to the filing of the Registration Statement, an Investor shall not be identified as a statutory underwriter in the Registration Statement; provided, that if the Commission requests that such Investor be identified as a statutory underwriter in the Registration Statement, such Investor will have the opportunity to withdraw from the Registration Statement upon its prompt written request to the Company. Notwithstanding the foregoing, if the Commission prevents the Company from including any or all of the shares proposed to be registered under the Registration Statement due to limitations on the use of Rule 415 of the Securities Act for the resale of the Registrable Securities by the applicable stockholders or otherwise, such Registration Statement shall register for resale such number of Registrable Securities which is equal to the maximum number of Registrable Securities as is permitted by the Commission.  In such event, the number of Registrable Securities or other shares to be registered for each selling stockholder named in the Registration Statement shall be reduced pro rata among all such selling stockholders and as promptly as practicable after being permitted to register additional shares under Rule 415 under the Securities Act, the Company shall amend the Registration Statement or file one or more new Registration Statement(s) (such amendment or new Registration Statement shall also be deemed to be a “Registration Statement” hereunder) to register such additional Registrable Securities and cause such amendment or Registration Statement(s) to become effective as promptly as practicable after the filing thereof, but in any event no later than sixty (60) calendar days after the filing of such Registration Statement (the “Additional Effectiveness Deadline”); provided, that the Additional Effectiveness Deadline shall be extended to one hundred twenty (120) calendar days after the filing of such Registration Statement if such Registration Statement is reviewed by, and comments thereto are provided from, the Commission; provided, further, that the Company shall have such Registration Statement declared effective within ten (10) Business Days after the date the Company is notified (orally or in writing, whichever is earlier) by the staff of the Commission that such Registration Statement will not be “reviewed” or will not be subject to further review; provided, further, that (i) if such day falls on a Saturday, Sunday or other day that the Commission is closed for business, the Additional Effectiveness Deadline shall be extended to the next Business Day on which the Commission is open for business and (ii) if the Commission is closed for operations due to a government shutdown, the Effectiveness Deadline shall be extended by the same number of Business Days that the Commission remains closed for. Any failure by the Company to file a Registration Statement by the Effectiveness Deadline or Additional Effectiveness Deadline shall not otherwise relieve the Company of its obligations to file or effect a Registration Statement as set forth in this Section 11.01.

(b)           The Company agrees that, except for such times as the Company is permitted hereunder to suspend the use of the prospectus forming part of a Registration Statement, the Company will use its commercially reasonable efforts to cause such Registration Statement to remain effective with respect to an Investor, including to prepare and file any post-effective amendment to such Registration Statement or a supplement to the related prospectus such that the prospectus will not include any untrue statement or a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, until the earlier of (i) two (2) years from the effective date of the Registration Statement, (ii) the date on which all of the Registrable Securities shall have been sold or (iii) on the first date on which such Investor can sell all of its Registrable Securities (or shares received in exchange therefor) under Rule 144 of the Securities Act without limitation as to the manner of sale or the amount of such securities that may be sold and without the requirement for the Company to be in compliance with the current public information required under Rule 144(c)(1) (or Rule 144(i)(2), if applicable), and the Company shall use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable. For so long as the Registration Statement shall remain effective, the Company will use commercially reasonable efforts to file all reports, and provide all customary and reasonable cooperation, necessary to enable such Investor to resell Registrable Securities pursuant to the Registration Statement, qualify the Registrable Securities for listing on the applicable stock exchange on which the Company’s Common Stock are then listed and update or amend the Registration Statement as necessary to include Registrable Securities.  The Company will use its commercially reasonable efforts to, for so long as an Investor holds Registrable Securities, make and keep public information available (as those terms are understood and defined in Rule 144) and file with the Commission in a timely manner all reports and other documents required of the Company under the Exchange Act so long as the Company remains subject to such requirements to enable such Investor to resell the Registrable Securities pursuant to Rule 144. Each Investor agrees to disclose its beneficial ownership, as determined in accordance with Rule 13d-3 of the Exchange Act, of Registrable Securities to the Company (or its successor) upon reasonable request to assist the Company in making the determination described above.

(c)           The Company’s obligations to include the Registrable Securities in the Registration Statement are contingent upon an Investor furnishing in writing to the Company a completed selling stockholder questionnaire in customary form that contains such information regarding such Investor, the securities of the Company held by such Investor and the intended method of disposition of the Registrable Securities as shall be reasonably requested by the Company to effect the registration of the Registrable Securities, and such Investor shall execute such documents in connection with such registration as the Company may reasonably request that are customary of a selling stockholder in similar situations, including providing that the Company shall be entitled to postpone and suspend the effectiveness or use of the Registration Statement (i) during any customary blackout or similar period or as permitted hereunder and (ii) as may be necessary in connection with the preparation and filing of a post-effective amendment to the Registration Statement following the filing of the Company’s Annual Report on Form 10-K; provided, that the Company shall request such information from such Investor, including the selling stockholder questionnaire, at least five (5) Business Days prior to the anticipated Filing Date of the Registration Statement; and provided, further, under no circumstances shall such Investor be required to sign any type of lock-up agreement.  In the case of the registration effected by the Company pursuant to this Agreement, the Company shall, upon reasonable request, inform such Investor as to the status of such registration.  No Investor shall be entitled to use the Registration Statement for an underwritten offering of Registrable Securities.  Notwithstanding anything to the contrary contained herein, the Company may delay or postpone filing of such Registration Statement, and from time to time require Investors not to sell under the Registration Statement or suspend the use or effectiveness of any such Registration Statement if it determines in good faith that in order for the registration statement to not contain a material misstatement or omission, an amendment thereto would be needed, or if such filing or use would reasonably be expected to materially affect a bona fide business or financing transaction of the Company or would reasonably be expected to require premature disclosure of information that would materially adversely affect the Company (each such circumstance, a “Suspension Event”); provided, that, (w) the Company shall not so delay filing or so suspend the use of the Registration Statement for a period of more than sixty (60) consecutive days or more than two (2) times in any three hundred sixty (360) day period, and (x) the Company shall use commercially reasonable efforts to make such registration statement available for the sale by Investors of such securities as soon as practicable thereafter.

Section 11.02      Obligations of the Company. Upon receipt of any written notice from the Company (which notice shall not contain any material non-public information regarding the Company and which notice shall not be subject to any duty of confidentiality) of the happening of (i) an issuance by the Commission of any stop order suspending the effectiveness of any Registration Statement or the initiation of any proceedings for such purpose, which notice shall be given no later than three (3) Business Days from the date of such event, (ii) any Suspension Event during the period that the Registration Statement is effective, which notice shall be given no later than three (3) Business Days from the date of such Suspension Event, or (iii) or if as a result of a Suspension Event the Registration Statement or related prospectus contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made (in the case of the prospectus) not misleading, each Investor agrees that (1) it will immediately discontinue offers and sales of the Registrable Securities under the Registration Statement (excluding, for the avoidance of doubt, sales conducted pursuant to Rule 144, if available at such time) until the Investor receives copies of a supplemental or amended prospectus (which the Company agrees to promptly prepare) that corrects the misstatement(s) or omission(s) referred to above and receives notice that any post-effective amendment has become effective or unless otherwise notified by the Company that it may resume such offers and sales, and (2) it will maintain the confidentiality of any information included in such written notice delivered by the Company unless otherwise required by law, subpoena or regulatory request or requirement.  If so directed by the Company, the Investors will deliver to the Company or, in each Investor’s sole discretion destroy, all copies of the prospectus covering the Registrable Securities in the such Investor’s possession; provided, however, that this obligation to deliver or destroy all copies of the prospectus covering the Registrable Securities shall not apply (w) to the extent such Investor is required to retain a copy of such prospectus (A) in order to comply with applicable legal, regulatory, self-regulatory or professional requirements or (B) in accordance with a bona fide pre-existing document retention policy or (x) to copies stored electronically on archival servers as a result of automatic data back-up.

Section 11.03      Opt-Out Notice. An Investor may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Investor not receive notices from the Company otherwise required by this Section 11; provided, however, that such Investor may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from an Investor (unless subsequently revoked), (i) the Company shall not deliver any such notices to such Investor and such Investor shall no longer be entitled to the rights associated with any such notice and (ii) each time prior to such Investor’s intended use of an effective Registration Statement, such Investor will notify the Company in writing at least two (2) business days in advance of such intended use, and if a notice of a Suspension Event was previously delivered (or would have been delivered but for the provisions of this Section 11.03 and the related suspension period remains in effect, the Company will so notify such Investor, within one (1) business day of such Investor’s notification to the Company, by delivering to such Investor a copy of such previous notice of Suspension Event, and thereafter will provide such Investor with the related notice of the conclusion of such Suspension Event promptly following its availability.

Section 11.04    Indemnification.

(a)       The Company shall indemnify and hold harmless each Investor (to the extent a seller under the Registration Statement), the officers, directors, members, managers, partners, and employees of such Investor, each Person who controls such Investor (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, members, managers, partners, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable and documented attorneys’ fees) and expenses incurred in connection with defending or investigating any such action or claim (collectively, “Losses”) that arise out of or are based upon any untrue or alleged untrue statement of a material fact contained in the Registration Statement, any prospectus included in the Registration Statement or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent that untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Investor furnished in writing to the Company by or on behalf of such Investor expressly for use therein or such Investor has omitted a material fact from such information, provided that the Company has given notice of such event to such Investor in accordance with the terms of this Agreement. In addition, the Company shall not be liable for any Losses to the extent they arise out of or are based upon a violation which occurs (A) in reliance upon and in conformity with written information furnished by such Investor expressly for use in such Registration Statement or preliminary prospectus or any amendment thereof or supplement thereto, (B) in connection with any failure of such Person to deliver or cause to be delivered a prospectus made available by the Company in a timely manner, (C) as a result of offers or sales effected by or on behalf of any Person by means of a “free writing prospectus” (as defined in Rule 405 under the Securities Act) that was not authorized by the Company or (D) in connection with any offers or sales effected by or on behalf of such Investor in violation of Section 11.01(c) hereof. The Company shall notify each Investor promptly of the institution, threat or assertion of any proceeding arising from or in connection with the transactions contemplated by this Section 11.04(a) of which the Company is aware. Notwithstanding the forgoing, the Company’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed).

(b)       Each Investor shall, severally and not jointly with any other Investor in the offering contemplated by this Subscription Agreement or selling stockholder named in the Registration Statement, indemnify and hold harmless the Company, its directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against any and all Losses arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any prospectus included in the Registration Statement, or any form of prospectus, or in any amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading to the extent, but only to the extent, that such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Investor furnished in writing to the Company by or on behalf of such Investor expressly for use therein and that such Investor has received notice from the Company of such Suspension Event in accordance with the terms of this Agreement. In no event shall the liability of such Investor be greater in amount than the dollar amount of the net proceeds received by such Investor upon the sale of the Registrable Securities giving rise to such indemnification obligation. Notwithstanding the forgoing, an Investor’s indemnification obligations shall not apply to amounts paid in settlement of any Losses or action if such settlement is effected without the prior written consent of such Investor (which consent shall not be unreasonably withheld or delayed).

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(c)       Any Person or entity entitled to indemnification herein shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that the failure to give prompt notice shall not impair any Person’s or entity’s right to indemnification hereunder to the extent such failure has not prejudiced the indemnifying party) and (ii) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party shall not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent shall not be unreasonably withheld, conditioned or delayed). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. No indemnifying party shall, without the consent of the indemnified party, consent to the entry of any judgment or enter into any settlement which cannot be settled in all respects by the payment of money (and such money is so paid by the indemnifying party pursuant to the terms of such settlement), which settlement shall not include a statement or admission of fault and culpability on the part of such indemnified party, and which settlement shall include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

(d)       The indemnification provided for under this Subscription Agreement shall remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and shall survive the transfer of the Registrable Securities.

(e)       If the indemnification provided under this Section 11.04(e) from the indemnifying party is unavailable or insufficient to hold harmless an indemnified party in respect of any Losses referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and the indemnified party, as well as any other relevant equitable considerations; provided, however, that the liability of an Investor shall be limited to the net proceeds received by such Investor from the sale of Registrable Securities purchased pursuant to this Subscription Agreement giving rise to such indemnification obligation. The relative fault of the indemnifying party and indemnified party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, was made by, or relates to information supplied by, such indemnifying party or indemnified party, and the indemnifying party’s and indemnified party’s relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses or other liabilities referred to above shall be deemed to include, subject to the limitations set forth in this Section 11.04(e), any legal or other fees, charges or expenses reasonably incurred by such party in connection with any investigation or proceeding. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution pursuant to this Section 11.04(e) from any Person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary herein, in no event will any party be liable for consequential, special, exemplary or punitive damages in connection with this Subscription Agreement or the transactions contemplated hereby.

Section 11.05      Removal of Legend. Subject to receipt from an Investor by the Company and the Transfer Agent of customary representations and other documentation reasonably acceptable to the Company and the Transfer Agent in connection therewith, such Investor may request that the Company remove any legend from the book entry position evidencing its Registrable Securities and the Company will, if required by the Transfer Agent, use its commercially reasonable efforts to cause an opinion of the Company’s counsel to be provided, in a form reasonably acceptable to the Transfer Agent, to the effect that the removal of such restrictive legends in such circumstances may be effected under the Securities Act, following the earliest of such time as such Registrable Securities (i) have been or are about to be sold or transferred pursuant to an effective registration statement, or (ii) have been or are about to be sold pursuant to Rule 144. If restrictive legends are no longer required for such Registrable Securities pursuant to the foregoing, the Company shall, in accordance with the provisions of this Section 11.05 and within three (3) trading days of any request therefor from such Investor accompanied by such customary and reasonably acceptable representations and other documentation referred to above establishing that restrictive legends are no longer required, deliver to the Transfer Agent irrevocable instructions that the Transfer Agent shall make a new, unlegended entry for such book entry Registrable Securities. The Company shall be responsible for the fees of its Transfer Agent and all fees associated with such issuance.

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Article 12
TRUST ACCOUNT WAIVER

Section 12.01      Trust Account Waiver. Each Investor hereby acknowledges that, as described in the Company’s prospectus relating to its initial public offering filed on May 24, 2021, available at www.sec.gov, the Company has established a trust account (the “Trust Account”) containing the proceeds of initial public offering of the Company (“IPO”) and from certain private placements occurring simultaneously with the IPO (including interest accrued from time to time thereon) for the benefit of the Company, its public stockholders and certain other parties (including the underwriters of the IPO). For and in consideration of the Company entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Investor hereby (a) agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies held in the Trust Account or any distributions or payments therefrom, or upon the release to the Company of the funds held in the Trust Account upon consummation of the closing of the transactions contemplated by the Transaction Agreement and shall not make any claim against the Trust Account, arising out or as a result of, in connection with or relating in any way to this Subscription Agreement, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Released Claims”), (b) irrevocably waives any Released Claims that it may have against the Trust Account now or in the future as a result of, or arising out of, this Agreement, and (c) will not seek recourse against the Trust Account as a result of, in connection with or relating in any way to this Agreement; provided, however, that nothing in this Section 12.01 shall (i) serve to limit or prohibit each Investor’s right to pursue a claim against the Company for legal relief against assets, monies or other properties of the Company held outside the Trust Account (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company), for specific performance or other equitable relief, (ii) serve to limit or prohibit any claims that the Holder may have in the future against the Company’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds) (so long as such claim would not affect the Company’s ability to fulfill its obligation to effectuate any redemption right with respect to any securities of the Company) or (iii) be deemed to limit each Investor’s right to distributions from the Trust Account in accordance with the Company’s certificate of incorporation in respect of any redemptions by an Investor in respect of Common Stock acquired by any means other than pursuant to this Agreement or any other rights held as an stockholder of the Company.

Article 13
AMENDMENTS

Section 13.01    Amendments.

(a)           Neither this Agreement nor the Notes or provision thereof may be waived, amended or modified except by an agreement or agreements in writing executed by the Company and the Holders of a majority in aggregate principal amount of the outstanding Notes, provided, however, that no such agreement shall do the following without the written consent of each Holder affected thereby: (i) reduce the principal amount of any Note, (ii) reduce the rate of interest on any Note, (iii) change the Maturity Date of any Note, or extend the time for the payment of any interest thereon or waive or excuse any such payment, (iv) make any change that impairs or adversely affects the conversion rights of any Note or reduces the Fundamental Change Repurchase Price or Repurchase Price of any Note, (v) change any of the provisions of this Article 13 without the written consent of each Holder, or (vi) adversely affect the economic interests of any Holder hereunder disproportionately to other Holders without the written consent of such Holder. Notwithstanding anything to the contrary in the immediately preceding sentence, this Agreement may be amended or supplemented without the consent of any Holder in order to comply with, and subject to the provisions of, Section 7.05 or Article 10.

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Article 14
MISCELLANEOUS

Section 14.01    Notices. Any notice or communication shall be in writing (including telecopy promptly confirmed in writing) and delivered in person, sent by electronic email or mailed by overnight mail addressed as follows:

If to the Company:

Graf Acquisition Corp. IV

1790 Hughes Landing Blvd., Suite 400, The Woodlands, Texas 77380

Attention: Anthony Kuznik, EVP & General Counsel

Email: [***]

with copies (which shall not constitute notice) to:

Cooley LLP

10265 Science Center Dr

San Diego, CA 92121

Attention: Ken Rollins, Gian-Michele a Marca, Jason Savich

Email: [***]

If to any Holder, to the address of such Holder set forth in the Register (except that any notice to a Holder pursuant to Article 11 will be made to the address of such Holder set forth on the books of the Company or its transfer agent);

If to any Investor, to the notice address of such Investor set forth underneath its signature block to this Agreement.

(a)           The Company, by notice to each of the Holders, may designate additional or different addresses for subsequent notices or communications. Any of the Holders, by notice to the Company, may designate additional or different addresses for subsequent notices or communications.

(b)           Any notice or communication sent to a registered Holder shall be e-mailed or mailed to the Holder at the Holder’s e-mail or address, as the case may be, as it appears in the Register and shall be sufficiently given if so e-mailed or mailed within the time prescribed.

(c)           Failure to send a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders. If a notice or communication is sent in the manner provided above, it is duly given, whether or not the addressee receives it.

(d)           Where this Agreement provides for notice in any manner, such notice may be waived in writing by the Person entitled to receive such notice, either before or after the event, and such waiver shall be the equivalent of such notice.

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Section 14.02     [Reserved].

Section 14.03    When Notes Are Disregarded. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company shall be disregarded and deemed not to be outstanding. Also, subject to the foregoing, only Notes outstanding at the time shall be considered in any such determination.

Section 14.04    Deferral of Payments When Payment Date is Not a Business Day. If the due date for a payment on a Note as provided in this Agreement is not a Business Day, then, notwithstanding anything to the contrary in this Agreement or the Notes, payment shall be made on the next succeeding day that is a Business Day, and no interest shall accrue for the intervening period.

Section 14.05    Governing Law. THIS AGREEMENT AND THE NOTES, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT OR THE NOTES, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.06    No Recourse against Others. No incorporator, director, officer, employee, stockholder or Affiliate of the Company shall have any liability for any obligations of the Company under the Notes or this Agreement or for any claim based on, in respect of or by reason of such obligations or their creation. By accepting a Note, each Holder will be deemed to waive and release all such liability. The waiver and release shall be part of the consideration for the issue of the Notes.

Section 14.07    Successors. All agreements of the Company and each Investor and Holder, as applicable, in this Agreement and the Notes shall bind their respective successors.

Section 14.08   Multiple Originals. The parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together represent the same agreement. One signed copy is enough to prove this Agreement. Delivery of an executed counterpart by facsimile or “.pdf” shall be effective as delivery of a manually executed counterpart thereof.

Section 14.09   Indemnification. The Company agrees to defend, indemnify, pay and hold harmless, each Indemnified Party from and against any and all Indemnified Liabilities, in all cases, arising, in whole or in part, out of or relating to any claim, notice, suit or proceeding commenced or threatened by any Person (including any Governmental Authority); provided, however, that the Company shall not have any obligation to any Indemnified Party hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnified Party. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 14.09 may be unenforceable in whole or in part because they are violative of any law or public policy, the Company shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by any Indemnified Party. In addition, each Indemnified Party agrees that the Company shall not have any obligation to pay to or contribute on behalf of such Indemnified Party an amount in excess of an amount equal to the aggregate principal amount of the Notes purchased by such Indemnified Party pursuant to this Agreement.

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Section 14.10    Waiver of Consequential and Punitive Damages. To the extent permitted by applicable law, no Party shall assert, and each Party hereby waives, any claim against each other Party and such Party’s Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Transaction Documents or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, the Notes, Warrants or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

Section 14.11    Table of Contents; Headings. The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 14.12    Severability Clause. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 14.13    Calculations. Except as otherwise provided herein, the Company (or its agents) will be responsible for making all calculations called for under this Agreement, the Notes or the Warrants. The Company (or its agents) will make all such calculations in good faith, and, absent manifest error, its calculations will be final and binding on Holders. Upon written request of a Holder, the Company (or its agents) will provide a detailed schedule of its calculations.

Section 14.14    Waiver of Jury Trial. EACH OF THE COMPANY, THE INVESTORS AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECURITIES OR THE TRANSACTION CONTEMPLATED THEREBY.

Section 14.15    Consent to Jurisdiction.

(a)           Each of the Company, the Investors and the Holders hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of any New York State court or federal court of the United States sitting in the State and City of New York, County and Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the Securities, or for recognition or enforcement of any judgment, and each hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such state court sitting in the State and City of New York, County and Borough of Manhattan or, to the extent permitted by law, in such federal court sitting in the State and City of New York, County and Borough of Manhattan.

(b)           Each of the Company, the Investors and the Holders hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action proceeding arising out of or relating to this Agreement or the Notes in any New York State or federal court, and each hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

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Section 14.16      Tax Forms. Each Holder, on or before the date it becomes a party to this Agreement (or otherwise receives beneficial ownership of Securities pursuant to a transfer as contemplated by Section 3.09) and thereafter upon reasonable request of the Company, shall furnish to the Company, to the extent such Holder is legally eligible to do so, either a completed and signed IRS Form W-9 or IRS Form W-8BEN or W-8BEN-E (or other applicable Form W-8, together with applicable attachments), as may be applicable. Each Holder agrees that if any such for or certification if previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company in writing of its legal inability to do so.

[Remainder of the Page Intentionally Left Blank]

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In Witness Whereof, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

GRAF ACQUISITION CORP. IV
as the Company

By:	/s/ James Graf
Name: James Graf
Title: Chief Executive Officer

NKMAX Co., Ltd.
as the Investor

By:	/s/ Sang Woo Park
Name:	Sang Woo Park
Title:	Chief Executive Officer

Notice Address: 1F/6F SNUH Healthcare Innovation Park, 172, Dolma-ro, Bundang-gu, Seongnam-si, Gyeonggi-do, 13605, Republic of Korea

Annex A

ELIGIBILITY REPRESENTATIONS OF INVESTOR

[Omitted]

EXHIBIT A

[FORM OF NOTE]

THE OFFER AND SALE OF NOTES REPRESENTED HEREBY OR ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND SUCH NOTES AND SHARES MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (X) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (Y) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT OR (Z) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. THE NOTES REPRESENTED HEREBY, AND ANY SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION THEREOF, MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED WITHOUT THE HOLDER THERETOFORE PROVIDING THE COMPANY WITH SUCH CERTIFICATES OR OTHER DOCUMENTATION OR EVIDENCE AS A COMPANY MAY REASONABLY REQUEST TO DETERMINE THAT SUCH OFFER, SALE, PLEDGE, HEDGE OR OTHER TRANSFER COMPLIES WITH THE FOREGOING RESTRICTION.

THE NOTES REPRESENTED HEREBY ARE GOVERNED BY THE PROVISIONS OF A SECURITIES PURCHASE AGREEMENT, DATED AS OF SEPTEMBER 15, 2023 (THE “AGREEMENT”), AMONG THE COMPANY AND THE INVESTORS NAMED THEREIN. BY ACCEPTING ANY NOTE REPRESENTED HEREBY, THE HOLDER THEREOF WILL BE DEEMED TO AGREE TO BE BOUND BY THE TERMS OF THE AGREEMENT.

THE NOTES REPRESENTED HEREBY WERE ISSUED WITH ORIGINAL ISSUE DISCOUNT UNDER SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED. A HOLDER MAY OBTAIN THE ISSUE PRICE, AMOUNT OF ORIGINAL ISSUE DISCOUNT, ISSUE DATE AND YIELD TO MATURITY FOR SUCH NOTES BY SUBMITTING A REQUEST FOR SUCH INFORMATION TO THE COMPANY AT 3001 DAIMLER STREET, SANTA ANA, CA 92705.

5.0% / 8.0% Convertible Senior Notes due 2027

No. [ ]	U.S. $	[ ]

[GRAF ACQUISITION CORP. IV], a Delaware corporation (herein called the “Company”), which term includes any successor corporation under the Agreement referred to on the reverse hereof, for value received hereby promises to pay to [ ], or registered assigns, the principal sum of [ ] UNITED STATES DOLLARS (U.S. $[ ]) (which amount may from time to time be increased or decreased by adjustments made on the records of the Company in accordance with the Agreement) on the fourth-year anniversary date of the funding of the purchase price for the Notes. The Company will pay principal amount of any Note and interest thereon as provided in the below-referred Agreement.

Reference is made to the further provisions of this Note set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place. Capitalized terms used but not defined herein shall have such meanings as are ascribed to such terms in the below-referred Agreement. In the case of any conflict between this Note and such Agreement, the provisions of such Agreement shall control.

In Witness Whereof, the Company has caused this instrument to be duly executed.

GRAF ACQUISITION CORP. IV

Dated:	By:
Name:
Title:

[FORM OF REVERSE OF NOTE]

GRAF ACQUISITION CORP. IV

5.0% / 8.0% Convertible Senior Notes due 2027

This Note is one of a duly authorized issue of Notes of the Company, designated as its 5.0% / 8.0% Convertible Senior Notes due 2027 (the “Notes”), initially limited in aggregate principal amount to $[ ] all issued or to be issued under and pursuant to a Securities Purchase Agreement dated as of September 15, 2023 (the “Agreement”) among the Company and the Investors named therein, to which Agreement and all agreements supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company and the Holder of the Notes.

Except as provided for in the Agreement, principal amount on this Note shall be payable, when and if due, only against surrender therefor, while payments of interest on this Note shall be made, in accordance with the Agreement.

Interest. Stated Interest will accrue on this Note at a rate of 13.0% per annum, payable semi-annually in arrears on each 6-month anniversary of the Closing Date and the one-year anniversary of the Closing Date of each year, commencing on the first 6-month anniversary of the Closing Date. Special Interest may accrue on this Note in the manner provided in the Agreement.

Ranking. The Notes constitute a general, senior unsubordinated and unsecured obligation of the Company.

Conversion. The Notes are convertible into shares of Common Stock (and, if applicable, cash in lieu of any fractional share of Common Stock) in the manner provided in the Agreement.

Offers to Purchase Notes. The Agreement provides that, subject to certain conditions and limitations, upon a Fundamental Change and after the Specified Date, the Company shall be required to make an offer to purchase all of the Notes as provided in the Agreement.

Acceleration of Maturity. Subject to certain exceptions in the Agreement, if an Event of Default shall occur and be continuing, the principal amount, plus interest through such date on all the Notes, may in certain circumstances become due and payable.

Denominations. The Notes are issuable only in registered form in denominations of $1,000 and any integral multiple of $1,000 in excess thereof, as provided in the Agreement and subject to certain limitations therein set forth.

THIS NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS NOTE, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

CONVERSION NOTICE

If you want to convert all or any portion (which must be $1,000 or in integral multiples of $1,000 in excess thereof) this Note issued pursuant to a Securities Purchase Agreement dated as of September 15, 2023 (the “Agreement”) among the Company and the Investors named therein, check the box: ¨ and specify the principal amount to be so converted: $       ,000. Capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.

The undersigned Holder hereby certifies that after giving effect to such conversion, such Holder (together with such Holder’s Affiliates) or any “group” of which the Holder or its Affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the shares of Common Stock outstanding immediately after giving effect to such exercise as determined in accordance with Section 7.12 of the Agreement.

Dated:
(Legal Name of Holder)

By:
Name:
Title:

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note repurchased in its entirety by the Company pursuant to Section 4.04 or Section 4.05 of the Agreement, check the box: ☐

If you want to elect to have only a part of the principal amount of this Note repurchased by the Company pursuant to Section 4.04 or Section 4.05 of the Agreement, state the portion of such amount: $______ .

Dated:	Your
Signature:
(Sign exactly as name appears on the other side of this Note)

EXHIBIT B

Form of Warrant Certificate

[FACE]

THIS WARRANT AND THE SHARES OF COMMON STOCK ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE FEDERAL, STATE AND FOREIGN SECURITIES LAWS.

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO

THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR

IN THE WARRANT TERMS DESCRIBED BELOW

[ISSUER NAME]

Incorporated Under the Laws of the State of Delaware

CUSIP 65488A 101

Warrant Certificate

This Warrant Certificate certifies that ________________, or registered assigns, is the registered holder of warrant(s) evidenced hereby (the “Warrants” and each, a “Warrant”) to purchase shares of common stock, $0.0001 par value per share (“Common Stock”), of [ISSUER NAME], a Delaware corporation (the “Company”). Each whole Warrant entitles the holder, upon exercise during the period set forth in the Warrant Terms (attached hereto as Schedule A) referred to below, to receive from the Company that number of fully paid and non-assessable shares of Common Stock as set forth below, at the exercise price (the “Warrant Price”) as determined pursuant to the Warrant Terms, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Terms) of the United States of America upon surrender of this Warrant Certificate and payment of the Warrant Price at the office or agency of the Company referred to below, subject to the conditions set forth herein and in the Warrant Terms. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Terms.

Each whole Warrant is initially exercisable for one fully paid and non-assessable share of Common Stock. No fractional shares will be issued upon exercise of any Warrant. If, upon the exercise of Warrants, a holder would be entitled to receive a fractional interest in a share of Common Stock, the Company will, upon exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to the Warrant holder. The number of shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Terms.

The initial Warrant Price per share of Common Stock for any Warrant is equal to $11.50 per share. The Warrant Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Terms.

Subject to the conditions set forth in the Warrant Terms, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void. The Warrants may be redeemed, subject to certain conditions, as set forth in the Warrant Terms.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[Signature Page Follows]

[ISSUER NAME]

By:
Name:
Title:

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock in accordance with the terms and conditions of the Warrants attached hereto as Exhibit A (the “Warrant Terms”) and are issued or to be issued pursuant to that certain Securities Purchase Agreement dated as of September 15, 2023 (the “Securities Purchase Agreement”), duly executed and delivered by the Company and the Warrant holders, which Warrant Terms is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Company and the Warrant holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder, respectively). A copy of the Warrant Terms and the Securities Purchase Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Terms.

Warrants may be exercised at any time during the Exercise Period and in the manner set forth in the Warrant Terms. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Terms, no Warrant may be exercised unless at the time of exercise (i) (A) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (B) a prospectus thereunder relating to the shares of Common Stock is current, or (ii) a valid exemption from registration is available for the issuance of such Common Stock, except through “cashless exercise” as provided for in the Warrant Terms, if and to the extent permitted in accordance with the terms of the Warrant Terms.

The Warrant Terms provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the Warrant holder.

Warrant Certificates, when surrendered at the principal corporate trust office of the Company by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Terms, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Company a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Terms, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company may deem and treat the person in whose name such Warrant is registered in the Warrant registry of the Company (the “Registered Holder”) hereof as the absolute owner of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder hereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive _____ shares of Common Stock and herewith tenders payment for such shares of Common Stock to the order of [ISSUER NAME] (the “Company”) in the amount of $_____________ in accordance with the terms hereof. The undersigned requests that a certificate for such shares of Common Stock be registered in the name of _____________, whose address is and that such shares of Common Stock be delivered to ______________ whose address is _______________. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of ___________________, whose address is _______________ and that such Warrant Certificate be delivered to _______________, whose address is _______________.

In the event that the Warrant has been called for redemption by the Company pursuant to Section 5.1 of the Warrant Terms and the Company has required cashless exercise pursuant to Section 5.3 of the Warrant Terms, the number of shares of Common Stock that this Warrant is exercisable for shall be determined in accordance with subsection 2.3.1(b) and Section 5.3 of the Warrant Terms.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Terms, through cashless exercise (i) the number of shares of Common Stock that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Terms which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Terms, to receive shares of Common Stock. If said number of shares of Common Stock is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares of Common Stock be registered in the name of ________________, whose address is________________ and that such Warrant Certificate be delivered to ________________, whose address is ________________.

By signing this Election to Purchase, the undersigned hereby certifies that such election will not result in the undersigned beneficially owning shares of Common Stock in excess of the Maximum Percentage outlined in subsection 2.3.5 of the Warrant Terms.

To be included in any Election to Purchase of a holder who has provided the notice set forth in subsection 2.3.5 of the Warrant Terms.

By signing this Election to Purchase, the undersigned hereby certifies that upon after giving effect to such exercise, the undersigned (together with such person’s affiliates) or any “group” of which holder or its affiliates is a member, would not beneficially own in excess of the Maximum Percentage of the shares of Common Stock outstanding immediately after giving effect to such exercise as determined in accordance with subsection 2.3.5 of the Warrant Terms.

[Signature Page Follows]

Date: ____________, 20___
Signature

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15 UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (OR ANY SUCCESSOR RULE)).

SCHEDULE A

TERMS AND CONDITIONS OF THE WARRANT

This document sets forth the terms and conditions (the “Warrant Terms”) of the Warrants (defined below) issued by [ISSUER NAME], a Delaware corporation (the “Company”) pursuant to that certain Securities Purchase Agreement, dated September 15, 2023 (the “Securities Purchase Agreement”), entered into by the Company with certain investors, providing for the sale and issuance of (i) convertible notes with an aggregate principal amount of $[                   ], and (ii) [                   ] warrants to purchase shares of Common Stock (each a “Warrant” and collectively, the “Warrants”). The Warrant Terms are hereby incorporated by reference into the Warrant Certificate of which these Warrant Terms form a part. Capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such terms in that certain Agreement and Plan of Merger, dated as of April 14, 2023, by and among NKGen Biotech, Inc., a Delaware corporation, Graf Acquisition Corp. IV, a Delaware corporation (“Graf”) and Austria Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Graf.

1.             Warrants.

1.1          Warrant Register. The Company shall maintain books (the “Warrant Register”) for the registration of original issuance and the registration of transfer of the Warrants. Ownership of beneficial interests in the Warrants shall be shown on, and the transfer of such ownership shall be effected through, records maintained by the Company.

1.2          Registered Holder. Prior to due presentment for registration of transfer of any Warrant, the Company may deem and treat the person in whose name such Warrant is registered in the Warrant Register (the “Registered Holder”) as the absolute owner of such Warrant and of each Warrant represented thereby (notwithstanding any notation of ownership in book-entry form on the Company’s Warrant Register (such notation, “Book-Entry Warrant Certificate”) or other writing on a definitive certificate in physical form evidencing one or more Warrants (a “Definitive Warrant Certificate”) made by anyone other than the Company), for the purpose of any exercise thereof, and for all other purposes, and the Company shall not be affected by any notice to the contrary.

1.3          No Fractional Warrants. The Company shall not issue fractional Warrants.

2.             Terms and Exercise of Warrants.

2.1          Warrant Price. Each Warrant shall entitle the Registered Holder thereof, subject to the provisions of such Warrant and of these Warrant Terms, including without limitation, subsection 2.3.5, to purchase from the Company the number of shares of Common Stock stated therein at the price of $11.50 per share, subject to the adjustments provided in Section 3 hereof and in the last sentence of this Section 2.1. The term “Warrant Price” as used in these Warrant Terms shall mean the price per share at which shares of Common Stock may be purchased at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days, provided, that the Company shall provide at least twenty (20) days prior written notice of such reduction to Registered Holders of the Warrants and, provided, further, that any such reduction shall be identical among all of the Warrants. A “Business Day” shall be defined in these Warrant Terms as any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

2.2          Duration of Warrants. A Warrant may be exercised only during the period (the “Exercise Period”) commencing on the date that is thirty (30) days after the Closing and terminating on the earlier to occur of: (i) at 5:00 p.m., New York City time on the date that is five (5) years after the Closing, (ii) the liquidation of the Company and (iii) the Redemption Date (as defined below) as provided in Section 5.2 hereof (the “Expiration Date”); provided, however, that the exercise of any Warrant shall be subject to the satisfaction of any applicable conditions, as set forth in subsection 2.3.2 below, with respect to an effective registration statement. Except with respect to the right to receive the Redemption Price (as defined below) in the event of a redemption (as set forth in Section 5 hereof), each outstanding Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Warrant Terms shall cease at 5:00 p.m. New York City time on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided that the Company shall provide at least twenty (20) days prior written notice of any such extension to Registered Holders of the Warrants and, provided further that any such extension shall be identical in duration among all the Warrants.

2.3          Exercise of Warrants.

2.3.1      Payment. Subject to the provisions of the Warrant and this Warrant Terms, including without limitation subsection 2.3.5, a Warrant may be exercised by the Registered Holder thereof by delivering to the Company at its notice address in accordance with Section 8.2, (i) the Definitive Warrant Certificate evidencing the Warrants to be exercised, or, in the case of a Book-Entry Warrant Certificate, the Warrants to be exercised (the “Book-Entry Warrants”) on the records of the Company and such exercise documentation as the Company may reasonably request executed by the Registered Holder, (ii) an election to purchase (“Election to Purchase”) shares of Common Stock pursuant to the exercise of a Warrant, properly completed and executed by the Registered Holder on the reverse of the Definitive Warrant Certificate or, in the case of a Book-Entry Warrant Certificate, properly delivered by the Registered Holder in accordance with the Company’s procedures, and (iii) payment in full of the Warrant Price for each full share of Common Stock as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant, the exchange of the Warrant for the shares of Common Stock and the issuance of such shares of Common Stock, as follows:

(a)           in lawful money of the United States, in good certified check or good bank draft payable to the order of the Company or by wire transfer of immediately available funds;

(b)           in the event of a redemption pursuant to Section 5 hereof in which the Company’s board of directors (the “Board”) has elected to require all holders of the Warrants to exercise such Warrants on a “cashless basis,” by surrendering the Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Fair Market Value”, as defined in this subsection 2.3.1(b), over the Warrant Price by (y) the Fair Market Value. Solely for purposes of this subsection 2.3.1(b) and Section 5.3, the “Fair Market Value” shall mean the average closing price of the Common Stock for the ten (10) trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants, pursuant to Section 5 hereof; or

(c)           as provided in Section 6.4 hereof.

2.3.2      Issuance of Shares of Common Stock on Exercise. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if payment is pursuant to subsection 2.3.1(a)), the Company shall issue to the Registered Holder of such Warrant a book-entry position or certificate, as applicable, for the number of full shares of Common Stock to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new book-entry position or countersigned Warrant, as applicable, for the number of shares of Common Stock as to which such Warrant shall not have been exercised. If fewer than all the Warrants evidenced by a Book-Entry Warrant Certificate are exercised, a notation shall be made to the records maintained by the Company evidencing the balance of the Warrants remaining after such exercise. In no event will the Company be required to net cash settle the Warrant exercise.

2.3.3      Valid Issuance. All shares of Common Stock issued upon the proper exercise of a Warrant in conformity with these Warrant Terms shall be validly issued, fully paid and non-assessable.

2.3.4      Date of Issuance. Each person in whose name any book-entry position or certificate, as applicable, is issued for shares of Common Stock shall for all purposes be deemed to have become the holder of record of such shares of Common Stock on the date on which the Warrant, or book-entry position representing such Warrant, was surrendered and payment of the Warrant Price was made, irrespective of the date of delivery of such certificate in the case of a certificated Warrant, except that, if the date of such surrender and payment is a date when the share transfer books of the Company or book-entry system of the Company’s transfer agent, as applicable, are closed, such person shall be deemed to have become the holder of such shares of Common Stock at the close of business on the next succeeding date on which the share transfer books or book-entry system are open.

2.3.5      Maximum Percentage. A holder of a Warrant may notify the Company in writing in the event such holder elects to be subject to the provisions contained in this subsection 2.3.5; however, no holder of a Warrant shall be subject to this subsection 2.3.5 unless he, she or it makes such election. If the election is made by a holder of a Warrant, the Company shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), or any “group” of which such holder or its affiliates is a member, would beneficially own in excess of 4.9% or 9.8% (or such other amount as a holder may specify) (the “Maximum Percentage”) of the shares of Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member, shall include the number of shares of Common Stock issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates, or any group of which such person and its affiliates is a member, and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or any successor rule), and the applicable regulations of the Commission. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the Commission, and the percentage held by a holder of a Warrant shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. To the extent that a holder of a Warrant makes the election described in this subsection 2.3.5, the Company shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant unless it provides to the Company in its Election to Purchase, a certification that, upon after giving effect to such exercise, such person (together with such person’s affiliates) or any “group” of which the holder of a Warrant or its affiliates is a member, would beneficially own in excess of the Maximum Percentage of the shares of Common Stock outstanding immediately after giving effect to such exercise as determined in accordance with this subsection 2.3.5. For purposes of the Warrant, in determining the number of outstanding shares of Common Stock, the holder may rely on the number of outstanding shares of Common Stock as reflected in (1) the Company’s most recent Annual Report on Form 10-K, Quarterly Report on Form 10-Q, current report on Form 8-K or other public filing with the Securities and Exchange Commission (the “SEC”) as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or its transfer agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.

3.             Adjustments.

3.1          Stock Dividends.

3.1.1      Split-Ups. If after the Closing, and subject to the provisions of Section 3.6 below, the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering to holders of the Common Stock entitling holders to purchase shares of Common Stock at a price less than the “Fair Market Value” (as defined below) shall be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for the Common Stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of Common Stock paid in such rights offering and divided by (y) the Fair Market Value. For purposes of this subsection 3.1.1, (i) if the rights offering is for securities convertible into or exercisable for Common Stock, in determining the price payable for Common Stock, there shall be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “Fair Market Value” means the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

3.1.2      Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Common Stock on account of such shares of Common Stock (or other shares of the Company’s capital stock into which the Warrants are convertible), other than (a) as described in subsection 3.1.1 above or (b) Ordinary Cash Dividends (as defined below) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such Extraordinary Dividend. For purposes of this subsection 3.1.2, “Ordinary Cash Dividends” means any cash dividend or cash distribution which, when combined on a per share basis, with the per share amounts of all other cash dividends and cash distributions paid on the Common Stock during the 365-day period ending on the date of declaration of such dividend or distribution (as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 3 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of shares of Common Stock issuable on exercise of each Warrant) does not exceed $0.50.

3.2          Aggregation of Shares. If after the date hereof, and subject to the provisions of Section 3.6 hereof, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

3.3          Adjustments in Warrant Price. Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as provided in subsection 3.1.1 or Section 3.2 above, the Warrant Price shall be adjusted (to the nearest cent) by multiplying such Warrant Price immediately prior to such adjustment by a fraction (x) the numerator of which shall be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which shall be the number of shares of Common Stock so purchasable immediately thereafter.

3.4          Replacement of Securities upon Reorganization, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change under subsections 3.1.1 or 3.1.2 or Section 3.2 hereof or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another entity or conversion of the Company as another entity (other than a consolidation or merger in which the Company is the continuing corporation (and is not a subsidiary of another entity whose stockholders did not own all or substantially all of the Common Stock of the Company in substantially the same proportions immediately before such transaction) and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants shall thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock of the Company immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised his, her or its Warrant(s) immediately prior to such event (the “Alternative Issuance”); provided, however, that (i) if the holders of the Common Stock were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets constituting the Alternative Issuance for which each Warrant shall become exercisable shall be deemed to be the weighted average of the kind and amount received per share by the holders of the Common Stock in such consolidation or merger that affirmatively make such election, and (ii) if a tender, exchange or redemption offer shall have been made to and accepted by the holders of the Common Stock (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights upon Closing) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act (or any successor rule)) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act (or any successor rule)) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act (or any successor rule)) more than 50% of the outstanding shares of Common Stock, the holder of a Warrant shall be entitled to receive as the Alternative Issuance, the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in this Section 3; provided, further that if less than 70% of the consideration receivable by the holders of the Common Stock in the applicable event is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the Registered Holder properly exercises the Warrant within thirty (30) days following the public disclosure of the consummation of such applicable event by the Company pursuant to a Current Report on Form 8-K filed with the SEC, the Warrant Price shall be reduced by an amount (in dollars) equal to the difference (but in no event less than zero) of (i) the Warrant Price in effect prior to such reduction minus (ii) (A) the Per Share Consideration (as defined below) minus (B) the Black-Scholes Warrant Value (as defined below). The “Black-Scholes Warrant Value” means the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets (“Bloomberg”).

For purposes of calculating such amount, (1) Section 5 of these Warrant Terms shall be taken into account, (2) the price of each share of Common Stock shall be the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event, (3) the assumed volatility shall be the 90 day volatility obtained from the HVT function on Bloomberg determined as of the trading day immediately prior to the day of the announcement of the applicable event, and (4) the assumed risk-free interest rate shall correspond to the U.S. Treasury rate for a period equal to the remaining term of the Warrant. “Per Share Consideration” means (i) if the consideration paid to holders of the Common Stock consists exclusively of cash, the amount of such cash per share of Common Stock, and (ii) in all other cases, the volume weighted average price of the Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the effective date of the applicable event. If any reclassification or reorganization also results in a change in shares of Common Stock covered by subsection 3.1.1, then such adjustment shall be made pursuant to subsection 3.1.1 or Sections 3.2 and 3.3 and this Section 3.4. The provisions of this Section 3.4 shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers. In no event will the Warrant Price be reduced to less than the par value per share issuable upon exercise of the Warrant.

3.5          Notices of Changes in Warrant. Upon the occurrence of any event specified in Sections 3.1, 3.2, 3.3 or 3.4, the Company shall give written notice of the occurrence of such event to each holder of a Warrant, at the last address set forth for such holder in the Warrant Register, of the record date or the effective date of the event. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such event.

3.6          No Fractional Shares. Notwithstanding any provision contained in these Warrant Terms to the contrary, the Company shall not issue fractional shares of Common Stock upon the exercise of Warrants. If, by reason of any adjustment made pursuant to this Section 3, the holder of any Warrant would be entitled, upon the exercise of such Warrant, to receive a fractional interest in a share, the Company shall, upon such exercise, round down to the nearest whole number the number of shares of Common Stock to be issued to such holder.

3.7          Form of Warrant. The form of Warrant need not be changed because of any adjustment pursuant to this Section 3, and Warrants issued after such adjustment may state the same Warrant Price and the same number of shares of Common Stock as is stated in the Warrants initially issued pursuant to these Warrant Terms; provided, however, that the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.

3.8          Other Events. In case any event shall occur affecting the Company as to which none of the provisions of the preceding subsections of this Section 3 are strictly applicable, but which would require an adjustment to the terms of the Warrants in order to (i) avoid an adverse impact on the Warrants and (ii) effectuate the intent and purpose of this Section 3, then, in each such case, the Company shall appoint a firm of independent public accountants, investment banking or other appraisal firm of recognized national standing, which shall give its opinion as to whether or not any adjustment to the rights represented by the Warrants is necessary to effectuate the intent and purpose of this Section 3 and, if they determine that an adjustment is necessary, the terms of such adjustment; provided, however, that under no circumstances shall the Warrants be adjusted pursuant to this Section 3.8 as a result of any securities in connection with the Business Combination. The Company shall adjust the terms of the Warrants in a manner that is consistent with any adjustment recommended in such opinion.

4.             Transfer and Exchange of Warrants.

4.1          Registration of Transfer. The Company shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of a certificated Warrant, properly endorsed with signatures properly guaranteed and accompanied by appropriate instructions for transfer. Upon any such transfer, a new Warrant representing an equal aggregate number of Warrants shall be issued and the old Warrant shall be cancelled by the Company.

4.2          Procedure for Surrender of Warrants. Warrants may be surrendered to the Company, together with a written request for exchange or transfer, and thereupon the Company shall issue in exchange therefor one or more new Warrants as requested by the Registered Holder of the Warrants so surrendered, representing an equal aggregate number of Warrants; provided, however, that except as otherwise provided herein or in any Book-Entry Warrant Certificate or Definitive Warrant Certificate, each Book-Entry Warrant Certificate and Definitive Warrant Certificate may be transferred only in whole and only to the Company or to a successor of the Company; provided, further, that in the event that a Warrant surrendered for transfer bears a restrictive legend, the Company shall not cancel such Warrant and issue new Warrants in exchange thereof until the Company has determined, in consultation with counsel for the Company, whether such transfer may be made and whether the new Warrants must also bear a restrictive legend.

4.3          Fractional Warrants. The Company shall not be required to effect any registration of transfer or exchange which shall result in the issuance of a warrant certificate or book-entry position for a fraction of a warrant.

4.4          Service Charges. No service charge shall be made for any exchange or registration of transfer of Warrants.

4.5          Warrant Execution and Countersignature. The Company is hereby authorized to countersign and to deliver, in accordance with the terms of these Warrant Terms, the Warrants required to be issued pursuant to the provisions of this Section 4.

5.             Redemption.

5.1          Redemption of Warrants for Cash. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time while they are exercisable and prior to their expiration, upon notice to the Registered Holders of the Warrants, as described in Section 5.2 below, at the price of $0.01 per Warrant (the “Redemption Price”); provided that the closing price of the Common Stock reported has been at least $18.00 per share (subject to adjustment in compliance with Section 3 hereof), on each of twenty (20) trading days within the thirty (30) trading-day period ending on the third Business Day prior to the date on which notice of the redemption is given; provided, further, that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day period prior to the Redemption Date (such period, the “Redemption Period”) or the Company has elected to require the exercise of the Warrants on a “cashless basis” pursuant to subsection 2.3.1 and such cashless exercise is exempt from registration under the Securities Act.

5.2          Date Fixed for, and Notice of, Redemption. In the event that the Company elects to redeem all of the Warrants pursuant to Section 5.1, the Company shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, by the Company during the Redemption Period to the Registered Holders of the Warrants to be redeemed at their last addresses as they shall appear on the registration books. Any notice mailed in the manner herein provided shall be conclusively presumed to have been duly given whether or not the Registered Holder received such notice.

5.3          Exercise After Notice of Redemption. The Warrants may be exercised, for cash (or on a “cashless basis” in accordance with subsection 2.3.1(b) of these Warrant Terms) at any time after notice of redemption shall have been given by the Company pursuant to Section 5.2 hereof and prior to the Redemption Date. In the event that the Company determines to require all holders of Warrants to exercise their Warrants on a “cashless basis” pursuant to subsection 2.3.1, the notice of redemption shall contain the information necessary to calculate the number of shares of Common Stock to be received upon exercise of the Warrants, including the “Fair Market Value” (as such term is defined in subsection 2.3.1(b) hereof) in such case. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.

6.             Other Provisions Relating to Rights of Holders of Warrants.

6.1          No Rights as Stockholder. A Warrant does not entitle the Registered Holder thereof to any of the rights of a stockholder of the Company, including, without limitation, the right to receive dividends, or other distributions, exercise any preemptive rights to vote or to consent or to receive notice as stockholders in respect of the general or special meetings of stockholders or the election of directors of the Company or any other matter.

6.2          Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company may on such terms as to indemnity or otherwise as they may in their discretion impose (which shall, in the case of a mutilated Warrant, include the surrender thereof), issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.

6.3          Reservation of Common Stock. The Company shall at all times reserve and keep available a number of its authorized but unissued shares of Common Stock that shall be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to these Warrant Terms.

6.4          Registration of Common Stock. Each holder of a Warrant shall be entitled to the registration rights with respect to resale of the Common Stock issued upon exercise of the Warrants held by such holder as set forth in Section 11 of the Securities Purchase Agreement.

7.             Payment of Taxes. The Company shall from time to time promptly pay all taxes and charges that may be imposed upon the Company in respect of the issuance or delivery of shares of Common Stock upon the exercise of the Warrants, but the Company shall not be obligated to pay any transfer taxes in respect of the Warrants or such shares of Common Stock.

8.             Miscellaneous Provisions.

8.1          Successors. All the covenants and provisions of these Warrant Terms by or for the benefit of the Company or the holders of Warrants bind and inure to the benefit of their respective successors and assigns.

8.2          Notices. Any notice, statement or demand authorized by these Warrant Terms to be given or made by the Company, or by any holder of a Warrant to the Company, shall be sufficiently given when so delivered if by hand or overnight delivery or if sent by certified mail or private courier service within five (5) days after deposit of such notice, postage prepaid, addressed (until another address is filed in writing), as follows:

If to the Company, to:

NKGen Biotech, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Attention: Paul Song, M.D., Chief Executive Officer, President

Email: info@nkgenbiotech.com

With copies to:

Cooley LLP
10265 Science Center Dr,
San Diego, CA 92121
Attention: Ken Rollins
Email: krollins@cooley.com

8.3          Applicable Law and Exclusive Forum. The validity, interpretation, and performance of these Warrant Terms and of the Warrants shall be governed in all respects by the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The Company and each Warrant holder hereby agree that any action, proceeding or claim against it arising out of or relating in any way to these Warrant Terms shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. The Company and each Warrant holder hereby waive any objection to such jurisdiction and that such courts represent an inconvenient forum. Notwithstanding the foregoing, this Section 8.3 shall not apply to any action, proceeding or claim brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Notwithstanding the foregoing, the provisions of this paragraph will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Warrants shall be deemed to have notice of and to have consented to the forum provisions in this Section 8.3. If any action, the subject matter of which is within the scope the forum provisions above, is filed in a court other than a court located within the State of New York or the United States District Court for the Southern District of New York (a “foreign action”) in the name of any Warrant holder, such Warrant holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located within the State of New York or the United States District Court for the Southern District of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such Warrant holder in any such enforcement action by service upon such Warrant holder’s counsel in the foreign action as agent for such warrant holder.

8.4          Persons Having Rights under these Warrant Terms. Nothing in these Warrant Terms shall be construed to confer upon, or give to, any person or corporation other than the Company and the Registered Holders of the Warrants any right, remedy, or claim under or by reason of these Warrant Terms or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in these Warrant Terms shall be for the sole and exclusive benefit of the Company and its successors and assigns and of the Registered Holders of the Warrants.

8.5          Effect of Headings. The section headings herein are for convenience only and are not part of this Warrant Terms and shall not affect the interpretation thereof.

8.6          Amendments. These Warrant Terms may be amended by the Company without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained herein or adding or changing any other provisions with respect to matters or questions arising under these Warrant Terms as the Company may deem necessary or desirable and that the Company deem shall not adversely affect the interest of the Registered Holders, and (ii) to provide for the delivery of Alternative Issuance pursuant to Section 3.4. All other modifications or amendments, including any modification or amendment to increase the Warrant Price or shorten the Exercise Period shall require the vote or written consent of the Registered Holders of 50% of the number of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 2.1 and 2.2, respectively, without the consent of the Registered Holders.

8.7          Severability. These Warrant Terms shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of the Warrants (including these Warrant Terms) or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Company intends that there shall be added as a part of these Warrant Terms a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has executed this Warrant Terms as of the date first above written.

[ISSUER NAME]

By:
Name:
Title:

EXHIBIT C

FORM OF RESTRICTED STOCK LEGEND

THE OFFER AND SALE OF THE SHARES OF COMMON STOCK REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HEDGED OR OTHERWISE TRANSFERRED, EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND A CURRENT PROSPECTUS, (2) IN ACCORDANCE WITH RULE 144 UNDER THE SECURITIES ACT, OR (3) PURSUANT TO ANOTHER APPLICABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT.

Schedule I

Investors

Investor	Purchase Price	principal amount	Number of Warrants
NKMAX Co., Ltd.	Ten Million Dollars ($10,000,000)	Ten Million Dollars ($10,000,000)	1,000,000

Annex C

UNSECURED PROMISSORY NOTE

Date of Issuance of Note: September 5, 2023

Principal Amount of Note: US$300,000.00

For value received, NKGen Biotech, Inc., a Delaware corporation (“Payor” or the “Company”) promises to pay to Lisa J. Ling, an individual residing [***] (“Holder”) the principal amount set forth above with simple interest on the outstanding principal amount at the rate of 5.12% per annum. Interest will commence with the date hereof and continue on the outstanding principal until paid in full. Interest is computed on the basis of a year of 365 days for the actual number of days elapsed.

1.            The entire outstanding principal balance of the Loan plus all accrued interest thereon, if any, is due and payable in full immediately upon the earliest of the following (the “Maturity Date”): (i) upon demand by Holder at any time on or after October 5, 2023, or (ii) any Event of Default (as defined below).

2.            All payments of interest and principal will be in lawful money of the United States of America. All payments will be applied first to accrued interest, and thereafter to principal.

3.            In the event of any default hereunder, Payor will pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

4.            Payor may prepay this Note prior to the Maturity Date without the consent of the Holder.

5.            If there is any Event of Default hereunder, this Note will accelerate and all principal and unpaid accrued interest will become due and payable. The occurrence of any one or more of the following constitutes an Event of Default:

(a)            Payor fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(b)            Payor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(c)            An involuntary petition is filed against Payor (unless such petition is dismissed or discharged within sixty days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor.

6.            Payor hereby waives demand, notice, presentment, protest and notice of dishonor.

7.            This Note will be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

8.            Any term of this Note may be amended or waived with the written consent of Payor and Holder.

9.            This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note will be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal will be paid solely to the registered holder of this Note. Such payment constitutes full discharge of the Company’s obligation to pay such interest and principal.

Promissory Note

10.            This Note may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

NKGen Biotech, Inc.

By:	/s/ Sangwoo Park
Name: Sangwoo Park
Title: Director

Email: [***]

Promissory Note

 Annex D

NOTICE OF FINAL AGREEMENT

Borrower:	NKGEN BIOTECH, INC.	Lender:	East West Bank
	3001 DAIMLER ST		Loan Servicing Department
	SANTA ANA, CA 92705		9300 Flair Drive, 6th Floor
El Monte, CA 91731

BY SIGNING THIS DOCUMENT EACH PARTY REPRESENTS AND AGREES THAT: (A) THE WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES, (B) THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES, AND (C) THE WRITTEN LOAN AGREEMENT MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR UNDERSTANDINGS OF THE PARTIES.

As used in this Notice, the following terms have the following meanings:

Loan. The term “Loan” means the following described loan: Loan No. [***]

Loan Agreement. The term “Loan Agreement” means one or more promises, promissory notes, agreements, undertakings, security agreements, deeds of trust or other documents, or commitments, or any combination of those actions or documents, relating to the Loan, together with any subsequent written modification documents for this Loan evidenced by all Notice of Final Agreements executed in regards to the Loan, and including without limitation the following:

LOAN DOCUMENTS

-	Modification to the Loan Agreement
-	Disbursement Request and Authorization
-	Notice of Final Agreement

Parties. The term “Parties” means East West Bank and any and all entities or individuals who are obligated to repay the loan or have pledged property as security for the Loan, including without limitation the undersigned.

Each Party who signs below, other than East West Bank, acknowledges, represents, and warrants to East West Bank that it has received, read and understood this Notice of Final Agreement. This Notice is dated as of September 19, 2023.

BORROWER:

NKGEN BIOTECH, INC.

By:	/s/ Pierre Gagnon
PIERRE GAGNON, Chief Operating Officer of NKGEN BIOTECH, INC.

GRANTOR:

NKGEN BIOTECH, INC.

By:	/s/ Pierre Gagnon
PIERRE GAGNON, Chief Operating Officer of NKGEN BIOTECH, INC.

LENDER:

EAST WEST BANK

X	/s/ Authorized Signer
Authorized Signer

LaserPro, Ver. 22.2.10.018 Copr. Finastra USA Corporation 1997, 2023. All Rights Reserved. - CA E:\PROD\LOANDOC\CFI\LPL\G6O.FC TR-37498 PR-7

MODIFICATION TO THE LOAN AGREEMENT

Borrower:	NKGEN BIOTECH, INC.	Lender:	East West Bank
	3001 DAIMLER ST		Loan Servicing Department
	SANTA ANA, CA 92705		9300 Flair Drive, 6th Floor
El Monte, CA 91731

This MODIFICATION TO THE LOAN AGREEMENT is attached to and by this reference is made a part of the Business Loan Agreement (Loan #[***]) dated June 20, 2023, including all modifications thereto, and executed in connection with a loan or other financial accommodations between Lender and Borrower.

The section entitled “Minimum Deposit” is hereby amended and restated as follows:

Minimum Deposit. Borrower shall maintain a minimum deposit with Lender of at least $15,000,000.00 by December 31, 2023 and at all times thereafter.

THIS MODIFICATION TO THE LOAN AGREEMENT IS EXECUTED AS OF SEPTEMBER 19, 2023.

BORROWER:

NKGEN BIOTECH, INC.

By:	/s/ Pierre Gagnon
PIERRE GAGNON, Chief Operating Officer of NKGEN BIOTECH, INC.

LENDER:

EAST WEST BANK

X	/s/ Authorized Signer
Authorized Signer

LaserPro, Ver. 22.2.10.018 Copr. Finastra USA Corporation 1997, 2023. All Rights Reserved. - CA E:\PROD\LOANDOC\CFI\LPL\G6O.FC TR-37498 PR-7

AMENDED AND RESTATED

SPONSOR SUPPORT AND LOCKUP AGREEMENT

This Amended and Restated Sponsor Support and Lockup Agreement (this “Agreement”), dated as of September [18], 2023, is made and entered into by and among Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Graf Sponsor”), Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), NKGen Biotech, Inc., a Delaware corporation (the “Company”) and solely with respect to Section 1.4, Section 1.5, Section 1.6, Section 1.7, Section 1.8, Section 1.9, Section 1.10, ARTICLE II and ARTICLE III, the Persons set forth on Schedule I hereto (each, an “Insider” and, together with the Graf Sponsor, the “Insiders”). Acquiror, the Insiders and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. This Agreement amends and restates the Sponsor Support and Lockup Agreement, dated as of April 14, 2023, entered into among the parties hereto. Unless otherwise defined in Section 3.1, capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Insiders collectively are the holders of record and the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, in the aggregate, (i) 4,290,375 shares of common stock, par value $0.0001 per share, of Acquiror, which were purchased by the Graf Sponsor in a private placement prior to the Acquiror’s initial public offering (including 80,000 of such shares transferred by Graf Sponsor to the other Insiders listed on Schedule 1 (the “Founder Shares”), 6,800 Acquiror Units (which shall constitute Covered Securities), and (iii) 4,721,533 Private Placement Warrants (such Private Placement Warrants constituting all of the total Private Placement Warrants outstanding), in each case, in the names and denominations as listed on Schedule I hereto, and in accordance with Section 2.4(b) (the Founder Shares, Covered Securities and such Private Placement Warrants, collectively, the “Owned Securities”);

WHEREAS, contemporaneously with the Parties’ execution and delivery of this Agreement, Acquiror, Austria Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Acquiror; and

WHEREAS, as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
COVENANTS AND AGREEMENTS

Section 1.1      Graf Sponsor Vesting and Forfeiture.

(a)            The restrictions to and treatment of certain Founder Shares held by the Graf Sponsor in this Section 1.1 shall only apply to the Graf Sponsor and not to any other Insider. For clarity, this Section 1.1 shall be void ab initio and of no force or effect if this Agreement is terminated in accordance with Section 3.3.

(b)            The Graf Sponsor hereby irrevocably agrees that, at (and subject only to the occurrence of) the Closing, the Deferred Founder Shares will become restricted shares and will be subject to the vesting conditions set forth in Section 1.1(d).

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(c)            The Deferred Founder Shares will be designated as follows: (i) the Tranche III Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(i) and (ii) the Tranche IV Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(ii).

(d)            The Deferred Founder Shares will be subject to the following vesting conditions:

(i)            If, at any time during the Vesting Period, the Trading Price is greater than or equal to $14.00, the Tranche III Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(i).

(ii)            If, at any time during the Vesting Period, the Trading Price is greater than or equal to $16.00, the Tranche IV Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(ii).

(e)            The number of the Tranche III Founder Shares and the Tranche IV Founder Shares shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting Acquiror Common Stock after the date hereof.

(f)            For the avoidance of doubt, Section 1.1 (d)(i) and Section 1.1 (d)(ii) shall apply cumulatively and if the vesting conditions applicable to more than one of Section 1.1 (d)(i) or Section 1.1 (d)(ii) have been satisfied at any time, then all of the Deferred Founder Shares subject to such satisfied vesting conditions will immediately vest and no longer be subject to the vesting conditions provided in Section 1.1(d).

(g)            In the event that there is an Acquiror Sale during the Vesting Period, then, immediately prior to (but subject to) the consummation of the Acquiror Sale, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is (i) less than $14.00, all of the Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration, (ii) greater than or equal to $14.00, but less than $16.00, all of the Tranche III Founder Shares shall become fully vested and all of the Tranche IV Founder Shares shall be deemed forfeited and cancelled for no consideration and (iii) greater than or equal to $16.00, all of the Deferred Founder Shares shall become fully vested. For the avoidance of doubt, if any Deferred Founder Shares become vested in accordance with this Section 1.1(g), the holders of such Deferred Founder Shares will be eligible to participate in such Acquiror Sale with respect to such vested Deferred Founder Shares on the same terms, and subject to the same conditions, as the holders of Acquiror Common Stock in such Acquiror Sale.

(h)            For so long as any Deferred Founder Share remains subject to the vesting conditions specified in Section 1.1(d), (i) the holder thereof will not be entitled to exercise the voting rights carried by such Deferred Founder Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Share; provided, that any dividends or distributions paid or made in respect of such Deferred Founder Share will be retained by Acquiror and invested as and to the extent determined by Acquiror, and such dividends or distributions (together with any earnings thereon) will be paid or made to the holder of such Deferred Founder Share only when and to the extent that such Deferred Founder Share vests in accordance with Section 1.1 (d).

(i)            If, upon the expiration of the Vesting Period, the vesting of any of the Deferred Founder Shares has not occurred, then the applicable Deferred Founder Shares that failed to vest pursuant to Section 1.1 (d) or Section 1.1(g), will be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) will have any further right with respect thereto.

(j)            Graf Sponsor agrees that it shall not Transfer any Deferred Founder Shares, until after its applicable vesting in accordance with Section 1.1 (d) or Section 1.1(g). Graf Sponsor acknowledges and agrees that during the Vesting Period, until such Deferred Founder Shares become fully vested in accordance with Sections 1.1(d) or (g) Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Deferred Founder Shares and Acquiror shall not be required to (a) transfer on its books any Deferred Founder Shares that have been sold or otherwise transferred in violation of this Agreement or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.

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Section 1.2      Restrictions on Transfer.

(a)            Without limiting any transfer restrictions applicable to (i) Deferred Founder Shares as described in Section 1.1, (ii) lockup obligations described in the Letter Agreement applicable to each Insider other than the Graf Sponsor and (iii) lockup obligations restricting the Private Placement Warrants as described in the Letter Agreement: (i) with respect to the Tranche I Founder Shares, from the Closing Date until the earliest of (A) 12 months after the Closing and (B) the occurrence of the First Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche I Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche I Founder Shares legally or beneficially owned by it, (ii) with respect to the Tranche II Founder Shares, from the date hereof until the earliest of (A) 24 months after the Closing and (B) the occurrence of the Second Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche II Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche II Founder Shares legally or beneficially owned by it, (iii) with respect to the Tranche III Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche III Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche III Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche III Founder Shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g) and (iv) with respect to the Tranche IV Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche IV Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche IV Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche IV Founder Shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g); provided, that Graf Sponsor will be permitted to Transfer its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares and Tranche IV Founder Shares (1) as required or expressly and affirmatively permitted by the Merger Agreement or (2) in accordance with Section 1.3. In the event that Graf Sponsor (or any other Person to which any of its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares or Tranche IV Founder Shares is Transferred as described in the immediately foregoing sentence) Transfers any of the foregoing Founder Shares prior to the Closing, Acquiror shall amend Schedule I hereto promptly thereafter (and, in any event, prior to the Closing) to reflect such Transfer.

(b)            The Parties acknowledge and agree that (i) notwithstanding anything to the contrary herein, all Owned Securities beneficially owned by Graf Sponsor (or any Person to which any Owned Securities is Transferred) will remain subject to any restrictions on Transfer under all applicable securities laws and all rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Owned Securities in violation of this Agreement will be null and void ab initio.

Section 1.3      Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.2(a), Graf Sponsor will be permitted to Transfer any Owned Securities (provided, in the case of its Deferred Founder Shares, for so long as such Deferred Founder Shares are subject to the vesting conditions specified in Section 1.1) as follows:

(a)            to any of Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors, any affiliate of the Insider or to any members of the Insider or any of their affiliates;

(b)            by virtue of the laws of the State of Delaware or the Insider’s limited liability company agreement upon dissolution of the Insider; or

(c)            in connection with any Transfers to third parties as mutually agreed by Acquiror and the Company.

provided, however, that in the case of any Transfer pursuant to any of the foregoing clauses (a) through (c), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement. Notwithstanding anything to the contrary herein, in the event that Graf Sponsor Transfers any of its Deferred Founder Shares pursuant to Section 1.3(c), the vesting and forfeiture conditions in Section 1.1 applicable to such Deferred Founder Shares may be amended with the prior written consent of Acquiror and the Company.

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Section 1.4      Sponsor Support Agreements; Waiver of Anti-Dilution.

(a)            Each Insider hereby irrevocably and unconditionally agrees, solely in its, his or her capacity as an equityholder of Acquiror, that, unless this Agreement has been validly terminated in accordance with Section 3.3, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Insider will, and will cause any other holder of record of any of such Insider’s voting Owned Securities:

(i)            to appear at each such shareholder meeting or otherwise cause all of such Insider’s voting Owned Securities to be counted as present at such shareholder meeting for purposes of establishing a quorum;

(ii)            to vote, or cause to be voted, at such shareholder meeting (or, as applicable, validly execute and deliver and take all other action necessary to grant legally effective consent to any action by written consent of the shareholders of Acquiror) all of the Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), in favor of each of the Proposals; and

(iii)            to vote, or cause to be voted, at such shareholder meeting (or, as applicable, take all action necessary to withhold consent to any action by written consent of the shareholders of Acquiror) all of such Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), against: (A) any Business Combination Proposal, any proposal related to a Business Combination Proposal or any action that is likely to result in a breach of Section 7.11 of the Merger Agreement by Acquiror, and (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, sale of substantial assets, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; (C) any action that would result in a breach of Section 7.03 of the Merger Agreement resulting in the change in the business of Acquiror (other than in connection with the Proposals); (D) any other action that would reasonably be expected to materially impede, interfere with, delay, nullify, postpone or adversely affect (I) any provision of this Agreement, the Merger Agreement, any of the Proposals, (II) any transaction contemplated by the Merger Agreement or any ancillary agreement or (III) to the knowledge of such Insider, result in any breach in any respect of any representation, warranty, covenant, agreement or other obligation of Acquiror or Merger Sub under the Merger Agreement; (D) any action that is likely to result in any of the conditions set forth in Article IX of the Merger Agreement not reasonably being fulfilled and (E) any action that would result in the change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The obligations of the Insiders specified in this Section 1.4(a) will apply whether or not any of the Proposals is recommended by the Acquiror Board and whether or not the Acquiror Board has previously recommended any of the Proposals but changed such recommendation.

(b)            The Insiders hereby irrevocably and unconditionally agree not to elect to redeem any share of Acquiror Common Stock in the Redemption (whether such Redemption is related to an Extension or approval of the Merger) or otherwise.

(c)            From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Insiders will comply with and fully perform all of its covenants and agreements set forth in the Letter Agreement, and the Insiders shall not amend, restate, supplement or otherwise modify, or cause Acquiror to amend, restate, supplement or otherwise modify or waive, any provision of the Letter Agreement without the prior written consent of the Company.

(d)            The Insiders hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, anti-dilution protection provisions, if any.

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Section 1.5      No Inconsistent Agreement. Each Insider hereby represents and covenants that such Insider has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations hereunder.

Section 1.6      Permitted Disclosure. Each Insider hereby authorizes each of the Company and Acquiror to publish and disclose, in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, the Insider’s identity and ownership of Owned Securities and such Insider’s obligations under this Agreement.

Section 1.7      Non-Solicitation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, each Insider will not, subject to Section 3.11, and will instruct and use reasonable best efforts to cause its Representatives not to, whether directly or indirectly, (A) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination, (B) make any proposal or offer that constitutes a Business Combination Proposal, other than with the Company, its shareholders and their respective Affiliates and Representative or (C) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case that is binding on Acquiror. From and after the date hereof, each Insider will, and will instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives with respect to Acquiror).

Section 1.8      Conflicts to Letter Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Letter Agreement, the provisions of the Agreement shall control.

Section 1.9      No Litigation. Each Insider further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company, the Company’s Affiliates, the Acquiror or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the calculation of the Company Equity Value and the resulting Merger Consideration) or the consummation of the transactions contemplated hereby and thereby except for any action to enforce such Insider’s rights under each instrument and ancillary agreement to the Merger Agreement to which such Insider is a party to. Each Insider further agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights afforded under applicable Law with respect to the Merger and rights to dissent with respect to the Merger.

Section 1.10      New Securities. In the event that (a) any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities are issued to an Insider after the date of this Agreement, (b) any Insider purchases or otherwise acquires beneficial ownership of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement, or (c) any Insider acquires the right to vote or share in the voting of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement (such new securities described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted Owned Securities by such Insider as of the date hereof, including, in the case of the Graf Sponsor, the restrictions contained in Section 1.2.

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Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1      Representations and Warranties of the Insiders. Each Insider represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Insider) as follows:

(a)            Organization; Due Authorization. If such Insider is not an individual, it is duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Insider’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Insider. If such Insider is an individual, such Insider has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Insider and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Insider, enforceable against such Insider in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)            Ownership. Such Insider is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, all of such Insider’s (i) Founder Shares opposite such Insider’s name, in the column titled “Founder Shares”, (ii) to the extent applicable, Covered Securities, opposite such Insider’s name, in the column titled “Covered Securities” and (iii) in the case of the Graf Sponsor, the number of Private Placement Warrants set forth opposite the Graf Sponsor’s name, in the column titled “Private Placement Warrants”, and there exist no Liens or any other limitation or restriction affecting any of such Owned Securities (including any restriction on the right to vote, sell or otherwise dispose of any of such Owned Securities), other than pursuant to (i) this Agreement, (ii) Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) applicable securities Laws. As of the date hereof, the aggregate amount of Founder Shares and Private Placement Warrants listed at the bottom of Schedule I are all of the total Founder Shares and Private Placement Warrants outstanding and no other Person, other than those listed on Schedule I and subject to Section 1.3, has any record or “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or title to any Founder Shares outstanding. As of the date hereof, such Insider does not own of record or beneficially (or have any right, option or warrant to acquire) any Equity Security of Acquiror (or any indebtedness convertible into or exercisable or exchangeable for any Equity Security of Acquiror), other than the Insider’s Owned Securities. Except pursuant to this Agreement, such Insider’s Owned Securities are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Owned Securities.

(c)            No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its, his or her obligations hereunder will not, (i) if such Insider is not an individual, conflict with or result in a violation of the organizational documents of the Insider or (ii) require any consent, waiver or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider or such Insider’s Owned Securities), the absence of which consent, waiver or approval, or omission of which action, would prevent, enjoin or materially delay the performance by the Insider of its obligations under this Agreement.

(d)            Litigation. As of the date hereof, there are no Actions pending against such Insider or, to the knowledge of such Insider, threatened against the Insider that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by such Insider of its, his or her obligations under this Agreement.

(e)            Brokerage Fees. Except as disclosed in Section 5.09 of the Schedules of Acquiror, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement, this Agreement or any other ancillary agreement, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of such Insider, on behalf of, the Insider for which Acquiror, the Company or any of the Company’s Subsidiaries would have any obligation.

(f)            Affiliate Arrangements. Except as disclosed in the prospectus, dated May 20, 2021, filed in connection with Acquiror’s initial public offering, neither such Insider nor any of its, his or her Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any material Contract with Acquiror or any of its Subsidiaries or (ii) is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of Acquiror’s initial Business Combination (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Merger).

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(g)            Acknowledgment. Such Insider has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. Such Insider understands and acknowledges that teach of Acquiror, Merger Sub and the Company is entering into the Merger Agreement was conditioned upon, in reliance on and materially induced by each Insider’s execution and delivery of this Agreement and performance of its obligations hereunder.

Article III
MISCELLANEOUS

Section 3.1      Definitions.

(a)            As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that (A) results in any Third-Party Purchaser acquiring beneficial ownership, directly or indirectly, of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Common Stock or the Equity Securities of the Company or (B) in which holders of Equity Securities of Acquiror own less than 50% of the surviving entities’ (or direct or indirect parent of surviving entities’) Equity Securities immediately after the transaction, or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or substantially all of the assets (by book value), of Acquiror and its Subsidiaries on a consolidated basis based on the most recent annual audited financial statements of Acquiror (other than licensing, partnering or similar transactions in the ordinary course of business).

“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock in an Acquiror Sale, inclusive of the net present value of any contingent deferred purchase price or earnouts; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be with respect to any securities, (i) pursuant to the methodology of valuation of securities in the definitive agreement for the Acquiror Sale, (ii) if such methodology is not available, the volume weighted average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed over a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination, or (iii) in the absence of (i) and if the information contemplated by the preceding clause (ii) is not practically available, then the fair value of such securities as of the date of valuation. For the avoidance of doubt, the Acquiror Sale Price will be calculated on a basis that takes into account the number of Deferred Found Shares that will potentially vest in connection with the Acquiror Sale.

as determined by an independent, nationally recognized investment banking firm selected by the board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Agreement” as the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Covered Securities” means for each Insider, excluding the Founder Shares and Private Placement Warrants, all other Equity Securities of Acquiror of which such Insider acquires or acquired beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security or otherwise).

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“Deferred Founder Shares” means the Tranche III Founder Shares and the Tranche IV Founder Shares (which such shares represent seventy percent (70%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Founder Shares nor Tranche II Founder Shares.

“First Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the First Early Release Event shall not occur no earlier than 180 days following the Closing.

“Graf Sponsor” has the meaning set forth in the preamble hereto.

“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.

“Investor” and “Investors” have the meaning set forth in the preamble.

“Letter Agreement” means the agreement entered into by and between Acquiror and J.P. Morgan Securities LLC and Oppenheimer & Co. Inc., as representatives of the several underwriters, dated as of May 20, 2021, relating to the underwriting of Acquiror’s initial public offering.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Owned Securities” has the meaning set forth in the recitals hereto.

“Private Placement Warrants” means (i) 4,433,333 Acquiror Warrants issued to the Insider substantially concurrently with Acquiror’s initial public offering (the “Private Placement”) and (ii) 288,200 Acquiror Warrants issued to Graf Sponsor substantially concurrently with Acquiror’s consummation of the second closing of the Private Placement, for a total of 4,721,533 Acquiror Warrants issued to the Graf Sponsor.

“Second Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the Second Early Release Event shall not occur no earlier than 12 months following the Closing.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Trading Price” means the share price equal to the volume weighted average price of one share of Acquiror Common Stock as reported on NYSE (or any national security exchange on which the shares of the Acquiror Common Stock are then listed) for a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination.

“Tranche I Founder Shares” means 631,557 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche II Founder Shares.

“Tranche II Founder Shares” means 631,556 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche I Founder Shares.

“Tranche III Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche IV Shares.

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“Tranche IV Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche III Shares.

“Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Owned Securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Owned Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

“Vesting Period” means the period from the Closing Date until the 5th anniversary of the Closing.

Section 3.2      Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.02 of the Merger Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3      Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) as mutually agreed in writing by the Parties in accordance with Section 3.8. Upon any valid termination of this Agreement, all obligations of the Parties hereunder shall terminate, without any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liability”) or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided that all obligations of the Parties under Section 1.4 and Section 1.7 of this Agreement shall terminate on the Closing Date; provided, however, that the termination of this Agreement shall not relieve any Party from any Liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.4      Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or Liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties.

Section 3.5      Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement providing therefor by Acquiror, the Company, each Insider and any other Person to which any share of Acquiror Common Stock or Private Placement Warrant has been Transferred in accordance with Section 1.2 and Section 1.3.

Section 3.6      Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7      No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

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Section 3.8      Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (iv) when e-mailed during normal business hours, provided no “bounceback” or notice of non- delivery is received (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror prior to the Merger Effective Time, to:

Graf Acquisition Corp. IV

1790 Hughes Landing Blvd., Suite 400

The Woodlands, Texas, 77380

Attn: James A. Graf and Anthony Kuznik

E-mail: james@grafacq.com and tony@grafacq.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: James Hu and Elliott Smith

E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

If to Acquiror following the Merger Effective Time or to the Company, to:

NKGen Biotech, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Attn: Paul Song

E-mail: info@nkgenbiotech.com

with a copy to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn: Rama Padmanabhan; Ken Rollins Email: rama@cooley.com; krollins@cooley.com

If to the Insider, to the Insider’s address set forth in Schedule I (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: James Hu and Elliott Smith

E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

Section 3.9      Other Provisions. The provisions set forth in each of Sections 8.04 (Confidentiality; Publicity), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial By Jury) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis; provided, that provisions set forth in Sections 8.04 (Confidentiality; Publicity) of the Merger Agreement shall not apply to Alexandra Lebenthal, Anatolio Benedicto (A.B.) Cruz III, Edwin J. Rigaud and Jeanne L. Manischewitz.

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Section 3.10      Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11      Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Insider signs this Agreement solely in such Insider’s capacity as a shareholder of Acquiror, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Insider or any Affiliate, employee or designee of such Insider or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Acquiror or any other Person.

Section 3.12      Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations to vote his, her or its Owned Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

INSIDERS:

GRAF ACQUISITION PARTNERS IV LLC

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Managing Member

Name: Alexandra Lebenthal

Name: Anatolio Benedicto (A.B.) Cruz III

Name: Edwin J. Rigaud

Name: Jeanne L. Manischewitz

ACQUIROR:

GRAF ACQUISITION CORP. IV

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Chief Executive Officer

COMPANY:

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
	Name:	Paul Y. Song, MD
	Title:	Chief Executive Officer

Schedule I

Owned Securities

Holder	Founder Shares	Covered Securities	Private Placement Warrants
Graf Acquisition Partners IV LLC	4,210,375	0	4,721,533
Alexandra Lebenthal	20,000	0	0
Anatolio Benedicto (A.B.) Cruz III	20,000	0	0
Edwin J. Rigaud	20,000	0	0
Jeanne L. Manischewitz	20,000	0	0
James A. Graf	0	6,800	0
Total:	4,290,375	6,800	4,721,533

Annex E

AMENDED AND RESTATED

SPONSOR SUPPORT AND LOCKUP AGREEMENT

This Amended and Restated Sponsor Support and Lockup Agreement (this “Agreement”), dated as of September [18], 2023, is made and entered into by and among Graf Acquisition Partners IV LLC, a Delaware limited liability company (the “Graf Sponsor”), Graf Acquisition Corp. IV, a Delaware corporation (“Acquiror”), NKGen Biotech, Inc., a Delaware corporation (the “Company”) and solely with respect to Section 1.4, Section 1.5, Section 1.6, Section 1.7, Section 1.8, Section 1.9, Section 1.10, ARTICLE II and ARTICLE III, the Persons set forth on Schedule I hereto (each, an “Insider” and, together with the Graf Sponsor, the “Insiders”). Acquiror, the Insiders and the Company are sometimes collectively referred to herein as the “Parties”, and each of them is sometimes individually referred to herein as a “Party”. This Agreement amends and restates the Sponsor Support and Lockup Agreement, dated as of April 14, 2023, entered into among the parties hereto. Unless otherwise defined in Section 3.1, capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, as of the date hereof, the Insiders collectively are the holders of record and the beneficial owners (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, in the aggregate, (i) 4,290,375 shares of common stock, par value $0.0001 per share, of Acquiror, which were purchased by the Graf Sponsor in a private placement prior to the Acquiror’s initial public offering (including 80,000 of such shares transferred by Graf Sponsor to the other Insiders listed on Schedule 1 (the “Founder Shares”), 6,800 Acquiror Units (which shall constitute Covered Securities), and (iii) 4,721,533 Private Placement Warrants (such Private Placement Warrants constituting all of the total Private Placement Warrants outstanding), in each case, in the names and denominations as listed on Schedule I hereto, and in accordance with Section 2.4(b) (the Founder Shares, Covered Securities and such Private Placement Warrants, collectively, the “Owned Securities”);

WHEREAS, contemporaneously with the Parties’ execution and delivery of this Agreement, Acquiror, Austria Merger Sub, Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”) and the Company have entered into an Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation in the Merger and as a wholly owned Subsidiary of Acquiror; and

WHEREAS, as an inducement to Acquiror, Merger Sub and the Company to enter into the Merger Agreement and to consummate the transactions contemplated thereby, the Parties desire to agree to certain matters as set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth herein, the Parties, intending to be legally bound, hereby agree as follows:

Article I
COVENANTS AND AGREEMENTS

Section 1.1              Graf Sponsor Vesting and Forfeiture.

(a)             The restrictions to and treatment of certain Founder Shares held by the Graf Sponsor in this Section 1.1 shall only apply to the Graf Sponsor and not to any other Insider. For clarity, this Section 1.1 shall be void ab initio and of no force or effect if this Agreement is terminated in accordance with Section 3.3.

(b)             The Graf Sponsor hereby irrevocably agrees that, at (and subject only to the occurrence of) the Closing, the Deferred Founder Shares will become restricted shares and will be subject to the vesting conditions set forth in Section 1.1(d).

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(c)             The Deferred Founder Shares will be designated as follows: (i) the Tranche III Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(i) and (ii) the Tranche IV Founder Shares will be subject to the vesting conditions specified in Section 1.1 (d)(ii).

(d)             The Deferred Founder Shares will be subject to the following vesting conditions:

(i)             If, at any time during the Vesting Period, the Trading Price is greater than or equal to $14.00, the Tranche III Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(i).

(ii)            If, at any time during the Vesting Period, the Trading Price is greater than or equal to $16.00, the Tranche IV Founder Shares will immediately vest and no longer be subject to the vesting conditions provided in this Section 1.1 (d)(ii).

(e)             The number of the Tranche III Founder Shares and the Tranche IV Founder Shares shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting Acquiror Common Stock after the date hereof.

(f)             For the avoidance of doubt, Section 1.1 (d)(i) and Section 1.1 (d)(ii) shall apply cumulatively and if the vesting conditions applicable to more than one of Section 1.1 (d)(i) or Section 1.1 (d)(ii) have been satisfied at any time, then all of the Deferred Founder Shares subject to such satisfied vesting conditions will immediately vest and no longer be subject to the vesting conditions provided in Section 1.1(d).

(g)             In the event that there is an Acquiror Sale during the Vesting Period, then, immediately prior to (but subject to) the consummation of the Acquiror Sale, to the extent that the holders of Acquiror Common Stock receive an Acquiror Sale Price that is (i) less than $14.00, all of the Deferred Founder Shares shall be deemed forfeited and cancelled for no consideration, (ii) greater than or equal to $14.00, but less than $16.00, all of the Tranche III Founder Shares shall become fully vested and all of the Tranche IV Founder Shares shall be deemed forfeited and cancelled for no consideration and (iii) greater than or equal to $16.00, all of the Deferred Founder Shares shall become fully vested. For the avoidance of doubt, if any Deferred Founder Shares become vested in accordance with this Section 1.1(g), the holders of such Deferred Founder Shares will be eligible to participate in such Acquiror Sale with respect to such vested Deferred Founder Shares on the same terms, and subject to the same conditions, as the holders of Acquiror Common Stock in such Acquiror Sale.

(h)             For so long as any Deferred Founder Share remains subject to the vesting conditions specified in Section 1.1(d), (i) the holder thereof will not be entitled to exercise the voting rights carried by such Deferred Founder Share and (ii) the holder thereof will not be entitled to receive any dividends or other distributions in respect of such Deferred Founder Share; provided, that any dividends or distributions paid or made in respect of such Deferred Founder Share will be retained by Acquiror and invested as and to the extent determined by Acquiror, and such dividends or distributions (together with any earnings thereon) will be paid or made to the holder of such Deferred Founder Share only when and to the extent that such Deferred Founder Share vests in accordance with Section 1.1 (d).

(i)             If, upon the expiration of the Vesting Period, the vesting of any of the Deferred Founder Shares has not occurred, then the applicable Deferred Founder Shares that failed to vest pursuant to Section 1.1 (d) or Section 1.1(g), will be forfeited to Acquiror for no consideration, and no Person (other than Acquiror) will have any further right with respect thereto.

(j)             Graf Sponsor agrees that it shall not Transfer any Deferred Founder Shares, until after its applicable vesting in accordance with Section 1.1 (d) or Section 1.1(g). Graf Sponsor acknowledges and agrees that during the Vesting Period, until such Deferred Founder Shares become fully vested in accordance with Sections 1.1(d) or (g) Acquiror shall issue stop-transfer instructions to its Transfer Agent with respect to the applicable Deferred Founder Shares and Acquiror shall not be required to (a) transfer on its books any Deferred Founder Shares that have been sold or otherwise transferred in violation of this Agreement or (b) treat as owner of such shares, or to accord the right to vote or pay dividends, to any purchaser or other transferee to whom such shares have been so transferred.

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Section 1.2              Restrictions on Transfer.

(a)             Without limiting any transfer restrictions applicable to (i) Deferred Founder Shares as described in Section 1.1, (ii) lockup obligations described in the Letter Agreement applicable to each Insider other than the Graf Sponsor and (iii) lockup obligations restricting the Private Placement Warrants as described in the Letter Agreement: (i) with respect to the Tranche I Founder Shares, from the Closing Date until the earliest of (A) 12 months after the Closing and (B) the occurrence of the First Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche I Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche I Founder Shares legally or beneficially owned by it, (ii) with respect to the Tranche II Founder Shares, from the date hereof until the earliest of (A) 24 months after the Closing and (B) the occurrence of the Second Early Release Event, the Graf Sponsor (and any other Person to which any of Tranche II Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche II Founder Shares legally or beneficially owned by it, (iii) with respect to the Tranche III Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche III Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche III Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche III Founder Shares become fully vested in accordance with Section 1.1(d)(i) or Section 1.1(g) and (iv) with respect to the Tranche IV Founder Shares (to the extent such shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g)), the Graf Sponsor (and any other Person to which any of such vested Tranche IV Founder Shares is Transferred as permitted by this Section 1.2) shall not, directly or indirectly, Transfer any of its Tranche IV Founder Shares legally or beneficially owned by it until thirty (30) days following the date upon which such Tranche IV Founder Shares become fully vested in accordance with Section 1.1(d)(ii) or Section 1.1(g); provided, that Graf Sponsor will be permitted to Transfer its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares and Tranche IV Founder Shares (1) as required or expressly and affirmatively permitted by the Merger Agreement or (2) in accordance with Section 1.3. In the event that Graf Sponsor (or any other Person to which any of its Tranche I Founder Shares, Tranche II Founder Shares, Tranche III Founder Shares or Tranche IV Founder Shares is Transferred as described in the immediately foregoing sentence) Transfers any of the foregoing Founder Shares prior to the Closing, Acquiror shall amend Schedule I hereto promptly thereafter (and, in any event, prior to the Closing) to reflect such Transfer.

(b)             The Parties acknowledge and agree that (i) notwithstanding anything to the contrary herein, all Owned Securities beneficially owned by Graf Sponsor (or any Person to which any Owned Securities is Transferred) will remain subject to any restrictions on Transfer under all applicable securities laws and all rules and regulations promulgated thereunder, and (ii) any purported Transfer of any Owned Securities in violation of this Agreement will be null and void ab initio.

Section 1.3              Exceptions to Restrictions on Transfer. Notwithstanding anything to the contrary in Section 1.2(a), Graf Sponsor will be permitted to Transfer any Owned Securities (provided, in the case of its Deferred Founder Shares, for so long as such Deferred Founder Shares are subject to the vesting conditions specified in Section 1.1) as follows:

(a)             to any of Acquiror’s officers or directors, any affiliate or family member of any of the Acquiror’s officers or directors, any affiliate of the Insider or to any members of the Insider or any of their affiliates;

(b)             by virtue of the laws of the State of Delaware or the Insider’s limited liability company agreement upon dissolution of the Insider; or

(c)             in connection with any Transfers to third parties as mutually agreed by Acquiror and the Company.

provided, however, that in the case of any Transfer pursuant to any of the foregoing clauses (a) through (c), these permitted transferees must enter into a written agreement with the Acquiror agreeing to be bound by the transfer restrictions herein and the other restrictions contained in this Agreement. Notwithstanding anything to the contrary herein, in the event that Graf Sponsor Transfers any of its Deferred Founder Shares pursuant to Section 1.3(c), the vesting and forfeiture conditions in Section 1.1 applicable to such Deferred Founder Shares may be amended with the prior written consent of Acquiror and the Company.

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Section 1.4              Sponsor Support Agreements; Waiver of Anti-Dilution.

(a)             Each Insider hereby irrevocably and unconditionally agrees, solely in its, his or her capacity as an equityholder of Acquiror, that, unless this Agreement has been validly terminated in accordance with Section 3.3, at any meeting of the shareholders of Acquiror (whether annual or special, however called and including any adjournment or postponement thereof), or in any other circumstance in which the vote, consent or other approval of the shareholders of Acquiror is sought, each Insider will, and will cause any other holder of record of any of such Insider’s voting Owned Securities:

(i)             to appear at each such shareholder meeting or otherwise cause all of such Insider’s voting Owned Securities to be counted as present at such shareholder meeting for purposes of establishing a quorum;

(ii)             to vote, or cause to be voted, at such shareholder meeting (or, as applicable, validly execute and deliver and take all other action necessary to grant legally effective consent to any action by written consent of the shareholders of Acquiror) all of the Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), in favor of each of the Proposals; and

(iii)             to vote, or cause to be voted, at such shareholder meeting (or, as applicable, take all action necessary to withhold consent to any action by written consent of the shareholders of Acquiror) all of such Insider’s voting Owned Securities owned as of the record date for such meeting (or, as applicable, the date that any written consent is executed by the shareholders of Acquiror), against: (A) any Business Combination Proposal, any proposal related to a Business Combination Proposal or any action that is likely to result in a breach of Section 7.11 of the Merger Agreement by Acquiror, and (B) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, sale of substantial assets, combination, reorganization, recapitalization, dissolution, liquidation or winding up of or by Acquiror; (C) any action that would result in a breach of Section 7.03 of the Merger Agreement resulting in the change in the business of Acquiror (other than in connection with the Proposals); (D) any other action that would reasonably be expected to materially impede, interfere with, delay, nullify, postpone or adversely affect (I) any provision of this Agreement, the Merger Agreement, any of the Proposals, (II) any transaction contemplated by the Merger Agreement or any ancillary agreement or (III) to the knowledge of such Insider, result in any breach in any respect of any representation, warranty, covenant, agreement or other obligation of Acquiror or Merger Sub under the Merger Agreement; (D) any action that is likely to result in any of the conditions set forth in Article IX of the Merger Agreement not reasonably being fulfilled and (E) any action that would result in the change in any manner the dividend policy or capitalization of, including the voting rights of any class of capital stock of, Acquiror.

The obligations of the Insiders specified in this Section 1.4(a) will apply whether or not any of the Proposals is recommended by the Acquiror Board and whether or not the Acquiror Board has previously recommended any of the Proposals but changed such recommendation.

(b)             The Insiders hereby irrevocably and unconditionally agree not to elect to redeem any share of Acquiror Common Stock in the Redemption (whether such Redemption is related to an Extension or approval of the Merger) or otherwise.

(c)             From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, the Insiders will comply with and fully perform all of its covenants and agreements set forth in the Letter Agreement, and the Insiders shall not amend, restate, supplement or otherwise modify, or cause Acquiror to amend, restate, supplement or otherwise modify or waive, any provision of the Letter Agreement without the prior written consent of the Company.

(d)             The Insiders hereby irrevocably waives (for itself and for its successors and assigns), to the fullest extent permitted by law and the organizational documents of the Acquiror Parties, anti-dilution protection provisions, if any.

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Section 1.5              No Inconsistent Agreement. Each Insider hereby represents and covenants that such Insider has not entered into, and will not enter into, any agreement that would restrict, limit or interfere with the performance of such Insider’s obligations hereunder.

Section 1.6              Permitted Disclosure. Each Insider hereby authorizes each of the Company and Acquiror to publish and disclose, in any announcement, filing or disclosure required to be made by any Governmental Order or other applicable Law or the rules of any national securities exchange or as requested by the SEC, the Insider’s identity and ownership of Owned Securities and such Insider’s obligations under this Agreement.

Section 1.7              Non-Solicitation. From the date hereof until the earlier of (i) the Closing or (ii) the valid termination of this Agreement pursuant to Section 3.3, each Insider will not, subject to Section 3.11, and will instruct and use reasonable best efforts to cause its Representatives not to, whether directly or indirectly, (A) take any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company, its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination, (B) make any proposal or offer that constitutes a Business Combination Proposal, other than with the Company, its shareholders and their respective Affiliates and Representative or (C) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case that is binding on Acquiror. From and after the date hereof, each Insider will, and will instruct and cause its Representatives, its Affiliates and their respective Representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its Representatives with respect to Acquiror).

Section 1.8              Conflicts to Letter Agreement. In the event of any conflict between the terms of this Agreement and the terms of the Letter Agreement, the provisions of the Agreement shall control.

Section 1.9              No Litigation. Each Insider further agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any action or claim, derivative or otherwise, against the Company, the Company’s Affiliates, the Acquiror or any of their respective successors and assigns relating to the negotiation, execution or delivery of this Agreement, the Merger Agreement (including the calculation of the Company Equity Value and the resulting Merger Consideration) or the consummation of the transactions contemplated hereby and thereby except for any action to enforce such Insider’s rights under each instrument and ancillary agreement to the Merger Agreement to which such Insider is a party to. Each Insider further agrees not to assert, exercise or perfect, directly or indirectly, and irrevocably and unconditionally waives, any appraisal rights afforded under applicable Law with respect to the Merger and rights to dissent with respect to the Merger.

Section 1.10              New Securities. In the event that (a) any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities are issued to an Insider after the date of this Agreement, (b) any Insider purchases or otherwise acquires beneficial ownership of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement, or (c) any Insider acquires the right to vote or share in the voting of any shares of any shares of Acquiror Common Stock, Private Placement Warrants or other Covered Securities after the date of this Agreement (such new securities described collectively in the foregoing clauses (a) through (c), the “New Securities”), then such New Securities issued to, or acquired or purchased by, such Insider shall be subject to the terms of this Agreement to the same extent as if they constituted Owned Securities by such Insider as of the date hereof, including, in the case of the Graf Sponsor, the restrictions contained in Section 1.2.

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Article II
REPRESENTATIONS AND WARRANTIES

Section 2.1              Representations and Warranties of the Insiders. Each Insider represents and warrants to Acquiror and the Company (solely with respect to itself, himself or herself and not with respect to any other Insider) as follows:

(a)             Organization; Due Authorization. If such Insider is not an individual, it is duly organized and validly existing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Insider’s corporate, limited liability company or other organizational powers and have been duly authorized by all necessary corporate, limited liability company or other organizational actions on the part of such Insider. If such Insider is an individual, such Insider has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement has been duly executed and delivered by such Insider and, assuming due authorization, execution and delivery by the other Parties, this Agreement constitutes a legally valid and binding obligation of such Insider, enforceable against such Insider in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies).

(b)             Ownership. Such Insider is the sole holder of record and beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of, and has good title to, all of such Insider’s (i) Founder Shares opposite such Insider’s name, in the column titled “Founder Shares”, (ii) to the extent applicable, Covered Securities, opposite such Insider’s name, in the column titled “Covered Securities” and (iii) in the case of the Graf Sponsor, the number of Private Placement Warrants set forth opposite the Graf Sponsor’s name, in the column titled “Private Placement Warrants”, and there exist no Liens or any other limitation or restriction affecting any of such Owned Securities (including any restriction on the right to vote, sell or otherwise dispose of any of such Owned Securities), other than pursuant to (i) this Agreement, (ii) Acquiror Organizational Documents, (iii) the Merger Agreement, (iv) the Letter Agreement or (v) applicable securities Laws. As of the date hereof, the aggregate amount of Founder Shares and Private Placement Warrants listed at the bottom of Schedule I are all of the total Founder Shares and Private Placement Warrants outstanding and no other Person, other than those listed on Schedule I and subject to Section 1.3, has any record or “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) or title to any Founder Shares outstanding. As of the date hereof, such Insider does not own of record or beneficially (or have any right, option or warrant to acquire) any Equity Security of Acquiror (or any indebtedness convertible into or exercisable or exchangeable for any Equity Security of Acquiror), other than the Insider’s Owned Securities. Except pursuant to this Agreement, such Insider’s Owned Securities are not subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Owned Securities.

(c)             No Conflicts. The execution and delivery of this Agreement by such Insider does not, and the performance by such Insider of its, his or her obligations hereunder will not, (i) if such Insider is not an individual, conflict with or result in a violation of the organizational documents of the Insider or (ii) require any consent, waiver or approval that has not been given or other action that has not been taken by any Person (including under any Contract binding upon such Insider or such Insider’s Owned Securities), the absence of which consent, waiver or approval, or omission of which action, would prevent, enjoin or materially delay the performance by the Insider of its obligations under this Agreement.

(d)             Litigation. As of the date hereof, there are no Actions pending against such Insider or, to the knowledge of such Insider, threatened against the Insider that challenges all or any part of this Agreement or any of the transactions contemplated hereby, or that seeks to, or would reasonably be expected to, prevent, enjoin or materially delay the performance by such Insider of its, his or her obligations under this Agreement.

(e)             Brokerage Fees. Except as disclosed in Section 5.09 of the Schedules of Acquiror, no financial advisor, investment banker, broker, finder or other similar intermediary is entitled to any fee or commission in connection with the Merger Agreement, this Agreement or any other ancillary agreement, or any of the transactions contemplated hereby or thereby, in each case, based upon any agreement or arrangement made by, or, to the knowledge of such Insider, on behalf of, the Insider for which Acquiror, the Company or any of the Company’s Subsidiaries would have any obligation.

(f)             Affiliate Arrangements. Except as disclosed in the prospectus, dated May 20, 2021, filed in connection with Acquiror’s initial public offering, neither such Insider nor any of its, his or her Affiliates or any member of its immediate family (i) is party to, or has any rights with respect to or arising from, any material Contract with Acquiror or any of its Subsidiaries or (ii) is (or will be) entitled to receive from Acquiror, the Company or any of their respective Subsidiaries any finder’s fee, reimbursement, consulting fee, monies or consideration in the form of equity in respect of any repayment of a loan or other compensation prior to, or in connection with the consummation of Acquiror’s initial Business Combination (regardless of the type or form of such transaction, but including, for the avoidance of doubt, the Merger).

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(g)             Acknowledgment. Such Insider has read this Agreement and has had the opportunity to consult with its tax, legal and other advisors regarding this Agreement and the transactions contemplated hereby. Such Insider understands and acknowledges that teach of Acquiror, Merger Sub and the Company is entering into the Merger Agreement was conditioned upon, in reliance on and materially induced by each Insider’s execution and delivery of this Agreement and performance of its obligations hereunder.

Article III
MISCELLANEOUS

Section 3.1              Definitions.

(a)             As used in this Agreement, the following terms shall have the following meanings:

“Acquiror” has the meaning set forth in the preamble hereto.

“Acquiror Sale” means (a) any transaction or series of related transactions (whether by merger, consolidation, tender offer, exchange offer, stock transfer or otherwise) that (A) results in any Third-Party Purchaser acquiring beneficial ownership, directly or indirectly, of Equity Securities of Acquiror that represent more than 50% of (i) the issued and outstanding Acquiror Common Stock or the Equity Securities of the Company or (B) in which holders of Equity Securities of Acquiror own less than 50% of the surviving entities’ (or direct or indirect parent of surviving entities’) Equity Securities immediately after the transaction, or (ii) the combined voting power of the then-outstanding voting Equity Securities of Acquiror, or (b) any sale, transfer or other disposition to a Third-Party Purchaser of all or substantially all of the assets (by book value), of Acquiror and its Subsidiaries on a consolidated basis based on the most recent annual audited financial statements of Acquiror (other than licensing, partnering or similar transactions in the ordinary course of business).

“Acquiror Sale Price” means the price per share of Acquiror Common Stock paid or payable to the holders of outstanding Acquiror Common Stock in an Acquiror Sale, inclusive of the net present value of any contingent deferred purchase price or earnouts; provided that, if and to the extent such price is payable in whole or in part in the form of consideration other than cash, the price for such non-cash consideration shall be with respect to any securities, (i) pursuant to the methodology of valuation of securities in the definitive agreement for the Acquiror Sale, (ii) if such methodology is not available, the volume weighted average of the closing prices of the sales of such securities on all securities exchanges on which such securities are then listed over a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination, or (iii) in the absence of (i) and if the information contemplated by the preceding clause (ii) is not practically available, then the fair value of such securities as of the date of valuation. For the avoidance of doubt, the Acquiror Sale Price will be calculated on a basis that takes into account the number of Deferred Found Shares that will potentially vest in connection with the Acquiror Sale.

as determined by an independent, nationally recognized investment banking firm selected by the board of directors of Acquiror, on the basis of an orderly sale to a willing, unaffiliated buyer in an arm’s-length transaction, taking into account all factors determinative of value as the investment banking firm determines relevant (and giving effect to any transfer Taxes payable in connection with such sale).

“Agreement” as the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto.

“Covered Securities” means for each Insider, excluding the Founder Shares and Private Placement Warrants, all other Equity Securities of Acquiror of which such Insider acquires or acquired beneficial ownership (whether pursuant to any dividend, distribution, combination, split, subdivision, conversion, exchange, transfer, sale, cancelation, repurchase, redemption, reclassification or other change to, or transaction in, any Equity Security or otherwise).

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“Deferred Founder Shares” means the Tranche III Founder Shares and the Tranche IV Founder Shares (which such shares represent seventy percent (70%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Founder Shares nor Tranche II Founder Shares.

“First Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the First Early Release Event shall not occur no earlier than 180 days following the Closing.

“Graf Sponsor” has the meaning set forth in the preamble hereto.

“immediate family” has the meaning ascribed to such term in Rule 16a-1 promulgated under the Exchange Act.

“Investor” and “Investors” have the meaning set forth in the preamble.

“Letter Agreement” means the agreement entered into by and between Acquiror and J.P. Morgan Securities LLC and Oppenheimer & Co. Inc., as representatives of the several underwriters, dated as of May 20, 2021, relating to the underwriting of Acquiror’s initial public offering.

“Merger Agreement” has the meaning set forth in the recitals hereto.

“Owned Securities” has the meaning set forth in the recitals hereto.

“Private Placement Warrants” means (i) 4,433,333 Acquiror Warrants issued to the Insider substantially concurrently with Acquiror’s initial public offering (the “Private Placement”) and (ii) 288,200 Acquiror Warrants issued to Graf Sponsor substantially concurrently with Acquiror’s consummation of the second closing of the Private Placement, for a total of 4,721,533 Acquiror Warrants issued to the Graf Sponsor.

“Second Early Release Event” means that the Trading Price is greater than or equal to $14.00; provided, that the Second Early Release Event shall not occur no earlier than 12 months following the Closing.

“Trading Day” means any day on which shares of Acquiror Common Stock are actually traded on the principal securities exchange or securities market on which shares of Acquiror Common Stock are then traded.

“Trading Price” means the share price equal to the volume weighted average price of one share of Acquiror Common Stock as reported on NYSE (or any national security exchange on which the shares of the Acquiror Common Stock are then listed) for a period of at least 20 days (which days need not be consecutive) out of 30 consecutive Trading Days ending on the Trading Day immediately prior to the date of determination.

“Tranche I Founder Shares” means 631,557 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche II Founder Shares.

“Tranche II Founder Shares” means 631,556 Founder Shares issued to Graf Sponsor (which such shares represents fifteen percent (15%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Deferred Founder Shares nor Tranche I Founder Shares.

“Tranche III Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche IV Shares.

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“Tranche IV Founder Shares” means 1,473,631 Founder Shares issued to Graf Sponsor (which such shares represents thirty five percent (35%) of the total Founder Shares held by Graf Sponsor as of the date of this Agreement) and that are neither Tranche I Shares, Tranche II Shares nor Tranche III Shares.

“Transfer” means the (x) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any Owned Securities, (y) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Owned Securities, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (z) public announcement of any intention to effect any transaction specified in clause (x) or (y).

“Vesting Period” means the period from the Closing Date until the 5th anniversary of the Closing.

Section 3.2              Construction. This Agreement and all of its provisions shall be interpreted in accordance with Section 1.02 of the Merger Agreement, the provisions of which are incorporated herein by reference as if set forth herein, mutatis mutandis.

Section 3.3              Termination. This Agreement and all of its provisions shall automatically terminate and be of no further force or effect upon the earlier of (a) the termination of the Merger Agreement in accordance with its terms or (b) as mutually agreed in writing by the Parties in accordance with Section 3.8. Upon any valid termination of this Agreement, all obligations of the Parties hereunder shall terminate, without any debt, liability, obligation, guaranty, loss, damage, claim, demand, action, cause of action, cost, deficiency, penalty or expense, in each case, whether based in contract, tort, equity or otherwise, and whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liability”) or other obligation on the part of any Party to any Person in respect of this Agreement or the transactions contemplated hereby, and no Person shall have any claim or right against any Party, whether in contract, tort or otherwise, with respect to the subject matter hereof; provided that all obligations of the Parties under Section 1.4 and Section 1.7 of this Agreement shall terminate on the Closing Date; provided, however, that the termination of this Agreement shall not relieve any Party from any Liability arising in respect of any breach of this Agreement prior to such termination. This Article III shall survive the termination of this Agreement.

Section 3.4              Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective heirs, successors and permitted assigns. No Party may assign or delegate all or any part of this Agreement or any of the rights, benefits, obligations or Liabilities hereunder (including by operation of Law) without the prior written consent of the other Parties.

Section 3.5              Amendment. Subject to Section 3.3, this Agreement may not be amended, restated, supplemented or otherwise modified, except upon the execution and delivery of a written agreement providing therefor by Acquiror, the Company, each Insider and any other Person to which any share of Acquiror Common Stock or Private Placement Warrant has been Transferred in accordance with Section 1.2 and Section 1.3.

Section 3.6              Waiver. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies otherwise available to the Parties. No waiver of any right, power or privilege hereunder shall be valid unless it is set forth in a written instrument executed and delivered by the Party to be charged with such waiver.

Section 3.7              No Third-Party Beneficiaries. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties and their respective heirs, successors and permitted assigns, any right or remedy under or by reason of this Agreement.

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Section 3.8              Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service guaranteeing overnight delivery or (iv) when e-mailed during normal business hours, provided no “bounceback” or notice of non- delivery is received (and otherwise as of the immediately following Business Day), addressed as follows:

If to Acquiror prior to the Merger Effective Time, to:

Graf Acquisition Corp. IV

1790 Hughes Landing Blvd., Suite 400

The Woodlands, Texas, 77380

Attn: James A. Graf and Anthony Kuznik

E-mail: james@grafacq.com and tony@grafacq.com

and

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020-1095

Attn: James Hu and Elliott Smith

E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

If to Acquiror following the Merger Effective Time or to the Company, to:

NKGen Biotech, Inc.

3001 Daimler Street

Santa Ana, CA 92705

Attn: Paul Song

E-mail: info@nkgenbiotech.com

with a copy to:

Cooley LLP

10265 Science Center Drive

San Diego, CA 92121

Attn: Rama Padmanabhan; Ken Rollins Email: rama@cooley.com; krollins@cooley.com

If to the Insider, to the Insider’s address set forth in Schedule I (which shall not constitute notice) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attn: James Hu and Elliott Smith

E-mail: james.hu@whitecase.com and elliott.smith@whitecase.com

Section 3.9              Other Provisions. The provisions set forth in each of Sections 8.04 (Confidentiality; Publicity), 11.06 (Governing Law), 11.07 (Captions; Counterparts), 11.11 (Severability), 11.12 (Jurisdiction; Waiver of Trial By Jury) and 11.13 (Enforcement) of the Merger Agreement are incorporated herein by reference as if set forth herein, mutatis mutandis; provided, that provisions set forth in Sections 8.04 (Confidentiality; Publicity) of the Merger Agreement shall not apply to Alexandra Lebenthal, Anatolio Benedicto (A.B.) Cruz III, Edwin J. Rigaud and Jeanne L. Manischewitz.

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Section 3.10              Entire Agreement. This Agreement and the Merger Agreement constitute the entire agreement and understanding of the Parties with respect to the subject matter hereof and supersede all prior understandings, agreements and representations by or among the Parties hereto to the extent they relate in any way to the subject matter hereof.

Section 3.11              Capacity as a Shareholder. Notwithstanding anything herein to the contrary, each Insider signs this Agreement solely in such Insider’s capacity as a shareholder of Acquiror, and not in any other capacity and this Agreement shall not limit or otherwise affect the actions of such Insider or any Affiliate, employee or designee of such Insider or any of their respective Affiliates in his or her capacity, if applicable, as an officer or director of Acquiror or any other Person.

Section 3.12              Enforcement. The rights and remedies of the parties shall be cumulative with and not exclusive of any other remedy conferred hereby. The parties agree that irreparable damage would occur and that the parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, including each Sponsor’s obligations to vote his, her or its Owned Shares as provided in this Agreement (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of page intentionally left blank.]

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first written above.

INSIDERS:

GRAF ACQUISITION PARTNERS IV LLC

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Managing Member

/s/Alexandra Lebenthal
Name: Alexandra Lebenthal

/s/ Anatolio Benedicto (A.B.) Cruz III
Name: Anatolio Benedicto (A.B.) Cruz III

/s/ Edwin J. Rigaud
Name: Edwin J. Rigaud

/s/ Jeanne L. Manischewitz
Name: Jeanne L. Manischewitz

ACQUIROR:

GRAF ACQUISITION CORP. IV

By:	/s/ James A. Graf
	Name:	James A. Graf
	Title:	Chief Executive Officer

COMPANY:

NKGEN BIOTECH, INC.

By:	/s/ Paul Y. Song
	Name:	Paul Y. Song, MD
	Title:	Chief Executive Officer

Schedule I

Owned Securities

Holder	Founder Shares	Covered Securities	Private Placement Warrants
Graf Acquisition Partners IV LLC	4,210,375	0	4,721,533
Alexandra Lebenthal	20,000	0	0
Anatolio Benedicto (A.B.) Cruz III	20,000	0	0
Edwin J. Rigaud	20,000	0	0
Jeanne L. Manischewitz	20,000	0	0
James A. Graf	0	6,800	0
Total:	4,290,375	6,800	4,721,533

NKGen is providing the following Management’s Discussion and Analysis of Financial Condition and Results of Operations of NKGen and the unaudited financial information of NKGen as of June 30, 2023 and for the six months ended June 30, 2023 in this Supplement. The management’s discussion and analysis of financial condition and results of operations of Graf and unaudited financial information of Graf as of June 30, 2023 and for the six months ended June 30, 2023 can be found in the Quarterly Report on Form 10-Q filed by Graf with the SEC on August 14, 2023. Stockholders may obtain a copy of such Quarterly Report on Form 10-Q, as well as other documents filed with the SEC regarding the proposed Business Combination and other documents filed by Graf with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a request to: Graf Acquisition Corp. IV, 1790 Hughes Landing Blvd., Suite 400, The Woodlands, TX 77380.

Annex F

PROPOSED CERTIFICATE OF AMENDMENT TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GRAF ACQUISITION CORP. IV

Graf Acquisition Corp. IV (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify:

1.	The name of the Corporation is Graf Acquisition Corp. IV.

2.	The Corporation’s original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 28, 2021. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on May 20, 2021(as amended, the “Amended and Restated Certificate of Incorporation”).

3.	This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

4.	This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of at least 65% of the outstanding shares of common stock at a meeting of stockholders in accordance with ARTICLE IX of the Amended and Restated Certificate of Incorporation and the provisions of Section 242 the DGCL.

5.	The text of sub-paragraph (a) of Section 9.2 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(a) Prior to the consummation of the initial Business Combination, the Corporation shall provide all holders of Offering Shares with the opportunity to have their Offering Shares redeemed upon the consummation of the initial Business Combination pursuant to, and subject to the limitations of, Sections 9.2(b) and 9.2(c) (such rights of such holders to have their Offering Shares redeemed pursuant to such Sections, the “Redemption Rights”) hereof for cash equal to the applicable redemption price per share determined in accordance with Section 9.2(b) hereof (the “Redemption Price”). Notwithstanding anything to the contrary contained in this Amended and Restated Certificate, there shall be no Redemption Rights or liquidating distributions with respect to any warrant issued pursuant to the Offering.”

6.	The text of sub-paragraph (e) of Section 9.2 of the Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“(e) If the Corporation offers to redeem the Offering Shares in conjunction with a stockholder vote on an initial Business Combination, the Corporation shall consummate the proposed initial Business Combination only if such initial Business Combination is approved by the affirmative vote of the holders of a majority of the shares of the Common Stock that are voted at a stockholder meeting held to consider such initial Business Combination.”

7.	Sub-paragraph (f) of Section 9.2 of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety.

8.	Section 9.7 of the Amended and Restated Certificate of Incorporation is hereby amended to remove “provided, however, that any such amendment will be voided, and this Article IX will remain unchanged, if any stockholders who wish to redeem are unable to redeem due to the Redemption Limitation.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Amended and Restated Certificate of Amendment to be duly executed in its name and on its behalf by an authorized officer as of this [•] day of [•], 2023.

James A. Graf Chief Executive Officer

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF NKGEN

You should read the following Management’s Discussion and Analysis of Financial Condition and Results of Operations together with NKGen’s unaudited interim condensed financial statements and the related notes thereto as of June 30, 2023 and for the six months ended June 30, 2023 and 2022 included elsewhere in this Supplement and NKGen’s audited financial statements as of and for the fiscal year ended December 31, 2022 included in Graf’s Proxy Statement/Prospectus. In addition to historical information, some of the information contained in this discussion and analysis or set forth elsewhere in this Supplement, including information with respect to our plans and strategy for our business, future financial performance, expense levels and liquidity sources, includes forward-looking statements that involve risks and uncertainties. You should read the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” elsewhere in this Supplement and in the Proxy Statement/Prospectus for a discussion of a variety of important factors that could cause actual results and the timing of events to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

For purposes of this discussion, “NKGen,” “the Company,” “we,” “us” or “our” refer to NKGen Biotech, Inc. (which will change its name to NKGen Operating Biotech, Inc. in connection with the Business Combination) and its subsidiaries prior to the consummation of the Business Combination and NKGen Biotech, Inc. (formerly known as Graf Acquisition Corp. IV) after the consummation of the Business Combination, unless the context otherwise requires.

Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Proxy Statement/Prospectus.

Overview

NKGen is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK cell therapies utilizing a proprietary SNK platform. NKGen’s product candidates are based on a proprietary manufacturing and cryopreservation process which produces SNK cells that have increased activity as compared to the starting population of NK cells, based on the results of in vitro experiments performed by NKMAX, as defined by parameters such as cytotoxicity, cytokine production and activating receptor expression (see the section of the Proxy Statement/Prospectus entitled “Business of NKGen — Background on NK or Natural Killer Cells —The NKGen Manufacturing Process — Activity” and “Business of NKGen — Background on NK or Natural Killer Cells — Molecular Characteristics of SNK01” for additional details). NKGen believes that SNK cells have the potential to deliver transformational benefits to patients with neurodegenerative diseases, such as AD and PD, and cancer. NKGen is majority owned and controlled by NKMAX, a company formed under the laws of the Republic of Korea.

The Business Combination

On April 14, 2023, the Company entered into the Merger Agreement by and among Graf, Merger Sub, and the Company. Upon consummation of the Business Combination, Merger Sub will merge with and into the Company with the Company surviving the Merger as a wholly owned subsidiary of Graf. In connection with the Closing, Graf will be renamed to “NKGen Biotech, Inc.” and the Company will change its name to “NKGen Operating Biotech, Inc.” References below to “New NKGen” denote Graf as the post-Business Combination entity.

In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf has agreed to pay to equity holders of the Company (other than holders of unvested NKGen options to purchase shares of common stock of NKGen as of immediately prior to the Effective Time, the Merger Consideration of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of the Company at the Closing, multiplied by the Exchange Ratio.

The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145.0 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen that are converted into shares of the Company common stock as of immediately prior to the Effective Time of the Merger, divided by (B) $10.00, divided by (C) the number of fully diluted common stock of the Company immediately prior to the Effective Time. Prior to the Closing, the Company will use its commercially reasonable efforts to cause each convertible note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.

Factors Affecting Our Performance

NKGen’s operations to date have been limited to business planning, raising capital, developing and identifying NK cell therapies utilizing its SNK platform, clinical studies, and other research and development activities. NKGen has never been profitable from operations and its net loss and comprehensive loss were $13.1 million, $16.2 million, $23.3 million and $26.8 million for the six months ended June 30, 2022 and 2023, and the years ended December 31, 2021 and 2022, respectively. As of June 30, 2023, NKGen’s accumulated deficit was $95.3 million. NKGen has never generated revenue from product sales and does not expect to receive any revenue from any future product candidates unless and until NKGen obtains regulatory approval for any future product candidates. NKGen expects to continue incurring significant expenses and operating losses for at least the next several years associated with its ongoing activities as NKGen:

•	initiates and completes nonclinical studies and clinical trials for its product candidates;
•	contracts to manufacture and performs additional process development for its product candidates;
•	continues research and development efforts to build its pipeline beyond the current product candidates;
•	maintains, expands, and protects its intellectual property portfolio;
•	hires additional clinical, quality control, scientific, and management personnel;
•	adds operational and financial personnel to support its product development efforts and planned future commercialization; and
•	adds operational capabilities applicable to operating as a public company.

To continue to fund its operations, NKGen expects to continue to raise capital, including with related parties. NKGen’s ability to successfully transition to profitability will be dependent upon achieving a level of revenue adequate to support its cost structure. NKGen cannot provide any assurances that it will ever be profitable or generate positive cash flow from operating activities.

Components of NKGen’s Results of Operations

Revenues

NKGen does not currently have any products approved for sale and has not recognized any product revenue to date. In the future, NKGen may generate revenue from a combination of sources, including, without limitation, product sales, payments from licenses, milestone payments or collaboration arrangements. If NKGen fails to achieve clinical success or obtain regulatory approval of any of its product candidates, NKGen’s ability to generate future revenue will be limited.

During the six months ended June 30, 2022, NKGen generated revenue in connection with providing testing services for the coronavirus (“COVID-19”). NKGen did not have any revenues during the six months ended June 30, 2023 and does not expect to generate revenues in connection with COVID-19 testing services in future periods as it has ceased providing such services.

Costs and Expenses

Cost of Revenues

Cost of revenues historically consisted of test kits and supplements purchased from third parties in connection with providing COVID-19 testing services. NKGen did not have any cost of revenues in the six months ended June 30, 2023 and does not expect to incur such costs in future periods as it has ceased providing COVID-19 testing services.

Research and Development Expenses

NKGen primarily focuses its resources on research and development activities, including the conduct of preclinical studies, product development, regulatory support, and clinical trials for its product candidates. NKGen’s research and development expenses consist of:

•	employee-related expenses, including salaries, benefits, taxes, travel, and stock-based compensation expense, for personnel in research and development functions;
•	expenses related to process development and production of product candidates;
•	costs associated with preclinical activities and regulatory operations, including the costs of acquiring, developing and manufacturing research material;
•	clinical trials and activities related to regulatory filings for its product candidates; and
•	allocation of facilities, overhead, depreciation, and amortization of laboratory equipment and other expenses.

NKGen expects its direct and indirect research and development expenses to increase in the future as it continues to develop its platform and product candidates. NKGen remains focused on using its resources to further develop its existing pipeline. NKGen’s research and development activities are a critical component of achieving commercialization of any of its product candidates and realizing its business strategy.

NKGen’s goal is to bring transformative NK cell therapies to patients with both neurodegenerative and oncological diseases and thereby realize the potential of the NKGen team’s extensive NK cell expertise. During the second half of 2023, NKGen intends to (i) advance clinical development of SNK01 in both AD and PD by submitting an IND to the FDA, and, if authorized to proceed, initiate Phase 1 and 2 trials in the United States for both AD and PD, and (ii) initiate a Phase 1 trial of SNK02 for multiple oncology therapies. During 2024 and beyond, NKGen intends to accelerate its development in oncology through strategic collaborations as well as continue investment in its manufacturing technology.

The successful development of NKGen’s platform and product candidates is highly uncertain. The process of conducting the necessary preclinical and clinical research to obtain regulatory approval is costly and time consuming. At this time, NKGen cannot reasonably estimate the nature, timing, or costs of the efforts necessary to finish developing any of its product candidates or the period in which material net cash, if any, from these product candidates may commence. This is due to the numerous risks and uncertainties associated with developing therapeutics and will depend on a variety of factors, including, but not limited to:

•	the scope, rate of progress, expense and results of clinical trials;
•	the scope, rate of progress and expense of process development and manufacturing;
•	preclinical and other research activities; and
•	the timing of regulatory approvals.

Research and development expenses consists of expenses incurred while performing research and development activities to discover and develop NKGen’s product candidates. Direct research and development costs include external research and development expenses incurred under agreements with contract research organizations, consultants and other vendors that conduct its preclinical and clinical activities, expenses related to manufacturing its product candidates for preclinical and clinical studies, laboratory supplies and license fees. Indirect research and development costs include personnel-related expenses, consisting of employee salaries, payroll taxes, bonuses, benefits and stock-based compensation charges for those individuals involved in research and development efforts. Costs incurred in NKGen’s research and development efforts are expensed as incurred.

NKGen typically uses its employee, consultant, facility, equipment and certain supply resources across its research and development programs. NKGen tracks outsourced development costs by product candidate or development program, but NKGen does not allocate personnel costs, other internal costs or certain external consultant costs to specific product candidates or development programs. These costs are included in indirect research and development expenses. All direct research and development expenses during the six months ended June 30, 2022 and 2023 relate to SNK01.

General and Administrative

General and administrative expenses consist primarily of personnel-related expenses for executives, human resources, finance and other general and administrative employees, including salary and stock-based compensation, professional services costs and allocation of facility and overhead costs.

NKGen anticipates that its general and administrative expenses will increase in the future in connection with one-time costs of becoming a public company as well as ongoing costs of operating as a public company, including expanding headcount and increased fees for directors and outside advisors. NKGen expects to incur significant costs to comply with corporate governance, internal controls, and similar requirements applicable to public companies. Additionally, NKGen expects to incur increased costs associated with establishing sales, marketing and commercialization functions prior to any potential future regulatory approvals or commercialization of its product candidates.

Costs incurred that are directly incremental and attributable to the Business Combination, including certain legal and consultant fees, as of and for the six months ended June 30, 2023 are recorded as deferred transaction costs as set forth in Note 2 of the unaudited condensed financial statements.

Interest Expense

For the six months ended June 30, 2022, interest expense primarily consists of interest incurred associated with NKGen’s related party loans.

For the six months ended June 30, 2023, interest expense primarily consists of interest incurred in NKGen’s related party loans as well as interest expense associated with a revolving line of credit.

Interest expense associated with the convertible promissory notes for which NKGen has elected to account for at fair value is included in the change in fair value for the convertible promissory notes.

Other Income, Net

Other income, net primarily consists of sublease income for the six months ended June 30, 2022.

Other income, net primarily consists of sublease income and COVID-19 payroll tax credits for the six months ended June 30, 2023.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes consists of losses on the change in fair value of NKGen’s convertible notes carried at fair value for the six months ended June 30, 2022 and 2023, previously included within other expenses, net for the years ended December 31, 2021 and 2022.

Provision for Income Taxes

NKGen is subject to U.S. federal and state income taxes based on enacted rates, as adjusted for allowable credits, deductions, uncertain tax positions, changes in deferred tax assets and liabilities and changes in tax laws.

Provision for income taxes primarily relates to changes in deferred taxes, partially offset by valuation allowances.

Results of Operations

Comparison of Six Months Ended June 30, 2022 and 2023

The following table summarizes NKGen’s results of operations (in thousands):

	Six Months ended June 30,		Change
	2022	2023	$ Change	% Change
Revenues	$74	$—	$(74)	*
Costs and expenses:
Cost of revenues	3	—	(3)	*
Research and development	8,538	7,648	(890)	(10)%
General and administrative	3,625	5,761	2,136	59%
Total expenses	12,166	13,409	1,243	10%
Loss from operations	(12,092)	(13,409)	(1,317)	11%
Other income (expense):
Interest expense	(1,054)	(96)	958	(91)%
Change in fair value of convertible promissory notes	(15)	(2,784)	(2,769)	18,460%
Other income, net	48	118	70	146%
Net loss before provision for income taxes	(13,113)	(16,171)	(3,058)	23%
Provision for income taxes	—	—	—	—
Net loss and comprehensive loss	$(13,113)	$(16,171)	$(3,058)	23%

*       Not meaningful

Revenues

Revenue decreased by less than $0.1 million for the six months ended June 30, 2023 as compared to six months ended June 30, 2022. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the six months ended June 30, 2023.

Cost of Revenues

Cost of revenues decreased by less than $0.1 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. This decrease related entirely to the winding down of NKGen’s COVID-19 testing revenue stream during the six months ended June 30, 2023.

Research and Development Expenses

The following table summarizes the components of NKGen’s research and development expenses (in thousands):

	Six Months ended June 30,		Change
	2022	2023	$ Change	% Change
Total direct research and development expense	$1,003	$1,018	$15	1%
Indirect research and development expense by type:
Personnel-related costs	$4,369	$4,209	$(160)	(4)%
Research and development supplies and services	2,404	1,745	(659)	(27)%
Allocated facility, equipment and other expenses	762	676	(86)	(11)%
Total indirect research and development expense	7,535	6,630	(905)	(12)%
Total research and development expense	$8,538	$7,648	$(890)	(10)%

Total research and development expenses decreased by $0.9 million, or 10%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The decrease was primarily attributable to a decrease in total indirect research and development expenses of $0.9 million, or 12%, partially offset by a less than $0.1 million, or 1%, increase in total direct research and development expenses.

The increase in direct research and development expenses for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was primarily attributable to increases in costs incurred in connection with the compassionate use program as well as increased costs associated with the strategic collaboration described in Note 10 of the condensed financial statements, which ended in June 2023 upon mutual agreement, partially offset by decreases in costs attributable to the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022.

The decrease in total indirect research and development expenses was primarily attributable to a $0.7 million, or 27%, decrease in research and development supplies and service, a $0.2 million, or 4% decrease in personnel-related costs, and a $0.1 million, or 11% decrease in allocated facility, equipment and other expenses.

The decrease in research and development supplies and services was primarily attributable to a $0.5 million, or 38%, decrease in laboratory supply costs due to decreased purchases of research and development materials during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, in addition to a $0.2 million, or 19%, decrease in professional fees due to decreased consulting and regulatory affairs costs.

The decrease in personnel-related costs was primarily attributable to a $0.7 million, or 16%, decrease in compensation costs for research and development personnel associated with the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022, partially offset by a $0.5 million increase in stock-based compensation expense as a result of stock option grants made during the six months ended June 30, 2023 that vest over periods ranging from immediately upon grant to four years.

General and Administrative Expenses

General and administrative expenses increased by $2.1 million or 59% for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The increase was primarily attributable to an increase in stock-based compensation expense of $1.7 million as a result of stock option grants made during the six months ended June 30, 2023 that vest over periods ranging from immediately upon grant to four years, in addition to increases in personnel-related costs of $0.4 million, or 30% due to increases in salaries and wages, payroll taxes, and benefits.

Interest Expense

Interest expense decreased by $1.0 million, or 91%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The decrease was primarily attributable to a decrease of $0.9 million, or 91%, in related party loans interest expense as a result of reductions in outstanding related party loan balances as of June 30, 2023 as compared to June 30, 2022 in connection with conversions of certain related party loan balances into equity as described in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023. Such related party loans bear an interest rate of 4.6%. Interest expense associated with the revolving line of credit was less than $0.1 million and was zero for the six months ended June 30, 2023 and 2022, respectively, due to timing of the establishment of the revolving line of credit facility, which was in June 2023.

Other Income, Net

Other income, net, increased by $0.1 million, or 146%, for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022. The increase was primarily attributable to $0.1 million in COVID-19 payroll tax credits that were recognized during the six months ended June 30, 2023, partially offset by a reduction in sublease income of less than $0.1 million due to the expiration of a sublease for which NKGen is the lessor during the six months ended June 30, 2023.

Change in Fair Value of Convertible Promissory Notes

Change in fair value of convertible promissory notes increased by $2.8 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 primarily due to changes in probabilities of conversion based on changes in the likelihood of the occurrence of a qualified financing at a future date during the six months ended June 30, 2023 as compared to the six months ended June 30, 2022, in addition to increases in outstanding convertible promissory note balances in connection with issuances made during 2023.

Liquidity and Capital Resources

Funding Requirements and Going Concern

NKGen has incurred operating losses since inception, including net losses of $23.3 million, $26.8 million, and $16.2 million for the years ended December 31, 2021 and 2022 and the six months ended June 30, 2023, respectively. NKGen is still in its early stages of development and expects to continue to incur significant expenses and operating losses for the foreseeable future as NKGen continues its research and preclinical studies and clinical trials, including its Phase 1 and Phase 1/2 clinical trials and anticipated Phase 2 clinical trials, expand its pipeline or scope of its current studies for its product candidates, initiates additional preclinical or other studies or clinical trials for its product candidates, changes or adds additional manufacturers or suppliers, seeks regulatory and marketing approvals for any of its product candidates that successfully complete clinical studies, if any, acquires or in-licenses other product candidates and technologies, maintains, protects and expands NKGen’s intellectual property portfolio, attracts and retains skilled personnel, and experiences any delays or encounter issues with any of the above.

Until such time as NKGen can generate substantial product revenue, if ever, NKGen expects to finance its cash needs through a combination of equity and debt financings, or other capital sources, including with related parties. To the extent that NKGen raises additional capital through the future sale of equity or debt, the ownership interest of its stockholders will be diluted. The terms of these securities may include liquidation or other preferences that adversely affect the rights of NKGen’s existing common stockholders. If NKGen raises additional funds through collaboration agreements, marketing agreements, or licensing arrangements, NKGen may have to relinquish valuable rights to its technologies, future revenue streams or product candidates on terms that may not be favorable to it. If NKGen is unable to raise sufficient funds through equity or debt financings, NKGen may be required to delay, limit, curtail or terminate its product development or future commercialization efforts or may be forced to cease operations or file for bankruptcy protection. Additionally, NKGen may never become profitable, or if it does, may not be able to sustain profitability on a recurring basis.

NKGen has a substantial amount of expenses accrued in connection with the Business Combination. As of June 30, 2023 and December 31, 2022, we had cash and cash equivalents of approximately $1,222,000 and $117,000, respectively. As of the date of September 21, 2023, we expect New NKGen to receive at the closing of Business Combination: (i) an aggregate amount of $12.0 million from PIPE financing, including (A) $10.0 million under the Securities Purchase Agreement with NKMAX and (B) $2.0 million under the Warrant Subscription Agreement with certain investors; (ii) approximately $3.1 million in proceeds that would remain in the Trust Account based on the number of shares that have been redeemed by Graf Stockholders as of September 20, 2023, combined with NKGen’s cash of approximately $1.0 million as of September 19, 2023. As a result, we expect our total cash proceeds as of the closing of the Business Combination will be less than the current anticipated total expenses related to the Business Combination of approximately $21.2 million, before any deferment, waiver or deduction of any expenses. Furthermore, NKGen expects to incur additional expenses in connection with transitioning to, and operating as, a public company. Moreover, NKGen has a $5.0 million revolving line of credit with the East West Bank secured by all of its assets and is required to maintain a minimum cash balance of $15.0 million with the bank by December 31, 2023 and at all times thereafter, and the failure of which could result in foreclosure on its assets. See “Risk Factors — Risks Related to NKGen — Risks Related to Our Business and Industry — The East West Bank Loan Agreement provides the lender with a security interest in all of our assets, and contains financial covenants and other restrictions on our actions that may limit our operational flexibility or otherwise adversely affect our results of operations” for more details.

NKGen has considered that its long-term operations anticipate continuing net losses and the need for potential debt or equity financing. However, there can be no assurances that additional funding or other sources of capital will be available on terms acceptable to NKGen, or at all. If additional capital is not secured when required, NKGen may need to delay or curtail its operations until such funding is received. If NKGen cannot expand its operations or otherwise capitalize on its business opportunities because it lacks sufficient capital, NKGen’s business, financial condition and results of operations could be materially adversely affected.

NKGen does not currently have, and it does not currently expect to have as of the consummation of the Business Combination, sufficient funds to service its operations and its expenses and other liquidity needs and will require additional capital immediately. In addition, NKGen’s independent registered public accountants and management have expressed substantial doubt as to its ability to continue as a going concern and the proceeds from the Business Combination currently will not be sufficient to alleviate such concern. There can be no assurance that NKGen will be able to timely secure such additional funding on acceptable terms and conditions, or at all. If NKGen is unable to raise sufficient capital immediately, it will not have sufficient cash and liquidity to finance its business operations and make required payments and may be required to delay, limit, curtail or terminate its product development or may be forced to cease operations or file for bankruptcy protection.

NKGen continues to seek opportunities for raising additional funds prior to and immediately after the Business Combination through potential alternatives, which may include, among other things, the issuance of equity, equity-linked, and/or debt securities, debt financings, forward purchase arrangements or other capital sources. However, we may not be successful in securing additional financing on a timely basis, on acceptable terms and conditions or at all. In addition, substantial doubt about our ability to continue as a going concern may cause, investors or other financing sources to be unwilling to provide funding to us on commercially reasonable terms, if at all. If sufficient funds are not available, we will have to delay, reduce the scope of, or eliminate some of our business activities, including related operating expenses, which would adversely affect our business prospects and our ability to continue our operations and would have a negative impact on our financial condition and ability to pursue our business strategies. In addition, we may have to liquidate our assets and may receive less than the value at which those assets are carried on our financial statements, and/or seek protection under Chapters 7 or 11 of the United States Bankruptcy Code. This could potentially cause us to cease operations and result in a complete or partial loss of your investment in our common stock.

As a result of these conditions, NKGen has concluded that there is substantial doubt over its ability to continue as a going concern as conditions and events, considered in the aggregate, indicate that NKGen is currently unable to meet its obligations as they become due and expects to be unable to meet its obligations within one year after the date that the financial statements included in this Supplement and the Proxy Statement/Prospectus are issued. The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and settlement of liabilities and commitments in the normal course of business. The financial information and financial statements do not include any adjustments that might be necessary if NKGen is unable to continue as a going concern. NKGen’s ability to continue as a going concern is dependent upon its ability to raise additional funds and financing. NKGen will need to raise additional capital immediately to continue operations based on its current business plan, and expectations and assumptions considering current macroeconomic conditions. There can be no assurance that NKGen will be able to secure such additional funding on acceptable terms and conditions, or at all. If NKGen cannot obtain sufficient capital immediately, it will not have sufficient cash flows and liquidity to finance its business operations as currently contemplated and it may need to substantially alter, or possibly even discontinue, its operations. In the event of a bankruptcy proceeding or insolvency, or restructuring of NKGen’s capital structure, our stockholders could suffer a total loss of their investment.

NKGen’s future capital requirements and the adequacy of available funds will depend on many factors, including those set forth in the section of the Proxy Statement/Prospectus entitled “Risk Factors.”

Sources of Liquidity

To date, NKGen has funded its operations primarily with the proceeds from the issuance of convertible promissory notes, loans from related parties, and draws upon revolving lines of credit. As of June 30, 2023, NKGen had cash and cash equivalents of $1.2 million and restricted cash of $0.3 million. In the future, NKGen expects to finance its cash needs through a combination of equity and debt financings, including with related parties.

Convertible Promissory Notes

From November through December 2019, NKGen issued convertible promissory notes to investors (the “2019 Convertible Notes”) and to related parties (the “2019 Related Party Convertible Notes”) for total proceeds of $10.8 million and $0.3 million, respectively, which each bear interest at 1.68% per year.

During the six months ended June 30, 2023, NKGen issued additional convertible promissory notes issued to investors (“2023 Convertible Notes”) and to related parties (“2023 Related Party Convertible Notes”, together with the 2019 Convertible Notes, 2019 Related Party Convertible Notes, and 2023 Convertible Notes, “Convertible Notes”), for total proceeds of $4.7 million and $0.1 million, respectively, which each bear interest at 4.55% per year and mature three years from their respective issuance dates.

In the event NKGen consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of NKGen immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of NKGen issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to (a) with respect to the 2019 Convertible Notes and the 2019 Related Party Convertible Notes, for an investor that invests up to $1.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 25% or (b) with respect to the 2023 Convertible Notes and the 2023 Related Party Convertible Notes, for an investor that invests up to $5.0 million in 2023 Convertible Notes or the 2023 Related Party Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes.

The principal amounts of the 2019 Convertible Notes and 2019 Related Party Convertible Notes were due on demand as of December 31, 2022. In April 2023, NKGen (i) modified the 2019 Convertible Notes and Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into NKGen’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth above.

Related Party Loans

Between August 2019 and December 2022, NKGen entered into related party loans with NKMAX (“Related Party Loans”) which included an interest rate of 4.6%. In December 2022, the aggregate outstanding Related Party Loans’ principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which was recognized as a capital contribution within the condensed statement of common stock and stockholders’ equity (deficit) for the year ended December 31, 2022.

From January through April 2023, NKGen entered into additional Related Party Loans with NKMAX for aggregate gross proceeds of $5.0 million. These additional Related Party Loans bear an interest rate of 4.6% and mature on December 31, 2024. There are no financial or non-financial covenants associated with the Related Party Loans. The Related Party Loans are not convertible into equity, including upon the consummation of the Business Combination.

Revolving Line of Credit

In June 2023, NKGen entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. The revolving line of credit is secured by all of NKGen’s assets, including a deed of trust over NKGen’s owned real property located in Santa Ana, California. Additionally, NKGen is required to maintain a restricted cash balance of $0.3 million following the issuance. Following completion of the Business Combination, NKGen will be required to maintain deposits with the lender in an amount of at least $15.0 million at all times. As of June 30, 2023, the interest rate for the revolving line of credit is 7.94%.

In June 2023, NKGen drew down $3.8 million upon the revolving line of credit.

Subsequent Financing Arrangements

Revolving Line of Credit

From July 1 2023 through September 21, 2023, NKGen executed additional draws of $1.1 million upon the revolving line of credit described in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023. On September 19, 2023, the minimum deposit requirement under the revolving line of credit was modified such that NKGen will be required to maintain the $15.0 million minimum deposits beginning as of December 31, 2023. No repayments of draws upon the revolving line of credit occurred from July 1, 2023 through September 21, 2023.

Convertible Notes

In August and September 2023, NKGen issued additional convertible notes of $1.4 million to investors. The terms of the additional convertible notes issued in August and September 2023 are consistent with those set forth for the 2023 Convertible Notes in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023.

Short Term Related Party Loan

In September 2023, NKGen raised $0.3 million in proceeds in connection with a related party loan with a 30-day term and an interest rate of 5.12%. This related party loan is not convertible into equity.

Certain Matters Related to the Business Combination

On September 19, 2023, Graf  entered into a subscription agreement (the “Warrant Subscription Agreement”) with certain investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 1,999,998 warrants at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). The Subscribed Warrants will be exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants will be exercisable initially at $10.00 (the “First Tranche”), one-third of the Subscribed Warrants will be exercisable initially at $12.50 (the “Second Tranche”), and one-third of the Subscribed Warrants will be exercisable initially at $15.00 (the “Third Tranche”). The exercise price of each tranche will be subject to adjustment every 180 days after the Closing Date (the “Reset Date”), such that the reset exercise price (the “Reset Price”) of the First Tranche will be the higher of (A) the lower of (x) the volume-weighted average price of the common stock, par value $0.0001 per share, of New NKGen (the “Common Stock,” including the common stock of Graf prior to the Closing) during the 30 day period immediately prior to the Reset Date and (y) the exercise price on the previous Reset Date (or, on the first Reset Date, the original exercise price) (the lower of (x) and (y), the “Test Price”), and (B) $5.00 (the “Downside Protection Threshold Price”) (the higher of (A) and (B), the “Reset Price”). The exercise price of the Second Tranche will be reset to 125% of the Reset Price and the exercise price of the Third Tranche will be reset to 150% of the Reset Price. Additionally, beginning on the date that is 180 days after the Closing Date, if New NKGen issues shares of Common Stock or securities that are convertible into or exercisable for shares of Common Stock at an effective price per share less than the then existing Reset Price, subject to certain carve-outs, then the exercise price will be reset upon the consummation of such dilutive offering. The exercise price of the First Tranche will be reset to the higher of (A) the price of such dilutive offering and (B) the Downside Protection Threshold Price (the higher of (A) and (B), the “Dilutive Offering Reset Price”); the exercise price of the Second Tranche will be reset to 125% of the Dilutive Offering Reset Price; and the exercise price of the Third Tranche will be reset to 150% of the Dilutive Offering Reset Price.

In the event that the Test Price or Dilutive Offering Reset Price is less than the Downside Protection Threshold Price but is greater than or equal to $1.50, the Investor may, in its sole option, demand a cashless exchange of any singular tranche of the Subscribed Warrants and receive a number of shares of Common Stock (the “Warrant Shares”) equal to (i) the number of shares being exercised divided by (ii)(x) the Test Price or Dilutive Offering Reset Price (which shall not be less than $1.50) divided by (y) $1.50 (the “Downside Protection” and such Warrant Shares, the “Downside Protection Shares”). In the event that the Test Price or Dilutive Offering Reset Price is less than $1.50, then in addition to issuing the Downside Protection Shares, the Company will pay the Investor a cash amount equal to the product of (A) the difference between the Exercise Price and $1.50 multiplied by (B) the number of shares for which the Investor has demanded Downside Protection (the “Downside Protection Cash”). Demand of the Downside Protection is available for only one tranche of the Subscribed Warrants at a time. In the event that the exercise price of the other tranches would be below the Downside Protection Threshold Price on the Reset Date or consummation date of the dilutive offering, the exercise price of such other tranches will be reset to the Downside Protection Threshold Price.

If the Investor demands the Downside Protection, New NKGen will have the right, exercisable within two business days following the Investor’s demand of the Downside Protection, to repurchase the warrants for which Downside Protection is demanded for $1.75 in cash per warrant in lieu of issuing Downside Protection Shares and Downside Protection Cash (if applicable).

The Subscribed Warrants are also subject to transaction-based antidilution adjustments for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

On September 15, 2023, Graf entered into a Securities Purchase Agreement with NKMAX for total proceeds of $10.0 million, respectively, with a four-year term and an interest rate of 5% paid in cash semi-annually or 8.0% paid in kind (“2027 Convertible Notes”). The 2027 Convertible Notes have a conversion price of $10.00 per share of common stock (subject to anti-dilution adjustments in the event of stock splits and the like) and a put option commencing 2.5 years after their issuance. Additionally, pursuant to the Securities Purchase Agreement, 1,000,000 warrants will be issued to NKMAX at an exercise price of $11.50 per warrant (“Senior Convertible Notes Warrants ”). Such warrants will have terms identical to the Public Warrants.

Cash Flows

The following is a summary of NKGen’s cash flows (in thousands):

	Six Months ended June 30,
	2022	2023
Net cash used in operating activities	$(11,708)	$(10,444)
Net cash used in investing activities	$(123)	$(30)
Net cash provided by financing activities	$11,837	$11,829

Net cash used in operating activities

The decrease in net cash used in operating activities of $1.3 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was primarily attributable to decreased research and development expenditures due to the substantial completion of NKGen’s SNK01 sarcoma Phase 1 clinical trials, which occurred during the second half of 2022.

Net cash used in operating activities of $11.7 million for the six months ended June 30, 2022 was primarily attributable to NKGen’s net loss of $13.1 million and changes in operating assets and liabilities of $0.5 million, partially offset by $1.9 million in non-cash charges, which primarily relate to $1.0 million of related party non-cash interest expense, $0.6 million of depreciation and amortization, $0.2 million in noncash lease expense, and less than $0.1 million each in changes in the fair value of Convertible Notes and stock-based compensation.

Net cash used in operating activities of $10.4 million for the six months ended June 30, 2023 was primarily attributable to NKGen’s net loss of $16.2 million, partially offset by changes in operating assets and liabilities of $0.2 million and $5.9 million in non-cash charges, which primarily relate to $2.8 million in changes in the fair value of Convertible Notes, $2.2 million in stock-based compensation, $0.6 million of depreciation and amortization, and $0.2 million in noncash lease expense and less than $0.1 million in of related party non-cash interest expense.

Net cash used in investing activities

The decrease in net cash used in investing activities of $0.1 million for the six months ended June 30, 2023 as compared to six months ended June 30, 2022 was primarily attributable to decreased purchases of property and equipment.

Net cash used in investing activities was $0.1 million for the six months ended June 30, 2022, which consisted of less than $0.1 million in purchases of capitalized software and $0.1 million in purchases of property and equipment.

Net cash used in investing activities was less than $0.1 million for the six months ended June 30, 2023, which consisted of less than $0.1 million in purchases of capitalized software.

Net cash provided by financing activities

The decrease in net cash provided by financing activities of less than $0.1 million for the six months ended June 30, 2023 as compared to the six months ended June 30, 2022 was primarily attributable to decreased proceeds from related party loans, partially offset by increased proceeds from issuances of convertible promissory notes and draws upon a revolving line of credit.

Net cash provided by financing activities was $11.8 million for the six months ended June 30, 2022, which primarily consisted of proceeds of $12.5 million from related party loan, partially offset by $0.7 million in repayments on payroll protection program loans.

Net cash provided by financing activities was $11.8 million for the six months ended June 30, 2023, which primarily consisted of proceeds of $5.0 million from related party loans, $4.8 million from issuances of convertible promissory notes, and $3.8 million from draws on revolving line of credit facility, partially offset by $1.7 million in payments of deferred transaction costs, $0.1 million for payment of debt issuance costs on revolving line of credit.

Contractual Obligations and Commitments

In February 2018, NKGen entered into an operating lease agreement for office space located in 10 Pasteur, Irvine with a lease term of approximately five years. Rent payments commenced in February 2018. The lease expired on February 5, 2023.

In October 2021, NKGen entered into an operating lease agreement for office space located in 19700 Fairchild with a lease term of approximately two years with an option to extend the term for one two-year term, which at the time was not reasonably assured of exercise and, therefore, not included in the lease term. Rent payments commenced in December 2021. The lease expires on December 31, 2023, and the future obligation until expiration is $0.2 million as of June 30, 2023.

Critical Accounting Policies and Estimates

NKGen’s management’s discussion and analysis of its financial condition and results of operations is based on NKGen’s financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of these financial statements requires NKGen’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenues and expenses during the reporting periods. NKGen evaluates these estimates and judgments on an ongoing basis. NKGen bases its estimates on historical experience and on various other factors that NKGen believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. NKGen’s actual results may differ from these estimates under different assumptions or conditions.

While NKGen’s significant accounting policies are more fully described in Note 2 to NKGen’s financial statements, NKGen believes that the following accounting policies are the most critical to fully understanding and evaluating its financial condition and results of operations.

Accrued Clinical and Research and Development Expenses

All research and development costs are expensed in the period incurred. Research and development expenses primarily consist of services provided by contract organizations for clinical development, salaries and related expenses for personnel, including stock-based compensation expense, outside service providers, facilities costs, fees paid to consultants and other professional services, license fees, depreciation and supplies used in research and development. Payments made prior to the receipt of goods or services to be used in research and development are capitalized until the related goods or services are received.

As part of the process of preparing its financial statements, NKGen is required to estimate its accrued expenses as of each balance sheet date. This process involves reviewing open contracts and purchase orders, communicating with its personnel to identify services that have been performed on its behalf and estimating the level of service performed and the associated cost incurred for the service when NKGen has not yet been invoiced or otherwise notified of the actual cost. NKGen makes estimates of its accrued expenses as of each balance sheet date based on facts and circumstances known to us at that time. NKGen periodically confirms the accuracy of its estimates with the service providers and make adjustments, if necessary. The significant estimates in NKGen’s accrued clinical trial and research and development expenses include the costs incurred for services performed by its vendors in connection with clinical trial and research and development activities for which NKGen has not yet been invoiced.

NKGen determined its expenses related to clinical trial and research and development activities on its estimates of the services received and efforts expended pursuant to quotes and contracts with vendors that conduct clinical trials and research and development on its behalf. The financial terms of these agreements are subject to negotiation, vary from contract to contract and may result in uneven payment flows. There may be instances in which payments made to its vendors will exceed the level of services provided and result in a prepayment of the clinical trial and research and development expense. In accruing service fees, NKGen estimates the time period over which services will be performed and the level of effort to be expended in each period. If the actual timing of the performance of services or the level of effort varies from its estimate, NKGen adjusts the accrual or prepaid expense accordingly. Advance payments for goods and services that will be used in future clinical trial or research and development activities are expensed when the activity has been performed or when the goods have been received rather than when the payment is made.

Although NKGen does not expect its estimates to be materially different from amounts actually incurred, if its estimates of the status and timing of services performed differ from the actual status and timing of services performed, it could result in NKGen reporting amounts that are too high or too low in any particular period. To date, there have been no material differences between NKGen’s estimates of such expenses and the amounts actually incurred.

Stock-Based Compensation

Stock-based compensation expense is comprised of stock options awarded to employees and consultants. NKGen’s stock option awards granted to date contain service based vesting conditions only and do not require the achievement of a market or performance condition in order to vest. These share-based awards are accounted for under the fair-value-based method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.

NKGen recognizes the expense for options with graded-vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.

Valuation of Common Shares

Given the absence of a public trading market for NKGen’s common shares, and in accordance with the American Institute of Certified Public Accountants Accounting and Valuation Guide, Valuation of Privately- Held-Company Equity Securities Issued as Compensation, NKGen’s board of directors exercises its reasonable judgment and considered numerous objective and subjective factors to determine the best estimate of fair value of NKGen’s common shares, including, but not limited to:

•	independent third-party valuations of NKGen’s common shares;
•	capital resources and financial condition;
•	the likelihood and timing of achieving a liquidity event;
•	historical operating and financial performance as well as NKGen’s estimates of future financial performance;
•	valuations of comparable companies;
•	the status of NKGen’s development;
•	the relative lack of marketability of NKGen’s common shares;
•	industry information such as market growth and volume and macro-economic events;
•	additional objective and subjective factors relating to NKGen’s business; and
•	implied fair values upon a merger transaction.

NKGen’s board of directors determines the fair value of its common shares using both the income and market approach valuation methods. The income approach estimates value based on the expectation of future cash flows that a company will generate. The market approach estimates value based on a comparison of the subject company to comparable public companies in a similar line of business as well as implied fair values upon a merger transaction such as the Business Combination. Under the market approach, based on a comparison of the subject company to comparable public companies in a similar line of business, a discount for lack of marketability (“DLOM”) was applied to arrive at a fair value of common shares. A DLOM was meant to account for the lack of marketability of shares that were not publicly traded. The valuation of common shares underlying common stock options granted during the six months ended June 30, 2023 were estimated under the market approach, based upon the implied fair value of common stock agreed upon in the Business Combination, where the fair values of NKGen’s common shares as of the respective grant dates were determined using a linear interpolation between the previous valuation and the anticipated closing date of the Business Combination. It was determined that the straight-line calculation provides the most reasonable basis for the valuation of NKGen’s common stock because there was no single event that occurred during the period between the valuation dates that would have caused a material change in fair value.

Applying these valuation approaches involves the use of estimates, judgments and assumptions that are highly complex and subjective, including NKGen’s expected future revenue and expenses, the determination of discount rates, interpolations, valuation multiples, the selection of comparable public companies and the probability of future events. Changes in any or all of these estimates and assumptions impact NKGen’s valuation as of each valuation date. Such changes may have a material impact on the valuation of NKGen’s common shares and NKGen’s share-based awards.

Fair Value of Financial Instruments

NKGen follows ASC 820-10, Fair Value Measurements and Disclosures, issued by the FASB with respect to fair value reporting for financial assets and liabilities. The guidance defines fair value, provides guidance for measuring fair value and requires certain disclosures. The guidance does not apply to measurements related to share-based payments. The guidance discusses valuation techniques such as the market approach (comparable market prices), the income approach (present value of future income or cash flow), and the cost approach (cost to replace the service capacity of an asset or replacement cost). The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value into three broad levels.

NKGen’s financial instruments include cash and cash equivalents, prepaid expenses, accounts payable, accrued expenses, related party loans and NKGen Convertible Notes. The carrying amount of cash and cash equivalents, prepaid expenses and other assets, accounts payable and accrued expenses are generally considered to be representative of their respective values because of the short-term nature of those instruments. The carrying value of NKGen’s related party loans approximates fair value because the stated interest rate approximates market rates for similar loans and due to the short-term nature of such loans, which mature within three years or less from issuance.

NKGen elects to account for the NKGen Convertible Notes, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Subsequent changes in fair value are recorded to change in fair value of convertible promissory notes, on the accompanying statement of operations and comprehensive loss for the six months ended June 30, 2022 and 2023 and to other expenses, net on the accompanying statements of operating and comprehensive loss for the years ended December 31, 2021 and 2022. Interest expense associated with the NKGen Convertible Notes are included in the change in fair value of convertible promissory notes on the statements of operating and comprehensive loss. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. All outstanding NKGen Convertible Notes and related accrued interest will convert to shares of NKGen immediately prior to the closing of the Business Combination.

The fair value of the NKGen Convertible Notes are estimated as compared to the fair value of similar debt instruments that do not have the conversion feature using a scenario-based analysis that estimates the fair value of the NKGen Convertible Notes based on the probability-weighted present value of expected future investment returns, considering each of the possible outcomes available to the noteholders, including various initial public offering, settlement, equity financing, corporate transaction and dissolution scenarios. There are significant judgments and estimates inherent in the determination of the fair value of these liabilities. If NKGen had made different assumptions including, among others, those related to the timing and probability of various corporate scenarios, discount rates, volatilities and exit valuations, the carrying values of the NKGen Convertible Notes, and NKGen’s net loss and comprehensive loss and net loss per share could have been significantly different.

Recently Issued and Adopted Accounting Pronouncements

NKGen describes the recently issued accounting pronouncements that apply in Note 2 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023 and Note 2 of the financial statements as of and for the years ended December 31, 2022 and 2021.

Emerging Growth Company Status

New NKGen will qualify as an emerging growth company, as defined in the Jumpstart Our Business Startups (“JOBS Act”) and may remain an emerging growth company for up to five years following the completion of Graf’s initial public offering. For so long as New NKGen remains an emerging growth company, New NKGen is permitted and intends to rely on certain exemptions from various public company reporting requirements, including delaying adopting new or revised accounting standards issued until such time as those standards apply to private companies, not being required to have New NKGen’s internal control over financial reporting audited by its independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in the Proxy Statement/Prospectus, NKGen has provided only two years of audited financial statements and unaudited financial statements and have not included all of the executive compensation- related information that would be required if New NKGen were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

Following the closing of the Business Combination, New NKGen will remain an emerging growth company until the earliest of (i) the last day of the fiscal year following the fifth anniversary of the consummation of Graf’s initial public offering, (ii) the last day of the fiscal year in which New NKGen has total annual gross revenue of at least $1.235 billion, (iii) the last day of the fiscal year in which New NKGen is deemed to be a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of New NKGen’s common stock held by non-affiliates exceeded $700.0 million as of the last business day of the second fiscal quarter of such year, or (iv) the date on which New NKGen has issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

New NKGen will also qualify as a “smaller reporting company,” as such term is defined in Rule 12b-2 of the Exchange Act, meaning that the market value of its common stock held by non-affiliates plus the proposed aggregate amount of gross proceeds to New NKGen as a result of the Business Combination is less than $700.0 million and New NKGen’s annual revenue is less than $100.0 million during the most recently completed fiscal year. New NKGen may continue to be a smaller reporting company following the closing of the Business Combination if either (i) the market value of New NKGen’s common stock held by non-affiliates is less than $250.0 million or (ii) the New NKGen’s annual revenue is less than $100.0 million during the most recently completed fiscal year and the market value of its common stock held by non-affiliates is less than $700.0 million. If New NKGen is a smaller reporting company at the time it ceases to be an emerging growth company, New NKGen may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. Specifically, as a smaller reporting company, New NKGen may choose to present only the two most recent fiscal years of audited financial statements in its Annual Report on Form 10-K and, similar to emerging growth companies, smaller reporting companies have reduced disclosure obligations regarding executive compensation.

Quantitative and Qualitative Disclosures About Market Risk

As a “smaller reporting company” as defined by Rule 12b-2 of the Exchange Act, and pursuant to Item 305 of Regulation S-K, NKGen is not required to disclose information under this section.

INDEX TO FINANCIAL STATEMENTS

NKGEN BIOTECH, INC.

CONDENSED BALANCE SHEETS

(In thousands, except share and par value data)

	December 31, 2022	June 30, 2023
		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$117	$1,222
Accounts receivable	29	—
Restricted cash	—	250
Prepaid expenses and other current assets	204	597
Total current assets	350	2,069
Deferred transaction costs	—	3,814
Property and equipment, net	15,521	14,952
Operating lease right-of-use assets, net	362	177
Capitalized software, net	97	93
Total assets	$16,330	$21,105
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses (including related party amounts of $81 and zero as of December 31, 2022 and June 30, 2023, respectively)	$2,652	$5,022
Convertible promissory notes, current	11,392	13,751
Convertible promissory notes, due to related parties	263	307
Operating lease liability	379	189
Other current liabilities (including related party amounts of zero and $91, as of December 31, 2022 and June 30, 2023, respectively)	55	129
Revolving line of credit	—	3,831
Total current liabilities	14,741	23,229
Related party loans	—	5,000
Deferred tax liability	26	26
Convertible promissory notes, noncurrent	—	5,071
Convertible promissory notes, noncurrent, due to related parties	—	135
Total liabilities	14,767	33,461
Commitments and contingencies (Note 8)
Stockholders’ equity (deficit):
Common stock, $0.001 par value; 60,000,000 authorized shares as of each of December 31, 2022 and June 30, 2023; 32,575,043 and 32,606,548 shares issued and outstanding as of December 31, 2022 and June 30, 2023, respectively	33	33
Additional paid—in capital	80,706	82,958
Accumulated deficit	(79,176)	(95,347)
Total stockholders’ equity (deficit)	1,563	(12,356)
Total liabilities and stockholders’ equity (deficit)	$16,330	$21,105

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share data)

(Unaudited)

	For the Six Months Ended June 30,
	2022	2023
Revenues	$74	$—
Costs and expenses:
Cost of revenues	3	—
Research and development (including related party amounts of $197 and zero for the and six months ended June 30, 2022 and 2023, respectively)	8,538	7,648
General and administrative	3,625	5,761
Total expenses	12,166	13,409
Loss from operations	(12,092)	(13,409)
Other income (expenses):
Interest expense (including related party amounts of $1,035 and $91 for the six months ended June 30, 2022 and 2023, respectively)	(1,054)	(96)
Change in fair value of convertible promissory notes	(15)	(2,784)
Other income, net	48	118
Net loss before provision for income taxes	(13,113)	(16,171)
Provision for income taxes	—	—
Net loss and comprehensive loss	$(13,113)	$(16,171)
Weighted-average common shares outstanding, basic and diluted	14,445,193	32,603,130
Net loss per share, basic and diluted	$(0.91)	$(0.50)

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

CONDENSED STATEMENTS OF COMMON STOCK AND STOCKHOLDERS’ DEFICIT

(In thousands, except share data)

(Unaudited)

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Deficit
Balance as of December 31, 2021	14,382,093	$14	$14,356	$(52,422)	$(38,052)
Exercise of common stock options	92,391	—	12	—	12
Stock-based compensation	—	—	37	—	37
Net loss	—	—	—	(13,113)	(13,113)
Balance as of June 30, 2022	14,474,484	$14	$14,405	$(65,535)	$(51,116)

Balance as of December 31, 2022	32,575,043	$33	$80,706	$(79,176)	$1,563
Exercise of common stock options	31,505	—	12	—	12
Stock-based compensation	—	—	2,240	—	2,240
Net loss	—	—	—	(16,171)	(16,171)
Balance as of June 30, 2023	32,606,548	$33	$82,958	$(95,347)	$(12,356)

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

CONDENSED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2022	2023
Operating Activities
Net loss	$(13,113)	$(16,171)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	608	603
Stock-based compensation	37	2,240
Noncash lease expense	221	185
Change in fair value of convertible promissory notes and convertible promissory notes due to related parties	15	2,784
Related party noncash interest expense	1,035	91
Changes in operating assets and liabilities:
Accounts receivable	—	29
Prepaid expenses and other current assets	(141)	(296)
Accounts payable and accrued expenses	(143)	298
Operating lease liabilities	(217)	(190)
Other, net	(10)	(17)
Net cash used in operating activities	(11,708)	(10,444)
Investing activities
Purchases of property and equipment	(96)	—
Purchases of capitalized software	(27)	(30)
Net cash used in investing activities	(123)	(30)
Financing activities
Proceeds from exercise of common stock options	12	12
Proceeds from related party loans	12,500	5,000
Proceeds from issuance of convertible promissory notes and convertible promissory notes due to related parties	—	4,825
Proceeds from draws on revolving line of credit	—	3,831
Payment of debt issuance costs on revolving line of credit	—	(97)
Repayments on paycheck protection loan	(675)	—
Payment of deferred transaction costs	—	(1,742)
Net cash provided by financing activities	11,837	11,829
Net increase in cash, cash equivalents, and restricted cash	6	1,355
Cash, cash equivalents, and restricted cash at the beginning of period	351	117
Cash, cash equivalents, and restricted cash at the end of period	$357	$1,472
Cash and cash equivalents	357	1,222
Restricted cash	—	250
Total cash, cash equivalents, and restricted cash	$357	$1,472
Supplemental disclosure of noncash investing and financing activities
Deferred transaction costs included in accounts payable and accrued expenses	$—	$2,072
Capitalized software costs included in accounts payable and accrued expenses	$8	$—

The accompanying notes are an integral part of these unaudited condensed financial statements

NKGEN BIOTECH, INC.

NOTES TO CONDENSED FINANCIAL STATEMENTS

(Unaudited)

1.	Company Information

NKGen Biotech, Inc. (“Company”, “NKGen”, “we”, “us”, or “our”), a Delaware corporation headquartered in Santa Ana, California, is a clinical-stage biotechnology company focused on the development and commercialization of innovative autologous, allogeneic and CAR-NK natural killer cell therapies utilizing their proprietary SNK (Super-Natural-Killer) platform. The Company is majority owned and controlled by NKMAX Co., Ltd. (“NKMAX”), a company formed under the laws of the Republic of Korea.

Business Combination

On April 14, 2023, the Company entered into the Agreement and Plan of Merger by and among Graf Acquisition Corp. IV (“Graf”), Austria Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Graf (“Merger Sub”), and the Company (as it may be amended and/or restated from time to time, the “Merger Agreement”). Upon consummation of the transactions under the Merger Agreement (the “Business Combination”), Merger Sub will merge with and into the Company with the Company surviving the merger as a wholly owned subsidiary of Graf (the “Merger”). In connection with the consummation of the Business Combination (the “Closing”), Graf will be renamed to “NKGen Biotech, Inc.” and the Company will change its name to “NKGen Operating Biotech, Inc.” References below to “New NKGen” denote Graf as the post-Business Combination entity.

In accordance with the terms and subject to the conditions set forth in the Merger Agreement, Graf has agreed to pay to equity holders of the Company (other than holders of unvested NKGen options to purchase shares of common stock of NKGen as of immediately prior to the effective time of the Merger (the “Effective Time”) aggregate consideration (the “Merger Consideration”) of a number of shares of newly issued common stock, par value $0.0001 per share, of New NKGen Common Stock, valued at $10.00 per share, equal to the product of the number of outstanding shares of common stock of the Company at the Closing, multiplied by the Exchange Ratio.

The “Exchange Ratio” is equal to the quotient of (A) the sum of (i) $145.0 million plus (ii) the aggregate amount of principal and accrued interest underlying convertible promissory notes of NKGen that are converted into shares of the Company common stock as of immediately prior to the Effective Time of the Merger, divided by (B) $10.00, divided by (C) the number of fully diluted common stock of the Company immediately prior to the Effective Time. Prior to the Closing, the Company will use its commercially reasonable efforts to cause each convertible note to be converted into shares of NKGen common stock pursuant to its terms as of immediately prior to the Effective Time.

Liquidity

The Company follows Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements — Going Concern, which requires that management evaluate whether there are relevant conditions and events that in aggregate raise substantial doubt about the entity’s ability to continue as a going concern and to meet its obligations as they become due within one year after the date that the condensed financial statements are issued. Under the guidance, the Company must first evaluate whether there are conditions and events that raise substantial doubt about the entity’s ability to continue as a going concern (step 1). If the Company concludes substantial doubt is raised, management also is required to consider whether its plans alleviate that doubt (step 2).

The Company has a limited operating history, has incurred significant operating losses since its inception, and the revenue and income potential of the Company’s business and market are unproven. The preparation of these condensed financial statements does not include any adjustments that may result from the outcome of this uncertainty. The Company’s condensed financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. As of June 30, 2023, the Company had an accumulated deficit of $95.3 million and cash and cash equivalents of $1.2 million. To date, the Company has funded its operations primarily with the net proceeds from the issuance of convertible promissory notes, the issuance of debt to a related party, and draws upon a revolving line of credit. The Company expects to incur substantial operating losses for the next several years and will need to obtain additional near-term financing in order to continue its research and development activities, initiate and complete clinical trials and launch and commercialize any product candidates for which it receives regulatory approval. Management has prepared cash flow forecasts which indicate that based on the Company’s expected operating losses and negative cash flows, there is substantial doubt about the Company’s ability to continue as a going concern for twelve months from the issuance of these condensed financial statements.

The Company plans to continue to fund its losses from operations and capital funding needs through additional debt or equity financings to be received from related parties, private equity, or other sources. If the Company is not able to secure adequate additional funding, the Company may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, suspend or curtail planned programs, or may be forced to cease operations or file for bankruptcy protection. Any of these actions could materially harm the Company’s business, results of operations and future prospects. There can be no assurance that such financing will be available or will be at terms acceptable to the Company.

2.	Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”) and generally accepted accounting principles in the United States of America (“US GAAP”). The Company maintains its accounting records under the accrual method of accounting in conformity with US GAAP. The condensed balance sheet as of December 31, 2022 included herein was derived from the audited financial statements as of that date. Certain information and disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to such regulations. Accordingly, these condensed financial statements and accompanying footnotes should be read in conjunction with NKGen’s financial statements as of and for the year ended December 31, 2022. The results for the interim periods are not necessarily indicative of results for the full year.

Except as described in this Note 2, there have been no material changes to NKGen’s significant accounting policies as described in NKGen’s financial statements as of and for the year ended December 31, 2022.

In the opinion of management, all adjustments, of a normal recuring nature, considered necessary for a fair presentation have been included in the condensed financial statements. NKGen believes that the disclosures provided herein are adequate to present the information presented from being misleading.

Use of Estimates

The preparation of condensed financial statements in accordance with US GAAP requires management to make estimates and assumptions that impact the reported amounts of certain assets and liabilities, certain disclosures at the date of the condensed financial statements, as well as the reported amounts of revenues and expenses during the reporting period. The most significant estimates in the Company’s condensed financial statements include, but are not limited to, accrued research and development expenses, convertible promissory notes, convertible promissory notes due to related parties, the valuation of common stock and equity awards. These estimates and assumptions are based upon historical experience, knowledge of current events, and various other factors believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and the recording of expenses that are not readily apparent from other sources. Actual results could differ materially from those estimates.

Segments

Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the Company’s CODM. The CODM reviews financial information presented on an enterprise-wide basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one reportable segment. Additionally, the Company generates all of its revenues, and maintains all of its long-lived assets within the United States.

Deferred Transaction Costs

The Company capitalizes deferred transaction costs, which primarily consist of incremental legal fees, accounting fees and other fees directly attributable to the anticipated Business Combination. The deferred transaction costs are anticipated to be reclassified to additional paid-in capital upon closing. No deferred transaction costs were recorded as of December 31, 2022. As of June 30, 2023, $3.8 million of deferred transaction costs were capitalized in connection with the Business Combination on the condensed balance sheets.

Restricted Cash

Restricted cash consists of funds that are contractually restricted due to a revolving line of credit, which was entered into during June 2023. In accordance with the terms of the revolving line of credit, the Company is required to maintain cash balances with the lender as additional collateral for the borrowings. No restricted cash balances were recorded as of December 31, 2022. As of June 30, 2023, $0.3 million in restricted cash was recorded on the condensed balance sheet. The Company includes its restricted bank deposits in cash, cash equivalents and restricted cash when reconciling beginning-of-period and end-of-period total amounts shown on the condensed statement of cash flows for the six months ended June 30, 2023.

Deferred Debt Issuance Costs

Costs incurred through the issuance of the revolving line of credit to parties who are providing short-term financing availability are reflected as deferred debt issuance costs. These costs are generally amortized to interest expense over the life of the financing instrument using the effective interest rate method or other methods approximating the effective interest method. No deferred debt issuance costs were recorded as of December 31, 2022. As of June 30, 2023, $0.1 million in deferred debt issuance costs were recorded to prepaid expenses and other current assets on the condensed balance sheet.

Stock-Based Compensation

Stock-based compensation expense is comprised of stock options awarded to employees and consultants. The Company accounts for share-based awards under the fair value method prescribed by ASC 718-10, Stock Compensation. The fair value of stock options is estimated using the Black-Scholes option pricing model on the date of grant. This option pricing model involves a number of estimates, including the per share value of the underlying common stock, exercise price, estimate of future volatility, expected term of the stock option award, risk-free interest rate and expected annual dividend yield.

The fair value of the shares of common stock underlying the stock options has historically been determined by the Company’s board of directors as there is no public market for the underlying common stock. The Company’s board of directors determines the fair value of the Company’s common stock by considering a number of objective and subjective factors including contemporaneous third-party valuations of its common stock, the valuation of comparable companies, sales of the Company’s common stock to outside investors in arms-length transactions, the Company’s operating and financial performance, the lack of marketability, and general and industry specific economic outlook, and the implied fair values upon a merger transaction, amongst other factors. The Company recognizes the expense for options with graded- vesting schedules on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are recognized as they occur.

Basic and Diluted Net Loss Per Common Share

Basic net loss per common share is computed by dividing net loss for the year by the weighted-average number of common shares outstanding during the year. Diluted net loss per share is computed by dividing the net loss by the weighted-average number of common shares outstanding and potentially dilutive securities outstanding for the period using the treasury stock or if-converted method if their inclusion is dilutive. Diluted net loss per common share is the same as basic net loss per common share because the inclusion of potentially dilutive shares would be anti-dilutive to the calculation of loss and comprehensive loss per common share.

Potentially anti-dilutive shares excluded from the calculation of diluted net loss per share for each of the six months ended June 30, 2022 and 2023 includes stock options of 1,549,621 and 5,176,366, respectively, in addition to the shares underlying the Convertible Notes. The Company is unable to quantify the number of shares underlying the Convertible Notes as the quantity of shares issuable upon conversion, as described in Note 6, is not determinable at this time.

Recently Adopted Accounting Pronouncements

In June 2016, the Financial Accounting Standard Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-13, Measurement of Credit Losses on Financial Instruments. ASU 2016-13, together with a series of subsequently issued related ASUs, has been codified in Topic 326. Topic 326 establishes new requirements for companies to estimate expected credit losses when measuring certain financial assets, including accounts receivables. The new guidance is effective for fiscal years beginning after December 15, 2022. The Company adopted the new guidance with its fiscal year beginning January 1, 2023. The adoption of ASC 326 had no material impact on the Company’s financial statements.

3.	Property and Equipment, net

Property and equipment, net consist of the following (in thousands):

	Useful Life	December 31, 2022	June 30, 2023
Land	—	$5,025	$5,025
Buildings	40 years	8,325	8,325
Furniture and fixtures	7 years	677	677
Lab equipment	5 years	4,003	4,003
Leasehold improvements	Lesser of estimated useful life or related lease term	52	52
Office equipment	5 years	17	17
Vehicles	5 years	112	112
		18,211	18,211
Less: Accumulated depreciation		(2,690)	(3,259)
		$15,521	$14,952

Depreciation expense related to property and equipment was $0.6 million for each of the six months ended June 30, 2022 and 2023.

4.	Additional Balance Sheet Information

Prepaid expenses and other current assets consist of the following (in thousands):

	December 31, 2022	June 30, 2023
Prepaid expenses	$133	$464
Other receivables	67	36
Revolving line of credit issuance fees	—	97
Other	4	—
Prepaid expenses and other current asset	$204	$597

Accounts payable and accrued expenses consist of the following (in thousands):
	December 31, 2022	June 30, 2023
Accounts payable	$975	$3,537
Accrued liabilities	1,359	1,064
Employee compensation	291	384
Other	27	37
Accounts payable and accrued expenses	$2,652	$5,022

5. Fair Value Measurements

The Company elects to account for its convertible promissory notes issued from November through December 2019 to investors (“2019 Convertible Notes”) and related parties (“2019 Related Party Convertible Notes”), convertible promissory notes issued during 2023 to investors (“2023 Convertible Notes”) and to related parties (“2023 Related Party Convertible Notes), collectively referred to as “Convertible Notes”, which meet the required criteria, at fair value at inception and at each subsequent reporting date. Interest expense associated with the Convertible Notes is included in the change in fair value for the Convertible Notes. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. The carrying value of the Company’s Related Party Loans (as defined in Note 6) approximates fair value as the stated interest rate approximates market rates for similar loans and due to the short-term nature of such loans, which are due within three years or less from issuance.

The Company accounts for the fair value of its financial instruments under the framework established by US GAAP which defines fair value and expands disclosures about fair value measurements. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The standard describes a fair value hierarchy based on three levels of inputs, of which the first two are considered observable and the last unobservable, that may be used to measure fair value.

The Company used the following methods and assumptions to estimate the fair value of its financial instruments:

Level 1 — Quoted prices in active markets for identical assets or liabilities the Company has the ability to access at the measurement date.

Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of assets or liabilities.

Level 3 — Pricing inputs that are unobservable, supported by little or no market activity and are significant to the fair value of the assets or liabilities.

The carrying amounts of the Company’s financial assets and financial liabilities are considered to be representative of their respective fair values because of the short-term nature of those instruments. The Company does not measure assets at fair value on a recurring basis.

Liabilities measured at fair value on a recurring basis are as follows (in thousands):

	Fair Value Measurements at Reporting Date Using
	Balance as of December 31,
	2022	Level 1	Level 2	Level 3
2019 Convertible Notes	$11,392	$—	$—	$11,392
2019 Related Party Convertible Notes	263	—	—	263
Total	$11,655	$—	$—	$11,655

	Fair Value Measurements at Reporting Date Using
	Balance as of
	June 30, 2023	Level 1	Level 2	Level 3
2019 Convertible Notes	$13,751	$—	$—	$13,751
2019 Related Party Convertible Notes	307	—	—	307
2023 Convertible Notes	5,071	—	—	5,071
2023 Related Party Convertible Notes	135	—	—	135
Total	$19,264	$—	$—	$19,264

For the six months ended June 30, 2022, the Company recognized less than $0.1 million of expense associated with the change in fair value for each of the 2019 Convertible Notes and 2019 Related Party Convertible Notes.

The following tables present a reconciliation of the Convertible Notes, which are measured at fair value (in thousands) on a recurring basis using significant unobservable inputs (Level 3):

	2019 Convertible Notes	2019 Related Party Convertible Notes	2023 Convertible Notes	2023 Related Party Convertible Notes	Total
Balance as of December 31, 2022	$11,392	$263	$—	$—	$11,655
Issuance of Convertible Notes	—	—	4,700	125	4,825
Change in fair value	2,359	44	371	10	2,784
Balance as of June 30, 2023	$13,751	$307	$5,071	$135	$19,264

The Company determines the carrying amount of the Convertible Notes using a scenario-based analysis that estimates the fair value of the Convertible Notes based on the probability-weighted present value of expected future investment returns by measuring the fair value of similar debt instruments that do not have the conversion feature. If no similar debt instrument exists, fair value is estimated by using assumptions that market participants would use in pricing a debt instrument, including market interest rates, credit standing, yield curves and volatilities. Determining the fair value of the Convertible Notes requires the use of accounting estimates and assumptions. These estimates and assumptions are judgmental in nature and could have a significant impact on the determination of the debt, and the associated non-cash interest expense.

The following assumptions were used in determining the fair value of the Convertible notes as of:

	December 31, 2022	June 30, 2023
Probability of conversion	—	75%
Probability of holding until maturity without conversion	—	25%
Remaining term until potential conversion trigger date (years)	—	0.17
Discount yield (1)	20%	13%

(1)	Estimated using a comparable bond analysis and under S&P Global Inc.’s credit rating scale using a multinominal logical regression.

6.	Debt

Convertible promissory notes

From November through December 2019, the Company issued the 2019 Convertible Notes and the 2019 Related Party Convertible Notes for total proceeds of $10.8 million and $0.3 million, respectively, which each bear interest at 1.68% per year.

From March through June 2023, the Company issued the 2023 Convertible Notes and 2023 Related Party Convertible Notes for total proceeds of $4.7 million and $0.1 million, respectively, which each bear interest at 4.55% per year and mature three years from their respective issuance dates.

In the event the Company consummates, while the Convertible Notes are outstanding, an equity financing pursuant to which it sells shares of its equity securities, with an aggregate sales price of not less than $20.0 million, excluding any and all indebtedness under the Convertible Notes that is converted into Company equity securities sold in a qualified financing (“Next Round Securities”), and with the principal purpose of raising capital, then all principal, together with all unpaid accrued interest under the Convertible Notes, shall automatically convert into shares of Next Round Securities at the lesser of (i) the price obtained by dividing $300.0 million by the number of outstanding shares of common stock of the Company immediately prior to the qualified financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants, but excluding the shares of equity securities of the Company issuable upon the conversion of the Convertible Notes or other indebtedness) and (ii) a discount to the cash price per share paid by the other purchasers of Next Round Securities in the qualified financing equal to (a) with respect to the 2019 Convertible Notes and the 2019 Related Party Convertible Notes, for an investor that invests up to $1.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 20%, and for an investor that invests more than $1.0 million and less than $5.0 million in 2019 Convertible Notes or the 2019 Related Party Convertible Notes: 25% or (b) with respect to the 2023 Convertible Notes and the 2023 Related Party Convertible Notes, for an investor that invests up to $5.0 million in 2023 Convertible Notes or the 2023 Related Party Convertible Notes: 15%, and for an investor that invests more than $5.0 million and less than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 20%, and for an investor that invests more than $10.0 million in 2023 Convertible Notes or 2023 Related Party Convertible Notes: 25%. There are no financial or non-financial covenants associated with the Convertible Notes.

The principal amounts of the 2019 Convertible Notes and 2019 Related Party Convertible Notes were due on demand as of December 31, 2022. In April 2023, the Company (i) modified the 2019 Convertible Notes and 2019 Related Party Convertible Notes to extend the maturity date to December 31, 2023 and (ii) modified the Convertible Notes to provide that upon the closing of a transaction such as the Business Combination, the Convertible Notes will, immediately prior to the closing of such transaction, convert into the Company’s common stock at a conversion price equal to (a) the value ascribed to the consideration to be paid in respect of one share of common stock in the definitive agreement(s) relating to such transaction, multiplied by (b) the discount figure applicable to a qualified financing as set forth above.

Revolving Line of Credit

In June 2023, the Company entered into a $5.0 million revolving line of credit agreement with a commercial bank with a one-year term and an interest rate based on the higher of (i) the one month secured overnight financing rate plus 2.85% or (ii) 7.50%. Issuance fees of $0.1 million were incurred in connection with this revolving line of credit. All outstanding balances under the revolving line of credit are due and payable on June 20, 2024. The revolving line of credit is secured by all of the Company’s assets, including a deed of trust over the Company’s owned real property located in Santa Ana, California. Additionally, the Company is required to maintain a restricted cash balance of $0.3 million following the issuance. Following completion of the Business Combination, NKGen will be required to maintain deposits with the lender in an amount of at least $15.0 million at all times until June 20, 2024. As of June 30, 2023, the interest rate for the revolving line of credit is 7.94%.

In June 2023, the Company drew down $3.8 million upon the revolving line of credit. Interest expense of less than $0.1 million was incurred upon the revolving line of credit for the six months ended June 30, 2023. No interest expense was incurred for the revolving line of credit during the six months ended June 30, 2022. As of June 30, 2023, less than $0.1 million in accrued interest was recognized for the revolving line of credit, which is classified to other current liabilities within the condensed balance sheet as of June 30, 2023. No repayments of draws upon the revolving line of credit occurred through June 30, 2023.

7.	Related-Party Transactions

Advisory and research services

The Company was provided professional clinical program advisory services from Paul Song, prior to his hiring as Chief Executive Officer in December 2022. For the six months ended June 30, 2022 and 2023, $0.2 million and zero, respectively, in research and development expenses related to these advisory services were recorded. As of December 31, 2022, amounts payable of less than $0.1 million relating to advisory and research services from related parties remained outstanding, which were recorded to accounts payable and accrued expenses on the condensed balance sheet. As of June 30, 2023, no amounts payable remained outstanding relating to advisory and research services from related parties.

Purchases of laboratory supplies

For the six months ended June 30, 2022 and 2023, the Company recorded research and development expenses totaling less than $0.1 million and zero, respectively, associated with the purchase of laboratory supplies from NKMAX. As of December 31, 2022, amounts payable of $0.1 million relating to the purchase of laboratory supplies from related parties remained outstanding, which were recorded to accounts payable and accrued expenses on the condensed balance sheet. As of June 30, 2023, no amounts payable remained outstanding relating to the purchase of laboratory supplies from related parties.

Related Party Loans

Between August 2019 and December 2022, the Company entered into related party loans with NKMAX (“Related Party Loans”). In December 2022, the aggregate outstanding Related Party Loans’ principal and interest of $66.1 million was converted into 17,002,230 shares of common stock which was recognized as a capital contribution within the condensed statement of common stock and stockholders’ equity (deficit) for the year ended December 31, 2022.

From January through April 2023, the Company entered into additional Related Party Loans with NKMAX for aggregate gross proceeds of $5.0 million. These additional Related Party Loans bear an interest rate of 4.6% and mature on December 31, 2024. There are no financial or non-financial covenants associated with the Related Party Loans. The Related Party Loans are not convertible into equity, including upon the consummation of the Business Combination.

In connection with the Related Party Loans, interest expenses incurred $1.0 million and $0.1 million for the six months ended June 30, 2022 and 2023, respectively. Related party interest payable amounts recorded to other current liabilities on the condensed balance sheets were zero and $0.1 million as of December 31, 2022 and June 30, 2023, respectively.

Convertible promissory notes due to related parties

In connection with the issuance of certain Convertible Notes from November 2019 through May 2023, relatives of one of the Company’s directors invested in Convertible Notes. As of each of December 31, 2022 and June 30, 2023, the principal amount and related fair value of Convertible Notes held by relatives of a director of the Company were each $0.4 million.

8.	Commitments and Contingencies

Leases

As of June 30, 2023, the Company recorded an aggregate right of use asset of $1.1 million with an accumulated amortization of $0.9 million in the condensed balance sheet as operating lease right-of-use asset, net, and an aggregate lease liability of $0.2 million in the condensed balance sheet as operating lease liability, current. As of June 30, 2023, the weighted-average remaining lease term was less than one year, and the weighted-average estimated incremental borrowing rate was 6.00%.

As of June 30, 2023, total undiscounted lease payments were $0.2 million, which are committed to be made during 2023.

License Agreements

The Company has entered into exclusive license agreements with NKMAX, as amended in October 2021, April 2023 and August 2023 (“Intercompany License”), pursuant to which the Company acquired certain intellectual property. Pursuant to each license agreement, as consideration for an exclusive license to the intellectual property, the Company paid an upfront fee of $1.0 million (“Licensed Technology”).

As the license has no alternative future use, the Company recognized the upfront fee as research and development expense in the statement of operations during the year ended December 31, 2020. Additionally, the Company is also required to pay one-time milestone payments for the first receipt of regulatory approval by the Company or any of its affiliates for a Licensed Product in the following jurisdictions (and amounts): the United States ($5.0 million), the European Union (“EU”) ($4.0 million), and four other countries ($1.0 million each). The Company is obligated to pay a mid-single digit royalty on net sales of Licensed Products by it, its affiliates or its sublicensees, subject to customary reductions. The Company is also required to pay a percentage of its sublicensing revenue ranging from a low double-digit percentage to a midsingle digit percentage. As of June 30, 2023, the Company has not paid any milestone payments and no sales of Licensed Products have occurred.

Litigation

The Company is subject to legal proceedings and claims, which arise in the ordinary course of business.

The Company is not subject to any currently pending legal matters or claims that would have a material adverse effect on its financial position, results of operations or cash flows.

In the normal course of business, the Company enters into contracts and agreements that contain a variety of representations and warranties and provide for general indemnifications. The Company’s exposure under these agreements is unknown because it involves claims that may be made against the Company in the future but have not yet been made. The Company accrues a liability for such matters when it is probable that future expenditures will be made, and such expenditures can be reasonably estimated. No amounts were accrued as of December 31, 2022 and June 30, 2023.

9.	Stockholders’ Equity

Common Stock

As of June 30, 2023, the Company had authorized 60,000,000 shares of common stock, par value $0.001 per share. As of June 30, 2023, 32,606,548 shares of common stock were issued and outstanding, and 27,393,452 shares of common stock were reserved for future issuance.

Equity Incentive Plans

The Company’s 2019 Plan (“2019 Plan”) became effective on October 23, 2019. The 2019 Plan provides for the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock unit awards and performance share awards to employees, directors, and consultants of the Company. As of June 30, 2023, the Company has only issued stock options. In February 2023, the Company amended its 2019 Equity Incentive Plan to increase the aggregate number of shares of Common Stock reserved for future issuance from 2,780,000 shares to 8,723,922 shares. As of June 30, 2023, the Company had issued 6,880,684 stock options under the 2019 Plan, and a total of 1,843,238 shares remained available for future issuance under the 2019 Plan.

Stock options granted under the 2019 Plan expire no later than ten years from the date of grant and generally vest over a four-year period, with vesting occurring at a rate of 25% at the end of the first and thereafter in 36 equal monthly installments, or in the case of awards granted to board members, on a monthly basis over three or four years. In general, vested options expire if not exercised within three months after termination of service.

The fair value of each employee and non-employee stock option grant is estimated on the date of grant using the Black-Scholes option-pricing model. Due to the Company’s limited operating history and a lack of company-specific historical and implied volatility data, the Company estimated expected volatility based on the historical volatility of a group of similar companies that are publicly traded. The historical volatility data was computed using the daily closing prices for the selected companies’ shares during the equivalent period of the calculated expected term of the stock-based awards. Due to the lack of historical exercise history, the expected term of the Company’s stock options for employees has been determined utilizing the “simplified” method for awards. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of grant of the award for time periods approximately equal to the expected term of the award. The expected dividend yield is zero since the Company has never paid cash dividends and does not expect to pay any cash dividends in the foreseeable future.

A summary of the Company’s stock option activity for the six months ended June 30, 2023 is as follows:

	Stock Options Outstanding	Weighted Average Exercise Price
Outstanding as of December 31, 2022	453,590	$0.56
Granted	5,322,456	2.72
Forfeited	(568,175)	2.72
Exercised	(31,505)	1.23
Outstanding as of June 30, 2023	5,176,366	$2.55

The weighted average assumptions used in the Black-Scholes option pricing model to determine the fair value of stock option grants for the six months ended June 30, 2023 were as follows:

Common stock fair value	$3.75
Risk-free interest rate	3.53%
Expected volatility	111.00%
Expected term (in years)	6.08
Expected dividend yield	0.00%

Stock options outstanding, vested and expected to vest and exercisable as of June 30, 2023 are as follows:

	Number of Stock Options	Weighted Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Total Aggregate Intrinsic Value (in thousands)
Outstanding as of December 31, 2022	453,590	6.98	$0.56	$980
Outstanding as of June 30, 2023	5,176,366	9.35	$2.55	$8,728
Vested and expected to vest as of June 30, 2023	5,176,366	9.35	$2.55	$8,728
Exercisable as of June 30, 2023	619,011	7.62	$1.31	$1,808

Intrinsic value is calculated as the difference between the exercise price of the underlying options and the estimated fair value of the common stock for the options that had exercise prices that were lower than the per share fair value of the common stock on the related measurement date. The aggregate intrinsic value of stock options exercised during the six months ended June 30, 2023 was $0.1 million. The aggregate fair value of stock options vested during the six months ended June 30, 2023 was $0.8 million.

As of June 30, 2023, the total unrecognized stock-based compensation related to unvested stock option awards granted was $14.8 million, which the Company expects to recognize over a remaining weighted- average period of approximately 3.5 years.

Stock-based compensation expense, recognized in the Company’s condensed statements of operations and comprehensive loss for the 2019 Plan was recorded as follows (in thousands):

	Six Months Ended June 30,
	2022	2023
Research and development	$23	$538
General and administrative	14	1,702
Total stock-based compensation expense	$37	$2,240

10.	Collaboration Agreement

On September 17, 2020, the Company entered into a strategic collaboration with Affimed GmbH (“Affimed”) to initiate a Phase 1/2 trial of SNK01 in combination with AFM24, a tetravalent biologic created by Affimed designed to direct NK cell killing of epidermal growth factor receptor (“EGFR”) expressing tumors. Under the collaboration agreement, the Company and Affimed split the development costs of the combination product equally. Total reductions to research and development expenses for the six months ended June 30, 2022 and 2023 were $0.2 million and $0.1 million, respectively.

The study associated with the strategic collaboration with Affimed was discontinued by mutual agreement in June 2023.

11.	Income Taxes

The Company is subject to taxation in the U.S. and various state jurisdictions. The Company is not subject to taxation in foreign countries. The Company’s effective tax rate is calculated quarterly based upon current assumptions relating to the full year’s estimated operating results and various tax-related items. Each quarter, an estimate of the annual effective tax rate is updated should we revise our forecast of earnings based upon our operating results. If there is a change in the estimated effective annual tax rate, a cumulative adjustment is made. The Company’s effective tax rate was 0% for each of the six months ended June 30, 2022 and 2023.

The difference between the effective tax rate of 0% and the U.S. federal statutory rate of 21% for each of the six months ended June 30, 2022 and 2023 was primarily due to changes in deferred tax balances, partially offset by valuation allowances.

As of June 30, 2023, we determined that, based on an evaluation of our history of net losses and all available evidence, both positive and negative, including our latest forecasts and cumulative losses in recent years, it was more likely than not that none or substantially none of our deferred tax assets would be realized and, therefore, we continued to record a valuation allowance.

12.	Subsequent Events

The Company has evaluated subsequent events through September 21, 2023, the date the unaudited condensed financial statements were issued, for events requiring recognition or disclosure in the unaudited condensed financial statements as of and for the six months ended June 30, 2023.

Amendment to NKMAX License

In August 2023, the Company and NKMAX executed an amendment to the Intercompany License to clarify that the Company shall not be responsible for certain fees or costs previously paid or incurred by NKMAX.

Revolving Line of Credit

From July 1 2023 through September 21, 2023, NKGen executed additional draws of $1.1 million upon the revolving line of credit described in Note 6 of the unaudited condensed financial statements as of and for the six months ended June 30, 2023. On September 19, 2023, the minimum deposit requirement under the revolving line of credit was modified such that NKGen will be required to maintain the $15.0 million minimum deposits beginning as of December 31, 2023. No repayments of draws upon the revolving line of credit occurred from July 1, 2023 through September 21, 2023.

Convertible Notes

In August and September 2023, NKGen issued additional convertible notes of $1.4 million to investors. The terms of the additional convertible notes issued in August and September 2023 are consistent with those set forth for the 2023 Convertible Notes in Note 6.

Short Term Related Party Loan

In September 2023, NKGen raised $0.3 million in proceeds in connection with a related party loan with a 30-day term and an interest rate of 5.12%. This related party loan is not convertible into equity.

Certain Matters Related to the Business Combination

On September 19, 2023, Graf entered into a subscription agreement (the “Warrant Subscription Agreement”) with certain investors (the “Investors”), pursuant to which the Investors agreed to purchase an aggregate of 1,999,998 warrants at a purchase price of $1.00 per warrant (the “Subscribed Warrants”). The Subscribed Warrants will be exercisable for cash (or by “cashless” exercise under certain circumstances) during the five-year period beginning on the Closing Date. One-third of the Subscribed Warrants will be exercisable initially at $10.00 (the “First Tranche”), one-third of the Subscribed Warrants will be exercisable initially at $12.50 (the “Second Tranche”), and one-third of the Subscribed Warrants will be exercisable initially at $15.00 (the “Third Tranche”). The exercise price of each tranche will be subject to adjustment every 180 days after the Closing Date (the “Reset Date”), such that the reset exercise price (the “Reset Price”) of the First Tranche will be the higher of (A) the lower of (x) the volume-weighted average price of the common stock, par value $0.0001 per share, of New NKGen (the “Common Stock,” including the common stock of Graf prior to the Closing) during the 30 day period immediately prior to the Reset Date and (y) the exercise price on the previous Reset Date (or, on the first Reset Date, the original exercise price) (the lower of (x) and (y), the “Test Price”), and (B) $5.00 (the “Downside Protection Threshold Price”) (the higher of (A) and (B), the “Reset Price”). The exercise price of the Second Tranche will be reset to 125% of the Reset Price and the exercise price of the Third Tranche will be reset to 150% of the Reset Price. Additionally, beginning on the date that is 180 days after the Closing Date, if New NKGen issues shares of Common Stock or securities that are convertible into or exercisable for shares of Common Stock at an effective price per share less than the then existing Reset Price, subject to certain carve-outs, then the exercise price will be reset upon the consummation of such dilutive offering. The exercise price of the First Tranche will be reset to the higher of (A) the price of such dilutive offering and (B) the Downside Protection Threshold Price (the higher of (A) and (B), the “Dilutive Offering Reset Price”); the exercise price of the Second Tranche will be reset to 125% of the Dilutive Offering Reset Price; and the exercise price of the Third Tranche will be reset to 150% of the Dilutive Offering Reset Price.

In the event that the Test Price or Dilutive Offering Reset Price is less than the Downside Protection Threshold Price but is greater than or equal to $1.50, the Investor may, in its sole option, demand a cashless exchange of any singular tranche of the Subscribed Warrants and receive a number of shares of Common Stock (the “Warrant Shares”) equal to (i) the number of shares being exercised divided by (ii)(x) the Test Price or Dilutive Offering Reset Price (which shall not be less than $1.50) divided by (y) $1.50 (the “Downside Protection” and such Warrant Shares, the “Downside Protection Shares”). In the event that the Test Price or Dilutive Offering Reset Price is less than $1.50, then in addition to issuing the Downside Protection Shares, the Company will pay the Investor a cash amount equal to the product of (A) the difference between the Exercise Price and $1.50 multiplied by (B) the number of shares for which the Investor has demanded Downside Protection (the “Downside Protection Cash”). Demand of the Downside Protection is available for only one tranche of the Subscribed Warrants at a time. In the event that the exercise price of the other tranches would be below the Downside Protection Threshold Price on the Reset Date or consummation date of the dilutive offering, the exercise price of such other tranches will be reset to the Downside Protection Threshold Price.

If the Investor demands the Downside Protection, New NKGen will have the right, exercisable within two business days following the Investor’s demand of the Downside Protection, to repurchase the warrants for which Downside Protection is demanded for $1.75 in cash per warrant in lieu of issuing Downside Protection Shares and Downside Protection Cash (if applicable).

The Subscribed Warrants are also subject to transaction-based antidilution adjustments for stock splits, stock dividends, stock combinations, recapitalizations or other similar transactions.

On September 15, 2023, Graf entered into convertible note subscription agreements (“Securities Purchase Agreement”) with NKMAX for total proceeds of $10.0 million , with a four-year term and an interest rate of 5% paid in cash semi-annually or 8.0% paid in kind (“2027 Convertible Notes”). The 2027 Convertible Notes have a conversion price of $10.00 per share of common stock (subject to anti-dilution adjustments in the event of stock splits and the like), and a put option commencing 2.5 years after their issuance. Additionally, pursuant to the Senior Convertible Notes Agreements, 1,000,000 warrants will be issued to NKMAX at an exercise price of $11.50 per warrant (“Senior Convertible Notes Warrants ”). Such warrants will have terms identical to the Public Warrants.